UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Holly Corporation

(Name of Registrant as Specified In Its Charter)

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MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) have agreed to a “merger of equals” business combination (the “merger”) and have entered into an Agreement and Plan of Merger, dated as of February 21, 2011 (the “merger agreement”). Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Holly will merge with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Holly. Upon completion of the merger, Holly will be the parent company of Frontier and Holly’s name will be changed to HollyFrontier Corporation.

Upon completion of the merger, Frontier shareholders will receive 0.4811 shares of Holly common stock for each share of Frontier common stock that they own (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Holly common stock on the New York Stock Exchange (the “NYSE”) on February 18, 2011, the last trading day before public announcement of the merger, the 0.4811 exchange ratio represented approximately $26.99 in value for each share of Frontier common stock. Based on the closing price of Holly common stock on the NYSE on May 20, 2011, the last trading day before the date of this joint proxy statement/prospectus, the 0.4811 exchange ratio represented approximately $28.56 in value for each share of Frontier common stock. Holly stockholders will continue to own their existing Holly shares. Holly common stock and Frontier common stock are currently traded on the NYSE under the symbols “HOC” and “FTO,” respectively. We urge you to obtain current market quotations of Holly and Frontier common stock.

We intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Frontier shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Frontier common stock for shares of Holly common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Holly common stock.

Based on the estimated number of shares of Holly and Frontier common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon such closing, former Holly stockholders will own approximately 51.0% of the combined company following the merger and former Frontier shareholders will own approximately 49.0% of the combined company following the merger.

Holly and Frontier will each hold special meetings of their respective stockholders in connection with the proposed merger. At the Holly special meeting, Holly stockholders will be asked to vote on the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger and on the proposal to approve and adopt Holly’s amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of Holly capital stock and change the name of Holly to “HollyFrontier Corporation.” At the Frontier special meeting, Frontier shareholders will be asked to vote on the proposal to approve the merger agreement.

We cannot complete the merger unless the Holly stockholders approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger and the Frontier shareholders approve the merger agreement, in each case as described above. Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend your special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Holly or Frontier special meeting, as applicable.

The Holly board of directors unanimously recommends that the Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies. The Frontier board of directors unanimously recommends that the Frontier shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Holly and Frontier to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Holly, Frontier, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 18.

We look forward to the successful combination of Holly and Frontier.

Sincerely,

Matthew P. Clifton Chairman of the Board and Chief Executive Officer Holly Corporation	Michael C. Jennings Chairman, President and Chief Executive Officer Frontier Oil Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated May 23, 2011 and is first being mailed to Holly stockholders and Frontier shareholders on or about May 27, 2011.

Holly Corporation
2828 North Harwood, Suite 1300
Dallas, Texas 75201
(214) 871-3555

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 28, 2011

To the Stockholders of Holly Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Holly Corporation, a Delaware corporation (“Holly”), which will be held at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201, on June 28, 2011, at 3:00 p.m., local time, for the following purposes:

•	to vote on a proposal to approve the issuance of shares of Holly common stock, par value $0.01 per share, to Frontier shareholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated February 21, 2011, by and among Holly, Frontier Oil Corporation (“Frontier”) and North Acquisition, Inc., a wholly owned subsidiary of Holly, as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•	to vote on a proposal to approve and adopt Holly’s amended and restated certificate of incorporation, a copy of which is included as Annex F to the joint proxy statement/prospectus of which this notice is a part, to, among other things, (i) increase the number of authorized shares of Holly capital stock from 161 million to 325 million shares and (ii) change the name of Holly to “HollyFrontier Corporation;” and

•	to vote on a proposal to approve the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Holly will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Holly special meeting.

The Holly board of directors has fixed the close of business on May 20, 2011 as the record date for the Holly special meeting. Only Holly stockholders of record at that time are entitled to receive notice of, and to vote at, the Holly special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any Holly stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Holly special meeting at Holly’s offices at the address on this notice. The eligible Holly stockholder list will also be available at the Holly special meeting for examination by any stockholder present at such meeting.

Completion of the merger is conditioned on approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, but it is not conditioned on approval and adoption of Holly’s amended and restated certificate of incorporation. Approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger requires the approval of a majority of the votes cast at the Holly special meeting, assuming a quorum. Approval of the proposal to approve and adopt Holly’s amended and restated certificate of incorporation requires the affirmative vote of the holders of a majority of the shares of Holly common stock outstanding and entitled to vote at the special meeting. Approval of the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies requires the approval of a majority of the votes cast at the Holly special meeting.

The Holly board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important. Whether or not you expect to attend the Holly special meeting in person, to ensure your representation at the Holly special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Holly proxy card, (ii) calling the toll-free number listed on the Holly proxy card or (iii) submitting your Holly proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Holly stock who is present at the Holly special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Holly special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Holly special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Holly common stock, please contact Holly’s proxy solicitor:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, New York 10038
(866) 482-4943

By Order of the Holly Board of Directors,

Denise C. McWatters
Vice President, General Counsel and Secretary

Dallas, Texas
May 23, 2011

Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, TX 77024-3411
(713) 688-9600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 28, 2011

To the Shareholders of Frontier Oil Corporation:

We are pleased to invite you to attend the special meeting of shareholders of Frontier Oil Corporation, a Wyoming corporation (“Frontier”), which will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on June 28, 2011, at 3:00 p.m., local time, for the following purposes:

•	to vote on a proposal to approve the Agreement and Plan of Merger, dated February 21, 2011, by and among Holly Corporation (“Holly”), Frontier and North Acquisition, Inc., a wholly owned subsidiary of Holly, as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part; and

•	to vote on a proposal to approve the adjournment of the Frontier special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Frontier will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Frontier special meeting.

The Frontier board of directors has fixed the close of business on May 20, 2011 as the record date for the Frontier special meeting. Only Frontier shareholders of record at that time are entitled to receive notice of, and to vote at, the Frontier special meeting or any adjournment or postponement thereof. A complete list of such shareholders will be available for inspection by any Frontier shareholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Frontier special meeting at Frontier’s headquarters, 10000 Memorial Drive, Suite 600, Houston, Texas 77024. The eligible Frontier shareholder list will also be available at the Frontier special meeting for examination by any shareholder present at such meeting.

Approval of the merger agreement requires the approval of a majority of the votes cast at the Frontier special meeting, assuming a quorum. Approval of the adjournment of the Frontier special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies requires the approval of a majority of the votes cast at the Frontier special meeting.

The Frontier board of directors has unanimously adopted the merger agreement and unanimously recommends that Frontier shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important. Whether or not you expect to attend the Frontier special meeting in person, to ensure your representation at the Frontier special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Frontier proxy card, (ii) calling the toll-free number listed on the Frontier proxy card or (iii) submitting your Frontier proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Frontier stock who is present at the Frontier special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Frontier special meeting in the manner described in the accompanying document. If your shares are held in a Frontier plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Frontier common stock, please contact Frontier’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders May Call Toll-Free: (877) 825-8621
Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Frontier Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
May 23, 2011

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Holly and Frontier from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Georgeson, Inc. 199 Water Street, 26th Floor New York, New York 10038 Stockholders May Call Toll-Free: (866) 482-4943 Banks and Brokers May Call Collect: (212) 440-9800	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders May Call Toll-Free: (877) 825-8621 Banks and Brokers May Call Collect: (212) 750-5833

Investors may also consult Holly’s or Frontier’s website for more information about Holly or Frontier, respectively. Holly’s website is www.hollycorp.com. Frontier’s website is www.frontieroil.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by June 24, 2011 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 133.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Holly, constitutes a prospectus of Holly under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Holly common stock to be issued to Frontier shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Holly and Frontier under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Holly stockholders and a notice of meeting with respect to the special meeting of Frontier shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 23, 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Holly stockholders or Frontier shareholders nor the issuance by Holly of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Holly has been provided by Holly and information contained in this joint proxy statement/prospectus regarding Frontier has been provided by Frontier.

All references in this joint proxy statement/prospectus to “Holly” refer to Holly Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to North Acquisition, Inc., a Wyoming corporation and wholly owned subsidiary of Holly formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “Frontier” refer to Frontier Oil Corporation, a Wyoming corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Holly and Frontier collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of February 21, 2011, by and among Holly Corporation, North Acquisition, Inc. and Frontier Oil Corporation, a copy of which is included as Annex A to this joint proxy statement/prospectus. Holly and Frontier, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

QUESTIONS AND ANSWERS

The following are some questions that you, as a Holly stockholder or a Frontier shareholder, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Holly and Frontier urge you to carefully read the remainder of this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the special meetings.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Holly and Frontier have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

• Holly stockholders must approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger; and

• Frontier shareholders must approve the merger agreement.

In addition, while not conditions to the closing of the transactions contemplated by the merger agreement, Holly stockholders will vote on a proposal to approve and adopt Holly’s amended and restated certificate of incorporation to, among other things, increase the number of authorized of shares of capital stock and change the name of Holly to “HollyFrontier Corporation.”

Holly and Frontier will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Holly and Frontier, the merger and the stockholder meetings of Holly and Frontier. You should read all of the available information carefully and in its entirety.

Q:	What will I receive in the merger?

A:	Holly Stockholders: Whether or not the merger is completed, Holly stockholders will retain the Holly common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Holly common stock in the merger.

Frontier Shareholders: If the merger is completed, Frontier shareholders will receive 0.4811 shares of Holly common stock for each share of Frontier common stock that they hold at the effective time of the merger. Frontier shareholders will not receive any fractional shares of Holly common stock in the merger. Instead, Holly will pay cash in lieu of any fractional shares of Holly common stock that a Frontier shareholder would otherwise have been entitled to receive. Frontier shareholders will also be entitled to any dividends declared and paid by Holly with a record date after the effective time of the merger after they have surrendered their certificates representing Frontier common stock.

Q:	What is the value of the merger consideration?

A:	Because Holly will issue 0.4811 shares of Holly common stock in exchange for each share of Frontier common stock, the value of the merger consideration that Frontier shareholders receive will depend on the price per share of Holly common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Holly common stock and Frontier common stock. See “Risk Factors.”

Q:	When and where will the special shareholders meetings be held?

A:	Holly Stockholders: The special meeting of Holly stockholders will be held at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201, on June 28, 2011, at 3:00 p.m., local time.

Frontier Shareholders: The special meeting of Frontier shareholders will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on June 28, 2011, at 3:00 p.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	Holly Stockholders: The record date for the Holly special meeting is May 20, 2011. Only record holders of shares of Holly common stock at the close of business on such date are entitled to notice of, and to vote at, the Holly special meeting or any adjournment or postponement thereof.

Frontier Shareholders: The record date for the Frontier special meeting is May 20, 2011. Only record holders of shares of Frontier common stock at the close of business on such date are entitled to notice of, and to vote at, the Frontier special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	Holly Stockholders: Stockholders who hold shares representing at least a majority of the shares entitled to vote at the Holly special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Holly common stock represented at the Holly special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

No business may be transacted at the Holly special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger than is required, if necessary or appropriate to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Frontier Shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Frontier special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Frontier common stock represented at the Frontier special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

No business may be transacted at the Frontier special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the merger agreement than is required, if necessary or appropriate to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Q:	How do I vote if I am a stockholder of record?

A:	Holly Stockholders: If you were a record holder of Holly stock at the close of business on the record date for the Holly special meeting, you may vote in person by attending the Holly special meeting or, to ensure that your shares are represented at the Holly special meeting, you may authorize a proxy to vote by:

• accessing the internet site listed on the Holly proxy card and following the instructions provided on that site anytime up to 11:59 p.m., eastern time, on June 27, 2011;

• calling the toll-free number listed on the Holly proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m., eastern time, on June 27, 2011; or

• submitting your Holly proxy card by mail by using the provided self-addressed, stamped envelope.

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If you hold shares of Holly common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Holly special meeting.

Frontier Shareholders. If you were a record holder of Frontier stock at the close of business on the record date for the Frontier special meeting, you may vote in person by attending the Frontier special meeting or, to ensure that your shares are represented at the Frontier special meeting, you may authorize a proxy to vote by:

• accessing the internet site listed on the Frontier proxy card and following the instructions provided on that site anytime up to 11:59 p.m., eastern time, on June 27, 2011;

• calling the toll-free number listed on the Frontier proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m., eastern time, on June 27, 2011; or

• submitting your Frontier proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold Frontier shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Frontier special meeting.

Q:	How many votes do I have?

A:	Holly Stockholders: With respect to each proposal to be presented at the Holly special meeting, holders of Holly common stock are entitled to one vote for each share of Holly common stock owned at the close of business on the Holly record date. At the close of business on the Holly record date, there were 53,280,919 shares of Holly common stock outstanding and entitled to vote at the Holly special meeting.

Frontier Shareholders: With respect to each proposal to be presented at the Frontier special meeting, holders of Frontier common stock are entitled to one vote for each share of Frontier common stock owned at the close of business on the Frontier record date. At the close of business on the Frontier record date, there were 106,750,209 shares of Frontier common stock outstanding and entitled to vote at the Frontier special meeting.

Q:	What vote is required to approve each proposal?

A:	Holly Stockholders: The approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger requires the approval of a majority of the votes cast at the Holly special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The approval and adoption of Holly’s amended and restated certificate of incorporation requires the approval of a majority of the outstanding shares of Holly common stock entitled to vote at the Holly special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The adjournment of the Holly special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Holly special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote.

Frontier Shareholders: The approval of the merger agreement requires the approval of a majority of the votes cast at the Frontier special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The adjournment of the Frontier special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Frontier special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

Q:	How does the Holly board of directors recommend that Holly stockholders vote?

A:	The Holly board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger and the approval and adoption of Holly’s amended and restated certificate of incorporation) are in the best interests of Holly and its stockholders. Accordingly, the Holly board of directors unanimously recommends that Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	How does the Frontier board of directors recommend that Frontier shareholders vote?

A:	The Frontier board of directors has unanimously adopted the merger agreement and determined that the merger agreement is in the best interests of Frontier and its shareholders. Accordingly, the Frontier board of directors unanimously recommends that Frontier shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Holly special meeting or the Frontier special meeting, as applicable, and a broker non-vote will result. In connection with the Holly special meeting, broker non-votes will have (i) no effect on the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger (assuming a quorum is present), (ii) the same effect as a vote “AGAINST” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and (iii) no effect on the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies. In connection with the Frontier special meeting, broker non-votes will have no effect on the proposal to approve the merger agreement or the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Holly or Frontier or by voting in person at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Holly Stockholders: If you fail to vote or mark your proxy or voting instructions to abstain, it will have (i) no effect on the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, (ii) the same effect as a vote “AGAINST” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and (iii) no effect on the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Frontier Shareholders: If you fail to vote or mark your proxy or voting instructions to abstain, it will have no effect on the proposal to approve the merger agreement or the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Holly Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Holly common stock should be voted on a proposal, the shares of Holly common stock represented by your proxy will be voted as the Holly board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Frontier Shareholders: If you fail to vote, it will have no effect on the proposal to approve the merger agreement or the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies. If you properly complete and sign your proxy card but do not indicate how your shares of Frontier common stock should be voted on a proposal, the shares of Frontier common stock represented by your proxy will be voted as the Frontier board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either Holly or Frontier stock: You can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

• timely delivering a signed written notice of revocation;

• timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

• attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Holly special meeting or the Frontier special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Holly or Frontier, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Holly or Frontier in “street name”: If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Frontier common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a reorganization, a holder of Frontier common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Frontier common stock for shares of Holly common stock in connection with the merger, except with respect to cash received in lieu of fractional shares.

Q:	When do you expect the merger to be completed?

A:	Holly and Frontier hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur early in the third quarter of 2011, with a target closing date of July 1, 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Holly and Frontier could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the Holly and Frontier special meetings and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	Holly Stockholders: If you are a Holly stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Holly common stock.

Frontier Shareholders: If you are a Frontier shareholder, after the merger is completed, each share of Frontier common stock that you hold will be converted automatically into the right to receive 0.4811 shares of Holly common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of Holly common stock. You do not need to take any action at this time. Please do not send your Frontier stock certificates with your proxy card.

Q:	Are stockholders entitled to appraisal rights?

A:	No. Neither the stockholders of Holly nor the shareholders of Frontier are entitled to appraisal rights in connection with the merger under Delaware law or Wyoming law or under the certificate of incorporation or bylaws of either company.

Q:	What happens if I sell my shares of Frontier common stock before the Frontier special meeting?

A:	The record date for the Frontier special meeting is earlier than the date of the Frontier special meeting and the date that the merger is expected to be completed. If you transfer your Frontier shares after the Frontier record date but before the Frontier special meeting, you will retain your right to vote at the Frontier special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What if I hold shares in both Holly and Frontier?

A:	If you are both a stockholder of Holly and a shareholder of Frontier, you will receive two separate packages of proxy materials. A vote cast as a Holly stockholder will not count as a vote cast as a Frontier shareholder, and a vote cast as a Frontier shareholder will not count as a vote cast as a Holly stockholder. Therefore, please separately submit a proxy for each of your Holly and Frontier shares.

Q:	Who can help answer my questions?

A:	Holly stockholders or Frontier shareholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Holly stockholder:	If you are a Frontier shareholder:

Georgeson, Inc. 199 Water Street, 26th Floor New York, New York 10038 Stockholders May Call Toll-Free: (866) 482-4943 Banks and Brokers May Call Collect: (212) 440-9800	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders May Call Toll-Free: (877) 825-8621 Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Holly and Frontier special meetings. Holly and Frontier urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 133. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Holly Corporation

Holly Corporation, a Delaware corporation, together with its subsidiaries, is an independent petroleum refiner in the United States that produces high value light products such as gasoline, diesel fuel, jet fuel, specialty lubricant products, and specialty and modified asphalt. Holly owns and operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. Holly also owns and operates an asphalt company, which manufactures and markets asphalt products from various terminals in Arizona, New Mexico and Texas. In addition, Holly owns a 75% interest in a 12-inch refined products pipeline project from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah, and North Las Vegas areas. Furthermore, a subsidiary of Holly owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P. (“HEP”), which owns and operates logistical assets, including approximately 2,500 miles of petroleum product and crude oil pipelines located principally in west Texas and New Mexico; ten refined product terminals; a jet fuel terminal; eight refinery loading rack facilities; a refined products tank farm facility; on-site crude oil tankage at Holly’s refineries; on-site refined product tankage at Holly’s Tulsa refinery, and a 25% interest in a 95-mile crude oil pipeline joint venture. Holly offers its products primarily in the Southwestern, Rocky Mountain, and Mid-Continent regions of the United States. Holly was founded in 1947 and is based in Dallas, Texas.

Holly’s common stock is traded on the NYSE under the symbol “HOC.”

The principal executive offices of Holly are located at 2828 North Harwood, Suite 1300, Dallas, Texas 75201, and Holly’s telephone number is (214) 871-3555. Additional information about Holly and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 133.

Frontier Oil Corporation

Frontier Oil Corporation, a Wyoming corporation, together with its subsidiaries, engages in crude oil refining and the wholesale marketing of refined petroleum products. Frontier operates refineries in Cheyenne, Wyoming and El Dorado, Kansas with a total annual average crude oil capacity of approximately 187,000 barrels per day. The Cheyenne refinery markets its refined products primarily in the eastern slope of the Rocky Mountain region, which encompasses eastern Colorado (including the Denver metropolitan area), eastern Wyoming and western Nebraska. The El Dorado refinery markets its products in Colorado, Wyoming, Nebraska, Montana, Utah, Kansas, Oklahoma, Iowa, Missouri, North Dakota and South Dakota. The company was formerly known as Wainoco Oil Corporation and changed its name to Frontier Oil Corporation in April 1998. Frontier Oil Corporation was founded in 1949 and is headquartered in Houston, Texas.

Frontier’s common stock is traded on the NYSE under the symbol “FTO.”

The principal executive offices of Frontier are located at 10000 Memorial Drive, Suite 600, Houston, Texas 77024, and Frontier’s telephone number is (713) 688-9600. Additional information about Frontier and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 133.

North Acquisition, Inc.

North Acquisition, Inc., a wholly owned subsidiary of Holly Corporation, is a Wyoming corporation that was formed on February 17, 2011 for the sole purpose of effecting the merger. In the merger, North Acquisition, Inc. will be merged with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Holly.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Holly and Frontier encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 93.

Form of the Merger (see page 35)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Holly formed for the sole purpose of effecting the merger, will be merged with and into Frontier. Frontier will survive the merger as a wholly owned subsidiary of Holly. Upon completion of the merger, Holly’s name will be changed to HollyFrontier Corporation, subject to obtaining approval from Holly’s stockholders of Holly’s amended and restated certificate of incorporation. In addition, the combined company may pursue an internal restructuring of certain legal entities after completing the merger, which may include an internal merger of Frontier into HollyFrontier Corporation, as described under “The Merger — Structure of the Combined Company Following the Merger.” The internal restructuring of the combined company would be subject to, among other things, the continuing evaluation of such restructuring and the approval of the board of directors of the combined company after the merger.

Merger Consideration (see page 35)

Frontier shareholders will have the right to receive 0.4811 shares of Holly common stock for each share of Frontier common stock they hold at the effective time of the merger (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Frontier or Holly. As a result, the implied value of the consideration to Frontier shareholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Holly common stock on the New York Stock Exchange (the “NYSE”) on February 18, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $26.99 in value for each share of Frontier common stock. Based on the closing price of Holly common stock on the NYSE on May 20, 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $28.56 in value for each share of Frontier common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 108)

As a condition to the completion of the merger, Vinson & Elkins L.L.P., counsel to Holly, will have delivered an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Holly, Frontier and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Completion of the merger is also conditioned upon the receipt by Frontier of an opinion of Andrews Kurth LLP, counsel to Frontier, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Frontier or the shareholders of Frontier to the extent that they receive Holly common stock in exchange for Frontier common stock pursuant to the merger.

The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a holder of Frontier common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Frontier common stock for shares of Holly common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Holly common stock.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Holly and Frontier, as well as certain covenants and undertakings by Holly and Frontier. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Holly nor Frontier is currently aware of any facts or circumstances that would cause the assumptions, representations covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Recommendation of the Board of Directors of Holly (see page 42)

After careful consideration, the Holly board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Holly and its stockholders, approved the merger and the merger agreement and recommended to the holders of Holly common stock the approval of the issuance of Holly common stock to Frontier shareholders in connection with the merger. The Holly board of directors approved and declared advisable Holly’s amended and restated certificate of incorporation which, among other things, increases the number of authorized shares of capital stock under its certificate of incorporation and changes its corporate name at the effective time of the merger, and recommends the approval and adoption of the amended and restated certificate of incorporation to the holders of Holly common stock. For more information regarding the factors considered by the Holly board of directors in reaching its decisions relating to its recommendations, see the section entitled “The Merger — Holly’s Reasons for the Merger; Recommendation of the Holly Board of Directors.” The Holly board of directors unanimously recommends that Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Holly common stock.

Recommendation of the Board of Directors of Frontier (see page 60)

After careful consideration, the Frontier board of directors unanimously adopted the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier’s shareholders, and recommended that the merger agreement be approved by Frontier’s shareholders. For more information regarding the factors considered by the Frontier board of directors in reaching its decision to recommend the approval of the merger agreement, see the section entitled “The Merger — Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors.” The Frontier board of directors unanimously recommends that Frontier shareholders vote “FOR” the proposal to approve the merger agreement at the Frontier special meeting and “FOR” the proposal to approve the adjournment of the Frontier special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinions of Holly’s Financial Advisors (see page 45)

Each of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Deutsche Bank Securities Inc. (“Deutsche Bank”), Holly’s financial advisors, rendered its oral opinion (subsequently confirmed in writing) to the board of directors of Holly that, as of February 21, 2011, and based upon and subject to the various assumptions, qualifications and limitations set forth in their respective written opinions, the exchange ratio of 0.4811 shares of Holly common stock to be issued in exchange for each outstanding share of Frontier common stock pursuant to the merger was fair, from a financial point of view, to Holly.

The full text of the written opinions of Morgan Stanley and Deutsche Bank, both dated February 21, 2011, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively. Morgan Stanley and Deutsche Bank provided their respective opinions for the information and assistance of Holly’s board of directors, in its capacity as such, for purposes of the Holly board of directors’ evaluation of the transactions contemplated by the merger agreement. Neither Morgan Stanley’s opinion nor Deutsche Bank’s opinion constitutes a recommendation to any holder of Holly common stock or Frontier common stock as to how any such holder should vote with respect to the merger. In addition, neither Morgan Stanley nor Deutsche Bank was requested to opine as to, and neither opinion in any manner addresses, Holly’s underlying business decision to proceed with or effect the merger.

Opinions of Frontier’s Financial Advisors (see page 63)

In connection with the Merger, Frontier’s board of directors received separate written opinions, each dated February 21, 2011, from Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Citigroup Global Markets Inc. (“Citi”) as to the fairness, from a financial point of view and as of the date of the opinions, to holders of Frontier common stock of the exchange ratio provided for in the merger agreement. The full texts of Credit Suisse’s and Citi’s written opinions, which are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively, set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Each of Credit Suisse’s and Citi’s opinions was provided for the information of Frontier’s board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. Credit Suisse and Citi expressed no view as to, and neither of their opinions addressed, the underlying business decision of Frontier to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Frontier or the effect of any other transaction in which Frontier might engage. Neither Credit Suisse’s opinion nor Citi’s opinion is intended to be and neither constitutes a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

Interests of Holly Directors and Executive Officers in the Merger (see page 78)

Certain of Holly’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Holly stockholders generally.

As detailed below under “The Merger — Board of Directors and Management Following the Merger,” it is anticipated that Matthew P. Clifton will serve as the Executive Chairman of the board, David L. Lamp will serve as the Executive Vice President and Chief Operating Officer, Bruce R. Shaw will serve as the Senior Vice President of Strategy and Corporate Development and all of the members of Holly’s board of directors immediately prior to the merger will continue to serve as directors of the combined company upon completion of the merger.

As detailed below under “The Merger — Interests of Holly Directors and Executive Officers in the Merger — Equity Awards,” all unvested restricted stock units held by each non-employee director of Holly will automatically vest in full upon the completion of the merger. In addition, the vesting of certain outstanding equity awards held by Holly’s executive officers may accelerate in the event the executive officer’s employment with the combined company terminates under certain circumstances following the completion of the merger. Messrs. Clifton, Shaw and Lamp have each entered into a Waiver Agreement with Holly pursuant to which each chose to waive certain rights with respect to the accelerated vesting of outstanding equity awards held by him upon the closing of the merger, as discussed in more detail under “The Merger — Interests of Holly Directors and Executive Officers in the Merger — Waiver Agreements.”

It is anticipated that no payments or benefits will be triggered as a result of the merger under the Change in Control Agreements that Holly has entered into with its executive officers or under the Retirement Restoration Plan that provides for payments to certain executive officers.

As of May 20, 2011, the record date for the Holly special meeting, the directors and executive officers of Holly and their affiliates beneficially owned and were entitled to vote 1,211,294 shares of Holly common stock, collectively representing approximately 2.27% of the shares of Holly common stock outstanding and entitled to vote.

The Holly board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Holly stockholders.

Interests of Frontier Directors and Executive Officers in the Merger (see page 82)

Executive officers and members of Frontier’s board of directors have interests in the merger that may be different from, or in addition to the interests of Frontier shareholders generally. Frontier’s executive officers have agreements with Frontier that provide for severance benefits if their employment is terminated under certain circumstances following a change in control of Frontier, such as the merger. In addition, following a change in control of Frontier, such as will occur upon completion of the merger, certain of Frontier’s compensation and benefit plans and arrangements provide for accelerated vesting of certain rights or benefits and accelerated payment of such benefits to its executive officers upon the termination of their employment under certain circumstances following such a change in control.

Mr. Jennings will serve as President and Chief Executive Officer, Mr. Aron will serve as Executive Vice President and Chief Financial Officer and Frontier’s board of directors will continue to serve as directors of the combined company upon completion of the merger.

Frontier has existing Change in Control Severance Agreements, or CIC agreements, with each of its executive officers. The merger constitutes a change in control for purposes of the CIC agreements. If an executive officer experiences a qualifying termination upon or following the completion of the merger, he or she will receive: (1) a cash severance payment ranging from one to six times the sum of the executive officer’s annual base salary, (2) full vesting of any Frontier stock options and other equity-based compensation awards, and (3) reimbursement for certain excess tax amounts.

Frontier also has existing Executive Severance Agreements with each of its executive officers that operate following certain terminations of employment unrelated to a change in control. These agreements provide for a continuation of base salary for a period of time, payment of a pro-rated annual incentive amount during the year of termination, payment of certain health care premiums, outplacement assistance, and vesting of all equity based compensation awards held by the executive with pro rata payment of performance awards.

As discussed in more detail under “The Merger — Interests of Frontier Directors and Executive Officers in the Merger — Retention and Assumption Agreements,” Messrs. Jennings and Aron entered into agreements whereby each chose to waive upon the closing of the merger current rights to accelerated vesting of restricted stock where such acceleration is based solely on (1) the closing of the merger, (2) voluntary termination of employment upon the relocation of Frontier’s headquarters to Dallas, Texas or (3) voluntary termination of employment during the 60 days following the one year anniversary of the merger’s closing.

As of May 20, 2011, the record date for the Frontier special meeting, the directors and executive officers of Frontier and their affiliates beneficially owned and were entitled to vote 1,567,495 shares of Frontier common stock, collectively representing approximately 1.5% of the shares of Frontier common stock outstanding and entitled to vote.

The Frontier board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that you vote for the proposal to approve the merger agreement.

Board of Directors and Management Following the Merger (see page 87)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of fourteen members, including: (i) seven directors chosen by the current Frontier directors (at least six of whom will be independent for purposes of the rules of the NYSE), and (ii) seven directors chosen by the current Holly directors (at least six of whom will be independent for purposes of the rules of the NYSE), with Matthew P. Clifton to become the Executive Chairman of the board. As of the date of this joint proxy statement/prospectus, it is anticipated that all of the members of Holly’s and Frontier’s respective boards of directors immediately prior to the merger will continue to serve as directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

Upon completion of the merger, (i) Matthew P. Clifton will become the Executive Chairman of the board of Holly, (ii) Michael C. Jennings will become President and Chief Executive Officer of Holly, (iii) Doug S. Aron will become the Executive Vice President and Chief Financial Officer of Holly, (iv) David L. Lamp will become the Executive Vice President and Chief Operating Officer of Holly, and (v) Bruce R. Shaw will become the Senior Vice President of Strategy and Corporate Development of Holly.

Treatment of Frontier Stock Options and Other Long-Term Incentive Awards (see page 88)

Stock Options.  Upon completion of the merger, each outstanding option to purchase shares of Frontier common stock will be converted into fully vested and immediately exercisable options to purchase shares of Holly common stock. The number of shares of Holly common stock that will be subject to such Holly stock options will be the number of shares of Frontier common stock subject to each such Frontier stock option multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock. The exercise price per share of Holly common stock for such Holly stock option will equal the exercise price per share of Frontier common stock for such Frontier stock option divided by 0.4811, rounded up to the nearest whole cent. All of the previously outstanding Frontier stock options expired in April 2011, before the completion of the merger.

Stock Units.  Upon completion of the merger, each outstanding Frontier stock unit, other than Frontier stock units issued in 2011, will vest and be converted into (1) a number of shares of fully vested Holly common stock equal to 125% of the number of shares of Frontier common stock subject to such Frontier stock units, and (2) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier stock plan if the Frontier stock units instead had been issued as shares of Frontier restricted stock. Frontier stock units issued in 2011 will convert into comparable Holly stock units, taking into account the exchange ratio.

Restricted Stock and Restricted Stock Units.  Upon completion of the merger, each outstanding share of Frontier restricted stock (except for Frontier restricted stock issued in 2011 or held by Messrs. Jennings and Aron) will vest and be converted into the right to receive 0.4811 fully vested shares of Holly common stock. Each outstanding Frontier restricted stock unit will vest and be converted into the right to receive 0.4811 fully vested shares of Holly common stock.

Retention Agreements.  As discussed in more detail under “The Merger — Interests of Frontier Directors and Executive Officers in the Merger — Retention and Assumption Agreements,” Messrs. Jennings and Aron entered into agreements whereby each chose to waive upon the closing of the merger current rights to accelerated vesting of restricted stock where such acceleration is based solely on (1) the closing of the merger, (2) voluntary termination of employment upon the relocation of Frontier’s headquarters to Dallas, Texas or (3) voluntary termination of employment during the 60 days following the one year anniversary of the merger’s closing.

Regulatory Clearances Required for the Merger (see page 87)

Holly and Frontier have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications with and review by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. On March 7, 2011, each of Holly and Frontier filed its notification under the HSR Act. On March 18, 2011, Holly and Frontier were notified of the early termination of the pre-merger waiting period under the HSR Act.

While Holly and Frontier expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amended and Restated Certificate of Incorporation of Holly (see page 77)

The Holly board of directors has approved, subject to Holly stockholder approval, Holly’s amended and restated certificate of incorporation which, among other things, (i) changes Holly’s name to “HollyFrontier Corporation” and (ii) increases the number of authorized shares of capital stock of Holly under its certificate of incorporation. The form of Holly’s amended and restated certificate of incorporation is included in this joint proxy statement/prospectus as Annex F. The approval and adoption of Holly’s amended and restated certificate of incorporation by the Holly stockholders is not a condition precedent to the closing of the merger. In the event this proposal is approved by Holly stockholders, but the merger is not completed, Holly’s amended and restated certificate of incorporation will not become effective.

Expected Timing of the Merger

Holly and Frontier currently expect the closing of the merger to occur early in the third quarter of 2011, with a target closing date of July 1, 2011. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Holly and Frontier could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 103)

The obligations of Holly and Frontier to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by a majority of the votes cast at the Frontier special meeting;

•	approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Holly special meeting, assuming a quorum;

•	the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	the expiration of any mandatory waiting period and receipt of any required consent under any other applicable United States federal or state antitrust laws, except where the failure to observe such waiting period or obtain such consent would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the merger agreement to Holly;

•	absence of any injunction, decree, order, statute, rule or regulation by a court or other governmental entity that makes unlawful or prohibits the consummation of the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	authorization for the listing on the NYSE of the shares of Holly common stock to be issued in connection with the merger and upon conversion of the Frontier restricted stock and the shares of Holly common stock reserved for issuance pursuant to Holly stock options, subject to official notice of issuance; and

•	the entry into and effectiveness of a new credit facility, on the terms as set forth in the merger agreement and the schedules thereto, subject only to the consummation of the merger.

In addition, each of Holly’s and Frontier’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party, other than the representations related to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the absence of any outstanding voting debt, (i) to the extent qualified by material adverse effect, will be true and correct, and (ii) to the extent not qualified by material adverse effect, will be true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party as of the date of the merger agreement and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date);

•	the representations and warranties of the other party relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the absence of any outstanding voting debt will be true and correct in all respects (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of a specified date, in which case, as of such specified date);

•	the other party having performed, in all material respects, its covenants and agreements under the merger agreement required to be performed on or prior to the closing date;

•	receipt of a certificate executed by the other party’s chairman of the board, president and chief executive officer as to the satisfaction of the conditions described in the preceding three bullets; and

•	receipt of a tax opinion from the party’s tax counsel as described in the section titled “The Merger Agreement — Conditions to Completion of the Merger,” including an opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation of Alternative Proposals (see page 97)

The merger agreement precludes Holly and Frontier from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for an acquisition proposal. However, if Holly or Frontier receives an unsolicited acquisition proposal from a third party, and Holly’s or Frontier’s board of directors, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) that (i) such unsolicited proposal is a superior proposal to the merger, and (ii) the failure to enter into discussions regarding such proposal would be inconsistent with its fiduciary obligations under applicable law, Holly or Frontier, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such acquisition proposal.

Termination of the Merger Agreement (see page 104)

Holly and Frontier may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger by stockholders. Either company may also terminate the merger agreement if the merger is not consummated by September 30, 2011, subject to certain exceptions. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of Holly and Frontier to terminate the merger agreement.

Termination Fees and Expenses (see page 105)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where Holly or Frontier, as the case may be, may be required to pay a termination fee of $80 million and an expense reimbursement up to $12 million. See the section entitled “The Merger Agreement— Expenses and Termination Fees; Liability for Breach” for a discussion of the circumstances under which such termination fee will be required to be paid.

Accounting Treatment (see page 110)

Holly prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the acquisition method of accounting. Holly will be treated as the acquirer for accounting purposes.

No Appraisal Rights (see page 130)

Neither the holders of shares of Holly common stock nor the holders of shares of Frontier common stock are entitled to appraisal rights in connection with the merger in accordance with Delaware or Wyoming law, respectively, nor do the certificate of incorporation or bylaws of either company confer such appraisal rights.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 120)

Frontier shareholders receiving merger consideration will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Frontier and the proposed governing corporate documents of the combined company. These differences are described in detail under the section entitled “Comparison of Rights of Holly Stockholders and Frontier Shareholders.”

Listing of Shares of Holly Common Stock; Delisting and Deregistration of Shares of Frontier Common Stock (see page 91)

It is a condition to the completion of the merger that the shares of Holly common stock to be issued to Frontier shareholders pursuant to the merger and the shares of Holly common stock reserved for issuance pursuant to Holly stock options (including those shares of Holly common stock to be issued upon conversion of the Frontier restricted stock) be authorized for listing on the NYSE at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of Frontier common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

The Meetings

The Holly Special Meeting (see page 27)

The special meeting of Holly stockholders will be held at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201, on June 28, 2011, at 3:00 p.m., local time. The special meeting of Holly stockholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger;

•	a proposal to approve and adopt Holly’s amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of Holly capital stock and change the name of Holly to “HollyFrontier Corporation;” and

•	a proposal to approve the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger.

Only record holders of shares of Holly common stock at the close of business on May 20, 2011, the record date for the Holly special meeting, are entitled to receive notice of, and to vote at, the Holly special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Holly were common stock, and 53,280,919 shares of Holly common stock were issued and outstanding, approximately 2.27% of which were owned and entitled to be voted by Holly directors and executive officers and/or their affiliates. We currently expect that Holly directors and executive officers and their affiliates will vote their shares in favor of each Holly proposal listed above, but none of them has entered into any agreement obligating him or her to do so.

With respect to each Holly proposal listed above, Holly stockholders may cast one vote for each share of Holly common stock that they own. The proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger requires the approval of a majority of the votes cast at the Holly special meeting, assuming a quorum. The proposal to approve and adopt Holly’s amended and restated certificate of incorporation requires the approval of a majority of the outstanding shares of Holly common stock entitled to vote at the Holly special meeting. No business may be transacted at the Holly special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Frontier Special Meeting (see page 31)

The special meeting of Frontier shareholders will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on June 28, 2011, at 3:00 p.m., local time. The special meeting of Frontier shareholders is being held in order to consider and vote on:

•	a proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 35 and 93, respectively; and

•	a proposal to approve the adjournment of the Frontier special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Only record holders of shares of Frontier common stock at the close of business on May 20, 2011, the record date for the Frontier special meeting, are entitled to notice of, and to vote at, the Frontier special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Frontier were common stock, and 1,567,495 shares of Frontier common stock were issued and outstanding, approximately 1.5% of which were owned and entitled to be voted by Frontier directors and executive officers and/or their affiliates. We currently expect that Frontier directors and executive officers and their affiliates will vote their shares in favor of both Frontier proposals listed above, but none of them has entered into any agreement obligating him or her to do so.

With respect to each Frontier proposal listed above, Frontier shareholders may cast one vote for each share of Frontier common stock that they own. The proposal to approve the merger agreement requires the approval of a majority of the votes cast at the Frontier special meeting, assuming a quorum. No business may be transacted at the Frontier special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Summary Historical Consolidated Financial Data

Summary Consolidated Historical Financial Data of Holly

The following statement of income data for the years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 have been derived from the audited consolidated financial statements of Holly contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated into this document by reference. The statement of income data for the years ended December 31, 2007 and 2006 and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from Holly’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of income data for the three months ended March 31, 2011 and 2010, and the balance sheet data as of March 31, 2011 have been derived from Holly’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated into this document by reference. The balance sheet data as of March 31, 2010 has been derived from Holly’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Holly’s management, contain all adjustments necessary to present fairly Holly’s financial position and results of operations for the periods indicated.

You should read this summary financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Holly contained in such reports. See “Where You Can Find More Information” beginning on page 133.

Statement of Income Data of Holly

	Three Months Ended
	March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions, except per share data)

Sales and other revenues	$2,327	$1,874	$8,323	$4,834	$5,860	$4,791	$4,023
Total operating costs and expenses	2,167	1,897	8,060	4,754	5,665	4,325	3,661
Operating income (loss)	159	(23)	263	80	196	466	362
Interest expense	16	18	74	40	24	1	1
Income tax provision (benefit)	49	(17)	59	7	64	165	137
Income (loss) from continuing operations	91	(23)	133	36	124	334	247
Net income (loss)	91	(23)	133	53	127	334	267
Net income (loss) attributable to Holly Corporation stockholders	$85	$(28)	$104	$20	$121	$334	$267
Earnings (loss) per share attributable to Holly Corporation stockholders:
Basic:	$1.59	$(0.53)	$1.95	$0.39	$2.40	$6.09	$4.68
Diluted:	$1.58	$(0.53)	$1.94	$0.39	$2.38	$5.98	$4.58

Balance Sheet Data of Holly

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions)

Cash and cash equivalents	$224	$93	$229	$125	$41	$94	$154
Total assets	3,990	3,382	3,701	3,146	1,874	1,664	1,238
Long-term debt(1)	834	821	811	707	342	—	—
Total Holly Corporation stockholders’ equity	774	583	697	619	542	594	466

(1)	Includes long-term debt of HEP of $506 million and $492 million as of March 31, 2011 and 2010, respectively, and $482 million, $379 million and $342 million as of December 31, 2010, 2009 and 2008, respectively, which is non-recourse to Holly.

Summary Consolidated Historical Financial Data of Frontier

The following statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 have been derived from the audited consolidated financial statements of Frontier contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated into this document by reference. The statement of operations data for the years ended December 31, 2007 and 2006 and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from Frontier’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of operations data for the three months ended March 31, 2011 and 2010, and the balance sheet data as of March 31, 2011 have been derived from Frontier’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated into this document by reference. The balance sheet data as of March 31, 2010 has been derived from Frontier’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Frontier’s management, contain all adjustments necessary to present fairly Frontier’s financial position and results of operations for the periods indicated.

You should read this summary financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Frontier contained in such reports. See “Where You Can Find More Information” beginning on page 133.

Statement of Operations Data of Frontier

	Three Months
	Ended
	March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions, except per share data)						As Adjusted(1)

Revenues	$1,909	$1,272	$5,885	$4,237	$6,499	$5,189	$4,796
Operating costs and expenses	1,680	1,330	5,801	4,343	6,147	4,589	4,229
Operating income (loss)	229	(58)	84	(105)	351	600	567
Interest expense and other financing costs, net of interest and investment income	8	7	30	26	10	(13)	(6)
Provision (benefit) for income taxes	81	(25)	16	(48)	116	211	198
Net income (loss)	$140	$(40)	$38	$(84)	$226	$402	$375
Earnings (loss) per share:
Basic:	$1.34	$(0.39)	$0.36	$(0.81)	$2.19	$3.77	$3.36
Diluted:	$1.32	$(0.39)	$0.36	$(0.81)	$2.18	$3.73	$3.33

Balance Sheet Data of Frontier

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions)

Cash and cash equivalents	$685	$447	$559	$425	$484	$297	$405
Total assets	2,386	2,148	2,169	2,148	2,006	1,706	1,463
Total long-term debt	348	348	348	347	347	150	150
Shareholders’ equity	1,091	905	987	944	1,039	881	715

(1)	In the fourth quarter of 2009, Frontier adopted a change in accounting principle for inventory from a FIFO (first-in, first-out) basis to a LIFO (last-in, last-out) basis. The prior period presented has been adjusted to reflect the period specific effects of applying the new accounting principle.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Holly and Frontier

The following table presents selected unaudited pro forma combined financial information about Holly’s consolidated balance sheet and statements of income, after giving effect to the merger with Frontier. The information under “Statement of Income Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2010, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on March 31, 2011. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Holly considered the acquirer of Frontier. See “Accounting Treatment” on page 110.

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Holly and Frontier, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Holly and Frontier, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 133 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 111. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

	Three Months Ended	Year Ended
	March 31, 2011	December 31, 2010
	(In millions, except per
	share data)

Statement of Income Data:
Sales and other revenues	$4,235	$14,208
Income from operations	$406	$395
Income tax provision	$138	$95
Net income attributable to common stockholders	$239	$174
Earnings per share attributable to common stockholders — basic	$2.28	$1.66
Earnings per share attributable to common stockholders — diluted	$2.27	$1.65

March 31, 2011
(In millions)

Balance Sheet Data:
Cash, cash equivalents and investments in marketable securities	$961
Total assets	$8,847
Long-term debt(1)	$1,209
Total stockholders’ equity	$3,831

(1)	Includes $506 million in long-term debt of HEP which is non-recourse to Holly.

Unaudited Comparative Per Share Data

Presented below are Holly’s and Frontier’s historical per share data for the three months ended March 31, 2011 and the year ended December 31, 2010 and unaudited pro forma combined per share data for the three months ended March 31, 2011 and the year ended December 31, 2010. This information should be read together with the consolidated financial statements and related notes of Holly and Frontier that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 111. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the respective periods.

	Three Months Ended	Year Ended
Holly — Historical	March 31, 2011	December 31, 2010

Earnings per share:
Basic	$1.59	$1.95
Diluted	$1.58	$1.94
Book value per share of common stock	$14.51	$13.09
Cash dividends	$0.15	$0.60

	Three Months Ended	Year Ended
Frontier — Historical	March 31, 2011	December 31, 2010

Earnings per share:
Basic	$1.34	$0.36
Diluted	$1.32	$0.36
Book value per share of common stock	$10.25	$9.33
Cash dividends	$0.34	$—

	Three Months Ended	Year Ended
Holly Unaudited Pro Forma Combined Amounts	March 31, 2011	December 31, 2010

Earnings per share:
Basic	$2.28	$1.66
Diluted	$2.27	$1.65
Pro forma book value per share of common stock	$36.57	n/a
Cash dividends	$0.15	$0.60

	Three Months Ended	Year Ended
Frontier Unaudited Pro Forma Equivalent Per Share Data(a)	March 31, 2011	December 31, 2010

Earnings per share:
Basic	$1.10	$0.80
Diluted	$1.09	$0.79
Pro forma book value per share of common stock	$17.60	n/a
Cash dividends	$0.07	$0.29

(a)	The Frontier unaudited pro forma equivalent per share financial information is computed by multiplying the Holly unaudited pro forma combined amounts by the exchange ratio (0.4811 shares of Holly common stock for each share of Frontier common stock) so that the per share amounts are equated to the respective values for one share of Frontier common stock.

Comparative Market Prices

The following table shows the closing sale prices of Holly and Frontier common stock as reported on the NYSE as of February 18, 2011, the last trading day before public announcement of the merger, and as of May 20, 2011, the last trading day before the date of this joint proxy statement/prospectus.

			Implied Value for
			Each Share of
	Holly Common	Frontier Common	Frontier Common
	Stock	Stock	Stock

February 18, 2011	$56.11	$28.12	$26.99
May 20, 2011	$59.37	$28.57	$28.56

The market price of Holly common stock and Frontier common stock will fluctuate prior to the merger. Holly stockholders and Frontier shareholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Holly’s and/or Frontier’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Holly’s and Frontier’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Holly and Frontier and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 18, as well as, among others, risks and uncertainties relating to:

•	the actions of actual or potential competitive suppliers of refined petroleum products in our markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our efficiency in carrying out construction projects;

•	our ability to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions;

•	the proposed merger, including the ability to complete the merger in the anticipated timeframe or at all, the diversion of management in connection with the merger and our ability to realize fully or at all the anticipated benefits of the merger; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

Holly and Frontier caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Holly’s and Frontier’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Holly, Frontier, the proposed transaction or other matters and attributable to Holly or Frontier or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither Holly nor Frontier undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger and the proposal to approve and adopt Holly’s amended and restated certificate of incorporation, in the case of Holly stockholders, or for the proposal to approve the merger agreement, in the case of Frontier shareholders. In addition, you should read and consider the risks associated with each of the businesses of Holly and Frontier because these risks will also affect the combined company following the merger. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 for each of Holly and Frontier, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 133.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Holly’s or Frontier’s stock price.

Upon closing of the merger, each share of Frontier common stock will be converted into the right to receive 0.4811 shares of Holly common stock. This exchange ratio will not be adjusted for changes in the market price of either Holly common stock or Frontier common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Holly common stock prior to the merger will affect the value of Holly common stock that Frontier common shareholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Holly common stock or Frontier common stock), combination or exchange of shares with respect to, or rights issued in respect of, Holly common stock or Frontier common stock between the date of signing the merger agreement and completion of the merger.

The prices of Holly common stock and Frontier common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Holly common stock during the period from February 18, 2011, the last trading day before public announcement of the merger, through May 20, 2011, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $31.25 to a low of $24.97 for each share of Frontier common stock.

In addition, the merger might not be completed until a significant period of time has passed after the respective special stockholder meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Holly common stock or Frontier common stock, the market value of the Holly common stock issued in connection with the merger and the Frontier common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Holly or Frontier prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Holly and Frontier. Neither Holly nor Frontier is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

Current Holly and Frontier stockholders will have a reduced ownership and voting interest in the combined company after the merger.

Based on the estimated number of shares of Frontier common stock and Frontier equity awards that will be outstanding immediately prior to the closing of the merger, we estimate that Holly will issue or reserve for issuance approximately 51,608,956 million shares of Holly common stock to Frontier shareholders in the merger (including shares of Holly common stock to be issued in connection with outstanding Frontier equity awards). As a result of these issuances, current Holly and Frontier stockholders are expected to hold approximately 51% and 49%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

Holly and Frontier stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the merger occurs, each Frontier shareholder that receives shares of Holly common stock will become a stockholder of Holly (proposed to be renamed HollyFrontier Corporation) with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Frontier. Correspondingly, each Holly stockholder will remain a stockholder of Holly (proposed to be renamed HollyFrontier Corporation) with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of Holly prior to the merger. As a result of these reduced ownership percentages, Holly stockholders will have less voting power in the combined company than they now have with respect to Holly, and Frontier shareholders will have less voting power in the combined company than they now have with respect to Frontier.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on Holly, Frontier or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require Holly and/or Frontier to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. In addition, neither Holly nor Frontier can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Clearances Required for the Merger” beginning on page 87.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Holly and Frontier are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of Holly and Frontier to retain key management personnel and other key employees. Current and prospective employees of Holly and Frontier may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Holly and Frontier to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Holly and Frontier to the same extent that Holly and Frontier have previously been able to attract or retain their own employees.

Holly and Frontier may be unable to obtain in the anticipated timeframe, or at all, an acceptable credit facility in an amount sufficient to fund the combined business after the merger.

Completion of the merger is contingent upon, among other things, the combined company being able to enter into a credit facility, on the terms as set forth in the merger agreement and the schedules thereto, to be effective immediately following consummation of the merger. Holly and Frontier can provide no assurance that acceptable debt financing will be obtained on reasonable terms or at all or that the financing will not contain terms, conditions or restrictions that would be detrimental to the combined company after completion of the merger. Obtaining the financing is dependent on numerous factors, including market conditions, credit availability from financial institutions and both companies’ financial performance. See “The Merger — Credit Agreements” beginning on page 89.

Satisfying the conditions to, and completion of, the merger may take longer than, and could cost more than, Holly and Frontier expect. Any delay in completing or any additional conditions imposed in order to complete the merger may materially and adversely affect the synergies and other benefits that Holly and Frontier expect to achieve from the merger and the integration of their respective businesses.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond Holly’s and Frontier’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 103.

Failure to complete the merger could negatively impact the future business and financial results of Holly and Frontier.

Neither Holly nor Frontier can make any assurances that it will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of Holly and/or Frontier may be adversely affected and Holly and/or Frontier will be subject to several risks, including but not limited to:

•	being required to pay a termination fee of $80 million under certain circumstances provided in the merger agreement;

•	payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees, whether or not the merger is completed;

•	having had the focus of each company’s management on the merger instead of on pursuing other opportunities that could have been beneficial to each company; and

•	being subject to litigation related to any failure to complete the merger. See “The Merger — Litigation Relating to the Merger” on page 91.

If the merger is not completed, Frontier and Holly cannot assure their stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock prices of Frontier or Holly.

Several lawsuits have been filed against Holly and Frontier challenging the merger, and an adverse ruling may prevent the merger from being completed.

Frontier and the members of Frontier’s board of directors were named as defendants, and in some cases Holly and Merger Sub were named as aiders and abetters, in several lawsuits brought by Frontier shareholders challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms, compensatory damages, and costs and disbursements relating to the lawsuits. To date, such shareholder actions have been filed in Harris County, Texas, Laramie County, Wyoming, the U.S. District Court for the Northern District of Texas and the U.S. District Court for the Southern District of Texas. On March 25, 2011, the lawsuits pending in the District Courts of Harris County, Texas were consolidated, and interim class counsel was appointed on April 12, 2011.

One of the conditions to the closing of the merger is that no decree, order or injunction shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected timeframe or at all. See “The Merger — Litigation Related to the Merger” beginning on page 91.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the shareholders of Frontier may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Vinson & Elkins L.L.P, tax counsel to Holly, and Andrews Kurth LLP, tax counsel to Frontier, will have delivered the tax opinion described in the section titled “The Merger Agreement — Conditions to Completion of the Merger,” dated as of the closing date of the merger, including an opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Holly and Frontier, as well as certain covenants and undertakings by Holly and Frontier. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. In addition, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Frontier common stock would recognize taxable gain or loss upon the exchange of Frontier common stock for Holly common stock pursuant to the merger. See “Material U.S. Federal Income Tax Consequences” beginning on page 108.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Holly or Frontier.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Holly’s and Frontier’s ability to solicit, initiate, or knowingly induce, encourage or facilitate competing third-party proposals for the acquisition of their company’s stock or assets. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee of $80 million to the other party. See “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 97, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 104 and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 105.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Holly or Frontier from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $80 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Holly or Frontier determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Holly’s and Frontier’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Holly and Frontier stockholders generally.

Holly’s and Frontier’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Holly and Frontier stockholders generally. Holly’s executive officers and Frontier’s executive officers negotiated the terms of the merger agreement. The executive officers of Holly and Frontier have arrangements with Holly or Frontier, as applicable, that provide for severance benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of Holly’s and Frontier’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Frontier also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, Mr. Clifton will serve as Executive Chairman of the board of directors of the combined company, Mr. Jennings will serve as the President and Chief Executive Officer of the combined company, and Mr. Aron will serve as the Executive Vice President and Chief Financial Officer of the combined company. Immediately following the effective time of the merger, the board of directors of the combined company will consist of fourteen members, including the current seven directors of Holly and the current seven directors of Frontier.

The Holly and Frontier boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests may cause Holly’s and Frontier’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Interests of Holly Directors and Executive Officers in the Merger” and “The Merger — Interests of Frontier Directors and Executive Officers in the Merger” beginning on pages 78 and 82, respectively, for more information.

Risk Factors Relating to the Combined Company Following the Merger

The failure to integrate successfully the businesses of Holly and Frontier in the expected time frame would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that have previously operated independently. The success of the merger will depend, in large part, on the ability of the combined company following the merger to realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from combining the businesses of Holly and Frontier. To realize these anticipated benefits, the businesses of Holly and Frontier must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	the inability to successfully integrate the businesses of Holly and Frontier in a manner that permits the combined company to achieve the full revenue and cost savings anticipated to result from the merger;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

In addition, in connection with planning the integration of the businesses of Holly and Frontier after completing the merger, the management teams of Frontier and Holly have been evaluating and expect to continue evaluating an internal restructuring of certain Holly and Frontier legal entities after completing the merger, which may include an internal merger of Frontier into HollyFrontier Corporation. Although the internal restructuring is not required to complete the merger, the management of each of Holly and Frontier currently believes that implementing the internal restructuring as soon as possible following completion of the merger could better facilitate a successful integration of Holly and Frontier. Such internal restructuring would be subject to the continuing evaluation of such restructuring and the approval of the board of directors of HollyFrontier Corporation following the merger. In order to facilitate the internal restructuring, among other matters, Frontier has commenced consent solicitations to amend the indentures governing Frontier’s senior notes, as described under “The Merger — Treatment of Other Debt.” The consent of holders representing not less than a majority of the outstanding aggregate principal amount of each series of the Frontier senior notes is required to approve the proposed amendments. If the requisite consents in the consent solicitations are not obtained, the combined company may be unable to consummate some or all of the internal restructuring while the Frontier senior notes remain outstanding, in which case the combined company may pursue an alternative structure, may effect some but not all of the internal restructuring or may not undergo an internal restructuring.

Any of these difficulties in successfully integrating the businesses of Holly and Frontier, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of Holly and Frontier successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Holly and Frontier currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Holly’s or Frontier’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Holly and Frontier.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Holly and Frontier. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Holly and Frontier have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Uncertainty about the merger and diversion of management could harm the combined company following the merger.

The merger could result in current and prospective employees experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

Covenants in the debt agreements of Holly and Frontier contain, and any future financing agreements of the combined company may contain, operating and financial restrictions that might constrain the business and financing activities of the combined company following the merger.

The operating and financial restrictions and covenants in Holly’s and Frontier’s debt agreements, including Holly’s and Frontier’s senior notes, and any future financing agreements of the combined company following the merger, including the new revolving credit facility to be entered into simultaneously with the closing of the merger, could adversely affect the combined company’s ability to finance future operations or capital needs or to engage, expand or pursue its business activities. The terms of the new revolving credit facility (including with respect to interest rates, collateral, restrictive covenants, events of default, guarantees and prepayment provisions) will be negotiated and are not currently known. Depending upon the terms of the new credit facility, if the combined company fails to satisfy the covenants set forth in the new credit facility or another event of default occurs under the facility, the maturity of the loans outstanding thereunder could be accelerated or the combined company could be prohibited from borrowing for its future working capital needs and issuing letters of credit. The combined company might not have, or be able to obtain, sufficient funds to make these immediate payments. Should the combined company desire to undertake a transaction that is prohibited by the covenants in its new credit facility, senior notes or other debt agreements, the combined company will need to obtain consent under such debt agreements or refinance them. Such refinancing may not be possible or may not be available on commercially acceptable terms. In addition, although the terms of the new revolving credit facility will be negotiated and are not currently known, the combined company’s obligations under the new credit facility are anticipated to be secured by certain assets of the combined company. If the combined company is unable to repay its indebtedness under the new credit facility when due, the lenders could seek to foreclose on such assets. Any of these outcomes could have a material adverse effect on the business, financial condition and results of operations of the combined company.

The application of the acquisition method of accounting may result in the combined company following the merger recording a material amount of goodwill, which could result in material future impairment charges and negatively affect the combined company’s financial results.

As discussed further under “Accounting Treatment,” applicable acquisition accounting rules require that, to the extent the purchase price exceeds the net fair value of Frontier’s tangible and intangible assets and liabilities, the combined company would record such excess as goodwill on its consolidated balance sheet. Goodwill is not amortized, but is tested for impairment at least annually. Impairment charges could be recorded in the combined company’s results of operations as a result of, among other items, a significant decline in the fair value of certain tangible or intangible assets, unfavorable trends in forecasted results of operations and cash flows and the uncertain economic environment, as well as other uncertainties. There can be no assurance that a material impairment charge will not occur in one or more future periods. Any such charges may materially and negatively affect the combined company’s financial results.

The combined company’s ability to use Frontier’s state net operating loss carryforwards and state tax credits to offset future taxable income for certain state income tax purposes may be limited as a result of the merger, or if taxable income does not reach sufficient levels.

As of December 31, 2010, Frontier had estimated remaining state NOLs of approximately $143.1 million in Kansas (of which $23.5 million expires after 2018 and the remainder after 2019), $47.1 million in Colorado (of which $6.8 million expires after 2028 and the remainder after 2029) and $11.1 million in Nebraska (of which $2.1 million expires after 2013 and the remainder after 2014), each of which is anticipated to be carried forward to reduce income taxes payable in future years. The state of Colorado has placed a limit on the amount of NOLs that can be utilized in each of the years 2011, 2012 and 2013 to $250,000. As of December 31, 2010, Frontier had approximately $30.9 million of Kansas income tax credits available to be taken over the years 2011 through 2019.

The combined company’s ability to utilize the Frontier NOLs and tax credits may be further limited if Frontier undergoes an “ownership change,” as defined in Section 382 of the Code and as such term is used in Section 383 of the Code (each of Kansas, Colorado and Nebraska state laws incorporate the Section 382 limitations, relating to limitations of NOLs, and Kansas state law incorporates the Section 383 limitations relating to limitations of tax credits). An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of Frontier. An ownership change would occur if certain shareholders increase their aggregate percentage ownership of Frontier stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The merger is currently expected to result in an ownership change of Frontier for purposes of Section 382 and Section 383 of the Code.

Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the corporation that experiences an ownership change. The limitation imposed by Section 382 of the Code for any post-ownership change year generally would be determined by multiplying the value of such corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains or reduced by built-in losses in the assets held by such corporation at the time of the ownership change. The combined company’s use of NOLs arising after the date of an ownership change would not be limited unless the combined company were to experience a subsequent ownership change.

Section 383 of the Code generally limits certain tax credits to an amount determined on the basis of the tax liability that is attributable to the portion of taxable income that does not exceed, generally, the Section 382 limitation.

The combined company’s ability to use the NOLs will also depend on the amount of taxable income generated in future periods. As discussed above, the NOLs may expire before the combined company can generate sufficient taxable income to utilize the NOLs.

Other Risk Factors Relating to Holly and Frontier

Holly’s and Frontier’s businesses are and will be subject to the risks described above. In addition, Holly and Frontier are, and will continue to be, subject to the risks described in Holly’s and Frontier’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

THE COMPANIES

Holly Corporation

Holly Corporation, a Delaware corporation, together with its subsidiaries, is an independent petroleum refiner in the United States that produces high value light products such as gasoline, diesel fuel, jet fuel, specialty lubricant products, and specialty and modified asphalt. Holly owns and operates through its subsidiaries a 100,000 bpsd refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. Holly also owns and operates an asphalt company, which manufactures and markets asphalt products from various terminals in Arizona, New Mexico and Texas. In addition, Holly owns a 75% interest in a 12-inch refined products pipeline project from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah, and North Las Vegas areas. Furthermore, a subsidiary of Holly owns a 34% interest (including the general partner interest) in HEP, which owns and operates logistical assets, including approximately 2,500 miles of petroleum product and crude oil pipelines located principally in west Texas and New Mexico; ten refined product terminals; a jet fuel terminal; eight refinery loading rack facilities; a refined products tank farm facility; on-site crude oil tankage at Holly’s refineries; on-site refined product tankage at Holly’s Tulsa refinery, and a 25% interest in a 95-mile crude oil pipeline joint venture. Holly offers its products primarily in the Southwestern, Rocky Mountain, and Mid-Continent regions of the United States. Holly was founded in 1947 and is based in Dallas, Texas.

Holly’s common stock is traded on the NYSE under the symbol “HOC.”

The principal executive offices of Holly are located at 2828 North Harwood, Suite 1300, Dallas, Texas 75201, and Holly’s telephone number is (214) 871-3555. Additional information about Holly and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 133.

Frontier Oil Corporation

Frontier Oil Corporation, a Wyoming corporation, together with its subsidiaries, engages in crude oil refining and the wholesale marketing of refined petroleum products. Frontier operates refineries in Cheyenne, Wyoming and El Dorado, Kansas with a total annual average crude oil capacity of approximately 187,000 barrels per day. The Cheyenne refinery markets its refined products primarily in the eastern slope of the Rocky Mountain region, which encompasses eastern Colorado (including the Denver metropolitan area), eastern Wyoming and western Nebraska. The El Dorado refinery markets its products in Colorado, Wyoming, Nebraska, Montana, Utah, Kansas, Oklahoma, Iowa, Missouri, North Dakota and South Dakota. The company was formerly known as Wainoco Oil Corporation and changed its name to Frontier Oil Corporation in April 1998. Frontier Oil Corporation was founded in 1949 and is headquartered in Houston, Texas.

Frontier’s common stock is traded on the New York Stock Exchange under the symbol “FTO.”

The principal executive offices of Frontier are located at 10000 Memorial Drive, Suite 600, Houston, Texas 77024, and Frontier’s telephone number is (713) 688-9600. Additional information about Frontier and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 133.

North Acquisition, Inc.

North Acquisition, Inc., a wholly owned subsidiary of Holly Corporation, is a Wyoming corporation that was formed on February 17, 2011 for the sole purpose of effecting the merger. In the merger, North Acquisition, Inc. will be merged with and into Frontier, with Frontier surviving as a wholly owned subsidiary of Holly.

THE HOLLY SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Holly stockholders as part of a solicitation of proxies by the Holly board of directors for use at the Holly special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Holly stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Holly special meeting.

Date, Time and Place

The special meeting of Holly stockholders will be held at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201, on June 28, 2011, at 3:00 p.m., local time.

Purpose of the Holly Special Meeting

At the Holly special meeting, Holly stockholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger;

•	a proposal to approve and adopt Holly’s amended and restated certificate of incorporation to, among other things, (i) increase the number of authorized shares of Holly capital stock from 161 million to 325 million shares and (ii) change the name of Holly to “HollyFrontier Corporation;” and

•	a proposal to approve the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, but it is not conditioned on approval and adoption of Holly’s amended and restated certificate of incorporation.

Recommendation of the Holly Board of Directors

At a special meeting held on February 21, 2011, the Holly board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger and the approval and adoption of Holly’s amended and restated certificate of incorporation, are in the best interests of Holly and its stockholders. Accordingly, the Holly board of directors unanimously recommends that Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to approve the adjournment of the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Holly stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Holly Record Date; Stockholders Entitled to Vote

The record date for the Holly special meeting is May 20, 2011. Only record holders of shares of Holly common stock at the close of business on such date are entitled to notice of, and to vote at, the Holly special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Holly were common stock, and 53,280,919 shares of Holly common stock were issued and outstanding. A list of the Holly stockholders of record who are entitled to vote at the Holly special meeting will be available for inspection by any Holly stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Holly special meeting at Holly’s executive offices at 2828 North

Harwood, Suite 1300, Dallas, Texas 75201 and will also be available at the Holly special meeting for examination by any stockholder present at such meeting.

Each share of Holly common stock outstanding on the record date of the Holly special meeting is entitled to one vote on each proposal and any other matter coming before the Holly special meeting.

Voting by Holly’s Directors and Executive Officers

At the close of business on the record date of the Holly special meeting, Holly directors and executive officers and their affiliates were entitled to vote 1,211,294 shares of Holly common stock or approximately 2.27% of the shares of Holly common stock outstanding on that date. We currently expect that Holly directors and executive officers and their affiliates will vote their shares in favor of all Holly proposals, but none of them has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the Holly special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the shares entitled to vote at the Holly special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Holly common stock represented at the Holly special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Holly proposals are as follows:

•	The issuance of shares of Holly common stock to Frontier shareholders in connection with the merger requires the approval of a majority of the votes cast at the Holly special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

•	The approval and adoption of Holly’s amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of Holly capital stock requires the approval of a majority of the outstanding shares of Holly common stock entitled to vote at the Holly special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against the proposal.

•	The adjournment of the Holly special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Holly special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Holly stock at the close of business on the record date of the Holly special meeting, a proxy card is enclosed for your use. Holly requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Holly proxy card, (ii) calling the toll-free number listed on the Holly proxy card or (iii) submitting your Holly proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Holly common stock represented by it will be voted at the Holly special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Holly common stock represented are to be voted with regard to a particular proposal, the Holly common stock represented by the proxy will be voted in accordance with the recommendation of the Holly board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, “FOR” the proposal to approve and adopt Holly’s amended and restated certificate of incorporation and “FOR” the proposal to adjourn the Holly special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Holly board of directors has no knowledge of any business that will be presented for consideration at the Holly special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Holly’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Holly special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Holly common stock on the record date of the Holly special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Holly special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on June 27, 2011.

Shares Held in Street Name

If you hold shares of Holly common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Holly or by voting in person at the Holly special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Holly common stock on behalf of their customers may not give a proxy to Holly to vote those shares without specific instructions from their customers.

If you are a Holly stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Holly proposals.

Voting in Person

If you plan to attend the Holly special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Holly special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Holly common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the Holly special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Holly special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Holly Corporation
2828 North Harwood, Suite 1300
Dallas, Texas 75201
Attention: Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Holly has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the Inspector of Election for the Holly special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Holly is soliciting proxies for the Holly special meeting from its stockholders. In accordance with the merger agreement, Holly will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by Holly’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Holly will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Holly common stock. Holly may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson, Inc., a proxy solicitation firm (“Georgeson”), to solicit proxies on Holly’s behalf. We have agreed to pay Georgeson a proxy solicitation fee not to exceed $12,500. We will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Holly special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Holly special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless the adjournment is for more than 30 days or if a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Holly common stock in connection with the merger, then Holly stockholders may be asked to vote on a proposal to adjourn the Holly special meeting so as to permit the further solicitation of proxies.

THE FRONTIER SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Frontier shareholders as part of a solicitation of proxies by the Frontier board of directors for use at the Frontier special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Frontier shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Frontier special meeting.

Date, Time and Place

The special meeting will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on June 28, 2011, at 3:00 p.m., local time.

Purpose of the Frontier Special Meeting

At the Frontier special meeting, Frontier shareholders will be asked to consider and vote on the following:

•	a proposal to approve the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 35 and 93, respectively; and

•	a proposal to approve the adjournment of the Frontier special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Recommendation of the Board of Directors of Frontier

At a special meeting held on February 21, 2011, the Frontier board of directors unanimously adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated thereby are in the best interests of Frontier and its shareholders. Accordingly, the Frontier board of directors unanimously recommends that Frontier shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve adjournment of the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Frontier shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Frontier Record Date; Shareholders Entitled to Vote

The record date for the Frontier special meeting is May 20, 2011. Only record holders of shares of Frontier common stock at the close of business on such date are entitled to notice of, and to vote at, the Frontier special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Frontier were common stock, and 106,750,209 shares of Frontier common stock were issued and outstanding. A list of the Frontier shareholders of record who are entitled to vote at the Frontier special meeting will be available for inspection by any Frontier shareholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Frontier special meeting at Frontier’s executive offices and principal place of business at 10000 Memorial Drive, Suite 600, Houston, Texas 77024 and will also be available at the Frontier special meeting for examination by any shareholder present at such meeting.

Each share of Frontier common stock outstanding on the record date of the Frontier special meeting is entitled to one vote on each proposal and any other matter coming before the Frontier special meeting.

Voting by Frontier’s Directors and Executive Officers

At the close of business on the record date of the Frontier special meeting, Frontier directors and executive officers and their affiliates were entitled to vote 1,567,495 shares of Frontier common stock or approximately 1.5% of the shares of Frontier common stock outstanding on that date. We currently expect that Frontier directors and executive officers and their affiliates will vote their shares in favor of both Frontier proposals, but none of them has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the Frontier special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Frontier special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Shares of Frontier common stock represented at the Frontier special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Frontier proposals are as follows:

•	Approval of the merger agreement requires the approval of a majority of the votes cast at the Frontier special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the proposal.

•	The adjournment of the Frontier special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Frontier special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Frontier stock at the close of business on the record date of the Frontier special meeting, a proxy card is enclosed for your use. Frontier requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Frontier proxy card, (ii) calling the toll-free number listed on the Frontier proxy card or (iii) submitting your Frontier proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Frontier common stock represented by it will be voted at the Frontier special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Frontier common stock represented are to be voted with regard to a particular proposal, the Frontier common stock represented by the proxy will be voted in accordance with the recommendation of the Frontier board of directors and, therefore, “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Frontier special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Frontier board of directors has no knowledge of any business that will be presented for consideration at the Frontier special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Frontier’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Frontier special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Frontier common stock on the record date of the Frontier special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Frontier special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on June 27, 2011.

Shares Held in Street Name

If you hold shares of Frontier common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Frontier or by voting in person at the Frontier special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Frontier common stock on behalf of their customers may not give a proxy to Frontier to vote those shares without specific instructions from their customers.

If you are a Frontier shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Frontier proposals.

Voting in Person

If you plan to attend the Frontier special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license, at the Frontier special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Frontier common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•	attending the Frontier special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Frontier special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Attention: Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Frontier has appointed Wells Fargo Shareowner Services (“Wells Fargo”) to serve as the Inspector of Election for the Frontier special meeting. Wells Fargo will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Frontier is soliciting proxies for the Frontier special meeting from its shareholders. In accordance with the merger agreement, Frontier will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its shareholders. In addition to solicitation of proxies by mail, proxies may be solicited by Frontier directors and officers, without additional remuneration, by personal interview, telephone or other means of communication.

Frontier will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Frontier common stock. Frontier may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to solicit proxies on Frontier’s behalf. We have agreed to pay Innisfree a proxy solicitation fee not to exceed $17,500. We will also reimburse Innisfree for its reasonable out-of pocket costs and expenses.

Adjournments

Any adjournment of the Frontier special meeting may be made from time to time if the approval of a majority of the votes cast at the Frontier special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless the adjournment is for more than 30 days or if a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, then Frontier shareholders may be asked to vote on a proposal to adjourn the Frontier special meeting so as to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Holly that was formed for the sole purpose of effecting the merger, will merge with and into Frontier. Frontier will survive the merger and become a wholly owned subsidiary of Holly. Upon completion of the merger, Holly’s name will be changed to HollyFrontier Corporation. In addition, the combined company may pursue an internal restructuring of certain legal entities after completing the merger, which may include an internal merger of Frontier into HollyFrontier Corporation, as described under “— Structure of the Combined Company Following the Merger.” The internal restructuring of the combined company would be subject to, among other things, the continuing evaluation of such restructuring and the approval of the board of directors of the combined company after the merger.

In the merger, each outstanding share of Frontier common stock will be converted into the right to receive 0.4811 shares of Holly common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Holly stockholders will continue to hold their existing Holly shares.

Background of the Merger

Holly and Frontier are both independent refiners in strategically central regions of North America. Holly’s operations are focused in the Rocky Mountain, Southwest and Mid-Continent regions of the United States and northern Mexico, and Frontier’s are focused in the Rocky Mountain and Mid-Continent regions of the United States.

In March 2003, after several months of discussions and negotiations, Holly and Frontier entered into a merger agreement (the “2003 Merger Agreement”) that terminated following litigation between the parties relating to certain toxic tort lawsuits involving oil properties adjacent to the campus of Beverly Hills High School operated by predecessors to a Frontier subsidiary from 1985 to 1995 (the “Beverly Hills litigation”). In August 2003, Frontier filed a lawsuit in the Delaware Court of Chancery seeking damages based on allegations that, among other things, Holly had advised Frontier that it would not proceed with the proposed merger on the agreed terms and that Holly had repudiated the 2003 Merger Agreement. Holly filed an answer and counterclaim denying Frontier’s claims and asserting that, among other things, Frontier had breached certain representations contained in the 2003 Merger Agreement. In April 2005, the Court ruled, among other things, that Frontier had not proved that Holly had repudiated the 2003 Merger Agreement and that Holly had not proved that the Beverly Hills litigation would have, or would reasonably be expected to have, a material adverse effect on Frontier. Neither Holly nor Frontier sought an appeal, and the Court’s ruling became final.

Since 2003, each of the two companies has separately pursued and entered into strategic transactions and growth initiatives that their management teams believe have enhanced their competitive positions by increasing both the efficiency and scope of each company’s operations. Strategic transactions and growth initiatives completed by Holly in recent years have included the following:

•	In July 2004, Holly completed the initial public offering of limited partnership interests in HEP, which was formed by Holly to acquire, own and operate, among other things, substantially all of the refined product pipeline and terminalling assets that support Holly’s refining and marketing operations. Since July 2004, Holly has periodically sold pipeline and tankage assets that support its operations to HEP, and Holly currently has a 34% interest (including a 2% general partnership interest) in HEP.

•	In July 2007, Holly entered into an agreement with Sinclair Transportation Company to jointly build a refined products pipeline project from Salt Lake City, Utah to Las Vegas, Nevada along with terminal facilities in the Cedar City, Utah and North Las Vegas areas. In July 2010, the pipeline project entered into its final phase of construction, and completion of the pipeline is expected to occur in the second quarter of 2011. Holly owns a 75% interest in the pipeline project.

•	In June 2009, Holly acquired an 85,000 bpsd refinery in Tulsa, Oklahoma that produces fuel products that are marketed in the Mid-Continent region and specialty lubricant products that are marketed throughout North America and distributed in Central and South America. In December 2009, Holly acquired a second refinery in Tulsa, Oklahoma, which had a capacity of 75,000 bpsd and produces gasoline, diesel fuel and jet fuel products and services markets in the Mid-Continent region. Holly is currently in the process of integrating the operations of the two refineries in Tulsa, Oklahoma. Upon completion, the two facilities are expected to have an integrated crude processing rate of 125,000 bpsd.

•	As an internal growth initiative, Holly invested capital in excess of $800 million from 2005 through 2010 to improve yield, increase capacity and enhance complexity of its Navajo and Woods Cross refineries. In 2010, Holly invested $52 million in capital improvements to its Tulsa refinery.

Strategic transactions and growth initiatives completed by Frontier in recent years have included the following:

•	In February 2007, Frontier acquired Ethanol Management Company, the primary assets of which are a products terminal and blending facility with a capacity of 25,000 barrels per day located near Denver, Colorado. Frontier had been a customer of Ethanol Management Company since 1989, and the acquisition ensured Frontier’s ability to blend gasoline and ethanol to provide products to the Denver, Colorado market.

•	In December 2009, to enhance its refinery in Cheyenne, Wyoming, Frontier acquired a refined products pipeline that runs from Cheyenne, Wyoming to Sidney, Nebraska and the associated refined products terminal and truck rack at Sidney, Nebraska.

•	As an internal growth initiative, Frontier invested capital in excess of $500 million in the aggregate from 2005 through 2009 to improve yield, increase capacity and enhance complexity of its refinery operations.

In October and November, 2010, an investment banker from Morgan Stanley who specializes in the energy sector had several discussions separately with Mr. Clifton (Holly’s Chairman of the Board and Chief Executive Officer) and Mr. Jennings (Frontier’s Chairman, President and Chief Executive Officer) regarding industry developments and strategic considerations. During these discussions, the investment banker suggested to each of Mr. Clifton and Mr. Jennings that it might be beneficial for Frontier and Holly to consider a possible business combination. These conversations were considered general and informal and the investment banker was not representing either party. These conversations indicated that the parties were open to general conversations about strategic possibilities and a possible future meeting.

On November 3, 2010, at a meeting of the Holly board of directors in Dallas, Texas, Mr. Clifton advised the Holly board of directors of his conversations with the Morgan Stanley investment banker, and the suggestion of potential for a business combination with Frontier. He noted that in view of the relative stock trading prices of Holly and Frontier, a potential merger between the two might be feasible and beneficial to both companies. The matter was left open for future discussion and the board authorized Mr. Clifton to explore on a preliminary basis the possibility of a potential business combination.

On December 2, 2010, Mr. Jennings telephoned Mr. Clifton to suggest they meet over lunch to discuss a possible strategic transaction. Mr. Clifton agreed, and a meeting was scheduled for December 9, 2010.

On December 9, 2010, Mr. Clifton met with Mr. Jennings in Dallas. At this meeting, Messrs. Clifton and Jennings discussed their views regarding the potential strategic and financial benefits of a merger between Holly and Frontier, based solely on publicly available information. In addition, they discussed their views on the industry’s prospects, the economy as a whole and the potential benefits of a business combination in terms of size and diversification. They agreed that a combined company would be stronger and better capitalized, with desirable geographical locations and a strong combined balance sheet. Mr. Jennings noted that the combined company and HEP might have further growth opportunities by offering suitable assets to HEP. Lastly, Messrs. Clifton and Jennings agreed that, except as Frontier may have current or future liabilities or obligations relating to the Beverly Hills litigation, the prior litigation between Holly and Frontier related to the 2003 Merger Agreement should play no role in the discussions of any potential merger. Messrs. Clifton and Jennings concluded the meeting with an agreement to continue preliminary discussions.

On December 10, 2010, the executive committee of the Frontier board of directors, consisting of Messrs. Jennings, Bech and Loyd, discussed the potential strategic benefits of a business combination with Holly. The executive committee identified certain matters for future review and due diligence, including regarding structure, operations, management and personnel. The committee concluded that Mr. Jennings should continue conversations with Holly and call a meeting of the full board of directors to discuss the potential transaction if warranted by appropriate progress in the discussions.

On December 13, 2010, Mr. Jennings telephoned Mr. Clifton to schedule a meeting with Mr. Clifton to further discuss a potential combination of Holly and Frontier.

On December 17, 2010, Messrs. Clifton and Jennings had a follow-up meeting in Dallas to continue discussions. Each outlined his views on what roles their respective executive management teams might have in the combined company and agreed on the need for management continuity in connection with integrating the two companies. Both agreed that a business combination between the two companies remained a mutually desirable prospect as a merger of equals at market, such as a 30-day average closing price of the common stock of the two companies. Mr. Jennings noted financing-related benefits that might come from a stronger combined balance sheet and ability to access more trade credit with suppliers.

Beginning in late December 2010 through January 2011, Mr. Jennings discussed with each of the Frontier directors a potential transaction with Holly. Mr. Jennings and the other directors agreed that any potential transaction would be a stock transaction and true merger of equals, and that the board of directors would meet to discuss terms if discussions progressed further.

On January 6, 2011, Messrs. Clifton and Jennings exchanged emails to arrange a meeting between Messrs. Jennings and Lamp (Holly’s President) on January 10, 2011.

On January 7, 2011, a special meeting of the Holly board of directors was held in Dallas at which Mr. Clifton advised the directors of his meetings with Mr. Jennings. After a discussion regarding potential strategic and financial benefits of a transaction with Frontier, the Holly board of directors unanimously indicated support for management to continue discussions and due diligence regarding a possible combination with Frontier as a merger of equals. Mr. Clifton agreed to do so and provide the Holly board of directors with regular updates. After the meeting, Mr. Clifton phoned Mr. Jennings and advised him that the Holly board of directors was supportive of exploring a potential combination with Frontier, and they revisited their discussion on the expected roles for their respective management teams.

On January 7, 2011, Holly engaged Vinson & Elkins L.L.P. as its legal advisor to assist in the potential merger. Young Conaway Stargatt & Taylor, LLP was later engaged as Delaware legal counsel.

On January 10, 2011, Messrs. Jennings and Lamp met in Dallas to discuss the potential combination between Holly and Frontier, including industry matters, refinery safety, process safety and capital allocation. Mr. Lamp provided a mission and values statement he had developed for Holly.

On January 11, 2011, Messrs. Jennings and Clifton spoke by telephone regarding the candidates for executive positions for the combined company, especially Mr. Lamp as chief operating officer and Mr. Aron (Frontier’s Executive Vice President and Chief Financial Officer) as chief financial officer. They also indicated general support from their respective boards for the early stage of discussions.

On January 12, 2011, Messrs. Jennings, Aron and Bechtol (Frontier’s Vice President-General Counsel and Secretary) met with attorneys from Andrews Kurth LLP in Houston, Texas regarding the structuring of the potential transaction, potential timeline and governance. Frontier engaged Andrews Kurth as its legal advisor to assist in the potential transaction.

On January 14, 2011, Messrs. Clifton and Jennings met in Houston to continue their previous discussions. Both Messrs. Clifton and Jennings agreed that the transaction should be structured as a merger of equals based on relative trading prices at market with no premium. They discussed the structure of the combined company’s board and agreed it should consist of an equal number of Holly and Frontier directors who qualified as “independent” under the rules of the New York Stock Exchange, other than two management directors. The two non-independent directors would be Mr. Clifton, who would be Executive Chairman of the board of directors of the combined company, and Mr. Jennings, who would be President and Chief Executive Officer and a director of the combined company. In addition, Messrs. Clifton and Jennings agreed that the executive officers of the combined company would consist of both Holly and Frontier executive officers. Messrs. Clifton and Jennings concluded the meeting by confirming their mutual belief that a combination of the two companies could be strategically compelling and financially beneficial to the shareholders of both companies.

On January 14 and 15, 2011, members of Frontier management had discussions by telephone with representatives of Citi and representatives of Credit Suisse, respectively, regarding their acting as Frontier’s financial advisors and regarding the preliminary terms of the proposed merger with Holly. Following those discussions, Frontier decided to engage Citi and Credit Suisse as its financial advisors.

On January 16, 2011, the parties and their respective legal counsel worked to finalize the proposed terms of a mutual confidentiality agreement that included a two year “standstill” agreement under which each of Holly and Frontier agreed not to propose a takeover or combination transaction to the other or its stockholders without the consent of the other’s board. On January 17, 2011, Holly and Frontier executed the confidentiality agreement.

On January 17, 2011, after the confidentiality agreement was executed, Ms. McWatters (Holly’s Vice President, General Counsel and Secretary), Mr. Bechtol and their respective legal counsel spoke by teleconference to discuss the process for due diligence and negotiation of definitive agreements.

In mid-January, members of Holly management had several separate discussions with representatives of Morgan Stanley and Deutsche Bank to discuss their acting as Holly’s financial advisors and to review with Morgan Stanley and Deutsche Bank the preliminary terms of the proposed merger with Frontier. Each of Morgan Stanley and Deutsche Bank was thereafter engaged as a financial advisor to Holly.

On January 20, 2011, Messrs. Jennings, Aron and Bechtol met in the offices of Andrews Kurth together with representatives of Frontier’s legal and financial advisors to discuss the likely process and timeline for reviewing and negotiating the proposed merger.

Beginning on or about January 20, 2011, Holly and Frontier provided due diligence documents and discussed the scope of due diligence information that would be appropriate to share for purposes of evaluating a possible strategic combination. The senior executives of both companies agreed to restrict knowledge of the discussions to a limited number of individuals within each company. Between January 20, 2011 and February 21, 2011, both companies and their respective legal counsel conducted due diligence primarily by reviewing documents and participating in teleconferences. Additionally, Ms. McWatters and Mr. Bechtol, together with attorneys from Vinson & Elkins and Andrews Kurth, held regular teleconferences to coordinate exchange of due diligence materials by the parties and to address ongoing due diligence questions and requests.

On January 24, 2011, Morgan Stanley and Deutsche Bank met with Messrs. Clifton, Lamp, Shaw (Holly’s Senior Vice President and Chief Financial Officer), Ms. McWatters and Vinson & Elkins in Dallas to review the expected timing of the proposed merger, various due diligence matters raised by Morgan Stanley and Deutsche Bank, and other planning issues with respect to the negotiation and review of the proposed merger.

Also on January 24, 2011, the Holly board of directors held a special meeting in Dallas. At the meeting, Vinson & Elkins briefed the board on the legal obligations of the directors and other legal considerations in connection with the proposed merger. Mr. Clifton updated the Holly board of directors on the status of the negotiations of the proposed merger with Frontier and on his discussions with Morgan Stanley and Deutsche Bank. The legal due diligence process, antitrust filings and requirements, and an anticipated timeline were also discussed. After a discussion, the Holly board of directors authorized members of Holly management to continue negotiations with Frontier, including delivery of a draft merger agreement.

On January 25, 2011, Vinson & Elkins sent an initial draft of a merger agreement to Andrews Kurth. From then until February 21, 2011, the parties and their legal counsel negotiated the terms of the merger agreement and related documents, and exchanged drafts of the merger agreement and related documents.

On January 31, 2011, Messrs. Clifton, Lamp, Damiris and Shaw, Ms. McWatters and Messrs. Jennings, Aron and Bechtol met in Dallas, together with Holly’s and Frontier’s respective legal and financial advisors. At the meeting, each senior management team made a presentation regarding its company’s refineries, assets, operations, budgets, capital expenditures and other business matters.

Between January 31, 2011 and February 9, 2011, Messrs. Jennings and Lamp had ongoing discussions by telephone to discuss matters relating to operations in connection with the proposed merger.

On February 4, 2011, the Frontier board of directors held a special meeting in Houston, together with members of Frontier’s management and legal and financial advisors. Mr. Jennings provided an overview of the potential transaction, to be structured as a merger of equals, and the progress of the transaction to date. Andrews Kurth advised the board regarding its fiduciary duties in connection with considering a possible business combination, and the importance of board review and deliberations. Andrews Kurth also presented an overview of the draft merger agreement as proposed by Holly, which had been previously distributed to the board. The board discussed the terms to be negotiated in the merger agreement, including the non-solicitation provisions and size of the break-up fee. Frontier’s financial advisors discussed with the board certain financial aspects relating to the potential merger.

On February 7, 2011, the Holly board of directors held a special meeting in Dallas. At the meeting, Mr. Clifton updated the Holly board of directors on ongoing discussions with Frontier regarding the proposed merger. At the meeting, the Holly board, Mr. Shaw, Ms. McWatters, and Vinson & Elkins discussed the senior management meeting on January 31, 2011 and the business and legal due diligence processes and findings, including those relating to litigation and labor and employment matters, Frontier’s debt structure, and the results of the preliminary antitrust review. Also, at the meeting, representatives of each of Morgan Stanley and Deutsche Bank advised the Holly board of directors of the procedures that their respective firms expected to follow in advising the Holly board of directors about the possible fairness, from a financial point of view, of the exchange ratio to Holly and the expected time to complete their respective financial analyses. The participants at the meeting also discussed the expected timing for the transaction and related matters. At the conclusion of the meeting, the Holly board of directors authorized Holly management to continue negotiations with Frontier.

On February 9, 2011, Messrs. Lamp and Damiris met with Messrs. Purdy (Frontier’s Vice President of Commercial Operations) and Stump (Frontier’s Vice President of Refining Operations) in Denver, Colorado to discuss Holly’s and Frontier’s operations, permits, environmental compliance and refinery facilities. Additional follow-up discussions continued through February 18, 2011, regarding these matters.

On February 11, 2011, the Frontier board of directors held a telephonic meeting with management and its legal advisor, Andrews Kurth. The board received an update from members of management regarding operational due diligence, including capital expenditures, permits and the integration of Holly’s recently acquired Tulsa facilities. The board directed management to conduct further due diligence and report back regarding their review and conclusions as part of proceeding with discussions.

On February 14, 2011, Messrs. Clifton and Jennings, at Mr. Jennings’s request, discussed questions from Frontier regarding projected capital expenditures and environmental matters relating to Holly’s refineries in Tulsa.

On February 16, 2011, the Holly board of directors held a special meeting in Dallas to receive updates on the proposed merger with Frontier. At the meeting, Vinson & Elkins briefed the directors on the applicable legal standards in the context of evaluating a business combination transaction of the type being considered, provided an update regarding legal due diligence, including due diligence relating to the Beverly Hills litigation, and summarized the terms of the proposed merger agreement, including termination rights and break-up fees under the merger agreement. Also, at the meeting, members of Holly senior management described their views of the strategic rationale for the proposed merger and compared the proposed merger to other growth possibilities. In addition, Holly’s financial advisors discussed with the Holly board of directors certain financial aspects relating to the potential merger and related financial analyses. The board also discussed at length the debt structure of Frontier and post-closing operational matters, such as accounting system transitions and management structure. During a recess of the special meeting in conference rooms near the location of the special meeting, the Holly outside directors met with Mr. Jennings, and Messrs. Bech and Myers, both Frontier outside directors, met with Mr. Clifton, regarding governance, operations and the proposed merger.

On February 17, 2011, Mr. Jennings telephoned Mr. Clifton and expressed concern regarding the movements in each company’s stock price during the past week. Mr. Jennings noted that when comparing the 30-day average closing stock price of each company (which was the formula previously discussed in the parties’ negotiations to arrive at the exchange ratio for the proposed merger) to the closing market price of each company at the end of the prior trading day, the Frontier shareholders would effectively be receiving a discount of approximately 7% for their shares (after giving effect to a planned special dividend to Frontier shareholders in the amount of $0.24 per share), and that Frontier was unlikely to enter into the transaction on those terms.

In the morning on February 18, 2011, the Holly board of directors held a special meeting in Dallas. At the meeting, Mr. Clifton informed the directors of his conversation with Mr. Jennings on February 17, 2011 regarding recent movements in Frontier’s and Holly’s stock prices. Representatives from Morgan Stanley and Deutsche Bank and Holly management then engaged in a detailed discussion with the directors regarding the calculation of the exchange ratio, the movements in the stock prices of the two companies and possible reasons for the fluctuations in pricing. After this discussion, the Holly financial advisors noted that as a result of recent increases in Frontier’s stock price relative to Holly’s trading price, it was likely that Frontier would seek an increase in the consideration payable to Frontier shareholders, which consideration had been based on a 30-day average closing price. In addition to a discussion of the merger consideration, the Holly board of directors engaged in an extended discussion regarding the timing of the merger and was updated on the legal due diligence process.

On February 18, 2011, the Frontier board of directors held a meeting in Houston. Andrews Kurth and management provided an overview of open issues in the merger agreement, including the financing for the combined company. The board received a due diligence report from legal counsel and management, including an overview of Holly and HEP, real property, employee benefits and other matters, and an in-depth presentation regarding environmental due diligence and compliance. Management discussed plans for operational enhancements, and reported that the two companies placed a high value on operational safety and environmental compliance during their discussions. Frontier’s financial advisors then updated the board as to certain financial aspects of the potential merger and reviewed the relative stock price of Frontier and Holly, including the recent increase in Frontier’s stock price relative to Holly’s stock price and compared the ratio of their current stock prices to the ratio of their respective 30-day average closing stock prices. Members of the board and Frontier’s management and financial advisors discussed the rationale for seeking an increase in the consideration to be received by Frontier’s shareholders. The board also considered financing for the combined company and engaged in discussions with management regarding expected availability of financing. After considering the information presented and discussed, including recent trading prices, the board authorized Mr. Jennings to engage in additional negotiations with Holly to seek to increase the exchange ratio.

After the end of the trading day on February 18, 2011 (which was the last trading day prior to the expected execution date of the merger agreement), Messrs. Clifton and Jennings discussed by telephone the ongoing movements in both companies’ stock prices. They further discussed the fact that an exchange ratio based on the 30-day average closing price would represent a discount of approximately 13% for Frontier shares based on the closing stock price of each company on that day (after giving effect to the planned special dividend). Mr. Jennings informed Mr. Clifton that Frontier and its board of directors were not comfortable entering into a transaction at more than a small discount to the current market price.

Later in the day on February 18, 2011, the Holly board of directors reconvened in Dallas to receive an update from Mr. Clifton regarding his telephone conversation with Mr. Jennings and their discussions around the exchange ratio for the proposed merger with Frontier. Members of management and representatives from each of Morgan Stanley and Deutsche Bank engaged in a detailed discussion with the Holly board regarding the recent movements in the relative stock prices of the two companies. The possibility of agreeing to an increase in the planned special dividend to Frontier shareholders was also discussed generally by the board. After the discussion, the board instructed Mr. Clifton to telephone Mr. Jennings to propose an exchange ratio representative of the five-day average closing price.

Mr. Clifton relayed the proposal to Mr. Jennings and noted the closeness of Holly’s increased exchange ratio to the ratio of the two companies’ trading prices over the prior 12 months. Mr. Jennings agreed to discuss the revised proposal with members of the board of directors later that evening. After such conversation, the Holly board of directors reconvened, and Mr. Clifton briefed the directors of the results of the conversation. After discussion, the Holly board of directors authorized Holly management to continue its negotiations with Frontier and to provide timely updates. Later that night, Messrs. Clifton and Jennings spoke by telephone about the proposal and what might be an acceptable exchange ratio to both parties. Messrs. Clifton and Jennings discussed that agreeing to an increase in the planned special dividend might be a solution. They agreed to talk again in the morning after both had considered the matter further.

On February 19, 2011, Messrs. Clifton and Jennings discussed further the proposed exchange ratio and the concept of an increased special cash dividend from Frontier to its shareholders. They tentatively agreed, subject to the review and approval of their respective boards and agreement on definitive documentation, to an exchange ratio of 0.4811 of a share of Holly common stock per share of Frontier common stock and an increase in the special cash dividend from $0.24 to $0.28 per share, which would reflect a discount to the current market price of Frontier shares of approximately 3%, including the economic effect of the Frontier special dividend.

Over the weekend of February 19-20, 2011, Holly and Frontier and their respective legal counsel worked to finalize the negotiation of the merger agreement and amendments to agreements relating to the retention of senior executives. In particular, Messrs. Clifton and Jennings had several telephone discussions and exchanged emails regarding the terms on which Messrs. Jennings and Aron would waive certain rights with respect to the vesting of equity and cash compensation following the merger, the terms on which Mr. Jennings would extend the term of his retention agreement, and the terms on which Messrs. Clifton, Lamp and Shaw would waive certain rights with respect to the vesting of equity compensation following the merger. See “— Interests of Holly Directors and Executive Officers in the Merger — Waiver Agreements” and “— Interests of Frontier Directors and Executive Officers in the Merger — Retention and Assumption Agreements” for a description of the written retention agreements and waiver agreements and “— Interests of Holly Directors and Executive Officers in the Merger” and “— Interests of Frontier Directors and Executive Officers in the Merger” for a discussion of the interests of the Holly directors and executive officers and Frontier directors and executive officers, respectively, in the merger.

On the morning of February 21, 2011, members of the Frontier board of directors held a special telephonic meeting with members of Frontier’s management and legal and financial advisors. The board discussed the terms of the merger agreement with members of Frontier’s management and legal advisors. In addition, the board received an update on the agreement of Messrs. Jennings and Aron to waive certain rights with respect to the vesting of equity and cash compensation following the merger. Mr. Jennings discussed with the board the expected availability of financing for the combined company. Citi and Credit Suisse reviewed with the Frontier board their respective financial analyses with respect to the 0.4811 exchange ratio provided for in the merger agreement. Andrews Kurth advised the board regarding its approvals of the merger agreement and related transactions, and the board scheduled a further meeting in the afternoon of the same day.

On the afternoon of February 21, 2011, the Frontier board of directors held a special telephonic meeting with members of Frontier’s management and legal and financial advisors. At this meeting, Citi and Credit Suisse each rendered to the Frontier board of directors an oral opinion, confirmed by delivery of a written opinion dated February 21, 2011, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinions, the 0.4811 exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Frontier common stock. Following discussion with legal advisors, the Frontier board unanimously approved and authorized the execution of the merger agreement and recommended the merger agreement for approval by Frontier’s shareholders. The Frontier board also authorized the payment of a $0.28 per share special dividend and a $0.06 per share quarterly dividend to Frontier shareholders.

On February 21, 2011, the Holly board of directors held a special meeting in Dallas. At the meeting, Vinson & Elkins summarized the principal terms of the final draft of the merger agreement, updated the Holly board on the legal due diligence on the settlement of the Beverly Hills litigation, and informed the Holly board of the remaining unresolved matters, which were limited to confirming items listed in disclosure schedules and certain due diligence questions. Also at this meeting, the Holly board discussed with members of Holly senior management and its legal and financial advisors the potential benefits and other considerations related to the proposed merger to Holly and its stockholders. Also at the meeting, Vinson & Elkins further briefed the Holly directors on their obligations in respect of deliberations regarding the proposed merger, and representatives of each of Morgan Stanley and Deutsche Bank, on behalf of their respective firms, rendered to the Holly board of directors their respective oral opinions (each subsequently confirmed in writing) to the effect that, as of such date and based on and subject to the various assumptions, qualifications and limitations described in their respective opinion, the exchange ratio of 0.4811 shares of Holly common stock to be issued in exchange for each outstanding share of Frontier common stock pursuant to the merger was fair, from a financial point of view, to Holly. After further discussions, the Holly board authorized members of Holly management to resolve the few remaining open items with Frontier and unanimously voted to recommend that the Holly stockholders approve the issuance of shares of Holly common stock and the amendment of Holly’s certificate of incorporation as contemplated by the merger agreement.

Following the board meeting, on February 21, 2011, members of Holly senior management and Frontier senior management, advised by their respective legal counsel, executed the merger agreement and related agreements.

Early in the morning on February 22, 2011, Holly and Frontier issued a joint press release announcing the merger.

Holly’s Reasons for the Merger; Recommendation of the Holly Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, the Holly board of directors consulted with members of Holly’s management, as well as with Holly’s legal and financial advisors, and also considered a number of factors that the Holly board of directors viewed as supporting its decisions. The principal factors that the Holly board of directors viewed as supporting its decisions are:

•	that combining Holly and Frontier would provide the long-term strategic benefit of creating a more diversified company, with increased scope and scale of refining operations than that offered by Holly alone, by adding Frontier’s two refineries with advantaged geographical access to niche product and growing crude supply markets with increased exposure to light-heavy differentials;

•	the transaction has been structured as a “merger of equals” and the exchange ratio reflects an implied discount in the consideration being paid by Holly in the merger of 4.0% to the ratio of the closing prices of the two companies’ common stock on February 18, 2011, the last trading day before public announcement of the merger, and the closeness of the exchange ratio to the historical ratio of the two companies’ trading prices over the twelve months prior to public announcement of the merger;

•	the expectation that the combined company would have a broader geographic sales footprint by adding exposure to the Front Range region and increased exposure to the Mid-Continent region than Holly on a stand-alone basis;

•	the expectation that the combined company would have a strong balance sheet, with a substantial cash position compared to the anticipated outstanding indebtedness of the combined company at the completion of the merger;

•	the expectation that the combined company would have a stronger financial profile and credit rating given the more diverse asset base and stronger combined balance sheet of the combined company in comparison to Holly on a stand-alone basis, which may lower borrowing costs for the combined company (and potentially for HEP);

•	the expectation that the combined company would have improved access to capital over the long term with a lower cost of capital, including equity and debt, based on the anticipated capital structure of the combined company;

•	the expectation that the combined company would have increased resources to invest in future acquisition and other growth opportunities in comparison to Holly on a stand-alone basis;

•	the anticipated competitive position, business, financial position, personnel and prospects of the combined company, which together would create a stronger key customer for HEP, and the expectation that the merger would provide additional growth opportunities for HEP and enhance the potential value of Holly’s investment in HEP;

•	the expectation that the combined company would achieve cost savings from, among other things, reductions in corporate overhead and back office costs in comparison to both companies on a stand-alone basis;

•	the expectation that combining Holly and Frontier would promote earnings per share accretion (in comparison to Holly on a stand-alone basis) through realization of synergies;

•	the potential opportunities for greater operational efficiencies and synergies through conducting Holly’s and Frontier’s operations as part of a single enterprise;

•	the expectation that the combination of Holly and Frontier would spread risk of unplanned downtime and other operational risks across the combined company’s larger and more diversified asset base;

•	that Holly’s solvent deasphalting technology and Frontier’s coker-based asphalt technology are generally complementary and would combine to create diversified asphalt processing technology and asphalt manufacturing synergies for the combined company;

•	the opportunity to combine two strong senior management teams, as described under “— Board of Directors and Management Following the Merger”;

•	that the board of directors of the combined company following the “merger of equals” would have equal representation from the two companies consisting of seven directors chosen by the current Holly directors and seven directors chosen by the current Frontier directors, as described under “— Board of Directors and Management Following the Merger”;

•	the opinion of Morgan Stanley & Co. Incorporated, dated February 21, 2011, to the Holly board of directors to the effect that, as of that date and based on and subject to various assumptions, qualifications and limitations described in the Morgan Stanley opinion included with this joint proxy statement/prospectus as Annex B, the exchange ratio of 0.4811 shares of Holly common stock to be issued by Holly in exchange for each outstanding share of Frontier common stock pursuant to the merger was fair, from a financial point of view, to Holly, as more fully described below under the caption “— Opinions of Holly’s Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated”; and

•	the opinion of Deutsche Bank Securities Inc., dated February 21, 2011, to the Holly board of directors to the effect that, as of that date and based on and subject to various assumptions, qualifications and limitations described in the Deutsche Bank opinion included with this joint proxy statement/prospectus as Annex C, the exchange ratio of 0.4811 shares of Holly common stock to be issued by Holly in exchange for each outstanding share of Frontier common stock was fair, from a financial point of view, to Holly, as more fully described below under the caption “— Opinions of Holly’s Financial Advisors — Opinion of Deutsche Bank Securities Inc.”

In addition to considering the factors described above, the Holly board of directors also considered the following factors:

•	its knowledge of Holly’s business, operations, financial condition, earnings and prospects and its knowledge of Frontier’s business, operations, financial condition, earnings and prospects, taking into account Frontier’s publicly-filed information and the results of Holly’s due diligence review of Frontier;

•	the current and prospective competitive climate in the petroleum refining and marketing industry in which Holly and Frontier operate, including the potential for further consolidation in the refining and marketing industry in North America generally and the Mid-Continent, Southwestern and Rocky Mountain regions of the United States in particular;

•	the long-term and recent historical trading prices with respect to shares of Holly common stock and Frontier common stock and the amount of the merger consideration;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Holly or Frontier common stock between the date of the merger agreement and the date of the completion of the merger;

•	the terms and conditions of the merger agreement, including the commitments by both Holly and Frontier to complete the merger and certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Frontier or Holly, and the likelihood of completing the merger;

•	the fact that completion of the merger is subject to the negotiation of suitable financing or refinancing for the combined company in the form of a new bank facility;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Holly or Frontier and, that under certain circumstances more fully described in the sections “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 97 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 98, Holly or Frontier, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Holly or Frontier board, as applicable, may withdraw or modify its recommendations to Holly or Frontier stockholders regarding the merger; and

•	the combined company’s ability to operate under the covenants of Holly’s and Frontier’s existing indebtedness and/or the combined company’s ability to refinance such indebtedness on reasonable terms and the combined company’s ability to increase its bank lines of credit.

The Holly board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Holly’s business during the period between the execution of the merger agreement and the completion of the merger;

•	the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under the caption “— Regulatory Clearances Required for the Merger” beginning on page 87;

•	the potential earnings dilution to Holly stockholders following the merger;

•	the challenges inherent in the combination of two businesses of the size and complexity of Holly and Frontier, including the possible diversion of management attention for an extended period of time;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Holly and Frontier and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 18 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 17.

This discussion of the information and factors considered by Holly’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board, but is not intended to be exhaustive and may not include all of the factors considered by the Holly board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Holly board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Holly stockholders. Rather, the Holly board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Holly’s management and outside legal and financial advisors. In addition, individual members of the Holly board of directors may have assigned different weights to different factors.

Certain of Holly’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Holly’s stockholders generally. The Holly board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Holly stockholders. For a discussion of these interests, see “— Interests of Holly Directors and Executive Officers in the Merger.”

The Holly board of directors unanimously approved the merger and the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger, are in the best interests of Holly and its stockholders. Accordingly, the Holly board of directors unanimously recommends that the Holly stockholders vote “FOR” the proposal to approve the issuance of shares of Holly common stock to Frontier shareholders pursuant to the merger.

Opinions of Holly’s Financial Advisors

Opinion of Morgan Stanley & Co. Incorporated

Holly retained Morgan Stanley to provide it with financial advisory services in connection with the transaction. Holly selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Holly. At the meeting of the Holly board of directors on February 21, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Holly.

The full text of the written opinion of Morgan Stanley, dated February 21, 2011, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B and incorporated by reference into this section of the joint proxy statement/prospectus. The summary of the Morgan Stanley fairness opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Holly stockholders are urged to read the opinion carefully and in its entirety. The Morgan Stanley opinion is directed to the Holly board of directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement as of the date of the opinion. The Morgan Stanley opinion does not address any other aspect of the merger and does not constitute a recommendation to any Holly or Frontier stockholder as to how any such stockholder should vote with respect to the proposed merger or any other matter.

For the purposes of its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Frontier and Holly, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Frontier and Holly, respectively;

•	reviewed certain financial forecasts prepared by the managements of Frontier and Holly, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared with the guidance of members of Holly management and which had been approved for Morgan Stanley’s use by Holly management;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Frontier and Holly, respectively;

•	discussed the past and current operations and financial condition and the prospects of Frontier, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Frontier;

•	discussed the past and current operations and financial condition and the prospects of Holly, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Holly;

•	reviewed the pro forma impact of the merger on Holly’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Frontier common stock and Holly common stock;

•	compared the financial performance of Frontier and Holly and the prices and trading activity of Frontier common stock and Holly common stock with that of certain other publicly-traded companies that Morgan Stanley deemed comparable with Frontier and Holly, respectively, and their securities;

•	participated in discussions and negotiations among representatives of Frontier and Holly and their financial and legal advisors;

•	reviewed the merger agreement; and

•	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

For purposes of its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Frontier and Holly, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial forecasts prepared by the managements of Frontier and Holly, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared with guidance from Holly management and which have been approved for Morgan Stanley’s use by Holly management, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Frontier and Holly, as applicable, of the future financial performance of Frontier and Holly, respectively. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Frontier and Holly of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Frontier and Holly; (iii) their ability to retain key employees of Frontier and Holly, respectively; and (iv) the validity of, and risks associated with, Frontier’s and Holly’s existing and future technologies, products, services and business models. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, as contemplated by the merger agreement. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that the merger agreement contemplated that the parties may agree upon alternative structures to effect the business combination contemplated by the merger agreement; however, for purpose of its opinion, Morgan Stanley assumed with Holly’s consent that no such alternative structure would be implemented.

In its opinion, Morgan Stanley noted that it is not a legal, tax or regulatory advisor and that as a financial advisor it relied upon, without independent verification, the assessment of Holly and Frontier and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Holly’s or Frontier’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Frontier’s common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Frontier or Holly, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 21, 2011. Events occurring after February 21, 2011 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not in any manner address the prices at which Holly common stock or Frontier common stock would trade either prior to or following consummation of the merger.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion, dated as of February 21, 2011. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Historical Exchange Ratio Analysis

Morgan Stanley reviewed the stock price performance of Frontier and Holly during various periods ending on February 18, 2011, the last full trading day prior to the rendering of Morgan Stanley’s opinion dated February 21, 2011. Morgan Stanley then calculated the daily historical exchange ratios during the period between February 15, 2008 and February 18, 2011 implied by dividing the Frontier closing price for the relevant date by the Holly closing price for such date. Morgan Stanley then calculated the average, minimum or maximum of the resulting exchange ratios, as applicable, across certain periods within the three-year time range. Morgan Stanley compared the exchange ratio of 0.4811 provided for in the merger agreement with historical exchange ratios for such dates and periods. The following table lists the implied exchange ratios for these dates and periods:

Implied Exchange
Ratio
Period Ending February 18,
2011

Maximum Since February 18, 2010	0.5650
Minimum Since February 18, 2010	0.3960
Average Since December 17, 2010	0.4363
Average Since August 18, 2010	0.4411
Average Since February 18, 2010	0.4742
Average Since February 15, 2008	0.5662

The exchange ratio of 0.4811 provided for in the merger agreement reflects an implied discount of 4.0% to the market exchange ratio on February 18, 2011 (0.5012), or an implied discount of 3.0% to the market exchange ratio on February 18, 2011, as adjusted for a special catch-up cash dividend (which was assumed to be $0.28/share per the merger agreement), the concept of which was publicly discussed by Frontier management prior to the announcement of the merger agreement and expected to be paid to Frontier shareholders in March 2011 (as adjusted for such a dividend, 0.4962).

Equity Research Analyst Price Targets

Morgan Stanley reviewed selected public market trading price targets for Frontier common stock prepared and published by 11 equity research analysts that published or confirmed price targets for Frontier after February 1, 2011 and prior to February 18, 2011. For purposes of this analysis, Morgan Stanley assumed that the analysts who published research reports after February 1, 2011 and prior to February 18, 2011 and who did not adjust their prior stock price targets, were deemed to have confirmed their pre-existing price targets. Morgan Stanley reviewed the most recent price target published by each analyst. These targets reflect each analyst’s estimate of the future public market trading price of Frontier common stock at the time the price target was published. At February 18, 2011, the range of selected equity analyst price targets for Frontier common stock was from approximately $19 to $33 per share (or approximately $17 to $30 per share if discounted for an illustrative twelve months at an 11% cost of equity). Morgan Stanley noted that the Frontier closing price on February 18, 2011 was $28.12 per share.

Morgan Stanley also reviewed selected public market trading price targets for Holly common stock prepared and published by nine equity research analysts that published or confirmed price targets for Holly after February 1, 2011 and prior to February 18, 2011. Price targets were assumed to be confirmed if the analyst published estimates after February 1, 2011 and prior to February 18, 2011. Morgan Stanley reviewed the most recent price target published by each analyst. These targets reflect each analyst’s estimate of the future public market trading price of Holly common stock at the time the price target was published. At February 18, 2011, the range of selected equity analyst price targets for Holly common stock was from approximately $40 to $77 per share (or approximately $36 to $69 per share if discounted for an illustrative twelve months at an 11% cost of equity). Morgan Stanley noted that the Holly closing price on February 18, 2011 was $56.11 per share.

Morgan Stanley calculated the exchange ratio implied by the analyst price targets for Holly and Frontier (only with respect to such analysts that published price targets for both Holly and Frontier) by dividing the Frontier price target by the Holly price target provided by the same analyst. This analysis implied a range of exchange ratios of 0.4151 to 0.5167 based on price targets published or confirmed after February 1, 2011 and prior to February 18,

2011. Price targets were assumed to be confirmed if the analyst published estimates after February 1, 2011 and prior to February 18, 2011. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4811.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Frontier common stock and shares of Holly common stock and these estimates are subject to uncertainties, including the future financial performance of Frontier and Holly and future financial market conditions.

Comparable Company Analysis

Morgan Stanley compared certain financial information of each of Holly and Frontier with publicly available consensus earnings and EBITDA estimates for other companies that shared similar business characteristics to Holly and Frontier, respectively. The companies used in this comparison were:

Alon USA Energy, Inc.
CVR Energy, Inc.
Delek US Holdings, Inc.
Frontier Oil Corporation
Holly Corporation
Sunoco, Inc.
Tesoro Corporation
Valero Energy Corporation
Western Refining, Inc.

For purposes of this analysis, Morgan Stanley used the median estimates of those estimates published publicly by equity research analysts for each company after February 1, 2011 and prior to February 18, 2011. In cases where there was limited information available on this basis, Morgan Stanley used the median of the two most recent estimates, when available (in either case, referred to here as “consensus estimates”).

Morgan Stanley analyzed the ratio of aggregate value, defined as market capitalization plus total debt, noncontrolling interest and preferred equity less cash and cash equivalents, to consensus estimates of EBITDA for calendar years 2011 and 2012 for each of these companies, referred to as AV/EBITDA multiple. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. For Holly, Morgan Stanley presented the AV/EBITDA multiple on both a consolidated and deconsolidated basis. The deconsolidated AV/EBITDA multiple estimated the hypothetical trading multiple of Holly’s refining operations by excluding the estimated contribution of Holly’s interests in HEP and the UNEV Pipeline, LLC (UNEV Pipeline) from both the aggregate value and EBITDA. Morgan Stanley observed a range of AV/EBITDA multiples for these companies based on 2011 consensus estimates of 4.4x to 7.8x and AV/EBITDA multiples for these companies based on 2012 consensus estimates of 4.3x to 7.1x.

Morgan Stanley also analyzed the ratio of stock price per share to the consensus estimates of EPS, or earnings per share, referred to as P/E, for calendar years 2011 and 2012. Morgan Stanley observed a range of P/E multiples for these companies of 9.5x to 25.0x for calendar year 2011 and of 8.9x to 17.2x for calendar year 2012.

Based on an analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected (i) reference ranges of AV/EBITDA multiples of 4.5x to 6.5x and P/E multiples of 10.0x to 12.0x for the comparable companies and applied these ranges of multiples to consensus estimates for calendar year 2011 EBITDA and EPS for Holly and Frontier, and (ii) reference ranges of AV/EBITDA multiples of 5.0x to 6.5x and P/E multiples of 11.0x to 14.5x and applied these ranges of multiples to consensus estimates for calendar year 2012 EBITDA and EPS for Holly and Frontier.

In the case of Holly, the value ranges implied by the AV/EBITDA multiples were adjusted to account for the value of Holly’s interests in HEP and the UNEV Pipeline. The AV/EBITDA multiples outlined above were only applied to EBITDA attributable to Holly’s refining operations, calculated as the consensus estimates for Holly’s EBITDA less the consensus estimates for HEP’s EBITDA less the estimated EBITDA contribution from Holly’s interest in the UNEV Pipeline, which was assumed to be transferred to HEP at year end 2011. Incremental value was added when calculating the price per share of Holly’s stock to reflect Holly’s interests in HEP and the UNEV

Pipeline. Holly’s estimated value in the limited partnership interests of HEP was based on the public trading value of those limited partnership interests. Holly’s estimated value in the general partnership interests of HEP was based on the public trading values of comparable general partnership interests. Holly’s estimated value in the UNEV Pipeline was based on the forecasted capital contribution in the UNEV Pipeline as of December 31, 2010.

Similarly, Morgan Stanley only applied P/E multiples to the consensus estimates for 2011 EPS for Holly excluding the estimated contribution of UNEV Pipeline earnings for the second half of 2011 and the estimated value of Holly’s interest in the UNEV Pipeline was added when calculating the resulting price per share of Holly’s stock.

Based on the consensus estimates, the estimated value of Holly’s interests in HEP and the UNEV Pipeline and each company’s respective forecasted outstanding net debt as of December 31, 2010, with Holly’s net debt unconsolidated for HEP’s net debt, Morgan Stanley estimated the following implied value ranges for shares of Frontier and Holly, respectively, on a fully diluted basis:

Share Price
(approximate value
	Company Trading Analysis (consensus estimates)	range)

Frontier	AV/EBITDA multiple for estimated calendar year 2011	$24 to $33
	AV/EBITDA multiple for estimated calendar year 2012	$22 to $29
	P/E multiple for estimated calendar year 2011	$24 to $29
	P/E multiple for estimated calendar year 2012	$22 to $29
Holly	AV/EBITDA multiple for estimated calendar year 2011	$57 to $76
	AV/EBITDA multiple for estimated calendar year 2012	$55 to $67
	P/E multiple for estimated calendar year 2011	$52 to $62
	P/E multiple for estimated calendar year 2012	$50 to $66

Morgan Stanley noted that the Frontier closing price on February 18, 2011 was $28.12 per share and that Holly closing price on February 18, 2011 was $56.11 per share.

Morgan Stanley noted that such analyses indicated a range of implied exchange ratios of 0.3147 to 0.5923 based on AV/EBITDA multiples for calendar year 2011, 0.3355 to 0.5251 based on AV/EBITDA multiples for calendar year 2012, 0.3837 to 0.5469 based on P/E multiples for calendar year 2011, and 0.3299 to 0.5732 based on P/E multiples for calendar year 2012. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4811.

No company utilized in the comparable company analysis is identical to Holly or Frontier (other than the companies themselves, as applicable). In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Holly and Frontier, such as the impact of competition on the businesses of Holly and Frontier and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Holly and Frontier or the industry or in the financial markets in general.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to estimate the value of a company by calculating the present value of estimated future cash flows of the company. Morgan Stanley calculated a range of equity values per fully diluted share for each of Holly and Frontier based on projections of cash flows for the calendar years 2011 through 2015 and an estimate to the terminal value after 2015.

For the purposes of the discounted cash flow analysis Morgan Stanley used certain financial forecasts prepared by the managements of Frontier and Holly, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared with the guidance of Holly management and which had been approved for Morgan Stanley’s use by Holly management, which is referred to below as the “Holly management case.” Morgan Stanley also reviewed the potential impact of two additional sensitivity scenarios (each of which was prepared with guidance from Holly management) on the projected value of both Frontier and Holly cash flows. The first scenario, Holly management sensitivity case #1, assumed a wider light/heavy differential, a wider sweet/sour differential, a heavier/more sour crude slate (for Frontier only) and a wider lubes to WTI spread than the Holly management case in the estimated calendar years 2011 through 2015. The second scenario, Holly management sensitivity case #2, used the same assumptions as the Holly management sensitivity case #1 except for a wider light/heavy differential for the estimated calendar years 2011 through 2015.

In arriving at the estimated equity values per share of Frontier or Holly common stock, as applicable, Morgan Stanley estimated a range of terminal values by multiplying Frontier’s or Holly’s estimated mid-cycle EBITDA (based on the 2006-2010 average prices of selected commodities, when full year data were available) by EBITDA multiples ranging from 4.5x to 6.0x. Morgan Stanley then discounted Frontier’s or Holly’s forecasted unlevered free cash flows, as applicable, defined as net operating profit after tax plus depreciation and amortization, other non-cash items and net proceeds from asset sales less changes in working capital, changes in other assets and liabilities and capital expenditures, and the estimated terminal value, in each case to a present value using discount rates ranging from 9.0% to 11.0%. These discount rates were based on Morgan Stanley’s judgment of the estimated range of Frontier’s or Holly’s weighted average cost of capital, as applicable.

In the case of Holly, Morgan Stanley’s discounted cash flow analysis excluded cash flows attributable to HEP. To estimate the implied Holly price per share Morgan Stanley included estimates for the value of Holly’s interests in HEP based on the public trading value of the limited partnership interests and the public trading values of comparable general partnership interests. These estimated values were added to the equity value implied by the discounted cash flow analysis to derive an estimated equity value for Holly.

Based on the foregoing analysis and the forecasted cash and cash equivalents and debt outstanding of Frontier as of December 31, 2010 the discounted cash flow analysis of Frontier yielded an implied value range for Frontier common stock of approximately $25 to $32 per share, on a fully diluted basis. Morgan Stanley noted that the Frontier closing price on February 18, 2011 was $28.12 per share. Based on the foregoing analysis and the forecasted unconsolidated cash and cash equivalents and debt outstanding of Holly as of December 31, 2010, the discounted cash flow analysis of Holly, including the incremental value associated with HEP, yielded an implied value range for Holly common stock of approximately $66 to $82 per share, on a fully diluted basis, based on the Holly management case. Morgan Stanley noted that the Holly closing price on February 18, 2011 was $56.11 per share.

Based on the foregoing analysis and the forecasted cash and cash equivalents and debt outstanding of Frontier as of December 31, 2010 the discounted cash flow analysis of Frontier yielded (i) an implied value range for Frontier common stock of approximately $32 to $39 per share, on a fully diluted basis, in the Holly management sensitivity case #1, and (ii) an implied value range for Frontier common stock of approximately $35 to $42 per share, on a fully diluted basis, in the Holly management sensitivity case #2. Morgan Stanley noted that Frontier closing price on February 18, 2011 was $28.12 per share. Based on the foregoing analysis and the forecasted unconsolidated cash and cash equivalents and debt outstanding of Holly as of December 31, 2010, the discounted cash flow analysis of Holly, including the incremental value associated with HEP, yielded (i) an implied value range for Holly common stock of approximately $75 to $92 per share, on a fully diluted basis, in the Holly management sensitivity case #1, and (ii) an implied value range for Holly common stock of approximately $77 to $94 per share, on a fully diluted basis, in the Holly management sensitivity case #2. Morgan Stanley noted that Holly closing price on February 18, 2011 was $56.11 per share.

Morgan Stanley noted that such discounted cash flow analysis for Frontier and Holly implied a range of exchange ratios of 0.3086 to 0.4769 based on the Holly management case. Based on the Holly management sensitivity case #1, the implied range of exchange ratios was 0.3528 to 0.5164 and in the Holly management sensitivity case #2, the range was 0.3713 to 0.5360. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4811.

Contribution Analysis

Morgan Stanley reviewed the relative contributions of Holly and Frontier to the following estimated financial and operating metrics of the combined company for 2010-2012, based on the Holly management case and the consensus estimates:

•	EBITDA

•	Net income

•	Capacity

•	Complex capacity

In the foregoing analysis, Holly’s EBITDA was adjusted to exclude the contribution from HEP and the UNEV Pipeline. When calculating the resulting equity value contribution for Holly, Morgan Stanley included estimates for the value of Holly’s interests in HEP based on the public trading value of the limited partnership interests and the public trading values of comparable general partnership interests as well as an estimated value of Holly’s interest in the UNEV Pipeline based on the forecasted capital contribution as of December 31, 2010. To better align EBITDA for Frontier and Holly on an accounting basis, Morgan Stanley excluded approximately $25 million in amortization of turnaround costs from Frontier’s operating expenses in the Holly management case. Morgan Stanley also excluded UNEV Pipeline earnings contribution for the second half of 2011 from estimates of Holly’s net income and included an estimated value of Holly’s interest in the UNEV Pipeline based on the forecasted capital contribution as of December 31, 2010 when calculating Holly’s equity contribution.

Based on the foregoing, Morgan Stanley calculated implied exchange ratios, or exchange ratio ranges, as applicable, taking into account the impact of each company’s respective forecasted outstanding net debt as of December 31, 2010, with Holly’s net debt unconsolidated for HEP’s net debt, of:

	Company Trading Analysis	Exchange Ratio

Management Case	AV/EBITDA multiple for estimated calendar years 2010-2012	0.3117-0.4180
	P/E multiple for estimated calendar years 2010-2012	0.1821-0.4392
Consensus Estimates	AV/EBITDA multiple for estimated calendar years 2010-2012	0.2799-0.4904
	P/E multiple for estimated calendar years 2010-2012	0.2122-0.5820
Capacity		0.3125
Complex Capacity		0.2715

Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4811.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Holly or Frontier. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Holly and Frontier. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to Holly of the exchange ratio pursuant to the merger agreement and in connection with the delivery of its opinion to the Holly board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Holly or Frontier might actually trade.

Morgan Stanley’s opinion and its presentation to the Holly board of directors was one of many factors taken into consideration by the Holly board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Holly board of directors with respect to the exchange ratio or of whether the Holly board of directors would have been willing to agree to a different exchange ratio. The exchange ratio was determined through arm’s-length negotiations between Holly and Frontier and was approved by the Holly board of directors. Morgan Stanley provided advice to Holly during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Holly or that any specific exchange ratio constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Holly, Frontier, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Holly with financial advisory services in connection with the merger for which it will be paid a fee of $5,125,000, a portion of which became payable at the time of public announcement of the merger and a substantial portion of which is contingent upon, and will become payable upon, completion of the merger. In addition, Holly may pay to Morgan Stanley an additional discretionary fee if Holly so determines in its sole discretion. Furthermore, Holly has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Holly has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In May 2011, Holly requested an affiliate of Morgan Stanley to participate as a lender under the New Senior Credit Facility described under “The Merger — Credit Agreements.” Morgan Stanley currently anticipates that such affiliate may participate as a lender and would receive customary compensation in connection therewith. In addition, Morgan Stanley may seek to provide additional financial advisory and financing services to Holly in the future and would expect to receive fees for the rendering of these services.

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank has acted as one of Holly’s financial advisors in connection with the merger. At the meeting of the Holly board of directors on February 21, 2011 Deutsche Bank delivered its oral opinion, subsequently confirmed in writing, to the Holly board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the Deutsche Bank opinion, the exchange ratio was fair, from a financial point of view, to Holly.

The full text of the written opinion of Deutsche Bank, dated February 21, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Holly’s stockholders are encouraged to read the opinion in its entirety. Deutsche Bank expressed no opinion or recommendation as to how any holder of Holly common stock should vote with respect to the transactions contemplated by the merger agreement. The summary of the Deutsche Bank opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion included as Annex C.

In connection with its role as one of Holly’s financial advisors, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial and other information concerning Holly and Frontier;

•	reviewed certain internal analyses and other information relating to Holly prepared by management of Holly;

•	reviewed certain internal analyses and other information relating to Frontier prepared by the management of Frontier;

•	reviewed certain forecast operating and financial statistics relating to Holly and Frontier prepared by the managements of Holly and Frontier, respectively, as well as financial forecasts prepared therefrom by management of Holly and approved for Deutsche Bank’s use by the management of Holly;

•	held discussions with members of management of Holly and Frontier regarding the businesses and prospects of Holly and Frontier, respectively, and the prospects of the combined company, including, without limitation, certain cost savings and operating synergies jointly projected by the managements of Frontier and Holly to result from the merger;

•	reviewed the reported prices and trading activity for both Holly common stock and Frontier common stock;

•	to the extent publicly available, compared certain financial and stock market information for Holly and Frontier with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded,

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Holly or Frontier, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with Holly’s permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of Holly or Frontier or any of their respective subsidiaries, nor did it evaluate the solvency or fair value of Holly or Frontier under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts and projections, including, without limitation, the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies and other strategic benefits jointly prepared and expected by Frontier and Holly to be achieved as a result of the merger (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with Holly’s permission that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Holly and Frontier as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions, and the information made available to it, as of the date thereof. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it became aware after the date thereof.

For purposes of rendering its opinion, Deutsche Bank assumed with Holly’s permission that, in all respects material to its analysis, the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed at Holly’s direction that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Deutsche Bank also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions would be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Holly and its advisors with respect to such issues.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the board of directors of Holly. The opinion was limited to the fairness, from a financial point of view, to the Company of the exchange ratio. Holly did not ask Deutsche Bank to, and the opinion of Deutsche Bank did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Holly, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Holly to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of Holly common stock should vote with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of Holly or Frontier, or any class of such persons, in connection with the merger whether relative to the amounts to be received by any other person pursuant to the merger agreement or otherwise. The Deutsche Bank opinion did not in any manner address the prices at which Holly common stock or Frontier common stock will trade following the announcement or consummation of the merger.

Summary of Material Financial Analyses.  The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Holly board of directors on February 21, 2011 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order of analyses described represent relative importance or weight given to those analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 18, 2011, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis.  Deutsche Bank reviewed the trading prices of Frontier common stock and Holly common stock for the period from February 18, 2008 through February 18, 2011. For each trading day during that period, Deutsche Bank derived the implied historical exchange ratio by dividing the closing price per share of Frontier common stock by the closing price per share of Holly common stock. The following table sets forth the average implied historical exchange ratios as of February 18, 2011 and for the specified periods ended February 18, 2011 and the premium represented by such ratio as compared to the exchange ratio of 0.4811x.

			Premium/(Discount) of
	Implied Historical		Exchange Ratio to
Period	Exchange Ratio		Implied Historical Exchange Ratio

Current(1)	0.5012	x	(4.0)%
Adjusted(2)	0.4962	x	(3.0)%
LTM high	0.5650	x	(14.8)%
LTM low	0.3960	x	21.5%
Prior 2-month period	0.4363	x	10.3%
Prior 6-month period	0.4411	x	9.1%
Prior 1-year period	0.4742	x	1.5%
Prior 3-year period	0.5662	x	(15.0)%

(1)	Market data as of February 18, 2011.

(2)	Adjusted for Frontier catch-up dividend of $0.28 per share.

Historical Share Price Analysis.  Deutsche Bank noted that the low and high closing prices per share of Frontier common stock during the 52-week period ending on February 18, 2011 were $11.38 and $29.27, respectively. Deutsche Bank also noted that the low and high closing prices per share of Holly common stock during the same period were $23.32 and $61.91, respectively. Deutsche Bank noted that the range of implied exchange ratios during the 52-week period ending on February 18, 2011 was 0.3960x to 0.5650x as compared to the exchange ratio of 0.4811x.

Analyst Price Targets.  Deutsche Bank reviewed the price targets for Frontier common stock prepared and published by 11 equity research analysts who published price targets on or after February 1, 2011 and the price targets for Holly common stock prepared and published by nine equity research analysts who published price targets on or after February 1, 2011. These targets reflect each analyst’s estimate of the future public market trading price of Frontier common stock and Holly common stock and are not discounted to reflect present values.

Deutsche Bank noted that the range of undiscounted equity analyst price targets of Frontier common stock was between $19.00 and $33.00 per share and the range of undiscounted equity analyst price targets of Holly common stock was between $40.00 and $77.00 per share. Deutsche Bank calculated that the implied exchange ratio based on the price targets of the nine equity research analysts who published price targets for both Frontier and Holly ranged from 0.4151x to 0.5167x as compared to the exchange ratio of 0.4811x.

Selected Companies Analysis.  Deutsche Bank reviewed and compared certain financial information, ratios and public market multiples for Holly and Frontier to the corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the refining and related sectors (the “Selected Companies”):

•	Alon USA Energy, Inc.

•	CVR Energy, Inc.

•	Delek US Holdings, Inc.

•	Sunoco, Inc.

•	Tesoro Corporation

•	Valero Energy Corporation

•	Western Refining, Inc.

Although none of the Selected Companies is directly comparable to Holly or Frontier, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Holly and Frontier.

In its analysis, Deutsche Bank derived and compared multiples for Frontier, Holly, Holly’s refining business on a standalone basis after removal of certain non-refining operations (HEP and UNEV pipeline), referred to herein as “Holly Refining,” and the Selected Companies, calculated as follows:

•	enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA,” for calendar year 2011, which is referred to below as “2011E EV/EBITDA;”

•	enterprise value as a multiple of estimated EBITDA for calendar year 2012, which is referred to below as “2012E EV/EBITDA;”

•	price per share divided by estimated earnings per share, commonly referred to as “EPS,” for calendar year 2011, which is referred to below as “2011E P/E;” and

•	price per share divided by estimated EPS for calendar year 2012, which is referred to below as “2012E P/E.”

The multiples and ratios for each of the Selected Companies were calculated using the closing price of the Selected Companies’ common stock on February 18, 2011 and were based on the most recent publicly available information and information from Capital IQ. The multiples and ratios for Frontier and Holly were calculated using closing prices per share of Frontier common stock and Holly common stock on February 18, 2011 and were based on the median estimates from research analysts who published estimates on or after February 1, 2011. The multiples and ratios for Holly Refining were calculated using closing prices per share of Holly common stock on February 18, 2011 and the median estimates from research analysts who published estimates on or after February 1, 2011, subject to certain adjustments to account for the removal of non-refining operations.

This analysis indicated the following multiples:

Holly
	Range(1)	Median(2)	Frontier	Holly	Refining

2011E EV/EBITDA	4.7x - 7.8x	5.2x	5.4x	6.4x	4.4x
2012E EV/EBITDA	4.3x - 6.4x	5.9x	6.4x	7.1x	5.2x
2011E P/E(3)	9.5x - 25.0x	11.6x	11.8x	11.3x	n/a
2012E P/E(3)	8.9x - 17.2x	11.7x	14.3x	12.4x	n/a

(1)	Selected Companies only, excludes Frontier, Holly and Holly Refining.

(2)	Median excludes CVR Energy Inc. and Sunoco, Inc.

(3)	Range and median exclude Alon USA Energy, Inc. and Holly Refining.

Deutsche Bank selected representative ranges of financial multiples of the selected companies and applied these ranges of multiples to the relevant Frontier and Holly statistics. This analysis indicated the following ranges of implied values per share for Frontier common stock and implied values per share for Holly common stock:

		Implied Per Share	Implied Per Share
	Reference Range	Value for Frontier	Value for Holly

2011E EV/EBITDA	5.0x - 6.5x	$26.19 - $33.45	$61.41 - $75.22
2012E EV/EBITDA	5.0x - 6.5x	$22.48 - $28.62	$54.84 - $66.67
2011E P/E	11.0x - 14.0x	$26.18 - $33.32	$57.13 - $71.84
2012E P/E	11.5x - 14.5x	$22.66 - $28.57	$52.10 - $65.69

Deutsche Bank also calculated the exchange ratios implied by dividing the low end of the implied equity value per share of Frontier common stock for each financial multiple by the high end of the implied equity value per share of Holly common stock for such financial multiple and the exchange ratios implied by dividing the high end of the implied equity value per share of Frontier common stock for each multiple by the low end of the implied equity value per share of Holly common stock for such financial multiple. This analysis indicated the following range of implied exchange ratios as compared to the exchange ratio of 0.4811x:

Implied Exchange Ratio

2011E EV/EBITDA	0.3482x - 0.5447x
2012E EV/EBITDA	0.3371x - 0.5219x
2011E P/E	0.3644x - 0.5833x
2012E P/E	0.3449x - 0.5483x

Discounted Cash Flow Analysis.  Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of Frontier common stock based on projected unlevered free cash flows for Frontier on a standalone basis for the years ending December 31, 2011 through 2015, using estimates from Holly management. The analysis was based on a range of discount rates from 9.0% to 11.0% and a terminal value based on multiples ranging from 5.0x to 6.0x applied to Frontier’s mid-cycle EBITDA. The terminal multiple range was based on the average forward-looking EBITDA multiples for publicly traded corporations in the refining and related sectors during the period from 2006 to 2010. Frontier’s mid-cycle EBITDA was calculated by applying average product and input pricing spreads and average crude oil pricing differentials from 2006 to 2010 to Frontier’s forecasted operating configuration. This analysis indicated the following range of implied per share present values for Frontier common stock:

Holly Management Case	Holly Management Sensitivity Case 1

$26.79 - $31.65	$33.68 - $38.83

Deutsche Bank also performed a discounted cash flow analysis to determine a range of implied present values per share of Holly common stock based on projected unlevered free cash flows for Holly on a standalone basis for the years ending December 31, 2011 through 2015, using estimates from Holly management and the same methodology described above. This analysis indicated the following range of implied per share present values for Holly common stock:

Holly Management Case	Holly Management Sensitivity Case 1

$69.93 - $82.24	$78.81 - $91.52

Deutsche Bank also calculated the exchange ratios implied by dividing the low end of the implied equity value per share of Frontier common stock by the corresponding high end of the implied equity value per share of Holly common stock and by dividing the high end of the implied equity value per share of Frontier common stock by the corresponding low end of the implied equity value per share of Holly. This analysis indicated the following range of implied exchange ratios as compared to the exchange ratio of 0.4811x:

Holly Management Case	Holly Management Sensitivity Case 1

0.3257x - 0.4526x	0.3680x - 0.4927x

Pro Forma Analysis.  Deutsche Bank performed an illustrative pro forma transaction analysis of the potential financial impact of the merger on Holly’s estimated EPS for fiscal years 2011 and 2012 under various scenarios including Synergies ranging from $15 to $45 million (of which only one-half are realized in 2011) and the potential refinancing or redemption of Frontier’s existing bonds. In this analysis, earnings estimates for Frontier and Holly were based on Holly management projections and consensus estimates. Based upon the Holly management estimates, Deutsche Bank’s analysis indicated a range of 3.2% dilution to 1.8% accretion in 2011 and a range of 0.3% dilution to 6.5% accretion in 2012. Based upon the consensus estimates, Deutsche Bank’s analysis indicated a range of 2.8% to 7.7% accretion in 2011 and a range of 0.4% dilution to 6.9% accretion in 2012.

Precedent Merger of Equals Transactions Analysis.  Deutsche Bank reviewed the premiums paid in 28 transactions announced as “merger of equals” transactions with a greater than 40% target ownership announced between April 22, 1996 and February 9, 2011. Deutsche Bank then calculated the premium reflected by the exchange ratio in each transaction over the average exchange ratio for the 30 days preceding announcement of the transaction. Deutsche Bank noted that the mean premium was 4.1%, the median premium was 2.6% and the premium for the merger was 11%.

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Deutsche Bank’s opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Deutsche Bank made its determination as to fairness on the basis of experience and professional judgment after considering the results of all of its analyses. No company (other than Holly or Frontier) or transaction used in the above analyses as a comparison is directly comparable to Holly or Frontier or the merger.

Deutsche Bank prepared these analyses for purposes of providing its opinion to the Holly board of directors as to the fairness to Holly from a financial point of view of the exchange ratio of 0.4811 shares of Holly common stock to be issued in the merger for each share of Frontier common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of the Synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Holly, Frontier, Deutsche Bank or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio of 0.4811 shares of Frontier common stock to be issued in the merger for each share of Holly common stock was determined through arm’s-length negotiations between Holly and Frontier and was approved by the Holly board of directors. Deutsche Bank provided advice to Holly during these negotiations. Deutsche Bank did not, however, recommend any specific exchange ratio to Holly or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, the opinion from Deutsche Bank to the Holly board of directors were one of a number of factors taken into consideration by the Holly board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Deutsche Bank in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Deutsche Bank included as Annex C.

The Holly board of directors engaged Deutsche Bank as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to its engagement letter with Holly, Deutsche Bank will be paid a transaction fee of $4,875,000 for its services as financial advisor to Holly in connection with the merger, a portion of which was paid upon delivery of its opinion and a substantial portion of which is payable contingent upon completion of the merger. In addition, Holly may pay to Deutsche Bank an additional discretionary fee if Holly so determines in its sole discretion. The engagement letter also provides that Holly may pay to Deutsche Bank a discretionary fee upon completion of the merger. Holly also agreed to reimburse Deutsche Bank for its reasonable and customary expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). The DB Group may provide investment banking, commercial banking and other financial services to Holly, Frontier or their respective affiliates in the future for which Deutsche Bank would expect the DB Group to receive customary compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Frontier, Holly, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. At the request of Holly made in May 2011, a member of the DB Group may act as a lender under the New Senior Credit Facility described under “The Merger — Credit Agreements” and receive customary compensation thereunder.

Certain Prospective Financial Information Reviewed by Holly

Holly does not as a matter of course make projections as to future performance available to the public and avoids making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the proposed merger, certain non-public financial projections regarding Holly’s and Frontier’s anticipated future operations were prepared by Holly for the years 2011 through 2015. In the case of Holly’s projections of Frontier’s future performance, Holly’s management based these projections in part on estimates of certain expected 2011 limited financial and operating data provided by Frontier to Holly. The projections were reviewed by the Holly board of directors and provided by management to Holly’s financial advisors in connection with the proposed merger. The projections were independently prepared by Holly management based on assumptions that Holly management believed to be reasonable at the time and were not provided to and were not reviewed by Frontier or its financial advisors prior to the announcement of the transaction.

The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither Holly’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Earnings for the independent refining industry are highly volatile. The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Holly and Frontier. Financial projections for both Holly and Frontier are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Holly’s control, volatility in crack spreads, crude oil differentials and other operating conditions and other risks and uncertainties relating to Holly’s and Frontier’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. The projections also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Holly, Frontier or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Holly, Frontier or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Holly, Frontier or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding Holly’s or Frontier’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Holly has made no representations to Frontier, and Frontier has made no representations to Holly, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Holly and Frontier urge all stockholders to review Holly’s and Frontier’s most recent SEC filings for a description of Holly’s and Frontier’s reported financial results.

The below projections for Holly’s EBITDA, net income and earnings per share are presented as the results from Holly’s refining segment operations, including the proportional contribution from UNEV Pipeline, LLC in 2011 (and assuming a pre-tax gain on the sale of Holly’s interest in UNEV Pipeline, L.L.C. to HEP in 2012), plus Holly’s proportional share of the earnings of HEP. Holly’s capital expenditures exclude the capital expenditures of HEP. In the below projections for Frontier, the amortization of turn-around costs is included in depreciation and amortization for the purposes of calculating EBITDA consistent with Frontier’s financial reporting for fiscal year 2010. In the below forecasts, operating cash flow of Holly and Frontier is defined as operating cash flow before the effects of changes in working capital, other assets and other liabilities. The operating cash flow of Holly includes the estimated general partner and limited partner distributions received by Holly from HEP in place of Holly’s proportional share of the earnings of HEP otherwise included in net income.

Holly Corporation Projections
(prepared by Holly Corporation)

	Fiscal Year
	2011E	2012E	2013E	2014E	2015E
	(In millions, except per share data)

Net income attributable to Holly Corporation stockholders	$260	$260	$328	$329	$330
Earnings per share (Diluted shares)	$4.85	$4.85	$6.11	$6.13	$6.15
EBITDA	$558	$567	$678	$682	$686
Operating cash flow per share (Diluted shares)	$6.97	$6.79	$8.60	$8.71	$8.83
Capital expenditures	$208	$186	$90	$90	$90

Frontier Oil Corporation Projections
(prepared by Holly Corporation)

	Fiscal Year
	2011E	2012E	2013E	2014E	2015E
	(In millions, except per share data)

Net income	$218	$228	$237	$232	$228
Earnings per share (Diluted shares)	$2.03	$2.13	$2.21	$2.17	$2.13
EBITDA	$500	$526	$524	$524	$524
Operating cash flow per share (Diluted shares)	$3.27	$3.47	$3.41	$3.44	$3.48
Capital expenditures	$106	$71	$96	$60	$60

Earnings before interest, taxes, depreciation and amortization, which Holly refers to as EBITDA, is calculated as net income plus (i) interest expense, net of interest income, (ii) income tax provision, and (iii) depreciation and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by Holly’s management for internal analysis and as a basis for financial covenants.

Frontier’s Reasons for the Merger; Recommendation of the Frontier Board of Directors

In evaluating the merger agreement and the merger, the Frontier board of directors consulted with members of Frontier’s management, as well as with Frontier’s legal and financial advisors, and also considered a number of factors. The principal factors that the Frontier board of directors viewed as supporting its decisions to adopt the merger agreement and recommend its approval by Frontier shareholders are:

•	the expectation that the combined company will create a highly competitive independent refiner in the U.S., with a refining capacity of more than 440,000 barrels per day, operating five refineries in the strategic Mid-Continent, Rocky Mountain and Southwest refining regions;

•	the operating benefits of the business combination, which will increase Frontier’s current refining capacity by approximately 135% and will further increase the diversification of Frontier’s refining and marketing operations;

•	the prospective business opportunities of Frontier and Holly on a combined basis after giving effect to the merger, such as increased access to fast growing areas with high demand for refined products as well as flexible supplies of domestic and Canadian crude oil;

•	the increase in the exchange ratio negotiated by Frontier management prior to execution of the merger agreement based on the favorable movement of Frontier’s trading price relative to Holly’s trading price, and the fact that the exchange ratio in the merger is comparable to the historical ratio of trading prices of the two companies;

•	Frontier’s ability under the terms of the merger agreement to declare a special dividend of $0.28 per share payable to Frontier shareholders of record on March 7, 2011, prior to the merger;

•	the fact that Frontier shareholders will own approximately 49% of the combined company immediately following the effective time of the merger and will continue to participate in potential appreciation in equity value of the combined company;

•	the expectation that the combined company will have a strong balance sheet with a substantial cash position;

•	the expectation that the combined company will have improved access to capital over the long term with a lower cost of capital, including equity and debt, based on the anticipated capital structure of the combined company;

•	the benefits of a larger market capitalization and greater trading volume and liquidity for the shares of common stock of the combined company than for Frontier on a stand-alone basis;

•	the expectation that the merger will create a more competitive company than Frontier might be able to create through organic growth and capacity enhancements on a standalone basis or through smaller acquisitions;

•	greater diversification of refining capacity, geographical locations, customer base, refined products and types of crude oil feedstocks, allowing for the combined company to be better positioned in an increasingly competitive industry;

•	the anticipated benefits from the combined company’s investment in HEP, potential growth of the combined company through expanded business relationships with HEP, and the potential for increased distributions to the combined company that may be made with respect to the HEP partner interests;

•	Frontier’s management’s estimate, consistent with Holly’s management’s estimate, that the combination of Frontier and Holly will create annual cost savings of approximately $30 million through reduced selling, general and administrative expenses and increased operational efficiencies;

•	the benefits of the combined distribution and supply network, including significant pipeline and other midstream assets that generate substantial third-party revenues and form an important part of the combined company’s refining operations, operational infrastructure and geographical reach;

•	the expectation that combining Holly and Frontier will promote earnings per share accretion (in comparison to Frontier on a stand-alone basis) through realization of synergies;

•	the expectation that after the merger, the combined company will maintain a high overall Nelson Complexity of 12.1, remaining at the top of its peer group;

•	the strategic fit of the two companies, and the business, financial position, personnel and prospects of the combined company;

•	the expectation that the combined company will benefit from a strong and experienced management team at both the corporate and operating levels, based on the positive track record of the senior management teams of Frontier and Holly in delivering industry leading financial and operating performance;

•	the expectation that the combination of Holly and Frontier will spread risk of unplanned downtime and other operational risks across the combined company’s larger and more diversified asset base;

•	the fact that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	the structure of the transaction as a merger of equals, including the provisions in the merger agreement that preserve continuity of management and composition of the board of directors of the combined company; and

•	the separate opinions of Credit Suisse and Citi, each dated February 21, 2011, to the Frontier board of directors as to the fairness, from a financial point of view, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinions, of the exchange ratio set forth in the merger agreement to holders of Frontier common stock. See “— Opinions of Frontier’s Financial Advisors.”

In addition to considering the factors described above, Frontier’s board of directors also considered the following factors:

•	its knowledge of Frontier’s business, financial condition, results of operations and prospects, as well as Holly’s business, financial condition, results of operations and prospects, taking into account the results of Frontier’s due diligence review of Holly;

•	the current and prospective competitive climate in the petroleum refining and marketing industry in which Holly and Frontier operate in North America generally and the Southwestern and Rocky Mountain regions of the United States in particular;

•	the long-term and recent historical trading prices with respect to shares of Holly common stock and Frontier common stock, and the equity value of HEP;

•	the fact that the exchange ratio is fixed and will not increase or decrease based upon changes in the market price of Holly or Frontier common stock between the date of the merger agreement and the date of the completion of the merger;

•	the review by the Frontier board of directors, in consultation with Frontier’s advisors, of the structure of the merger and the terms and conditions of the merger agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Frontier or Holly;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Holly or Frontier and, that under certain circumstances more fully described in the sections “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 97 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 98, Holly or Frontier, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Holly or Frontier board, as applicable, may withdraw or modify its recommendations to Holly or Frontier stockholders regarding the merger;

•	the fact that completion of the merger is subject to the negotiation of suitable financing or refinancing for the combined company in the form of a new bank facility, and

•	the likelihood of completing the merger on the anticipated schedule.

The Frontier board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the challenges inherent in combining the businesses, operations and workforces of two oil refining companies, including: (1) unforeseen difficulties in integrating operations and systems, (2) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (3) costs and difficulties of relocating headquarters personnel, systems and operations to Dallas;

•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and the potential that anticipated operational synergies, cost savings and other anticipated benefits might not be realized, and the potential that Frontier’s business could be more profitable to shareholders on a standalone basis going forward than as a combined company if benefits are not realized;

•	the substantial costs to be incurred in connection with the merger, including the substantial cash and other costs of integrating the businesses of Frontier and Holly, as well as the transaction expenses arising from the merger;

•	the potential effect of the merger on Frontier’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•	the risk that governmental entities may not approve the merger or may impose conditions on Frontier or Holly in order to gain approval for the merger that may adversely impact the operations and financial results of the combined company;

•	the risk that certain key members of senior management might choose not to remain employed with Frontier prior to the completion of the merger or with the combined company after the merger, especially in view of the relocation of the headquarters to Dallas;

•	the terms of the merger agreement, including generally reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the merger, which might have the result of limiting Frontier’s business activities;

•	the terms of the merger agreement relating to non-solicitation provisions and break-up fees, and the potential that such provisions might deter alternative bidders that might have been willing to pay more for the shares of Frontier common stock than Frontier is receiving under the merger agreement;

•	the fact that Frontier did not actively seek other bids or perform a market check with other prospective buyers after negotiating the terms of the transaction with Holly;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Frontier’s and/or Holly’s control and the potential negative impact of any such delay on Frontier’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 18, including risks related to operations, environmental matters and potential litigation, and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 17.

The Frontier board of directors also was apprised of certain interests in the merger of executive officers and the directors that may be different from, or in addition to, the interests of Frontier shareholders generally as discussed in “— Interests of Frontier Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by Frontier’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Frontier’s board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Frontier shareholders vote in favor of the proposal to approve the merger agreement. The Frontier board of directors conducted an overall review of the factors described above, including discussions with Frontier’s management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Frontier board of directors may have given differing weights to different factors.

The Frontier board of directors unanimously adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Frontier and its shareholders. The Frontier board of directors unanimously recommends that Frontier shareholders vote “FOR” the proposal to approve the merger agreement.

Opinions of Frontier’s Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

On February 21, 2011, Credit Suisse rendered its oral opinion to the Frontier Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of February 21, 2011, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Frontier common stock.

Credit Suisse’s opinion was directed to the Frontier Board and only addressed the fairness, from a financial point of view, to the holders of Frontier common stock of the exchange ratio in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any holder of Frontier common stock as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated February 21, 2011, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to Frontier and Holly;

•	reviewed certain other information relating to Frontier, including certain financial forecasts and operating data, provided to Credit Suisse by the management of Frontier;

•	reviewed certain other information relating to Holly, including estimates with respect to certain prospective financial and operating data provided to Credit Suisse by the management of Holly and certain financial forecasts developed from such estimates based on assumptions provided by and discussions with the management of Frontier;

•	met with certain members of the management of Frontier and Holly to discuss the business and prospects of Frontier and Holly, respectively;

•	considered certain financial data, operating data, and stock market data of Frontier and Holly and their publicly traded common stock, and compared that data with similar data for other companies with publicly traded common stock in businesses that Credit Suisse deemed similar to those of Frontier and Holly;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced;

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Frontier that Credit Suisse used in its analyses, the management of Frontier advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Frontier’s management as to the future financial performance of Frontier, and Credit Suisse expressed no opinion with respect to such projections or the assumptions on which they were based. With respect to the financial forecasts for Holly that Credit Suisse used in its analyses, the management of Frontier advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Frontier’s management as to the future financial performance of Holly and were a reasonable basis on which to evaluate Holly, and Credit Suisse expressed no opinion with respect to such projections or the assumptions on which they were based. With respect to the estimates provided to Credit Suisse by the management of Frontier with respect to the cost savings and synergies anticipated to result from the Merger, Credit Suisse was advised by the management of Frontier, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the management of Frontier as to such cost savings and synergies and that such cost savings and synergies would be realized in the amounts and the times indicated. Credit Suisse assumed, with Frontier’s consent, that the Merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with Frontier’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Frontier, Holly or the contemplated benefits of the Merger and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive Merger Agreement would conform to the draft reviewed by Credit Suisse in all respects material to its analyses. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Frontier or Holly, nor was Credit Suisse furnished with any such evaluations or appraisals, and Credit Suisse assumed with Frontier’s consent, that any such contingent liabilities (including any environmental liabilities) would not be material to its analyses or opinion. With Frontier’s consent, Credit Suisse further assumed that any alternative structures considered by Frontier and Holly to effect the business combination contemplated by the Merger Agreement would not materially affect its analyses or opinion and that prior to the consummation of the Merger, Frontier would declare and pay a special dividend to holders of Frontier common stock to the extent permitted by the Merger Agreement.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Frontier common stock of the exchange ratio in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation environmental or other similar professional advice. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. In addition, as the Frontier Board was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Frontier and Holly reflected certain assumptions regarding the oil and gas and petroleum refining industries that are subject to significant volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of shares of Holly common stock actually would be when issued to holders of Frontier common stock pursuant to the merger or the prices at which shares of Holly common stock or Frontier common stock would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Frontier, nor did it address the underlying business decision to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Frontier.

It is understood that Credit Suisse’s opinion was for the information of the Frontier Board (solely in its capacity as such), in connection with its consideration of the merger and does not constitute advice or a recommendation to any holder of Frontier common stock as to how such stockholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Frontier Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Frontier, Holly or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied exchange ratio reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Frontier’s control, Holly’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Frontier Board in connection with its consideration of the proposed merger and were among many factors considered by the Frontier Board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Frontier Board with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with Credit Suisse’s opinion rendered to the Frontier Board on February 21, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•	LP Distributed Cash Flow — generally the amount of the relevant partnership’s operating cash flow for a specified time period that is distributed to its limited partners.

•	GP Distributed Cash Flow — generally the amount of the relevant partnership’s operating cash flow derived from its general partner interests and incentive distribution rights in the underlying master limited partnership(s) for a specified time period that is distributed to its limited partners.

Unless the context indicates otherwise, share prices for the selected companies used in the Selected Companies Analysis described below were as of February 18, 2011. Estimates of financial performance for Frontier for the calendar years ending December 31, 2011 to 2015 were based on financial information provided by Frontier management. Estimates of financial performance for Holly for the calendar years ending December 31, 2011 to 2015 were based on financial and operating data provided by Holly management and financial forecasts developed from such data based on assumptions provided by and discussed with Frontier management which the management of Frontier advised Credit Suisse, and Credit Suisse assumed, were reasonably prepared on bases reflecting the best available estimates and judgments of Frontier’s management as to the future financial performance of Holly and were a reasonable basis on which to evaluate Holly. Estimates of financial performance for the selected companies listed below for the calendar year ending during calendar year 2011 were based on publicly available research analyst estimates for those companies.

Selected Companies Analyses

Selected Companies Analysis — Holly

Credit Suisse separately considered certain financial data for Holly’s refining business, its limited partnership interests in HEP and its general partner interests HEP and selected refining companies or businesses, master limited partnerships and general partners with publicly traded equity securities Credit Suisse deemed relevant.

The financial data reviewed for Holly included:

•	For its refining business, Enterprise Value as a multiple of CY 2011E EBITDA and CY 2012E EBITDA

•	For its limited partnership interests in HEP, Current and CY 2011E LP Distributed Cash Flow Yields; and

•	For its general partnership interest in HEP, Current and CY 2011E GP Distributed Cash Flow Yields.

The selected company refining businesses with publicly traded equity securities reviewed for Holly were the refining businesses of:

•	Valero Energy Corporation;

•	Sunoco, Inc.;

•	Tesoro Corporation;

•	Western Refining, Inc.; and

•	CVR Energy, Inc.;

The selected company master limited partnerships with publicly traded equity securities reviewed for Holly were:

•	Magellan Midstream Partners, L.P.;

•	Buckeye Partners, L.P.;

•	NuStar Energy L.P.;

•	Sunoco Logistics Partners L.P.;

•	Genesis Energy, L.P.; and

•	TransMontaigne Partners L.P.

The selected company general partners with publicly traded equity securities reviewed for Holly were:

•	Kinder Morgan, Inc.;

•	Energy Transfer Equity, L.P.;

•	Alliance Holdings GP, L.P.;

•	NuStar GP Holdings, LLC;

•	Targa Resources Corp.;

•	Crosstex Energy, Inc.; and

•	Atlas Energy, L.P.

The selected companies analysis for Holly utilizing the selected company refining companies, businesses, master limited partnerships and general partners with publicly traded equity securities indicated the following multiple and yield reference ranges for Holly and its general and limited partnership interests in HEP as of February 18, 2011, the most recent date for which stock market data was available prior to the meeting of the Frontier Board on February 21, 2011:

	Mean	-	Median
Refining Business
Enterprise Value as a multiple of 2011E EBITDA	6.1x	-	5.5x
Enterprise Value as a multiple of 2012E EBITDA	5.4x	-	5.2x
HEP LP Interest Owned by Holly
Current Distributed Cash Flow Yield	5.7%	-	5.8%
2011E Distributed Cash Flow Yield	5.9%	-	6.1%
HEP GP Interests Owned by Holly
Current Distributed Cash Flow Yield	4.1%	-	3.8%
2011E Distributed Cash Flow Yield	4.5%	-	4.2%

Selected Companies Analysis — Frontier

Credit Suisse considered certain financial data for Frontier and selected companies, or for the refining businesses of selected companies, with publicly traded equity securities Credit Suisse deemed relevant.

The financial data reviewed for Frontier included:

•	Enterprise Value as a multiple of CY 2011E EBITDA; and

•	Enterprise Value as a multiple of CY 2012E EBITDA;

With respect to the selected companies analysis for Frontier, the selected refining companies or companies with refining businesses with publicly traded equity securities were:

•	Valero Energy Corporation;

•	Sunoco, Inc.;

•	Tesoro Corporation;

•	Western Refining, Inc.; and

•	CVR Energy, Inc.;

The selected companies analysis for Frontier indicated the following multiple reference ranges for the selected companies, or refining businesses of such companies, with publicly traded equity securities and for Frontier as of February 18, 2011, the most recent date for which stock market data was available prior to the meeting of the Frontier Board on February 21, 2011:

	Mean	-	Median
Enterprise Value as a multiple of 2011E EBITDA	6.1x	-	5.5x
Enterprise Value as a multiple of 2012E EBITDA	5.4x	-	5.2x

Selected Companies Analysis

For purposes of calculating an implied exchange ratio reference range (i) in analyzing Holly, Credit Suisse applied multiple ranges based on the selected refining companies or business analysis for Holly to corresponding financial data for Holly’s refining business; the selected companies master limited partnerships to corresponding financial data for Holly’s limited partnership interests in HEP; and the selected companies general partners to corresponding financial data for Holly’s general partnership interests in HEP based on, in each case, financial forecasts developed from estimates based on prospective financial and operating data provided to Credit Suisse by the management of Holly and based on assumptions provided by and discussions with the management of Frontier, and (ii) in analyzing Frontier, Credit Suisse applied multiple ranges based on the selected companies analysis for Frontier to corresponding financial data for Frontier based on Frontier’s management forecasts. The selected companies analyses for Holly and Frontier indicated an implied exchange ratio reference range of 0.383 to 0.524 of a share of Holly common stock per share of Frontier common stock, as compared to the exchange ratio in the proposed merger of 0.4811 of a share of Holly common stock per share of Frontier common stock.

Discounted Cash Flow Analysis

Credit Suisse also calculated implied exchange ratio reference ranges based on the net present value of Holly’s free cash flows through 2015 and the net present value of Frontier’s free cash flows through 2015. For purposes of this analysis, Credit Suisse used the financial forecasts for Holly developed based on assumptions provided by and discussions with the management of Frontier from estimates of prospective financial and operating data provided to Credit Suisse by the management of Holly and the financial forecasts for Frontier provided by the management of Frontier. In performing this analysis, Credit Suisse applied discount rates ranging from 9.0% to 11.5% and terminal EBITDA multiples of 6.50x to 7.50x to the projected unlevered free cash flows from Holly’s refining business; discount rates ranging from 7.5% to 9.5% and terminal LP distributed cash flow yields of 6.75% to 7.25% to the projected levered free cash flows from Holly’s limited partnership interests in HEP; and discount rates ranging from 12.0% to 14.0% and terminal GP distributed cash flow yields of 4.75% to 6.00% to the projected levered free cash flows from Holly’s general partnership interests in HEP, respectively. With respect to Frontier, in performing this analysis, Credit Suisse applied discount rates ranging from 9.0% to 11.5% and terminal EBITDA multiples of 6.50x to 7.50x to Frontier’s projected unlevered free cash flows. This analysis indicated an implied exchange ratio reference range of 0.348 to 0.499 of a share of Holly common stock per share of Frontier common stock, as compared to the exchange ratio in the proposed merger of 0.4811 of a share of Holly common stock per share of Frontier common stock.

Contribution Analysis

Credit Suisse calculated the relative contributions of Frontier and Holly to the combined businesses’ forecasted Adjusted EBITDA, Adjusted refining EBITDA and Net Income for the calendar years 2010, 2011 and 2012, based on, with respect to Holly, financial forecasts developed from estimates based on prospective financial and operating data provided to Credit Suisse by the management of Holly and based on assumptions provided by and discussions with the management of Frontier and based on, with respect to Frontier, Frontier’s management forecasts, to calculated an implied exchange ratio reference range of 0.182 to 0.501 of a share of Holly common stock per share of Frontier common stock, as compared to the exchange ratio in the proposed merger of 0.4811 of a share of Holly common stock per share of Frontier common stock.

Other Information

Historical Trading Ratios

Credit Suisse also noted the following historical average trading price ratios as of February 18, 2011, as compared to the exchange ratio provided for in the merger of 0.4811 of a share of Holly common stock per share of Frontier common stock:

				Exchange Ratio
			Average Closing	as Premium/
	Average Closing Stock Price		Stock Price	(Discount) to
	Frontier	Holly	Trading Ratio	Trading Ratio

As of February 18, 2011	28.12	56.11	0.5012	(4.0)%
3 trading days prior	28.33	58.92	0.4813	(0.0)%
5 trading days prior	27.45	58.81	0.4669	3.0%
10 trading days prior	25.59	57.33	0.4458	7.9%
15 trading days prior	24.26	55.21	0.4385	9.7%
20 trading days prior	22.87	52.54	0.4338	10.9%
30 trading days prior	21.36	49.17	0.4332	11.1%
3 months prior	18.99	43.35	0.4380	9.8%
6 months prior	16.11	36.62	0.4410	9.1%
1 year prior	14.83	31.69	0.4742	1.5%
2 years prior	14.23	27.83	0.5266	(8.6)%
3 years prior	16.21	29.00	0.5660	(15.0)%

Other Matters

Frontier retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive an aggregate fee of $5 million for its services, a substantial portion of which is contingent upon completion of the merger. Frontier also has agreed to reimburse Credit Suisse for reasonable expenses incurred by Credit Suisse in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Credit Suisse and related persons against liabilities, including liabilities under the federal securities laws, arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Frontier and its affiliates for which Credit Suisse and its affiliates have received compensation, including having acted as the dealer manager in connection with an offer to purchase certain of its outstanding senior notes by the Company in 2010 and having acted as a joint bookrunning lead managing underwriter in connection with the public offering of certain senior notes by the Company in 2010. Credit Suisse and its affiliates also have in the past provided investment banking and other financial services to Holly and its affiliates, including having acted as a financial advisor to Holly in connection with a proposed business combination with Frontier in 2003 that was not consummated. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Frontier, Holly and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Frontier, Holly and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies. At the request in May 2011 of Frontier, Credit Suisse or one of its affiliates may act as a lender under the New Senior Credit Facility described under “The Merger — Credit Agreements” and receive customary compensation thereunder.

Opinion of Citigroup Global Markets Inc.

Frontier has retained Citi as a financial advisor in connection with the merger. In connection with this engagement, Frontier requested that Citi evaluate the fairness, from a financial point of view, to holders of Frontier common stock of the exchange ratio provided for in the merger agreement. On February 21, 2011, at a meeting of Frontier’s board of directors at which the merger was approved, Citi rendered to Frontier’s board an oral opinion, confirmed by delivery of a written opinion dated February 21, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Frontier common stock.

The full text of Citi’s written opinion, dated February 21, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of Frontier’s board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Frontier to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Frontier or the effect of any other transaction in which Frontier might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, the board of directors and other representatives and advisors of Frontier and certain senior officers and other representatives and advisors of Holly concerning the business, operations and prospects of Frontier and the business, operations and prospects of Holly, including Holly’s 32% limited partnership interest and 2% general partnership interest in HEP;

•	reviewed certain publicly available business and financial information relating to Frontier and Holly;

•	reviewed certain financial forecasts and other information and data relating to Frontier and Holly provided to or discussed with Citi by the respective managements of Frontier and Holly, including certain information relating to dividend payments and information regarding potential strategic implications and operational benefits (including amount, timing and achievability) anticipated by the management of Frontier to result from the merger;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Frontier common stock, Holly common stock and HEP’s limited partnership units, Frontier’s and Holly’s historical and projected earnings and other operating data and Frontier’s and Holly’s capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Frontier and Holly;

•	reviewed, to the extent publicly available, the financial terms of certain other transactions involving refining companies; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Frontier and Holly that they were not aware of any relevant information that was omitted or remained undisclosed to Citi. As discussed, Citi considered the selected precedent transactions that it reviewed to lack sufficient comparability due to various factors and circumstances that distinguished the proposed merger from such transactions and, accordingly, did not perform a selected precedent transactions analysis in reaching its opinion. Also as Frontier was aware, Citi was not provided with internal financial forecasts relating to Holly prepared by its management other than certain operating data and other estimates and, accordingly, Citi was directed by Frontier to utilize financial forecasts relating to Holly derived from such operating data, estimates and other assumptions prepared by Frontier’s management in performing its analyses. With respect to financial forecasts and other information and data relating to Frontier and Holly provided to or otherwise reviewed by or discussed with Citi, including with respect to dividend payments and as to strategic implications and operational benefits resulting from the merger, Citi was advised by the managements of Frontier and Holly, and Citi assumed, with Frontier’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Frontier and Holly, as the case may be, as to the future financial performance of Frontier and Holly, such strategic implications and operational benefits and the other matters covered thereby. Citi also assumed, with Frontier’s consent, that the financial results reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi relied, at Frontier’s direction, upon the assessments of Frontier’s management as to market and cyclical trends and prospects relating to the energy industry and the potential impact of such trends and prospects on Frontier and Holly, including the assumptions of Frontier’s management as to future crude oil, refined products and other commodity prices reflected in the financial forecasts and other information and data utilized in Citi’s analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion. Citi assumed, at Frontier’s direction, that there would be no developments with respect to any of the foregoing that would be material to Citi’s analyses or opinion.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Frontier, Holly or any other entity, and Citi did not make any physical inspection of the properties or assets of Frontier, Holly or any other entity. In addition, Citi assumed, with Frontier’s consent, that there were no material undisclosed liabilities of Frontier or Holly for which appropriate reserves or other provisions had not been made. Citi also assumed, with Frontier’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Frontier, Holly or the contemplated benefits of the merger and no such adverse effect would result in the event that the merger is effected through an alternative structure as permitted under the terms of the merger agreement. Citi further assumed, with Frontier’s consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Citi’s opinion relates to the relative values of Frontier and Holly. Citi did not express any opinion as to what the value of Holly common stock actually would be when issued pursuant to the merger or the prices at which Frontier common stock or Holly common stock would trade at any time.

Citi’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified in its opinion) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of Frontier. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. As Frontier was aware, the credit, financial and stock markets have been experiencing unusual volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Frontier, Holly or the contemplated benefits of the merger. Except as described in this summary, Frontier imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Frontier and Holly. No company, business or transaction reviewed is identical to Frontier, Holly or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Frontier and Holly and the decision to enter into the merger was solely that of Frontier’s board of directors. Citi’s opinion was only one of many factors considered by Frontier’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Frontier’s board of directors or management with respect to the merger or the exchange ratio provided for in the merger agreement.

The following is a summary of the material financial analyses presented to Frontier’s board of directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Selected Public Companies Analysis

Frontier.  Citi performed a selected publicly traded companies analysis of Frontier by comparing certain financial and stock market information of Frontier with Holly and the following five selected publicly traded independent refining companies, referred to as the selected refining companies:

•	CVR Energy, Inc.

•	Sunoco, Inc.

•	Tesoro Corporation

•	Valero Energy Corporation

•	Western Refining, Inc.

Citi reviewed, among other things, enterprise values of the selected refining companies, calculated as equity value (based on closing stock prices on February 18, 2011) plus debt, less cash and other adjustments, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Citi reviewed refining firm values of the selected refining companies, calculated as enterprise value less non-refinery assets, referred to as refining values, as multiples of total daily refining capacity per barrel and daily refining capacity per complexity barrel based on the Nelson complexity index as of September 30, 2010, referred to as capacity and complexity barrels, respectively. Citi also reviewed equity values of the selected companies, based on closing stock prices on February 18, 2011, as a multiple of calendar years 2011 and 2012 estimated earnings per share, referred to as EPS. Citi then applied selected ranges of calendar years 2011 and 2012 estimated EBITDA and EPS multiples and refining values to capacity and complexity barrels derived from Holly’s refinery assets and the selected refining companies to corresponding data of Frontier. Financial data of the selected refining companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Frontier were based on internal estimates of Frontier’s management.

Holly.  Citi performed a “sum-of-the-parts” selected publicly traded companies analysis of Holly by performing separate selected publicly traded companies analyses of Holly’s (i) refinery assets, (ii) general partnership interest in HEP, referred to as the GP interest, and (iii) limited partnership interest in HEP, referred to as the LP interest. Financial data of Holly were based on internal financial information relating to Holly’s fiscal year-ended December 31, 2010 provided by Holly’s management and financial forecasts relating to Holly derived from certain internal operating data and estimates provided by Holly’s management and other assumptions prepared by Frontier’s management.

Refinery Assets.  In its selected publicly traded companies analysis of Holly’s refinery assets, Citi compared certain financial and stock market information of Holly with Frontier and the selected refining companies reviewed in connection with Citi’s selected publicly traded companies analysis of Frontier. Citi reviewed, among other things, enterprise values of the selected refining companies, calculated as equity value (based on closing stock prices on February 18, 2011) plus debt, less cash and other adjustments, as a multiple of calendar years 2011 and 2012 estimated EBITDA, refining values of the selected refining companies as multiples of capacity and complexity barrels as of September 30, 2010 and equity values of the selected companies as a multiple of calendar years 2011 and 2012 estimated EPS. Citi then applied selected ranges of calendar years 2011 and 2012 estimated EBITDA and EPS multiples and refining value to capacity and complexity barrels derived from Frontier and the selected refining companies to corresponding data of Holly’s refinery assets.

GP Interest.  In its selected publicly traded companies analysis of Holly’s GP interest, Citi compared certain financial information of the GP interests with the following six selected publicly traded general partnerships in the energy industry, referred to as the selected GPs:

•	Alliance Holdings GP, L.P.

•	Crosstex Energy, Inc.

•	Energy Transfer Equity, L.P.

•	Kinder Morgan, Inc.

•	NuStar GP Holdings, LLC

•	Targa Resources Corp.

Citi reviewed, among other information, indicative yields of the selected GPs, calculated as the most recently declared annualized distributions as of February 18, 2011, and estimated distributions of the selected GPs for calendar year 2011 divided by such selected GPs’ closing unit prices as of February 18, 2011, referred to as estimated yields. Citi then applied ranges of selected indicative yields and calendar year 2011 estimated yields derived from the selected GPs to corresponding data from Holly’s GP interest. Financial data of the selected GPs were based on publicly available research analysts’ estimates, public filings and other publicly available information.

LP Interest.  In its selected publicly traded companies analysis of HEP, Citi compared certain financial information of HEP with the following five publicly traded oil pipeline, transportation and distribution master limited partnerships, referred to as the selected MLPs:

•	Buckeye Partners, L.P.

•	Genesis Energy, L.P.

•	Magellan Midstream Partners, L.P.

•	NuStar Energy L.P.

•	Sunoco Logistics Partners L.P.

Citi reviewed, among other information, indicative yields of the selected MLPs as of February 18, 2011 and estimated yields of the selected MLPs for calendar year 2011. Citi reviewed equity values of the selected MLPs, based on closing unit prices on February 18, 2011, as a multiple of calendar years 2011 and 2012 estimated distributable cash flow. Citi also reviewed enterprise values of the selected MLPs, calculated as equity value (based on closing unit prices on February 18, 2011) plus debt, less cash and other adjustments, as a multiple of calendar years 2011 and 2012 estimated EBITDA. Citi then applied ranges of selected indicative yields as of February 18, 2011 and estimated yields for calendar year 2011, and calendar years 2011 and 2012 estimated distributable cash flow and EBITDA multiples, derived from the selected MLPs to corresponding data of HEP. Financial data of the selected MLPs were based on publicly available research analysts’ estimates, public filings and other publicly available information.

These analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio

0.379x - 0.526x	0.4811x

Discounted Cash Flow Analysis

Frontier.  Citi performed a discounted cash flow analysis of Frontier by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Frontier was forecasted to generate during fiscal years 2011 through 2015 based on internal estimates of Frontier’s management. Estimated terminal values for Frontier were calculated by applying a range of terminal value EBITDA multiples of 6.5x to 7.75x to Frontier’s fiscal year 2015 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 9.31% to 10.92%.

Holly.  Citi performed a “sum-of-the-parts” discounted cash flow analysis of Holly by performing separate discounted cash flow analyses of Holly’s (i) refinery assets, (ii) GP interest and (iii) LP interest. Financial data of Holly were based on internal financial information relating to Holly’s fiscal year-ended December 31, 2010 provided by Holly’s management and financial forecasts relating to Holly derived from certain internal operating data and estimates provided by Holly’s management and other assumptions prepared by Frontier’s management.

Refinery Assets.  In its discounted cash flow analysis of Holly’s refinery assets, Citi calculated the estimated present value of the standalone unlevered, after-tax free cash flows forecasted to be generated from such assets during fiscal years 2011 through 2015. Estimated terminal values for Holly’s refinery assets were calculated by applying a range of terminal value EBITDA multiples of 6.5x to 7.75x to the fiscal year 2015 estimated EBITDA of Holly’s refinery assets. The cash flows and terminal values were then discounted to present value using discount rates ranging from 9.31% to 10.92%.

GP Interest.  In its discounted cash flow analysis of Holly’s GP interest, Citi calculated the estimated present value of the standalone after-tax distributions that Holly was forecasted to receive in respect of its GP interest during fiscal years 2011 through 2015. Estimated terminal values for Holly’s GP interest were calculated by applying a range of terminal value distribution yields of 5.0% to 6.0% to the fiscal year 2015 estimated after-tax distributions in respect of such GP interests. The distributions and terminal values were then discounted to present value using discount rates ranging from 9.26% to 11.64%.

LP Interest.  In its discounted cash flow analysis of HEP, Citi calculated the estimated present value of the standalone distributable cash flow per unit that HEP was forecasted to generate during fiscal years 2011 through 2015. Estimated terminal values for HEP were calculated by applying a range of terminal value distributable cash flow yields of 6.25% to 7.0% to HEP’s fiscal year 2015 estimated distributable cash flow per unit. The distributable cash flow and terminal values were then discounted to present value using discount rates ranging from 7.76% to 9.14%.

These analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio

0.347x – 0.487x	0.4811x

Other Information.  Citi also reviewed, for informational purposes, among other things, the following:

•	relative contributions of Frontier and Holly to various financial and operating metrics of the pro forma combined company, without giving effect to potential synergies, noting that such relative contributions indicated an implied exchange ratio reference range of 0.182x to 0.501x;

•	implied historical exchange ratios for Frontier and Holly derived by dividing daily closing stock prices of Frontier common stock and Holly common stock, noting that the range of implied historical exchange ratios averaged over various periods was 0.433x to 0.566x and that the high and low implied exchange ratios during the 52-week period ended February 18, 2011 was 0.396x to 0.565x; and

•	stock price targets for Frontier and Holly in recently published, publicly available Wall Street research analyst reports, noting that the low and high stock price targets for Frontier and Holly implied an exchange ratio reference range of 0.234x to 0.825x.

Miscellaneous

Under the terms of Citi’s engagement, Frontier has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of $5 million, a portion of which was payable upon delivery of Citi’s opinion and a significant portion of which is contingent upon completion of the merger. Frontier also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Frontier, Holly and their respective affiliates, including HEP, for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. At the request of Frontier made in May 2011, Citi or one of its affiliates may act as a lender under the New Senior Credit Facility described under “The Merger — Credit Agreements” and receive customary compensation thereunder. In addition, Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Frontier, Holly and their respective affiliates, including HEP.

Frontier selected Citi as its financial advisor in connection with the merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Certain Prospective Financial Information Reviewed by Frontier

Frontier does not as a matter of course make projections as to future sales, earnings or other results available to the public and avoids making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the proposed merger, certain non-public financial projections regarding Holly’s and Frontier’s anticipated future operations were prepared by Frontier for the years 2011 through 2015. In the case of Frontier’s projections of Holly’s future performance, Frontier’s management based these projections in part on estimates of certain limited financial and operating data provided by Holly to Frontier. The projections were reviewed by the Frontier board of directors and provided by management to Frontier’s financial advisors in connection with the proposed merger. The projections were independently prepared by Frontier management based on assumptions that Frontier management believed to be reasonable and were not provided to and were not reviewed by Holly or its financial advisors.

The accompanying prospective financial information was not prepared with a view toward public disclosure, or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Frontier’s management, was prepared on a reasonable basis, reflects the best estimates and judgments available at the time the prospective financial information was prepared, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Frontier. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Frontier’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Earnings for the independent refining industry are highly volatile. The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Frontier and Holly. Financial projections for both Holly and Frontier are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Frontier’s control, volatility in crack spreads, crude oil differentials and other operating conditions and other risks and uncertainties relating to Holly’s and Frontier’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. The projections also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Frontier, Holly or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Frontier, Holly or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Frontier, Holly or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding Frontier’s or Holly’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Frontier has made no representations to Holly, and Holly has made no representations to Frontier, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Frontier and Holly urge all stockholders to review Frontier’s and Holly’s most recent SEC filings for a description of Frontier’s and Holly’s reported financial results.

Frontier Prospective Financial Information: ($ in millions, rounded to the nearest whole number)

	Fiscal Year Ending December 31,
	2011E	2012E	2013E	2014E	2015E

Revenue	$7,069	$7,346	$7,150	$7,236	$7,312
Capital Expenditures	$106	$71	$96	$75	$75
EBITDA	$404	$358	$347	$360	$379

EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization.

Holly Prospective Financial Information: ($ in millions, rounded to the nearest whole number)

	Fiscal Year Ending December 31,
	2011E	2012E	2013E	2014E	2015E

Refining Revenue	$10,184	$10,322	$10,434	$10,255	$10,427
Refining Capital Expenditures	$218	$185	$126	$50	$50
Adjusted EBITDA	$450	$424	$442	$434	$457
Refining EBITDA	$408	$375	$388	$375	$392

Refining EBITDA represents income before interest expense, interest income, income tax, depreciation and amortization for Holly’s refining operations only.

Adjusted EBITDA represents Refining EBITDA plus cash distributions received from HEP LP and GP interests.

The EBITDA projections with respect to Holly, prepared by Frontier’s management, are based on the equity accounting method for HEP, reflecting distributions to Holly by HEP, and were prepared on a basis different from the basis of the projections with respect to Holly prepared by Holly’s management and described on page 58.

Earnings before interest, taxes, depreciation and amortization, which Frontier refers to as EBITDA, is calculated as net income plus (i) interest expense, net of interest income, (ii) income tax provision, and (iii) depreciation and amortization. EBITDA is not a calculation provided for under GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by Frontier’s management for internal analysis and as a basis for financial covenants.

Amended and Restated Certificate of Incorporation of Holly

The Holly board of directors has approved, subject to Holly stockholder approval and completion of the merger, an amended and restated certificate of incorporation to (i) provide for an increase in the number of authorized shares of capital stock of Holly from 161,000,000 to 325,000,000, which shall consist of 5,000,000 shares of preferred stock (increased from 1,000,000 shares of preferred stock) and 320,000,000 shares of common stock (increased from 160,000,000 shares of common stock) authorized for issuance by Holly, (ii) change Holly’s name to “HollyFrontier Corporation,” (iii) remove the limitation that Holly’s principal business be limited to certain activities in connection with petroleum and other sources of energy, (iv) clarify that no vote of Holly preferred stockholders or common stockholders is required in connection with the issuance of preferred stock as authorized by the Holly board of directors, complying with the conditions contained in Holly’s certificate of incorporation, (v) provide that the election of directors need not be by written ballot and (vi) provide for the indemnification of, and advancement of expenses to, any defendant or witness to any action by reason of the fact that he or she is or was a director or officer of Holly or serving at Holly’s request. This summary is qualified in its entirety by reference to the full text of the form of amended and restated certificate of incorporation of Holly, which is included in this joint proxy statement/prospectus as Annex F. Holly has agreed to use its reasonable best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to obtain the approval of this amended and restated certificate of incorporation at the Holly special meeting, but the approval of this amended and restated certificate of incorporation is not a condition to completion of the merger. In the event this proposal is approved and adopted by Holly stockholders but the merger is not completed, this amended and restated certificate of incorporation of Holly will not become effective.

As of May 20, 2011, Holly had no shares of Holly preferred stock and approximately 53,280,919 shares of Holly common stock issued and outstanding. As of May 20, 2011, there were approximately 1,838,152 shares of Holly common stock reserved for issuance. Based on the number of shares of Frontier common stock and Frontier long-term incentive awards outstanding as of such date, if the merger is completed, Holly would be required to issue approximately 51,422,170 additional shares of Holly common stock to the Frontier shareholders and holders of certain Frontier long-term incentive awards. In addition, upon completion of the merger, Holly would likely reserve for issuance approximately 453,155 additional shares of Holly common stock to cover, among other things, stock options and restricted stock assumed from Frontier. Although the number of shares of common stock currently authorized under Holly’s certificate of incorporation will be sufficient to complete the merger and Holly’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, equity incentive plans and other appropriate corporate purposes. The additional shares of Holly common stock will not be entitled to preemptive rights nor will existing stockholders have any preemptive right to acquire any of those shares when issued.

Amended and Restated Bylaws of Holly

The Holly board of directors has approved, subject to completion of the merger, an amendment and restatement of Holly’s bylaws to, among other things, (i) increase the maximum number of director positions available on Holly’s board of directors from eleven to fourteen, (ii) provide for “Executive Chairman,” “Chief Operating Officer” and “Chief Financial Officer” officer positions and specify the respective qualifications, powers and duties of each such position, (iii) specify the required timing of any record date to determine stockholders entitled to act by written consent without a meeting, (iv) specify the stockholder vote required in order to remove any director at any meeting of the stockholders and (v) make other clarifying changes deemed appropriate by the Holly board of directors. This summary is qualified in its entirety by reference to the full text of the form of amended and restated bylaws of Holly, which is included in this joint proxy statement/prospectus as Exhibit C of Annex A. The amended and restated bylaws of Holly will be effective as of the effective time of the merger. In the event the merger is not completed, the amended and restated bylaws of Holly will not become effective.

Interests of Holly Directors and Executive Officers in the Merger

In considering the recommendation of the Holly board of directors that you vote to approve the proposals submitted for the Holly stockholder vote set forth in this joint proxy statement/prospectus, you should be aware that some of Holly’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Holly’s stockholders generally. The Holly board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the proposals submitted for the Holly stockholder vote set forth in this joint proxy statement/prospectus.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the date on which certain events will occur and do not represent a projection about the future value of Holly’s common stock.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that Matthew P. Clifton will serve as the Executive Chairman of the board, David L. Lamp will serve as the Executive Vice President and Chief Operating Officer, Bruce R. Shaw will serve as the Senior Vice President of Strategy and Corporate Development and all of the members of Holly’s board of directors immediately prior to the merger will continue to serve as directors of the combined company, as described under “— Board of Directors and Management Following the Merger.”

Equity Awards

Holly has granted outstanding equity awards to its directors and executive officers under the Holly Corporation Long-Term Incentive Compensation Plan. Holly’s non-employee directors hold outstanding restricted stock units that have been granted under the plan and that will automatically vest in full upon the occurrence of a “change in control.” In addition, settlement of vested restricted stock units in shares of Holly common stock will occur upon the earliest of: (a) the month following the director’s cessation of service as a member of the board for any reason, (b) within thirty (30) days following the death of the director, (c) within thirty (30) days following a “change in control,” or (d) on the third anniversary of the date of the grant. For purposes of the restricted stock unit awards, a “change in control” includes the acquisition by a person or group of ownership of 35% or more of the total voting power of Holly’s stock. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with Holly. Since Frontier’s shareholders will acquire more than 35% of the voting power of the combined company in the merger, the merger will constitute a “change in control” for purposes of the restricted stock unit awards held by non-employee directors. Accordingly, upon completion of the merger, (i) the unvested restricted stock units held by each non-employee director of Holly will automatically vest in full and (ii) all outstanding restricted stock units will be settled in shares of Holly common stock within thirty (30) days following the merger’s completion. The following table sets forth the estimated value of the outstanding restricted stock units held by each non-employee director as of May 18, 2011.

	Number of Restricted	Estimated Value of Restricted
Name of Non-Employee Director(1)	Stock Units(2)	Stock Units(3)

Buford P. Berry	11,590	$692,734
Leldon E. Echols	11,590	$692,734
Kevin Hardage	2,137	$127,728
Robert G. McKenzie	11,590	$692,734
Jack P. Reid	11,590	$692,734
Tommy A. Valenta	6,660	$398,068

(1)	As of May 18, 2011, Paul T. Stoffel, who previously served as a non-employee director but did not stand for re-election at Holly’s most recent annual meeting, held 9,453 outstanding restricted stock units, which will be paid to him in June 2011, the month following his cessation of service as a member of the Holly board.

(2)	All outstanding restricted stock units held by non-employee directors and included in the table above were fully vested as of May 18, 2011, other than the annual restricted stock unit grants made to the non-employee directors on May 12, 2011. Pursuant to the 2011 annual restricted stock unit grants, 2,137 restricted stock units were granted to each non-employee director. These 2011 grants will become fully vested upon completion of the merger and will, along with all other outstanding restricted stock units held by the non-employee directors, be settled in shares of Holly common stock within thirty (30) days of the merger’s completion.

(3)	Calculated based on the number of outstanding restricted stock units multiplied by a Holly common stock price of $59.77 per share, which was the closing price per share of Holly common stock on May 18, 2011.

The restricted stock and performance share unit awards that have been issued to executive officers under the plan contain double trigger vesting provisions and are generally eligible for accelerated vesting in full in the event that, within 60 days prior to or at any time following a “change in control,” the executive officer’s employment is terminated either by Holly without “cause” or by the executive officer as a result of an “adverse change” in the employment relationship. The governing award agreements refer to this situation as a “special involuntary termination.”

•	Restricted Stock subject to Time-based Vesting. Upon a special involuntary termination, the outstanding restricted stock awards that are subject to time-based vesting will vest in full.

•	Restricted Stock subject to Performance-based Vesting. Upon a special involuntary termination, the outstanding restricted stock awards that are subject to performance-based vesting will remain eligible to vest in full based on the performance actually attained at the end of the applicable performance period as if the executive officer had remained employed through the last day of the performance period.

•	Performance Share Units. Upon a special involuntary termination, the outstanding performance share units will remain eligible to vest in full based on the performance actually attained at the end of the applicable performance period as if the executive officer had remained employed through the last day of the performance period.

For purposes of the outstanding equity awards held by executive officers, a “change in control” means, subject to certain specific exceptions set forth in the governing award agreements: (i) a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of Holly’s then outstanding securities, (ii) a majority of the members of Holly’s board of directors is replaced by directors who were not endorsed by two-thirds of the Holly board members prior to their appointment, (iii) the consummation of a merger or consolidation of Holly or any of its subsidiaries other than (A) a merger or consolidation resulting in Holly’s voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of Holly’s voting securities or the voting securities of the combined company outstanding immediately after the transaction, or (B) a merger or consolidation effected to implement a recapitalization of Holly in which no person or group becomes the beneficial owner of Holly’s securities representing more than 40% of the combined voting power of Holly’s then outstanding securities, or (iv) Holly’s stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of Holly’s assets. Since Holly’s stockholders will hold less than 60% of the voting power of the voting securities of the combined company following the merger, the merger will constitute a “change in control” for purposes of the restricted stock and performance share unit awards. Accordingly, the first trigger of the “special involuntary termination” definition will be pulled upon the completion of the merger such that, except as described below under “— Waiver Agreements,” any subsequent termination of an executive officer’s employment either by the combined company without “cause” or by the executive officer due to an “adverse change” will result in accelerated vesting of the awards in the manner described above.

For purposes of the outstanding equity awards held by executive officers, (A) “cause” means (i) an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result in) personal gain or enrichment to the executive at Holly’s expense, (ii) gross or willful and wanton negligence in the performance of the executive’s material duties, or (iii) conviction of a felony involving moral turpitude; and (B) “adverse change” means, without the consent of the executive, (i) a material change in the geographic location at which the executive is required to work regularly, (ii) a material reduction in the duties performed by the executive, or (iii) a material reduction in the executive’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives). At this time, it is not anticipated that any of the executive officers of Holly will incur a “special involuntary termination” in connection with the merger. The table below sets forth the number of outstanding equity awards granted under Holly’s Long-Term Incentive Compensation Plan and held by each of the executive officers as of May 18, 2011; however, because the value of the outstanding performance-based restricted stock awards and performance-share units remains contingent upon the ultimate performance attained at the end of the applicable performance period and because it is not anticipated that any of the executive officers will incur a “special involuntary termination” resulting in any accelerated vesting, no estimated values have been assigned to the awards contained in the table below.

		Number of Restricted
	Number of Restricted	Shares with	Number of
	Shares with Time-Based	Performance-Based	Performance
Name of Executive Officer	Vesting	Vesting	Share Units

Matthew P. Clifton	—	52,970	75,163
David L. Lamp	—	29,275	40,981
Denise C. McWatters	3,603	—	6,027
George J. Damiris	9,975	—	16,672
Bruce R. Shaw	7,482	—	12,505

HEP has also granted similar outstanding equity awards under its Long-Term Incentive Plan to certain of Holly’s executive officers who perform services for HEP, which awards are subject to similar accelerated vesting provisions upon a “special involuntary termination” event. While the merger also constitutes a “change in control” for purposes of the outstanding equity awards granted under the Holly Energy Partners, L.P. Long-Term Incentive Plan, the HEP plan is administered by the board of directors of Holly Logistics Services, L.L.C., and Holly does not bear any of the costs associated with the outstanding HEP equity awards.

Waiver Agreements

Following the merger, certain current executive officers of Holly will receive different titles and will serve in different positions with the combined company. Specifically, (i) Mr. Matthew P. Clifton’s title will change from Chairman of the Board and Chief Executive Officer of Holly to Executive Chairman of the Board of Holly and Chief Executive Officer of HEP, (ii) Mr. Bruce Shaw’s title will change from Senior Vice President and Chief Financial Officer of Holly to Senior Vice President of Strategy and Corporate Development of Holly, and (iii) Mr. David L. Lamp’s title will change from President of Holly to Executive Vice President and Chief Operating Officer of Holly. Each of these executive officers has entered into a Waiver Agreement with Holly pursuant to which each such executive officer agrees that neither the change in title, nor any associated changes in the executive officer’s employment authority, duties or responsibilities following the completion of the merger that are consistent with such change in title, will constitute a material reduction or other change in the executive officer’s authority, duties or responsibilities for purposes of the definition of “adverse change” contained in any award agreement governing an outstanding equity award held by the executive officer under Holly’s Long-Term Incentive Compensation Plan or HEP’s Long-Term Incentive Plan. However, each such executive officer could still incur an “adverse change” (and hence a “special involuntary termination” entitling him to accelerated vesting as discussed above) in the event of any material reduction in salary, benefits, bonus targets and/or long-term incentive grants that does not apply generally to executives of Holly and its subsidiaries (including, following the completion of the merger, Frontier and its subsidiaries).

Change in Control Agreements

Holly has entered into Change in Control Agreements with its executive officers that provide for certain payments and benefits in the event of a change in control. Like the equity awards granted to executive officers that are described above, the Change in Control Agreements contain double trigger payment provisions. Specifically, the Change in Control Agreements provide that if, in connection with or within two years after a “change in control,” the executive is terminated without “cause,” leaves voluntarily for “good reason,” or is terminated as a condition of the occurrence of the transaction constituting the “change in control,” then the executive will receive the following cash severance amounts: (i) a cash payment, paid within 10 days following the executive’s termination, equal to his accrued and unpaid salary, reimbursement of expenses and accrued vacation pay, and (ii) a lump sum amount, paid within 15 days following the executive’s termination, equal to a specified multiple for such executive times: (A) his annual base salary as of his date of termination or the date immediately prior to the “change in control,” whichever is greater, plus (B) his or her annual bonus amount, calculated as the average annual bonus paid to him or her for the prior three years. In addition, the executive (and his dependents, as applicable) will receive the continuation of their medical and dental benefits for a specified number of years for such executive.

For purposes of the Change in Control Agreements, the term “change in control” means, subject to certain specific exceptions set forth in the Change in Control Agreements: (i) a person or group of persons becomes the beneficial owner of more than 50% of the combined voting power of Holly’s then outstanding securities or more than 50% of Holly’s outstanding common stock, (ii) a majority of the members of Holly’s board of directors is replaced during a 12 month period by directors who were not endorsed by a majority of the board members prior to their appointment, (iii) the consummation of a merger or consolidation of Holly or one of its subsidiaries other than (A) a merger or consolidation resulting in Holly’s voting securities outstanding immediately prior to the transaction continuing to represent at least 50% of the combined voting power of Holly’s voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (B) a merger or consolidation effected to implement a recapitalization of Holly in which no person or group becomes the beneficial owner of Holly securities representing more than 50% of the combined voting power of Holly’s then outstanding securities, or (iv) Holly’s stockholders approve a plan of complete liquidation or dissolution of Holly or an agreement for the sale or disposition of all or substantially all of Holly’s assets. Since Holly’s stockholders will continue to hold 50%

or more of the combined voting power of the combined company, the merger will not constitute a “change in control” for purposes of the Change in Control Agreements. Hence, none of Holly’s executive officers will become entitled to payments or benefits under the Change in Control Agreements in connection with the merger.

Retirement Restoration Plan

Holly sponsors a Retirement Restoration Plan that provides for additional payments to certain executive officers so that total pension plan benefits are not limited to the maximums set in the Code and as allowed under the Holly Retirement Restoration Plan. In the event of a “change in control,” each participant’s benefit under the Retirement Restoration Plan will be paid immediately after such “change in control” (or, in the case of any post-409A benefits, on the 30th day following the change in control date), in the form of an annuity contract issued by a legal reserve life insurance company and a cash payment. The annuity contract will be for an amount equal to the benefits otherwise due the recipient under the Retirement Restoration Plan reduced by the amount of the cash payment, which will equal the reasonable estimate of the federal income tax liability resulting from the annuity contract and the payment. The Retirement Restoration Plan defines a “change in control” (i) with respect to pre-409A benefits, as any transaction that results in Holly’s stockholders immediately prior to the transaction owning, immediately after the transaction, directly or indirectly, less than 40% of the effective voting power with respect to Holly’s business operations conducted immediately prior to the transaction and (ii) with respect to post-409A benefits, as the date on which any person or group acquires ownership of Holly stock that, together with stock held by such person or group, constitutes more than 60% of the total voting power of Holly’s stock. Since Holly’s stockholders will continue to hold 50% or more of the effective voting power of the combined company, the merger will not constitute a change in control for purposes of the Retirement Restoration Plan. Accordingly, no benefits under the Retirement Restoration Plan will be triggered in connection with the merger.

Interests of Frontier Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Frontier that you vote for the proposal to approve the merger agreement, you should be aware that Frontier’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Frontier stockholders generally. The board of directors of Frontier was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger as well as in recommending to you that you vote for the proposal to approve the merger agreement.

As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon the closing of the merger or termination of their employment under certain circumstances following the merger, including accelerated vesting of annual and long-term incentive awards, benefits and certain other termination benefits that the completion of the merger would not affect.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Frontier’s common stock.

Treatment of Frontier Common Stock, Stock Options and other Stock-Based Awards

As of May 20, 2011, the record date for the Frontier special meeting, the directors and executive officers of Frontier and their affiliates beneficially owned and were entitled to vote 1,567,495 shares of Frontier common stock, collectively representing approximately 1.5% of the shares of Frontier common stock outstanding and entitled to vote. It is expected that Frontier’s directors and executive officers and their affiliates will vote their shares “FOR” the approval of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Frontier has granted the following types of equity awards and options to its executive officers under the Frontier stock plan, and the treatment of such options and equity awards upon completion of the merger is as follows:

Options to Acquire Frontier Common Stock.  Upon completion of the merger, each outstanding option to acquire Frontier common stock will be converted into fully vested and immediately exercisable options to purchase shares of Holly common stock. The number of shares of Holly common stock which will be subject to such Holly stock options will be the number of shares of Frontier common stock subject to each such Frontier stock option multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock. The exercise price per share of Holly common stock under such Holly stock options will be equal to the exercise price per share of Frontier common stock for such Frontier stock option divided by 0.4811, rounded up to the nearest whole cent. All of the previously outstanding Frontier stock options expired in April 2011, before the completion of the merger.

Frontier Stock Units.  Upon completion of the merger, each outstanding Frontier stock unit (except Frontier stock units issued in 2011) will vest and will be converted into (1) a number of shares of fully vested Holly common stock equal to 125% of the number of shares of Frontier common stock subject to such Frontier stock units that are then credited to the holder, multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock, and (2) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier stock plan if the Frontier stock units instead had been issued as shares of Frontier restricted stock. Frontier stock units issued in 2011 will convert into comparable Holly stock units on the same terms and conditions as were applicable under such Frontier stock units, taking into account the exchange ratio.

Frontier Restricted Stock.  Upon completion of the merger, each outstanding share of Frontier restricted stock (except for Frontier restricted stock held by Messrs. Jennings and Aron and Frontier restricted stock issued in 2011) will vest and will be converted into the right to receive 0.4811 fully vested shares of Holly common stock. In addition, each holder of Frontier restricted stock will be paid an amount in cash equal to the amount of cash and stock dividends and dividend equivalents then credited to each such holder with respect to such Frontier restricted stock. As discussed further below under “— Retention and Assumption Agreements,” Messrs. Jennings and Aron have each agreed to waive, upon the closing of the merger, current rights to accelerated vesting of their Frontier restricted stock where such acceleration is based solely on one or more of the following:

•	the closing of the merger,

•	the voluntary termination of employment upon the relocation of Frontier’s headquarters to Dallas, Texas, or

•	voluntary termination of employment during the 60-day period following the one year anniversary of the merger’s closing.

Upon completion of the merger,

•	Messrs. Jennings and Aron’s Frontier restricted stock will be converted into 0.4811 shares of Holly restricted stock, rounded down to the nearest whole share of Holly restricted stock, on the same terms and conditions as were applicable to such Frontier restricted stock (but taking into account any changes set forth in the retention agreements (described below)), and

•	Messrs. Jennings and Aron will be paid an amount of cash equal to the amount of cash and stock dividends and dividend equivalents then credited to each of them with respect to such Frontier restricted stock.

Frontier restricted stock issued in 2011 will convert into comparable Holly restricted stock on the same terms and conditions as were applicable under such Frontier restricted stock, and taking into account the exchange ratio.

Frontier has granted its non-employee directors Frontier restricted stock units under the Frontier stock plan and the treatment of such restricted stock units upon the completion of the merger is as follows:

Frontier Restricted Stock Units.  Upon the completion of the merger, each outstanding Frontier restricted stock unit will vest and will be converted into the right to receive 0.4811 fully vested shares of Holly common stock.

The following table sets forth the estimated value of the outstanding restricted stock units held by each non-employee director as of May 18, 2011.

	Number of Restricted	Estimated Value of Restricted
Name of Non-Employee Director	Stock Units	Stock Units(1)

Douglas Y. Bech	7,060	$202,198.40
Robert J. Kostelnik	7,060	$202,198.40
James H. Lee	7,060	$202,198.40
Paul B. Loyd	7,060	$202,198.40
Franklin Myers	7,060	$202,198.40
Michael E. Rose	7,060	$202,198.40

(1)	Calculated based on the number of outstanding restricted stock units multiplied by a Frontier common stock price of $28.64 per share, which was the closing price of Frontier common stock on May 18, 2011.

Change in Control Severance Agreements

Frontier has existing Change in Control Severance Agreements, or CIC agreements, with each of its executive officers. These CIC agreements require Frontier to make payments or provide benefits to its executive officers upon certain types of termination of employment in connection with a change in control of Frontier.

Each of the CIC agreements initially has a three-year term. However, if a change in control occurs during the term, (1) in the case of Messrs. Jennings and Aron, the agreement provides that it shall terminate 60 days after the first anniversary of the change in control date, subject to their right to extend the term for a period of three years after the change in control, and (2) for the other executives, the agreement provides that it will terminate two years after the change in control. As discussed further below under “— Retention and Assumption Agreements,” Mr. Jennings has elected to extend, upon the completion of the merger, the term of his CIC agreement to three years following the merger.

The completion of the merger will constitute a change in control for purposes of Frontier’s CIC agreements. Upon a change in control, severance benefits continue to accrue until the executive officer experiences a termination of employment for one of the following reasons: (1) the executive’s employment is terminated by Frontier for a reason other than for “cause” (as defined in the CIC agreement) or disability or (2) the executive terminates his employment for certain specified reasons (any event described in clause (1) or (2), a “qualifying termination”). “Cause” generally encompasses certain acts of dishonesty by the executive or the executive’s failure to devote full time efforts to Frontier or abide by the confidentiality provisions of the agreement, if such failures result in material injury to Frontier.

The specified reasons for which the executive may terminate his employment include (1) failure to elect or reelect the executive to, or removal of the executive from, the offices designated in the CIC agreement, (2) significant changes in the executive’s powers and duties, or reductions in the executive’s compensation and benefits, (3) a determination under certain circumstances that the executive is unable to carry out the authorities and duties attached to his position, (4) a breach by Frontier of any material provision of the CIC agreement that is not remedied within a certain specified time period, or (5) the failure of a successor to assume all duties and obligations of Frontier under the CIC agreement.

The CIC agreements for Messrs. Jennings and Aron also include a walk-away provision. The walk-away provision permits the executive to either (1) leave voluntarily within 60 days after the first anniversary of the change in control event and receive the remainder of his severance pay or (2) elect to extend the agreement to 36 months following a change in control event. As discussed further below under “— Retention and Assumption Agreements,” Mr. Jennings has agreed to waive, upon the closing of the merger, this right to voluntarily terminate his employment with severance benefits during the 60-day period following the first anniversary of the closing of the merger solely based on the walk-away provision described above, and has elected, upon the closing of the merger, to extend his agreement to 36 months following the merger, in return for which Frontier and Holly agreed that Mr. Jennings’ right to severance, if otherwise triggered under the CIC agreement, will be calculated without a currently applicable offset for prior compensation. In addition, as discussed further below under ‘‘— Retention and Assumption Agreements,” both Messrs. Jennings and Aron agreed to waive, upon the closing of the merger, their rights to terminate employment with severance benefits based solely upon the relocation of Frontier’s headquarters to Dallas, Texas.

If an executive officer experiences a qualifying termination upon or following the completion of the merger during the applicable term of the CIC agreement, he or she will receive the following compensation and benefits in accordance with the terms of the applicable CIC agreement:

•	Severance. Each executive officer will receive a cash severance payment ranging from one to six times the executive officer’s annual base salary and, except for Mr. Jennings (as discussed further below under “— Retention and Assumption Agreements”), such severance payment will be reduced by any salary and annual bonus payment paid for the period commencing after the merger.

•	Options and Other Stock-Based Awards. All outstanding Frontier stock options and other equity-based compensation awards (including any awards granted in 2011) held by the executive at the time of his termination of employment which were granted prior to the closing of the merger will automatically vest in full, all performance periods will end with all performance goals deemed met at the highest level and, if applicable, any such options shall remain exercisable for the remainder of their terms as if the executive’s employment had not terminated. All of the previously outstanding Frontier stock options expired in April 2011 before the closing of the merger.

•	Tax Gross-Up. If any payments or benefits made pursuant to the terms of the CIC agreements or otherwise result in the executive being subject to any income, excise, or other tax (“excess tax amounts”) at a rate above the rate ordinarily applicable to wages and salaries paid in the ordinary course of business, whether as a result of the provisions of Sections 280G, 4999 or 409A of the Code, or any similar or analogous provisions of the Code or any other statute, then the amount due to the executive shall be increased by an amount such that the net amount received by the executive after paying any applicable tax and any federal, state or other taxes on such additional amount, shall be equal to the amount that the executive would have received if such excess tax amounts were not applicable.

If an executive officer incurs a qualifying termination during the six month period preceding the completion of the merger (provided the merger constitutes a “change in control event” for purposes of Section 409A of the Code), then, not later than 30 days following the merger, the executive officer will receive a lump sum payment equal to the sum of (i) his annual base salary times the applicable multiplier (applicable multipliers range from one to six), plus (ii) the fair market value of any shares subject to Frontier equity compensation awards that were held by the executive officer immediately prior to his termination but that were forfeited in connection with such termination (less the amount of any applicable exercise prices), minus (iii) the amount of any severance payment received by the executive officer pursuant to a severance agreement (described below).

Executive Severance Agreements

Frontier also has existing Executive Severance Agreements (“severance agreements”) with each of its executive officers that operate following certain terminations of employment unrelated to a change in control, but otherwise similar to a qualifying termination under the CIC agreements. These severance agreements provide for (i) continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), (ii) payment of a pro-rated annual incentive amount for the year of termination, (iii) payment by Frontier of COBRA health care premiums (for up to 12 months for Vice Presidents and 18 months for Executive Vice Presidents and above), (iv) outplacement assistance (not to exceed $15,000), (v) vesting of all equity-based compensation awards held by the executive (except that performance awards intended to satisfy

Section 162(m) of the Code will be paid pro rata based on performance actually attained or upon the occurrence of a change in control), and (vi) continued coverage under existing life insurance programs (for up to 12 months for Vice Presidents and 18 months for Executive Vice Presidents), if permitted by the applicable contract.

Retention and Assumption Agreements

Mr. Michael C. Jennings, Frontier’s President and Chief Executive Officer, and Mr. Doug S. Aron, Frontier’s Executive Vice President and Chief Financial Officer, entered into certain Retention and Assumption Agreements which will be effective immediately before the merger (the “retention agreements”), whereby each agreed to waive, upon the closing of the merger, current rights to accelerated vesting of Frontier restricted stock where such acceleration is based solely on one or more of the following:

•	the closing of the merger (which would otherwise have triggered full vesting on account of a change in control);

•	voluntary termination on account of the relocation of Frontier’s headquarters to Dallas, Texas (which would otherwise have triggered full vesting); or

•	voluntary termination during the 60-day period following the first anniversary of the closing of the merger (which would otherwise have triggered full vesting).

Messrs. Jennings and Aron also agreed to waive, upon the closing of the merger, certain other rights under their respective CIC agreements. Messrs. Jennings and Aron each agreed to waive, upon the closing of the merger, their rights to terminate employment with severance benefits based solely upon the relocation of Frontier’s headquarters to Dallas, Texas. In addition, Mr. Jennings has agreed to waive, upon the closing of the merger, his right to voluntarily terminate his employment with severance benefits during the 60-day period following the first anniversary of the closing of the merger solely based on the walk-away provision of the CIC agreement described above, and has elected to extend the term of his CIC agreement to 36 months following the merger, in return for which Frontier and Holly agreed that Mr. Jennings’ right to severance, if otherwise triggered under the CIC agreement, will be calculated without a currently applicable offset for prior compensation.

Other rights to accelerated equity awards and severance benefits are retained. The retention agreements do not affect rights in respect of Frontier stock units or dividends and dividend equivalent amounts accrued in respect of Frontier stock units and Frontier restricted stock immediately before the merger. As previously described, the Frontier stock units held by Messrs. Jennings and Aron will be converted into a number of shares of fully vested Holly common stock equal to 125% of the number of shares of Frontier common stock subject to such Frontier stock units that are then credited to the holder, multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock. Further, Messrs. Jennings and Aron will be paid an amount in cash equal to the amount of cash and stock dividends and dividend equivalents credited with respect to their Frontier stock units and Frontier restricted stock.

Pursuant to the retention agreements, Holly agreed to assume Frontier’s obligations in respect of all Frontier restricted stock held by Messrs. Jennings and Aron (which will become restricted stock of Holly). Any dividends with respect to Holly restricted stock held by Messrs. Jennings and Aron pursuant to agreements assumed by Holly will be paid as and when such dividends are paid to holders of unrestricted stock of the same class. Holly also will assume both of Messrs. Jennings and Aron’s CIC agreements, subject to the modifications in the retention agreements. Holly separately undertook to reimburse Messrs. Jennings and Aron for any exposure to adverse tax results arising under Section 409A of the Code. This protection is currently in place under the CIC agreements.

Upon termination of the merger agreement for any reason, the retention agreements will terminate and have no effect.

The table below sets forth the number and estimated value of outstanding equity awards held by each of Messrs. Jennings and Aron as of May 18, 2011. Upon completion of the merger, performance-based stock units will vest and be converted into fully vested shares of Holly common stock, and restricted stock will be converted into shares of Holly restricted stock, in each case, in accordance with the exchange ratio. See “— Treatment of Frontier Stock Options and Other Stock-Based Awards.”

	Number of Shares of	Value of Shares of	Number of Performance-	Value of Performance-
Name of Executive Officer	Restricted Stock	Restricted Stock(1)	Based Stock Units	Based Stock Units(2)

Michael C. Jennings	235,921	$6,756,777	103,433	$3,702,901
Doug S. Aron	95,295	$2,729,249	39,933	$1,429,601

(1)	Calculated based on the number of outstanding shares of restricted stock multiplied by a Frontier common stock price of $28.64 per share, which was the closing price of Frontier common stock on May 18, 2011.

(2)	Calculated based on the number of outstanding performance-based stock units, multiplied by 125% as provided in the merger agreement, multiplied by the price of $28.64 per share, which was the closing price of Frontier common stock on May 18, 2011.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will be expanded from its current size of seven members to fourteen members, seven of whom will be chosen by the current Holly directors (at least six of whom will be independent for purposes of the rules of the NYSE) and seven of whom will be chosen by the current Frontier directors (at least six of whom will be independent for purposes of the rules of the NYSE). Mr. Clifton will be one of the seven Holly directors and will serve as Executive Chairman of the board. As of the date of this joint proxy statement/prospectus, it is anticipated that all of the members of Holly’s and Frontier’s respective boards of directors immediately prior to the merger will continue to serve as directors of the combined company. Upon completion of the merger, Mr. Clifton, currently Chairman of the Holly board of directors and Chief Executive Officer of Holly, will serve as Executive Chairman of the board of directors, and Mr. Jennings, currently Chairman, President and Chief Executive Officer of Frontier, will serve as President and Chief Executive Officer. The combined company’s executive management team is expected to also include Mr. Aron, currently Frontier’s Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Financial Officer, Mr. Lamp, currently Holly’s President, as Executive Vice President and Chief Operating Officer, and Mr. Shaw, currently Holly’s Senior Vice President and Chief Financial Officer, as Senior Vice President of Strategy and Corporate Development.

Regulatory Clearances Required for the Merger

Under the HSR Act, Holly and Frontier must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On March 7, 2011, each of Holly and Frontier filed its notification under the HSR Act. On March 18, 2011, Holly and Frontier were notified of the early termination of the pre-merger waiting period under the HSR Act.

In addition to the HSR Act related filings and clearances, Holly and Frontier have agreed to use their reasonable best efforts to obtain as promptly as practicable applicable state and other federal antitrust regulatory approvals required to complete the merger, except where the failure to obtain any such approval would not reasonably be expected to delay or prevent the completion of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the merger agreement to Holly. Holly and Frontier have agreed to cooperate with one another to determine which regulatory filings or approvals are required to be made or obtained prior to the effective date of the merger and to timely make all such filings and seek all such approvals. Holly and Frontier are currently reviewing which such regulatory filings and approvals, if any, are required and expect to timely make all such filings and seek all such approvals.

Holly and Frontier cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of Holly and Frontier is required to commit to any divestitures or similar arrangements with respect to its assets, or conduct of business arrangements, if that divestiture or arrangement (i) is a condition to obtain any clearance or approval from any governmental entity in order to complete the merger, (ii) is contingent upon the completion of the merger and

(iii) would not materially impair the business operations of Holly, Frontier and their subsidiaries, taken as a whole, as combined in the merger in the manner intended by Holly and Frontier. No additional stockholder approval is expected to be required or sought for any decision by Holly or Frontier after the Holly special meeting and the Frontier special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Holly will appoint an exchange agent to handle the exchange of shares of Frontier common stock for shares of Holly common stock. At the effective time of the merger, shares of Frontier common stock will be converted into the right to receive shares of Holly common stock without the need for any action by the holders of Frontier common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing of the merger, Holly will cause the exchange agent to mail to each holder of a Frontier stock certificate a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Frontier common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Frontier stock certificates in exchange for shares of Holly common stock. Frontier shareholders should not return Frontier stock certificates with the enclosed proxy card. Holders of uncertificated shares of Frontier common stock in book-entry form will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent.

After the effective time of the merger, shares of Frontier common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Frontier common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Holly common stock deliverable upon the surrender of Frontier stock certificates, until holders of such Frontier stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Holly common stock with a record date after the effective time of the merger.

Frontier shareholders will not receive any fractional shares of Holly common stock pursuant to the merger. Instead of any fractional shares, Frontier shareholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Holly common stock as reported on the NYSE on the first trading day immediately following the date on which the merger is effective.

Holly stockholders need not take any action with respect to their stock certificates.

Treatment of Frontier Stock Options and Other Stock-Based Awards

Upon completion of the merger, each outstanding option to acquire Frontier common stock will be converted into fully vested and immediately exercisable options to purchase shares of Holly common stock. The number of shares of Holly common stock which will be subject to such Holly stock options will be the number of shares of Frontier common stock subject to each such Frontier stock option multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock. The exercise price per share of Holly common stock for such Holly stock option will equal the exercise price per share of Frontier common stock for such Frontier stock option divided by 0.4811, rounded up to the nearest whole cent. All of the previously outstanding Frontier stock options expired in April 2011 before the completion of the merger.

Upon completion of the merger, each outstanding Frontier stock unit (except Frontier stock units issued in 2011) will vest and will be converted into (1) a number of shares of fully vested Holly common stock equal to 125% of the number of shares of Frontier common stock subject to such Frontier stock units that are then credited to the holder, multiplied by 0.4811, rounded down to the nearest whole share of Holly common stock, and (2) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier stock plan if the Frontier stock units instead had been issued as shares of Frontier restricted stock. Frontier stock units issued in 2011 will convert into comparable Holly stock units on the same terms and conditions as were applicable under such Frontier stock units, taking into account the exchange ratio.

Upon completion of the merger, each outstanding share of Frontier restricted stock (except for Frontier restricted stock held by Messrs. Jennings and Aron and Frontier restricted stock issued in 2011) will vest and will be converted into the right to receive 0.4811 fully vested shares of Holly common stock. In addition, each holder of Frontier restricted stock will be paid an amount in cash equal to the amount of cash and stock dividends and dividend equivalents then credited to each such holder with respect to such Frontier restricted stock. As discussed above under “— Interests of Frontier Directors and Executive Officers in the Merger — Retention and Assumption Agreements,” Messrs. Jennings and Aron have each agreed to waive, upon the closing of the merger, current rights to accelerated vesting of their Frontier restricted stock where such acceleration is based solely on one or more of the following: (1) the closing of the merger, (2) the voluntary termination of employment on account of the relocation of Frontier’s headquarters to Dallas, Texas, or (3) the voluntary termination of employment during the 60-day period following the one year anniversary of the merger’s closing.

Upon completion of the merger, (1) each share of Messrs. Jennings and Aron’s Frontier restricted stock will be converted into 0.4811 shares of Holly restricted stock, rounded down to the nearest whole share of Holly restricted stock on the same terms and conditions as were applicable to such Frontier restricted stock (but taking into account any changes set forth in the retention agreements (described above)), and (2) Messrs. Jennings and Aron will be paid an amount of cash equal to the amount of cash and stock dividends and dividend equivalents then credited to each of them with respect to such Frontier restricted stock.

Frontier restricted stock issued in 2011 will convert into comparable Holly restricted stock on the same terms and conditions as were applicable under such Frontier restricted stock, taking into account the exchange ratio.

Upon the completion of the merger, each outstanding Frontier restricted stock unit will vest and will be converted into the right to receive 0.4811 fully vested shares of Holly common stock.

Structure of the Combined Company Following the Merger

In connection with planning the integration of the businesses of Holly and Frontier after the merger, the management teams of Frontier and Holly have been evaluating and expect to continue evaluating an internal restructuring of certain Holly and Frontier legal entities after completing the merger, which may include an internal merger of Frontier into HollyFrontier Corporation. Although the internal restructuring is not required to complete the merger, the management of each of Holly and Frontier currently believes that implementing the internal restructuring as soon as possible following completion of the merger could better facilitate a successful integration of Holly and Frontier. Such internal restructuring would be subject to the continuing evaluation of such restructuring and the approval of the board of directors of HollyFrontier Corporation following the merger. In order to facilitate the internal restructuring, Frontier has commenced consent solicitations to amend the indentures governing Frontier’s senior notes, as described under “— Treatment of Other Debt.” The internal restructuring of the combined company would be subject to, among other things, the continuing evaluation of such restructuring and the approval of the board of directors of the combined company following the completion of the merger.

Credit Agreements

It is currently anticipated that, upon the effective time of the merger, Frontier’s revolving credit facility will be terminated and any indebtedness thereunder repaid. As of April 30, 2011, there was no indebtedness outstanding under Frontier’s credit facility and there were approximately $267.4 million in outstanding letters of credit, as to which no amounts had been drawn. As of April 30, 2011, there was no indebtedness outstanding under Holly’s credit facility and there were approximately $80.4 million in outstanding letters of credit, as to which no amounts had been drawn. The amount of indebtedness and letters of credit outstanding under the Frontier credit facility and the Holly credit facility at the effective time of the merger may be significantly more or less than the above listed amounts. To the extent that there is any indebtedness outstanding under either the Frontier credit facility or the Holly credit facility, the combined company currently plans to fund the repayment of the indebtedness thereunder from cash on hand or borrowings under the new revolving credit facility of the combined company at the effective time of the merger.

In addition, it is a condition to the closing of the merger that, subject only to completion of the merger, the combined company enter into a new revolving credit facility. Holly and Frontier currently anticipate that the combined company will enter into a new five-year senior secured revolving credit facility (the “New Senior Credit Facility”), which is currently expected to be in an amount of up to $1 billion and to be secured by substantially all of the current assets of the combined company. Holly and Frontier have entered into an engagement letter (the “Engagement Letter”) with Union Bank, N.A. (“Union Bank”), BNP Paribas, and BNP Paribas Securities Corp. (“BNP Securities”), pursuant to which Union Bank and BNP Securities have agreed to use their best efforts to arrange the New Senior Credit Facility. At the request of Holly or Frontier made in May 2011, Morgan Stanley and Deutsche Bank, Holly’s financial advisors in connection with the merger, and Credit Suisse and Citi, Frontier’s financial advisors in connection with the merger, or their respective affiliates may act as lenders under the New Senior Credit Facility and receive customary compensation thereunder. The amount and terms of the New Senior Credit Facility remain subject to the syndication process. If the parties are unable to negotiate a new revolving credit facility for the combined company, it is not known whether both of the parties would waive this condition.

The merger will have no effect on the revolving credit facility of HEP, which will remain in place after the effective time of the merger.

Treatment of Other Debt

The completion of the merger will result in a change of control for purposes of the indentures governing Frontier’s $150.0 million 6.875% senior notes due 2018 and $200.0 million 8.5% senior notes due 2016. Following the merger, Frontier will be required to offer to repurchase those senior notes at a cash purchase price equal to 101% of the principal amount of the senior notes plus accrued and unpaid interest. The Frontier senior notes currently trade at prices in excess of 101%. Frontier intends to fund any repurchases pursuant to such offer from working capital, including cash on hand or borrowings under the new revolving credit facility of the combined company.

In order to facilitate the internal restructuring of certain legal entities of the combined company following the merger as described under “— Structure of the Combined Company Following the Merger,” Frontier has commenced consent solicitations for the consents of the holders of the Frontier senior notes to amend the indentures governing each series of the Frontier senior notes. If the consent solicitations are consummated, the proposed amendments would, among other things, result in HEP and its subsidiaries being excluded from certain of the restrictive covenants in the Frontier indentures to the same extent as HEP and its subsidiaries are excluded from certain of the restrictive covenants in the indenture governing Holly’s outstanding senior notes, including any requirement for HEP and its subsidiaries to guarantee the Frontier senior notes in the event Frontier were to be merged into HollyFrontier Corporation. Additionally, the proposed amendments would amend the transactions with affiliates and additional guarantor covenants in the Frontier indentures. The consent of holders representing not less than a majority of the outstanding aggregate principal amount of each series of the Frontier senior notes is required to approve the proposed amendments. If the consent solicitation is consummated, Frontier will pay customary consent fees to the holders of the Frontier senior notes. The effectiveness of the proposed amendments is conditioned upon, among other things, the completion of the merger. The closing of the merger is not conditioned on the receipt of the requisite consents in the consent solicitations. However, if the requisite consents in the consent solicitations are not obtained, the combined company may be unable to consummate some or all of the internal restructuring while the Frontier senior notes remain outstanding, in which case the combined company may pursue an alternative structure, may effect some but not all of the internal restructuring or may not undergo an internal restructuring. If the internal restructuring is not consummated and Frontier remains a wholly owned subsidiary of HollyFrontier Corporation, HollyFrontier Corporation will not be required to assume or guarantee the Frontier senior notes following the merger, but if the internal restructuring is consummated as currently anticipated, HollyFrontier Corporation will be the issuer of the Frontier senior notes.

The completion of the merger will not result in a change of control for purposes of the indenture governing Holly’s $300.0 million 9.875% senior notes due 2017. Holly anticipates that Frontier and certain of its subsidiaries will guarantee Holly’s senior notes and the new credit facility of the combined company following the merger.

The merger will have no effect on HEP’s $185 million 6.25% senior notes due 2015 or HEP’s $150 million 8.25% senior notes due 2018.

Dividend Policy

Holly currently pays quarterly cash dividends on shares of its common stock and currently intends to consider the declaration of a dividend on a quarterly basis. Any future determination regarding dividend or distribution payments will be at the discretion of the Holly board of directors, subject to applicable limitations under Delaware law, and will depend upon many factors, including results of operations, financial condition, earnings, capital requirements and other legal requirements. Holly’s credit agreement and senior notes limit the payment of dividends. Frontier’s senior notes may restrict the payment of dividends based on covenants related to interest coverage and restricted payments. Future debt agreements of the combined company following the merger may also restrict the combined company’s ability to pay dividends.

Listing of Holly Common Stock

It is a condition to the completion of the merger that the shares of Holly common stock to be issued to Frontier shareholders pursuant to the merger and the shares of Holly common stock reserved for issuance pursuant to Holly stock options (including those shares of Holly common stock to be issued upon conversion of the Frontier restricted stock) be authorized for listing on the NYSE, subject to official notice of issuance. It is expected that following the merger, if Holly’s amended and restated certificate of incorporation is approved and adopted to, among other things, change the name of Holly to “HollyFrontier Corporation,” Holly will change the trading symbol of Holly common stock on the NYSE.

De-Listing and Deregistration of Frontier Stock

Upon completion of the merger, the Frontier common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Delaware and Wyoming law, as well as the certificates of incorporation and bylaws of each company, neither the holders of Holly capital stock nor the holders of Frontier capital stock, respectively, are entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 130.

Litigation Related to the Merger

Twelve substantially similar shareholder lawsuits styled as class actions have been filed by alleged Frontier shareholders challenging the merger and naming as defendants Frontier, its board of directors and, in certain instances, Holly and Merger Sub as aiders and abettors. To date, such shareholder actions have been filed in Harris County, Texas, Laramie County, Wyoming, the U.S. District Court for the Northern District of Texas, and the U.S. District Court for the Southern District of Texas.

The lawsuits filed in the District Courts of Harris County, Texas are entitled: Adam Walker, Individually and On Behalf of All Others Similarly Situated vs. Frontier Oil Corporation, et al. (filed February 22, 2011), Andrew Goldberg, on Behalf of Himself and All Other Similarly Situated Shareholders of Frontier Oil Corporation v. Frontier Oil Corporation, et al. (filed February 24, 2011), L.A. Murphy, On Behalf of Herself and All Others Similarly Situated v. Paul B. Loyd, Jr., et al. (filed February 24, 2011), Zhixin Huang v. Frontier Oil Corp., et al. (filed February 24, 2011), Robert Pettigrew, individually and on behalf of all others similarly situated v. Frontier Oil Corporation, et al. (filed February 25, 2011), Walter E. Ryan, Jr., On Behalf of Himself and All Others Similarly Situated v. Frontier Oil Corporation, et al. (filed February 25, 2011), Christopher Borrelli, Individually and on Behalf of All Others Similarly Situated v. Frontier Oil Corporation, et al. (filed March 2, 2011), and Randy Whitman, Individually and on behalf of all others similarly situated v. Frontier Oil Corporation, et al. (filed on March 8, 2011). The lawsuit filed in the District Court of Laramie County, Wyoming is entitled Thomas Greulich, Individually and on Behalf of All Others Similarly Situated v. Frontier Oil Corporation, et al. (filed March 1, 2011). The lawsuit filed in the U.S. District Court for the Northern District of Texas is entitled Angelo Chiarelli, On Behalf of Himself and All Others Similarly Situated v. Holly Corporation, et al. (filed on March 2, 2011). The lawsuits filed in the U.S. District Court for the Southern District of Texas are entitled Tim Wilcox, Individually and on behalf of all others similarly situated v. Frontier Oil Corporation, et al. (filed on March 7, 2011), and Jackie A. Rhymes, individually and on behalf of others similarly situated v. Michael Jennings, et al. (filed on March 17, 2011).

These lawsuits generally allege that (1) the consideration to be received by Frontier’s shareholders in the merger is inadequate, (2) the Frontier directors breached their fiduciary duties by, among other things, approving the merger at an inadequate price under circumstances involving certain alleged conflicts of interest, (3) the merger agreement includes preclusive deal protection provisions, and (4) Frontier, and in some cases Holly and Merger Sub, aided and abetted Frontier’s board of directors in breaching its fiduciary duties to Frontier’s shareholders. The shareholder actions seek various remedies, including enjoining the transaction from being consummated in accordance with its agreed-upon terms, compensatory damages, and costs and disbursements relating to the lawsuits.

In the cases pending in Texas state court, on March 21, 2011, plaintiff in the Walker lawsuit filed an amended petition alleging that Frontier’s current directors also breached their fiduciary duties by failing to disclose material information or making materially inadequate disclosures concerning the proposed merger in the registration statement on Form S-4. On March 25, 2011, the lawsuits pending in the District Court of Harris County, Texas, were consolidated under the style In re: Frontier Oil Corp., Cause No. 2011-11451, and interim class counsel was appointed on April 12, 2011. On May 9, 2011, Holly answered the consolidated amended petition, generally denying the allegations and asserting affirmative defenses. Discovery is in the early stages.

With respect to the federal lawsuits, on March 24, 2011, plaintiffs in the lawsuits pending in the United States District Court for the Southern District of Texas filed a motion to consolidate the Wilcox and Rhymes cases pending in that district and to appoint interim lead counsel. On April 7, 2011, plaintiffs in the Wilcox and Rhymes cases filed substantially similar amended complaints. In addition to the claims described in general above, these lawsuits also allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act by making untrue statements of material fact and omitting to state material facts necessary to make the statements that were made not misleading in the registration statement on Form S-4. On April 21, 2011, Holly and Merger Sub moved to dismiss the amended class action complaints filed in the Wilcox and Rhymes cases. On May 3, 2011, the Frontier defendants filed a motion to dismiss the original class action complaint filed in the Chiarelli case. On May 6, 2011, Holly also moved to dismiss the original class action complaint filed in the Chiarelli case; Merger Sub was not named as a defendant in that action.

The defendants intend to vigorously defend these and any future lawsuits, as they believe that they have valid defenses to all claims and that the lawsuits are entirely without merit.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Holly and Frontier are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Holly and Frontier stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the approval of the merger agreement, the issuance of shares of Holly common stock to Frontier shareholders pursuant to the merger and the approval and adoption of Holly’s amended and restated certificate of incorporation.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Holly or Frontier. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the Wyoming Business Corporation Act (the “WBCA”), at the effective time of the merger, Merger Sub will merge with and into Frontier. Frontier will be the surviving corporation in the merger and will become a wholly owned subsidiary of Holly. At the effective time of the merger, each outstanding share of Frontier common stock (other than shares owned by Frontier, Holly or Merger Sub or any subsidiary of Frontier or Holly, which will be canceled and cease to exist) will be converted into the right to receive 0.4811 shares of Holly common stock.

Holly will not issue fractional shares of Holly common stock pursuant to the merger agreement. Instead, each Frontier shareholder who otherwise would have been entitled to receive a fraction of a share of Holly common stock will receive in lieu thereof and, upon surrender of his or her shares of Frontier common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Holly common stock, as reported on the NYSE on the first trading day immediately following the date on which the merger is effective.

The exchange ratio will be adjusted accordingly to provide Frontier common shareholders the same economic effect as contemplated by the merger agreement prior to any reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or stock distribution, combination or exchange of shares with respect to the shares of either Holly common stock or Frontier common stock prior to the effective time of the merger.

Alternative Structures

The merger agreement provides that the parties will reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by the merger agreement, including, without limitation, merging Frontier with and into Merger Sub or merging Frontier into Holly, as long as such alternative structure does not impose any material delay on, or condition to, the consummation of the merger, does not cause any closing condition contained in the merger agreement not to be capable of being fulfilled and does not adversely affect any of the parties or either Holly’s or Frontier’s stockholders. The merger agreement provides that the fact that a direct merger of Frontier into Holly would require the approval of a majority of the holders of outstanding shares of Holly common stock will not be deemed to have any of the effects mentioned above.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the first business day immediately following the day on which the last condition to the completion of the merger has been satisfied or waived or such other date as Holly and Frontier may agree in writing. The merger will be effective at the date and time the parties agree and specify in the articles of merger, which will be filed with the Wyoming Secretary of State. Holly’s amended and restated certificate of incorporation will be filed with the Delaware Secretary of State immediately prior to the filing of the certificate of merger and will become effective at the same time as the merger.

Holly and Frontier currently expect the closing of the merger to occur in the third quarter of 2011. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Holly and Frontier could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Holly will appoint an exchange agent to handle the exchange of shares of Frontier common stock for shares of Holly common stock. At the effective time of the merger, shares of Frontier common stock will be converted into the right to receive shares of Holly common stock without the need for any action by the holders of Frontier common stock.

Promptly after the effective time of the merger (and in no event later than three business days after the closing date of the merger), Holly will cause the exchange agent to send a letter of transmittal to each record holder of Frontier common stock as of the effective time of the merger specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Frontier shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Frontier stock certificates in exchange for shares of Holly common stock. Any uncertificated shares of Frontier common stock in book-entry form will be deemed surrendered to the exchange agent at the effective time of the merger.

After the effective time of the merger, shares of Frontier common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Frontier common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of Holly common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such shares of Holly common stock deliverable upon the surrender of Frontier stock certificates, until holders of such Frontier stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Holly common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of Holly and Frontier have made representations and warranties regarding, among other things:

•	organization, good standing and corporate power;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	capital structure;

•	ownership of subsidiaries;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	compliance with permits;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents and financial statements;

•	absence of certain litigation;

•	absence of undisclosed liabilities;

•	absence of certain changes and events since the end of the third fiscal quarter of 2010;

•	tax matters;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	environmental matters;

•	intellectual property;

•	title to properties and condition of assets;

•	insurance;

•	brokers’ fees payable in connection with the merger;

•	opinions from financial advisors;

•	material contracts;

•	inapplicability of state takeover statutes;

•	internal controls and disclosure controls and procedures; and

•	compliance with the Foreign Corrupt Practices Act.

The merger agreement also contains certain representations and warranties of Holly with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, absence of material assets or liabilities, lack of prior business activities, capitalization, and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects (i) the business, assets and liabilities (taken together), results of operations or financial condition of such party and its subsidiaries on a consolidated basis or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement or fulfill the conditions to closing the merger set forth in the merger agreement, except in the case of clause (i) that the definition of “material adverse effect” excludes any change, effect, occurrence, state of facts or development that results from:

•	general economic, regulatory or political conditions in the U.S. or the other countries in which such party operates (except to the extent such conditions affect such party disproportionately relative to other participants in the petroleum refining industry);

•	financial or securities market fluctuations or conditions (except to the extent such fluctuations or conditions affect such party disproportionately relative to other participants in the petroleum refining industry);

•	changes in, or conditions affecting, the petroleum refining industry generally (except to the extent such changes affect such party disproportionately relative to other participants in the petroleum refining industry);

•	the announcement or pendency of the merger or the compliance with the covenants regarding the conduct of the parties’ business prior to the effective time of the merger described in the subsection entitled “— Conduct of Business” below;

•	any stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement;

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (however, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•	any change, in and of itself, in the market price, credit rating or trading volume of such party’s securities (however, the facts or occurrences giving rise to or contributing to such a change may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect); and

•	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) (except to the extent such change affects such party disproportionately relative to other participants in the petroleum refining industry).

Conduct of Business

Each of Holly and Frontier has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Holly and Frontier has agreed to (i) conduct its operations in the ordinary course in substantially the same manner as conducted before the date of the merger agreement, (ii) use reasonable best efforts to preserve intact its business organization, maintain satisfactory business relationships and retain the services of its officers and employees and (iii) take no action that is likely to delay or materially or adversely affect the ability of either party to obtain any necessary regulatory or other governmental approvals required to consummate the merger.

In addition, each of Holly and Frontier has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement or as consented to in advance by the other party):

•	amending its charter or bylaws;

•	issuing shares of its capital stock or otherwise changing its capital structure;

•	granting any option, warrant or other right to acquire shares of its capital stock;

•	increasing compensation or benefits paid to any officer, director, employee or agent, or entering into or amending any employment or severance agreement;

•	adopting or amending in any material respect any employee benefit plan;

•	declaring or paying dividends or other distributions on its capital stock (other than specified ordinary and special dividends);

•	redeeming or otherwise acquiring its own or its subsidiaries’ capital stock or other equity interests;

•	selling, leasing or otherwise disposing of its assets for an amount in excess of $10,000,000, individually or in the aggregate, other than in the ordinary course of business and for fair value;

•	making certain acquisitions and investments;

•	changing its accounting principles or practices other than as required by a change in law or in GAAP;

•	taking certain actions relating to tax matters;

•	incurring or guaranteeing indebtedness;

•	entering into or materially extending or amending any material lease, mortgage, lien, security interest or other encumbrance in connection with any indebtedness, other than in the ordinary course of business;

•	making certain capital expenditures;

•	terminating, amending or waiving any confidentiality or standstill agreement;

•	entering into or amending any agreement with any holder of its capital stock with respect to holding, voting or disposing of shares;

•	causing the acceleration of rights, benefits or payments under any employee benefit plan;

•	entering into, amending or terminating any hedge contracts other than in the ordinary course of business consistent with past practice;

•	splitting, combining, subdividing or reclassifying its outstanding shares of capital stock;

•	purchasing any securities of the other party;

•	doing business in any country in which such party is not doing business as of the date of the merger agreement;

•	entering into joint ventures;

•	settling certain material claims, actions or proceedings;

•	with respect to Holly, transferring, pledging or otherwise disposing of any of its equity interests in HEP; and

•	agreeing to take any of the foregoing actions.

No Solicitation of Alternative Proposals

Each of Holly and Frontier has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it and its subsidiaries will not and it will cause its and their directors and officers, and will use its reasonable best efforts to cause its controlled affiliates, employees, agents and representatives, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer regarding, or that would reasonably be expected to lead to, an acquisition proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or cooperate with any person in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal or (iii) enter into any letter of intent, understanding or agreement (oral or written) regarding, or that is intended to result in, or would be reasonably expected to lead to, an acquisition proposal.

An “acquisition proposal” with respect to a party means any inquiry, proposal or offer regarding, or that would reasonably be expected to lead to, (i) a transaction, including any share issuance, tender offer, exchange offer or share exchange, pursuant to which any person or group (other than the other party to the merger agreement and its affiliates), directly or indirectly, acquires or would acquire beneficial ownership of 10% or more of such party’s outstanding common stock or voting power or, with respect to Holly, any of the equity interests in the MLP or the general partner of the MLP owned by Holly or its subsidiaries, (ii) a merger, consolidation, share exchange, business combination or transaction pursuant to which any person or group (other than the other party to the merger agreement and its affiliates) or such person’s stockholders would beneficially own 10% or more of the outstanding common stock or voting power of such party or, if applicable, any surviving entity or parent entity resulting from any such transaction or, with respect to Holly, any of the equity interests in the MLP or the general partner of the MLP owned by Holly or its subsidiaries, (iii) any transaction pursuant to which any person or group (other than the other party to the merger agreement and its affiliates), directly or indirectly, acquires or would acquire control of assets (including equity securities of subsidiaries) of such party or its subsidiaries representing 10% or more of consolidated revenues, net income or EBITDA for the last 12 full calendar months or the fair market value of all of the assets of such party and its subsidiaries, taken as a whole immediately prior to such transaction, (iv) a recapitalization of such party or any of its subsidiaries or any transaction similar to a transaction referred to in clause (ii) above pursuant to which any third person or group (other than the other party to the merger agreement and its affiliates) or the stockholders of such third person, would beneficially own 10% or more of the outstanding common stock or voting power of such party or, if applicable, the parent entity resulting from any such transaction (or, with respect to Holly, 10% or more of the limited partner interests in the MLP, any of the incentive distribution rights of the MLP or any of the general partner interests of the MLP), (v) with respect to Holly, the sale or transfer, directly or indirectly, of any equity interests in the MLP or the general partner of the MLP owned by Holly or its subsidiaries or (vi) any combination of the foregoing (in each case, other than the merger contemplated by the merger agreement).

Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of Holly and Frontier is permitted to furnish information with respect to Holly or Frontier (pursuant to a confidentiality agreement), as applicable, and enter into negotiations or discussions with, and only with, a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of such party determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal (as defined below) and the failure to furnish information or to enter into discussions regarding such proposal would be inconsistent with the fiduciary obligations of such board under applicable law. A “superior proposal” with respect to a party means an unsolicited bona fide written acquisition proposal that the board of directors of such party (after consultation with its outside legal counsel and financial advisors) determines in good faith is reasonably likely to result in a transaction more favorable to such party’s stockholders from a financial point of view than the merger, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal, the likelihood of consummation and any changes to the terms of the merger agreement proposed by the other party in response to such proposal. The merger agreement requires a party to provide at least 48 hours notice to the other party of its intent to furnish information to, or enter into negotiations or discussions with, a third person pursuant to this exception.

The merger agreement requires that the parties notify each other promptly (and in any event within 24 hours) of, among other things, the receipt of any acquisition proposal or request for information that is reasonably likely to lead to an acquisition proposal. Any such notification shall include a copy, or, if not in writing, a summary of the material terms and conditions, of any such acquisition proposal. In addition, the merger agreement requires the parties to continue to update each other of material changes to any acquisition proposal. The merger agreement also requires both Holly and Frontier to cease, and cause to be terminated, all discussions, inquiries or negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Changes in Board Recommendations

The board of directors of each of Holly and Frontier has agreed that it will not (i) withdraw, withhold, modify or change in a manner adverse to the other party the recommendation, approval or declaration of advisability by such board of the matters required to be submitted to such party’s stockholders, as applicable, (ii) recommend, approve or declare advisable any acquisition proposal or (iii) resolve, agree or propose publicly to take any such actions or approve, adopt, recommend or declare advisable, or cause or permit such party to enter into, any agreement constituting or related to, or that is intended to or would be reasonably expected to lead to an acquisition proposal or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by the merger agreement (any action in (i), (ii) or (iii) above, an “adverse recommendation change”).

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of Holly or Frontier, as applicable, may make an adverse recommendation change (other than in connection with an acquisition proposal) if such board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the board’s fiduciary duties under applicable law. At any time prior to obtaining the relevant stockholder approval, the board of directors of Holly or Frontier, as applicable, may make an adverse recommendation change in connection with an acquisition proposal if such board determines in good faith (after consultation with its outside legal counsel) that the acquisition proposal is an unsolicited bona fide written acquisition proposal made after the date of the merger agreement and not in breach of such party’s non-solicitation restrictions contained in the merger agreement and that such acquisition proposal constitutes a superior proposal and the failure to make an adverse recommendation change would be inconsistent with the board’s fiduciary duties under applicable law. Prior to taking any such action, the withdrawing party must (a) inform the other party in writing that its board of directors intends to take such action and specifying the reasons for such action, (b) if any superior proposal is the basis of such action, provide a copy of such proposal or, if no written proposal exists, a summary of the material terms and conditions of such proposal, (c) allow five business days to elapse following the other party’s receipt of such written notice and (d) if requested by the non-withdrawing party, negotiate in good faith with the non-withdrawing party with respect to any changes to the merger agreement proposed by the non-withdrawing party.

If the board of directors of Holly or Frontier withdraws or modifies its recommendation, where the merger agreement is terminated, such board of directors will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

Holly has agreed to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to hold its special stockholders meeting for purposes of obtaining stockholder approval for the proposal to approve the issuance of shares of Holly common stock constituting merger consideration to Frontier shareholders in connection with the merger.

The Holly board of directors has approved the issuance of shares of Holly common stock constituting merger consideration to Frontier shareholders in connection with the merger and adopted resolutions directing that the issuance of shares of Holly common stock constituting merger consideration to Frontier shareholders in connection with the merger be submitted to the Holly stockholders for their consideration. The Holly board of directors has also approved an amended and restated certificate of incorporation in the form attached to this joint proxy statement/prospectus as Annex F to, among other things, increase the number of authorized shares of capital stock and to change its corporate name at the effective time of the merger, and has adopted resolutions directing that such proposals be submitted to Holly stockholders for their consideration. Although Holly has agreed to use its reasonable best efforts to obtain stockholder approval for the proposal relating to the amended and restated certificate of incorporation, obtaining such approval is not a condition to the merger.

The Holly board of directors also agreed to approve an amendment to the Holly Corporation Long-Term Incentive Compensation Plan to increase the number of authorized shares of common stock available for issuance and to recommend the approval of such amendment to Holly’s stockholders. Holly and Frontier have subsequently concluded that such an amendment to the Holly Corporation Long-Term Incentive Compensation Plan is unnecessary and Frontier has granted Holly a waiver with respect to, among other things, seeking stockholder approval of such an amendment.

Frontier has also agreed to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to hold its special shareholders meeting for purposes of obtaining shareholder approval for the proposal to approve the merger agreement. The board of directors of Frontier has adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and in the best interests of Frontier and its shareholders and adopted resolutions directing that the merger agreement be submitted to the Frontier shareholders for their consideration.

Efforts to Complete the Merger

Holly and Frontier have each agreed to:

•	promptly (and in any event within 15 business days from the date of the merger agreement) make their respective filings under the HSR Act, with respect to the merger and make any other required submissions under the HSR Act;

•	use their reasonable best efforts to satisfy the conditions to closing in the merger agreement as promptly as practicable and to cooperate with one another in timely making all filings and obtaining all consents, approvals, permits or authorizations that are required to be made or obtained prior to the effective time of the merger with or from any governmental or regulatory authorities;

•	promptly notify each other of any communication concerning the merger from any governmental authority and permit the other party to review in advance any proposed communication to any governmental entity;

•	not participate in any meeting or discussion with any governmental authority concerning the merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate;

•	furnish the other party with copies of all correspondence, filings and communications with any government or regulatory authority with respect to the merger (other than copies of their respective filings under the HSR Act); and

•	furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

In addition, Holly and Frontier have each agreed to:

•	use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the closing of the merger, including defending through litigation on the merits any claim asserted in any court by any party; and

•	use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible.

Frontier and Holly have agreed to consent to any divestitures, licenses, hold separate arrangements or similar matters required by any governmental entity as a condition to resolving such governmental entity’s objections to the merger or obtaining its approval of the merger and that are contingent upon consummation of the merger. Notwithstanding the foregoing, Holly and Frontier are not required under the merger agreement to agree to any such divestitures, licenses, hold separate arrangements or similar matters that would materially impair the business operations of Holly, Frontier and their subsidiaries, taken as a whole, as combined in the manner currently intended by the parties.

Governance Matters After the Merger

Upon completion of the merger, the board of directors of Holly will consist of fourteen members, including: (i) seven directors chosen by the current Holly directors (at least six of whom will be independent for purposes of the rules of the NYSE), whom we refer to as Holly designees, and (ii) seven directors chosen by the current Frontier directors (at least six of whom will be independent for purposes of the rules of the NYSE), whom we refer to as Frontier designees. As of the date of this joint proxy statement/prospectus, it is anticipated that all of the members of Holly’s and Frontier’s respective boards of directors immediately prior to the merger will continue to serve as directors of the combined company. Upon completion of the merger, each standing committee of the Holly board of directors will be comprised of equal numbers of Frontier designees and Holly designees.

Upon completion of the merger, (i) Mr. Clifton will serve as the Executive Chairman of the Board of Holly, (ii) Mr. Jennings will serve as the President and Chief Executive Officer of Holly, (iii) Mr. Aron will serve as the Executive Vice President and Chief Financial Officer of Holly, (iv) Mr. Lamp will serve as the Executive Vice President and Chief Operating Officer of Holly, and (v) Mr. Shaw will serve as the Senior Vice President of Strategy and Corporate Development of Holly.

On or prior to the effective time of the merger, the bylaws of Holly will be amended and restated in the form attached to this joint proxy statement/prospectus as Exhibit C of Annex A.

Upon completion of the merger, Holly will change its name to HollyFrontier Corporation, subject to obtaining approval from Holly stockholders to amend Holly’s restated certificate of incorporation for this purpose. HollyFrontier Corporation’s executive headquarters will be located in the Dallas, Texas area.

Employee Benefits Matters

Holly and Frontier have agreed that:

•	from the date of completion of the merger until December 31, 2011, the surviving corporation will assume and maintain all of Frontier’s employee benefit plans as in effect immediately prior to the completion of the merger, and will not amend any such plan to reduce any benefits provided under such plans;

•	any discretionary employer contributions for 2011 for any Frontier qualified defined contribution plans will be made at approximately the same percentage of compensation (or employee or salary deferral contribution in the case of a discretionary matching contribution) of eligible participants as was made to such plan for 2010, except for any adjustments necessary to comply with applicable law and regulations;

•	with respect to Frontier employees who become employees of the combined company following the merger without any gap in employment, such employees will be credited with service with Frontier prior to the merger for purposes of eligibility, vesting and benefit determinations under any employment benefit plan of Holly or the surviving corporation, other than determination of accrual of service under any defined benefit pension plan that did not cover the employee immediately prior to the effective time of the merger or any determination of the right to receive, or the amount of, any retiree or other post-retirement medical coverage (except for COBRA medical continuation coverage or any arrangement covering the employee prior to the merger); and

•	notwithstanding the foregoing provisions, subject to compliance with applicable local law, neither party is restricted from modifying or terminating any plan, at or after the effective time of the merger, with respect to persons employed at operations outside the United States.

Holly and Frontier have also entered into written retention agreements, which will be effective at the effective time of the merger, with each of Messrs. Jennings and Aron, and Holly has entered into waiver agreements with each of Messrs. Clifton, Shaw and Lamp, which the parties agreed will not be amended without the prior written consent of the other party. The written retention agreements and waiver agreements are described in the section entitled “The Merger — Interests of Frontier Directors and Executive Officers in the Merger — Retention and Assumption Agreements” and “The Merger — Interests of Holly Directors and Executive Officers in the Merger — Waiver Agreements” of this joint proxy statement/prospectus.

Treatment of Frontier Stock Options and Other Stock Based Awards and Programs

Stock Options.  Upon completion of the merger, each outstanding option to purchase Frontier common stock granted pursuant to the Frontier Oil Corporation Omnibus Incentive Compensation Plan, which we refer to as the Frontier stock plan, whether or not the option is exercisable or vested, will be converted pursuant to the merger agreement into a fully vested and immediately exercisable stock option to acquire shares of Holly common stock on the same terms and conditions as were applicable immediately prior to the merger. The number of shares of Holly common stock underlying each such Holly stock option will be determined by multiplying the number of shares of

Frontier common stock subject to the Frontier stock option immediately prior to the merger by the exchange ratio, and rounding down to the nearest whole share of Holly common stock. The exercise price per share of each such Holly stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent. All of the previously outstanding Frontier stock options expired in April 2011, before the completion of the merger.

Restricted Stock.  Upon completion of the merger, each outstanding (or earned but not yet granted to the holder after the end of an applicable performance period) share of Frontier restricted stock held by Messrs. Jennings and Aron will be converted into (i) 0.4811 shares of restricted stock of Holly (rounded down to the nearest whole share) on the same terms and conditions as were applicable immediately prior to the merger, and (ii) the right to receive a cash amount equal to the amount of cash and stock dividends and dividend equivalents then credited to the holder with respect to such share.

Upon completion of the merger, except with respect to the awards described in the preceding paragraph, each outstanding (or earned but not yet granted to the holder after the end of an applicable performance period) share of Frontier restricted stock that is subject to restrictions or other conditions which have not lapsed immediately prior to the merger will be converted into (i) fully vested shares of Holly common stock at the same exchange ratio and with the same rights and subject to the same conditions as other outstanding shares of Frontier common stock and (ii) the right to receive a cash amount equal to the amount of cash and stock dividends and dividend equivalents then credited to the holder with respect to such share.

Stock Units.  Upon completion of the merger, each outstanding Frontier stock unit with respect to which the applicable performance period has not ended will be converted into (i) the number of shares of fully vested Holly common stock equal to 125% of the number of shares of Frontier common stock subject to such Frontier stock units that are then credited to the holder, multiplied by the exchange ratio (rounded down to the nearest whole share of Holly common stock), and (ii) the right to receive a cash amount equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier stock plan if the Frontier stock units instead had been issued as shares of Frontier restricted stock.

Restricted Stock Units.  Immediately prior to the merger, each outstanding Frontier restricted stock unit with respect to which the applicable vesting period has not ended will become fully vested and converted into the same number of shares of Frontier common stock, and shall be treated at the effective time of the merger as, and shall be afforded the same rights and subject to the same conditions as, other outstanding shares of Frontier common stock with the right to receive the merger consideration at the same exchange ratio.

The number of shares and, if applicable, the exercise price, under each Frontier stock option, share of Frontier restricted stock and Frontier stock unit will be adjusted appropriately in the event of a reorganization, recapitalization, stock split, stock dividend or similar transaction to provide the holders the same economic effect prior to the occurrence of such event; provided that no such adjustment will be made to the extent such adjustment would result in a Frontier stock option becoming nonqualified deferred compensation within the meaning of Section 409A of the Code. As soon as practicable following the effective time of the merger, Holly will file a registration statement on Form S-8 (or other appropriate form if Form S-8 is not available) with respect to the shares of Holly common stock subject to such Holly stock options, Holly stock units and Holly restricted stock and shall maintain the effectiveness of such registration statement for so long as such equity awards remain outstanding.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Holly and Frontier in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	listing on the NYSE of the shares of Holly common stock to be issued in the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of the Code;

•	coordination between Frontier and Holly with respect to the declaration, setting of record dates and payment dates of dividends on the shares of Frontier common stock;

•	the delivery of accounting comfort letters;

•	cooperation between Holly and Frontier in negotiating and entering into a new or amended credit facility to be effective at the effective time of the merger; and

•	cooperation between Holly and Frontier in connection with public announcements.

Holly has also agreed to maintain officers’ and directors’ liability insurance, for six years following the effective time of the merger, for Frontier’s current and former directors and employees who are currently covered by the liability insurance coverage currently maintained by Frontier on terms substantially no less advantageous to the indemnified parties than Frontier’s existing insurance. Notwithstanding the foregoing, the surviving corporation will not be required to pay annual premiums in excess of 250% of the annual premium amount payable by Frontier for the policy year that includes the date of the merger agreement.

Conditions to Completion of the Merger

The obligations of Holly and Frontier to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by a majority of the votes cast at the Frontier special meeting;

•	approval of the issuance of shares of Holly common stock to Frontier shareholders pursuant to the merger by holders of a majority of the outstanding shares of Holly capital stock present in person or represented by proxy and entitled to vote thereon at the Holly special meeting;

•	the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	the expiration of any mandatory waiting period and receipt of any required consent under any other applicable United States federal or state antitrust laws, except where the failure to observe such waiting period or obtain such consent would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the merger agreement to Holly;

•	absence of any injunction, decree, order, statute, rule or regulation by a court or other governmental entity that makes unlawful or prohibits the consummation of the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	authorization for the listing on the NYSE of the shares of Holly common stock to be issued in connection with the merger and upon conversion of the Frontier restricted stock and the shares of Holly common stock reserved for issuance pursuant to Holly stock options, subject to official notice of issuance; and

•	the entry into and effectiveness of the new credit facility, subject only to the consummation of the merger.

In addition, each of Holly’s and Frontier’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party, other than the representations related to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the absence of any outstanding voting debt, (i) to the extent qualified by material adverse effect, will be true and correct, and (ii) to the extent not qualified by material adverse effect, will be true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the date of the merger agreement and as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct only as of such specified date);

•	the representations and warranties of the other party relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the absence of any outstanding voting debt will be true and correct in all respects (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except for representations or warranties made as of a specified date, which need be true and correct only as of such specified date);

•	the other party having performed, in all material respects, its covenants and agreements contained in the merger agreement required to be performed on or prior to the closing date;

•	receipt of a certificate executed by the other party’s chairman of the board, president and chief executive officer as to the satisfaction of the conditions described in the preceding three bullets; and

•	receipt of a tax opinion from the party’s tax counsel to the effect that (i) with respect to the tax opinion provided to Holly, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Holly, Frontier and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) with respect to the tax opinion provided to Frontier, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Frontier or the shareholders of Frontier to the extent that they receive Holly common stock in exchange for Frontier common stock pursuant to the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Holly and Frontier approved by their respective boards of directors;

•	by either Holly or Frontier:

•	if the merger is not consummated by September 30, 2011, provided that if the only condition to closing that has not been satisfied by such date is the execution, delivery and effectiveness of the new credit facility and neither party is in material breach of its covenants in the merger agreement regarding the new credit facility, then such date will automatically be extended to the final outside date (as defined below);

•	if Holly stockholders fail to approve the issuance of shares of Holly common stock to Frontier shareholders in connection with the merger at the Holly special meeting;

•	if Frontier shareholders fail to approve the merger agreement at the Frontier special meeting;

•	if any U.S. governmental entity issues a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the merger; or

•	if the new credit facility is not entered into and effective, subject only to the consummation of the merger, by the later of September 30, 2011 or the final outside date;

•	by Holly upon a breach of any covenant or agreement on the part of Frontier, or if any representation or warranty of Frontier becomes untrue, in either case such that the conditions to Holly’s obligations to complete the merger would not then be satisfied and such breach is not curable or, if curable, is not cured within 30 days after written notice;

•	by Frontier upon a breach of any covenant or agreement on the part of Holly, or if any representation or warranty of Holly becomes untrue, in either case such that the conditions to Frontier’s obligations to complete the merger would not then be satisfied and such failure is not curable or, if curable, is not cured within 30 days after written notice;

•	by Holly if, prior to obtaining approval of the Frontier shareholders, the board of directors of Frontier makes an adverse recommendation change;

•	by Frontier if, prior to obtaining approval of the Holly stockholders, the board of directors of Holly makes an adverse recommendation change;

•	by Holly if, prior to obtaining approval of the Holly stockholders, the board of directors of Holly makes an adverse recommendation change in connection with a superior proposal; and

•	by Frontier if, prior to obtaining approval of the Frontier shareholders, the board of directors of Frontier makes an adverse recommendation change in connection with a superior proposal.

The “final outside date” is the date that is the later of September 30, 2011 or the date that is sixty (60) days after the satisfaction of the last of the conditions to closing relating to required stockholder approvals, the waiting periods and consents under U.S. antitrust laws, the effectiveness of the registration statement of which the joint proxy statement/prospectus forms a part and absence of stop orders, and the authorization for listing on the NYSE of shares of Holly common stock to be issued or reserved for issuance in connection with the merger.

Expenses and Termination Fees; Liability for Breach

Each party has agreed to pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, except that the parties will share equally all fees and expenses (excluding each party’s internal costs and the fees and expenses of attorneys, accountants and financial and other advisors) in relation to the printing, filing and mailing of this joint proxy statement/prospectus and registration statement and any filing fees in connection with the merger pursuant to the HSR Act, the Securities Act, the Exchange Act and any other applicable laws, rules and regulations of any governmental authority.

Holly will be obligated to pay a termination fee of $80 million to Frontier and reimburse Frontier for up to $12 million in expenses incurred by Frontier in connection with the merger agreement if:

•	either Holly or Frontier terminates the merger agreement because the merger has not been completed by September 30, 2011 or the final outside date, as applicable (only to the extent that the Holly special stockholders meeting has not been held), or because the issuance of the shares of Holly common stock in the merger is not approved at the Holly stockholders meeting duly convened for such purpose, in either case, if prior to the time of the stockholders meeting or prior to the termination of the merger agreement, an acquisition proposal with respect to Holly becomes publicly known and within twelve months after such termination Holly enters into a definitive agreement to consummate an acquisition proposal or an acquisition proposal is consummated (provided that for purposes of this clause, all references in the definition of acquisition proposal to “10%” will instead be deemed to refer to “40%”);

•	Frontier terminates the merger agreement because, prior to obtaining the approval of the Holly stockholders, the board of directors of Holly makes an adverse recommendation change;

•	Holly terminates the merger agreement because, prior to obtaining the approval of the Holly stockholders, the board of directors of Holly makes an adverse recommendation change in connection with a superior proposal;

•	Frontier terminates the merger agreement as a result of Holly’s material breach of its non-solicitation covenant in the merger agreement; or

•	Frontier terminates the merger agreement after the final outside date for failure to obtain the new credit facility as a result of Holly’s material breach of its obligations under the merger agreement relating to the new credit facility.

In addition, Holly will be obligated to reimburse Frontier for up to $12 million in expenses incurred by Frontier in connection with the merger agreement if either Frontier or Holly terminate the merger agreement because the Holly stockholders fail to approve the issuance of shares of Holly common stock to Frontier shareholders pursuant to the merger at the Holly stockholder meeting duly convened for such purpose even if Frontier is not entitled to a termination fee.

Frontier will be obligated to pay a termination fee of $80 million to Holly and reimburse Holly for up to $12 million in expenses incurred by Holly in connection with the merger agreement if:

•	either Holly or Frontier terminates the merger agreement because the merger has not been completed by September 30, 2011 or the final outside date, as applicable (only to the extent that the Frontier shareholders meeting has not been held), or because the merger agreement is not approved at the Frontier shareholders meeting duly convened for such purpose, in either case, if prior to the time of the shareholders meeting or prior to the termination of the merger, an acquisition proposal with respect to Frontier becomes publicly known and within twelve months after such termination Frontier enters into a definitive agreement to consummate an acquisition proposal or an acquisition proposal is consummated (provided that for purposes of this clause, all references in the definition of acquisition proposal to “10%” will instead be deemed to refer to “40%”);

•	Holly terminates the merger agreement because, prior to obtaining the approval of the Frontier shareholders, the board of directors of Frontier makes an adverse recommendation change;

•	Frontier terminates the merger agreement because, prior to obtaining the approval of the Frontier shareholders, the board of directors of Frontier makes an adverse recommendation change in connection with a superior proposal;

•	Holly terminates the merger agreement as a result of Frontier’s material breach of its non-solicitation covenant in the merger agreement; or

•	Holly terminates the merger agreement after the final outside date for failure to obtain the new credit agreement as a result of Frontier’s material breach of its obligations under the merger agreement relating to the new credit facility.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by the board of directors of Holly and Frontier, at any time before or after receipt of the approvals of the Holly or Frontier stockholders required to consummate the merger. However, after any such stockholder approval, there may not be, without further approval of Holly stockholders and Frontier shareholders, any amendment of the merger agreement which by applicable law requires further stockholder approval.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any person other than Holly, Frontier and Merger Sub any rights or remedies, it provides limited exceptions. Frontier’s and Holly’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger. Furthermore, each party will have the right, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, for the other party’s willful and material breach of any of its representations and warranties in the merger agreement or willful and material breach of any covenant in the merger agreement. However, this right is enforceable on behalf of Frontier shareholders only by Frontier in its sole and absolute discretion or on behalf of Holly stockholders only by Holly in its sole and absolute discretion, and any and all interests in such claims shall attach to shares of Frontier common stock or Holly common stock, as applicable, and subsequently trade and transfer with those shares. As a result, any damages, settlements or other amounts recovered by a party with respect to such claims may, in such party’s sole and absolute discretion, be (i) distributed, in whole or in part, by such party to its stockholders as of any date determined by such party or (ii) retained by such party for the use and benefit of such party on behalf of its stockholders as such party deems fit.

Specific Performance

Holly and Frontier acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that they will be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages. The parties further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement. Each party further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy relating to specific performance, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion addresses the material U.S. federal income tax consequences of the merger.

This discussion addresses only holders of Frontier common stock who hold that stock as a capital asset and are “U.S. persons,” as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Frontier common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds Frontier common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired Frontier common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Frontier common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Frontier common stock should consult their own tax advisors.

We urge you to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Tax Opinions

As a condition to the completion of the merger, Vinson & Elkins L.L.P., counsel to Holly, will have delivered an opinion, dated as of the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Holly, Frontier and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Completion of the merger is also conditioned upon the receipt by Frontier of an opinion of Andrews Kurth LLP, counsel to Frontier, dated as of the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Frontier or the shareholders of Frontier to the extent that they receive Holly common stock in exchange for Frontier common stock pursuant to the merger.

Neither Holly nor Frontier intends to waive these conditions. The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Holly and Frontier, as well as certain covenants and undertakings by Holly and Frontier. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Holly nor Frontier is currently aware of any facts or circumstances that would cause the assumptions, representations covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Holly nor Frontier intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the reorganization status of the merger, the tax consequences would be very different from those set forth in this joint proxy statement/prospectus. The following discussion assumes that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Tax Consequences to Holders of Frontier Common Stock

Subject to the discussion below relating to the receipt of cash in lieu of factional shares, the U.S. federal income tax consequences of the merger are as follows:

•	a holder of Frontier common stock will not recognize any gain or loss upon the exchange of the holder’s shares of Frontier common stock for shares of Holly common stock in the merger;

•	a holder of Frontier common stock will have a tax basis in the Holly common stock received in the merger equal to the tax basis of the Frontier common stock surrendered by the holder in exchange for that Holly common stock in the merger; and

•	a holder of Frontier common stock will have a holding period for shares of Holly common stock received in the merger that includes its holding period for its shares of Frontier common stock surrendered by the holder in exchange for that Holly common stock in the merger.

No fractional shares of Holly common stock will be distributed to holders of Frontier common stock in connection with the merger. A holder that receives cash in lieu of a fractional share of Holly common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share above. An individual U.S. holder will generally be subject to U.S. federal income tax at a reduced rate with respect to such capital gain, assuming that the U.S. holder has held all of its Frontier common stock for more than one year.

Backup withholding, currently at 28%, may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the Frontier common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS.

Reporting Requirements

Each holder of Frontier common stock who receives shares of Holly common stock in the merger is required to retain records pertaining to the merger pursuant to Treasury Regulation Section 1.368-3(d). Each holder of Frontier common stock who receives shares of Holly common stock in the merger and who owns immediately before the merger 5% or more, by vote or value, of Frontier stock will be required to file a statement with his or her federal income tax return for the year of the merger. As provided in Treasury Regulation Section 1.368-3(b), the statement must set forth the holder’s basis in, and the fair market value of, the shares of Frontier common stock surrendered in the merger, the date of the merger and the name and employer identification number of Holly, Frontier and Merger Sub.

Tax Consequences to Holly, Frontier and Merger Sub

None of Holly, Frontier or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

Holly prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Holly being considered the acquirer of Frontier for accounting purposes. This means that Holly will allocate the purchase price to the fair value of Frontier’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Holly and Frontier, giving effect to the merger as if it had been consummated on March 31, 2011. The Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2011 and the year ended December 31, 2010 combine the historical consolidated statements of income of Holly and Frontier, giving effect to the merger as if it had been consummated on January 1, 2010, the beginning of the earliest period presented. The historical consolidated financial statements of Frontier have been adjusted to reflect certain reclassifications in order to conform with Holly’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Holly considered the acquirer of Frontier. Accordingly, consideration given by Holly to complete the merger with Frontier will be allocated to assets and liabilities of Frontier based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, Holly has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Frontier assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Frontier’s accounting policies to Holly’s accounting policies. A final determination of the fair value of Frontier’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Frontier that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. In addition, the value of the consideration to be given by Holly to complete the merger will be determined based on the trading price of Holly’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Holly estimated the fair value of Frontier’s assets and liabilities based on discussions with Frontier’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Holly and Frontier contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 and their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2011, respectively, which are incorporated by reference into this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Holly would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Holly expects to incur significant costs associated with integrating the operations of Holly and Frontier. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2011
(In thousands, except share data)

					Pro Forma
	Historical		Pro Forma		Condensed
	Holly	Frontier	Adjustments		Combined

Current assets:
Cash and cash equivalents	$224,114	$685,375	$(17,154	)(a)	$892,335
Marketable securities	48,947	—	—		48,947
Accounts receivable, net: Product and transportation	349,509	261,630	—		611,139
Crude oil resales	802,745	—	346,000	(b)	1,148,745

	1,152,254	261,630	346,000		1,759,884
Inventories: Crude oil and refined products	424,785	274,679	429,697	(c)	1,129,161
Materials and supplies	48,671	25,203	20,689	(c)	94,563

	473,456	299,882	450,386		1,223,724
Income taxes receivable	2,042	30,634	—		32,676
Deferred income taxes	4,791	13,757	(18,548	)(d)	—
Prepayments and other	10,150	11,807	—		21,957

Total current assets	1,915,754	1,303,085	760,684		3,979,523
Properties, plants and equipment, at cost	2,282,634	1,550,417	(535,417	)(e)	3,297,634
Accumulated depreciation	(481,082)	(536,278)	536,278	(e)	(481,082)

	1,801,552	1,014,139	861		2,816,552
Marketable securities (long-term)	19,550	—	—		19,550
Other assets: Turnaround costs	69,409	51,177	(51,177	)(e)	69,409
Goodwill	81,602	—	1,722,174	(f)	1,803,776
Deferred income taxes	—	5,450	(5,450	)(b)	—
Intangibles and other	101,893	11,815	44,088	(g)	157,796

	272,454	68,442	1,709,635		2,050,531

Total assets	$3,989,760	$2,385,666	$2,471,180		$8,846,606

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,498,508	$557,981	$346,000	(b)	$2,402,489
Accrued liabilities	76,734	34,043	—		110,777
Income taxes payable	—	57,607	—		57,607
Deferred income taxes	—	—	152,599	(d)	152,599

Total current liabilities	1,575,242	649,631	498,599		2,723,472
Long-term debt	834,213	350,667	24,050	(h)	1,208,930
Deferred income taxes	131,698	231,246	(5,450	)(b)	345,988
			(11,506	)(d)
Other long-term liabilities	80,657	62,763	—		143,420
Equity:
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	763	57,736	(57,736	)(i)	1,277
			514	(j)
Additional capital	193,121	266,870	(266,870	)(i)	3,266,607
			3,073,486	(j)
Retained earnings	1,283,021	1,171,414	(1,171,414	)(i)	1,265,867
			(17,154	)(a)
Accumulated other comprehensive loss	(25,866)	(6,491)	6,491	(i)	(25,866)
Common stock held in treasury	(677,253)	(398,170)	398,170	(i)	(677,253)

Total stockholders’ equity	773,786	1,091,359	1,965,487		3,830,632
Noncontrolling interest	594,164	—	—		594,164

Total equity	1,367,950	1,091,359	1,965,487		4,424,796

Total liabilities and equity	$3,989,760	$2,385,666	$2,471,180		$8,846,606

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2011
(In thousands, except share data)

					Pro Forma
	Historical		Pro Forma		Condensed
	Holly	Frontier	Adjustments		Combined

Sales and other revenues	$2,326,585	$1,908,654	$—		$4,235,239
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,984,617	1,561,403	—		3,546,020
Operating expenses (exclusive of depreciation and amortization)	134,743	75,807	—		210,550
General and administrative expenses (exclusive of depreciation and amortization)	16,818	10,603	—		27,421
Depreciation and amortization	31,308	26,968	(12,873	)(e)	45,403
Gain on sale of assets	—	(21)	—		(21)

Total operating costs and expense	2,167,486	1,674,760	(12,873)		3,829,373

Income from operations	159,099	233,894	12,873		405,866
Other income (expense):
Equity in earnings of SLC Pipeline	740	—	—		740
Interest income	85	347	—		432
Interest expense	(16,204)	(8,634)	953	(h)	(23,885)
Merger transaction costs	(3,698)	(5,148)	8,846	(k)	—

	(19,077)	(13,435)	9,799		(22,713)

Income from continuing operations before income taxes	140,022	220,459	22,672		383,153
Income tax provision:
Current	49,489	60,951	—		110,440
Deferred	(478)	19,642	8,615	(d)	27,779

	49,011	80,593	8,615		138,219

Net income	91,011	139,866	14,057		244,934
Less net income attributable to noncontrolling interest	6,317	—	—		6,317

Net income attributable to common stockholders	$84,694	$139,866	$14,057		$238,617

Earnings attributable to common stockholders:
Basic	$1.59	$1.34		(l)	$2.28
Diluted	$1.58	$1.32		(l)	$2.27
Average number of common shares outstanding:
Basic	53,307	104,580		(l)	104,729
Diluted	53,633	105,765		(l)	105,138

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2010

					Pro Forma
	Historical		Pro Forma		Condensed
	Holly	Frontier	Adjustments		Combined
	(In thousands, except per share data)

Sales and other revenues	$8,322,929	$5,884,906	$—		$14,207,835
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	7,367,149	5,367,278	—		12,734,427
Operating expenses (exclusive of depreciation and amortization)	504,414	281,793	—		786,207
General and administrative expenses (exclusive of depreciation and amortization)	70,839	47,192	—		118,031
Depreciation and amortization	117,529	104,821	(48,442	)(e)	173,908
Gain on sale of assets	—	(1)	—		(1)

Total operating costs and expense	8,059,931	5,801,083	(48,442)		13,812,572

Income from operations	262,998	83,823	48,442		395,263
Other income (expense):
Equity in earnings of SLC Pipeline	2,393	—	—		2,393
Interest income	1,168	2,345	—		3,513
Interest expense	(74,196)	(32,581)	3,134	(h)	(103,643)

	(70,635)	(30,236)	3,134		(97,737)

Income from continuing operations before income taxes	192,363	53,587	51,576		297,526
Income tax provision:
Current	35,472	13,839	—		49,311
Deferred	23,840	1,963	19,599	(d)	45,402

	59,312	15,802	19,599		94,713

Net income	133,051	37,785	31,977		202,813
Less net income attributable to noncontrolling interest	29,087	—	—		29,087

Net income attributable to common stockholders	$103,964	$37,785	$31,977		$173,726

Earnings per share attributable to common stockholders:
Basic	$1.95	$0.36		(l)	$1.66
Diluted	$1.94	$0.36		(l)	$1.65
Average number of common shares outstanding:
Basic	53,218	104,261		(l)	104,640
Diluted	53,609	105,726		(l)	105,114

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation

On February 21, 2011, Holly and Frontier entered into the merger agreement whereby Frontier will become a wholly-owned subsidiary of Holly. Under the terms of the merger agreement, each outstanding share of Frontier common stock will be exchanged for 0.4811 shares of Holly common stock.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Accounting Standards Codification Topic 805 using the acquisition method of accounting with Holly considered the acquirer of Frontier.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Holly and Frontier, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Holly’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on March 31, 2011 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2011 and the year ended December 31, 2010 give effect to the merger as if it had been consummated on January 1, 2010, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired with the excess purchase recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $3.1 billion. This amount was derived as described below in accordance with the merger agreement, based on the outstanding shares of Frontier common stock at May 18, 2011, the exchange ratio of 0.4811 shares of Holly common stock for each Frontier share and a price per Holly common share of $59.77, which represents the closing price of Holly shares of common stock on May 18, 2011. The actual number of shares of Holly common stock issued in the merger will be based upon the actual number of Frontier shares outstanding when the merger closes, and the valuation of those shares will be based on the trading price of Holly’s common stock when the merger closes. This is inclusive of Frontier common stock expected to be issued upon the immediate vesting of outstanding Frontier equity awards. Substantially all of the Frontier restricted stock and stock unit awards that were issued prior to February 21, 2011 (date of merger agreement) and outstanding at May 18, 2011 will become fully vested as of the date of merger.

Under the terms of Frontier’s senior notes having an aggregate principal amount of $350 million outstanding at March 31, 2011, the merger will represent a “change in control” that provides the note holders the right to require Holly to repurchase the Frontier senior notes at a purchase price equal to 101% of the principal amount of the notes. Holly does not anticipate that it will be required to repurchase a significant amount of the notes because the Frontier senior notes currently trade at prices in excess of 101%. Accordingly, no adjustment is included in the Unaudited Pro Forma Condensed Combined Financial Statements to reflect any repurchase of the Frontier senior notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

The preliminary purchase price is calculated as follows:

	(In thousands, except per share data)

Assumed outstanding shares of Frontier common stock to be exchanged(1)	106,885
Exchange ratio	0.4811

Assumed shares of Holly common stock to be issued	51,422
Price per share	$59.77

Fair value of Holly shares expected to be issued	$3,074,000	(2)

(1)	Inclusive of Frontier common stock expected to be issued upon the immediate vesting of outstanding Frontier restricted stock and stock unit awards immediately prior to the consummation of the merger.
(2)	Estimated fair value is rounded to the nearest million.

The preliminary purchase price will fluctuate with changes in the trading price of Holly common stock until the merger is completed. A 25% increase or decrease in the $59.77 price of Holly common stock used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $770 million.

The table below represents a preliminary allocation of the total consideration to Frontier’s tangible and intangible assets and liabilities based on Holly management’s preliminary estimate of their respective fair values as of March 31, 2011:

(In thousands)

Cash	$685,375
Inventories	750,268
Other current assets	650,071
Properties, plants and equipment	1,015,000
Goodwill	1,722,174
Intangibles and other non-current assets	55,903
Long-term debt and capital leases	(374,717)
Deferred income taxes, including current	(371,680)
Other liabilities assumed	(1,058,394)

Total estimated purchase price	$3,074,000

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2.  Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Income do not include any material non-recurring charges that will arise in subsequent periods as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a) Cash.  A $17.2 million decrease to cash and retained earnings to reflect estimated remaining merger transaction costs. These represent estimated one-time investment banking, legal and professional fees and are not presented net of tax due to the insignificance of the estimated tax impact. Additionally, these costs are not

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

included in the Unaudited Pro Forma Condensed Combined Statements of Income as they are non-recurring expenses.

(b) Conforming Reclassifications.  Reclassifications consist of (i) a $346 million increase to accounts receivable and payable balances to gross-up crude oil resale receivable and payable balances attributable to the same counterparty and are recorded and settled on a net basis to conform to Holly’s policy of recording such receivable and payable balances on a gross basis, and (ii) the reclassification of $5.5 million in non-current deferred income tax assets against non-current deferred income tax liabilities to conform with Holly’s policy of presenting all non-current deferred income tax amounts on a “net” basis.

(c) Inventories.  A $429.7 million increase to crude oil and refined products inventory and a $20.7 million increase to materials and supplies to reflect the fair value of Frontier’s inventories.

(d) Income Taxes.  To record the income tax effects of the purchase accounting adjustments.

(e) Properties, Plants and Equipment.  The estimated fair value of Frontier’s owned properties, plants and equipment including property and equipment recorded under capital leases approximates Frontier’s net book value. This estimated value is preliminary and is subject to further adjustments based on the final fair value determinations to be completed upon completion of the merger. Additionally, Frontier’s deferred turnaround and catalyst costs of $51.2 million are eliminated. These costs previously incurred by Frontier relate to periodic overhauls and refurbishments to Frontier’s petroleum refinery processing units and costs of catalysts used in the refining process. These costs are implicit in the estimated fair value assigned to Frontier’s refining facilities as they contribute to the physical and operating condition of the refineries and have been factored into the estimated fair value of Frontier’s refineries.

The Unaudited Pro Forma Condensed Consolidated Statements of Income reflect a net decrease in depreciation and amortization of $48.4 million for the year ended December 31, 2010 and $12.9 million for the three months ended March 31, 2011. This reflects a decrease in depreciation expense resulting from adjustments to useful lives that primarily relate to refinery, pipeline, terminal and building facilities having an estimated fair value of $995 million and estimated remaining useful lives of 25 years and the elimination of approximately $24 million for the year ended December 31, 2010 and $5.1 million for the three months ended March 31, 2011 in amortization attributable to deferred turnaround and catalyst costs, partially offset by a $16 million increase for the year ended December 31, 2010 and a $4 million increase for the three months ended March 31, 2011 in amortization expense resulting from fair value adjustments to Frontier’s intangibles and other assets. In future years, significant turnaround and catalyst costs are expected to be incurred periodically in order to maintain and operate the Frontier refineries. Such costs will be deferred and amortized over their expected useful lives and the amortization expense related thereto could approximate such amounts reflected in Frontier’s historical financial statements.

(f) Goodwill.  To record the goodwill attributable the merger. Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(g) Intangibles and Other Assets.  A $44.1 million increase to reflect the estimated fair value of Frontier’s intangibles and other assets. This represents an off-take agreement having an estimated fair value of $50 million and remaining life of 3.1 years, net of the elimination of Frontier’s deferred financing costs of $5.9 million.

(h) Long-Term Debt.  A $24.1 million increase to reflect the fair value of Frontier’s long-term debt and capital lease obligations. The difference between the fair value and the face amount of each borrowing is amortized to interest expense over the remaining term of the borrowings based on the maturity dates. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Income reflect lower interest expense of $3.1 million for the year ended December 31, 2010 and $1 million for the three months ended March 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

(i) Frontier Oil Stockholders Equity.  The elimination of all of Frontier’s stockholders’ equity including $57.7 million of common stock, $266.9 million of additional capital, $1,171.4 million of retained earnings, $398.2 million of treasury stock and $6.5 million of accumulated other comprehensive loss as a result of the acquisition method of accounting.

(j) Holly Common Stock Issuance.  An assumed 51.4 million shares of Holly common stock will be issued to Frontier stockholders using an assumed per share price of $59.77 totaling $3.1 billion.

(k) Merger Transaction Costs.  To eliminate $8.8 million in one-time direct merger related costs incurred during the three months ended March 31, 2011.

(l) Earnings Per Share.  The pro forma combined basic and diluted earnings per share for the three months ended March 31, 2011 and the year ended December 31, 2010 are calculated as follows:

	Pro Forma	Pro Forma
	Three Months Ended	Year Ended
	March 31, 2011	December 31, 2010
	(In thousands, except per share data)

Pro forma net income attributable to common stockholders	$238,617	$173,726
Holly weighted average shares outstanding — basic	53,307	53,218
Estimated shares of Holly common stock to be issued:
Frontier shares issued and outstanding(1)	51,422	51,422

Total weighted shares outstanding — basic	104,729	104,640
Dilutive effect of unvested equity awards	409	474

Weighted average shares outstanding — diluted	105,138	105,114

Pro forma earnings per share — basic	$2.28	$1.66

Pro forma earnings per share — diluted	$2.27	$1.65

(1)	Represents estimated shares of Holly common stock to be issued after giving effect to the 0.4811 exchange ratio as set forth in the merger agreement.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Holly common stock are listed for trading on the NYSE under the symbol “HOC.” Shares of Frontier common stock are listed for trading on the NYSE under the symbol “FTO.” The following table sets forth the closing sales prices per share of Holly common stock and Frontier common stock, on an actual and equivalent per share basis, on the NYSE, on the following dates:

•	February 18, 2011, the last full trading day prior to the public announcement of the merger, and

•	May 20, 2011, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

			Frontier Equivalent
	Holly Common Stock	Frontier Common Stock	Per Share(1)

February 18, 2011	$56.11	$28.12	$26.99
May 20, 2011	$59.37	$28.57	$28.56

(1)	The equivalent per share data for Frontier common stock has been determined by multiplying the market price of one share of Holly common stock on each of the dates by the exchange ratio of 0.4811.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Holly common stock and Frontier common stock on the NYSE composite transaction reporting system. For current price information, you should consult publicly available sources.

	Frontier		Holly
Calendar Period	High	Low	High	Low

Year ended December 31, 2009
First Quarter	$16.84	$11.80	$27.42	$18.15
Second Quarter	18.40	12.09	31.63	17.23
Third Quarter	15.15	12.00	26.22	16.71
Fourth Quarter	16.54	11.03	33.53	23.57
Year ended December 31, 2010
First Quarter	$14.78	$12.11	$30.86	$25.13
Second Quarter	15.70	12.76	30.57	23.32
Third Quarter	14.12	11.38	29.86	24.35
Fourth Quarter	18.20	12.93	41.38	28.19
Year ending December 31, 2011
First Quarter	$30.27	$17.36	$63.21	$39.84
Second Quarter (through May 18, 2011)	$32.37	$24.40	$66.55	$50.60

Dividends

Holly paid a quarterly cash dividend of $0.15 per share for each quarter during 2009 and 2010 and for the quarter ended March 31, 2011.

Frontier did not declare any dividends in 2010. Frontier paid a quarterly cash dividend of $0.05 per share for the quarter ended March 31, 2008 and $0.06 per share for each of the quarters ended June 30, 2008 through December 31, 2009. On March 21, 2011, Frontier paid a special dividend of $0.28 per common share, or approximately $28 million. In addition, Frontier paid a quarterly cash dividend of $0.06 per common share, or approximately $6 million, for the quarter ended March 31, 2011.

In addition, in May 2011, Holly’s board of directors declared a regular quarterly cash dividend of $0.15 per share for the quarter ended June 30, 2011, which will be paid on July 1, 2011 to holders of record of Holly common stock as of June 20, 2011. Frontier plans to pay its regular quarterly cash dividend of $0.06 per share for the quarter ended June 30, 2011, subject to board approval.

COMPARISON OF RIGHTS OF HOLLY STOCKHOLDERS
AND FRONTIER SHAREHOLDERS

	FRONTIER	HOLLY

Authorized Capital	Frontier’s articles of incorporation provide that Frontier has the authority to issue 180,500,000 shares consisting of and divided into:

•     one class of 180,000,000 shares of common stock, no par value; and

•   one class of 500,000 shares of preferred stock, $100 par value, which may be divided into and issued in series.

As of the date of this joint proxy statement/ prospectus, Frontier does not have outstanding any shares of preferred stock.	Holly’s certificate of incorporation provides that Holly has the authority to issue 161,000,000 shares, of which:

•     160,000,000 shares with par value of $0.01 each will be common stock; and

•   1,000,000 shares with par value $1.00 each will be preferred stock.

As of the date of this joint proxy statement/prospectus, Holly does not have outstanding any shares of preferred stock.
Preferred Stock	Frontier’s articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Authority is expressly granted to and vested in the board of directors to authorize from time to time the issuance of preferred stock in such series and to fix from time to time the number of shares to be included in any series, and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which will be stated in a resolution or resolutions providing for the issuance of such preferred stock.

	Subject to the rights of the holders of any series of preferred stock pursuant to the terms of any preferred stock designation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Frontier’s stock entitled to vote generally in the election of directors. Except as otherwise provided by law or by a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of shareholders.	Holly’s certificate of incorporation provides that shares of preferred stock, $1.00 par value, may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof. Each share of any series of preferred stock will be identical with all other shares of such series, except as to the date from which cumulative preferred dividends, if any, will be cumulative. For each such series, the board of directors will determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the rights, preferences, limitations and restrictions of shares of such series, including, without limitation, rights, or limitations with respect to voting powers, if any, redemption rights, if any, conversion rights, if any, dividend rights and any preferences on liquidation.
Voting Rights	Frontier’s bylaws provide each shareholder of record of Frontier common stock is entitled to one vote for each share held on every matter properly submitted for shareholder vote.	Holly’s bylaws provide each stockholder of record of Holly common stock is entitled to one vote in person or by proxy for each share held and registered on the books of Holly.
	Holders of Frontier common stock do not have cumulative voting rights.	Holders of Holly common stock do not have cumulative voting rights.
Dividends	Frontier’s bylaws provide that, subject to applicable law and the provisions of	Under §170 of the DGCL, the board of directors may declare and pay dividends

	FRONTIER	HOLLY

Frontier’s articles of incorporation, dividends may be declared by the board of directors at any meeting and may be paid in cash, in property or in shares of Frontier’s common stock. Any such declaration will be at the discretion of the board of directors. A director will be fully protected in relying in good faith upon the books of account of Frontier or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of Frontier or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.
upon the shares of its capital stock either (1) out of its surplus, as defined in the DGCL, or (2) in case there shall be no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
The board of directors may set aside a reserve for any proper purpose from the funds available for dividends. The board of directors may later abolish or modify any such reserve.
Number and Qualification of Directors	Frontier’s bylaws currently provide that the number of directors will be fixed by the board of directors from time to time. The term of each director will expire at the annual meeting following his or her election. Frontier currently has 7 directors.

Directors need not be shareholders of Frontier or residents of Wyoming.	Holly’s bylaws provide that there will be no less than three and no more than eleven members of the board of directors. Each director holds office until the next annual meeting and until his or her successor is elected and qualified. Holly currently has 7 directors.

The proposed amendment to Holly’s bylaws, as contemplated by the merger agreement, would increase the authorized number of directors to 14.

Under Delaware law, directors need not be stockholders of Holly or residents of Delaware.
Election of Directors	Frontier’s bylaws provide that directors are elected by a plurality of the votes cast by the holders of common stock.	Holly’s bylaws provide that directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote.
Removal of Directors	Under Wyoming law, a director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. Shareholders may remove directors with or without cause unless the articles of incorporation provide otherwise, which Frontier’s do not. Wyoming law also provides that a director may be removed by the shareholders only at a meeting called for that purpose, and that the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director.
Under Delaware law and Holly’s bylaws, Holly’s directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors at any meeting of Holly’s stockholders called for that purpose.
Frontier’s bylaws provide that a member of any committee may be removed from such committee, either with or without cause, at

FRONTIER	HOLLY

any time, by resolution adopted by a majority of the whole board of directors at any meeting of the board of directors.
Vacancies on the Board of Directors	Frontier’s bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office although less than a quorum of the board of directors. The term of a director elected to fill a vacancy will expire at the next meeting of shareholders at which directors are elected.

Any newly-created directorship resulting from any increase in the number of directors constituting the total number of directors that Frontier would have if there were no vacancies may be filled by a majority of the directors then in office (although less than a quorum), or by the sole remaining director. Each director so appointed will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.	Holly’s bylaws provide that any vacancy occurring in the board of directors created on account of death, resignation, removal, disqualification or other causes, or resulting from an increase in the authorized number of directors, will be filled by a majority of the directors then in office, although less than a quorum, and the directors so chosen will hold office until the next annual election of directors and until their successors are duly elected and qualified or until their earlier death, resignation or removal; provided, however, that if the remaining directors constitute less than a majority of the whole board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of the corporation at the time outstanding having the right to vote for the directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election will be governed by §211 of the DGCL.
Action by Written Consent	Under Wyoming law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent.

Frontier’s bylaws provide that action to be taken at a meeting of shareholders may be taken without a meeting if notice of the proposed action is given to all voting shareholders and the action is taken by the holders of all shares entitled to vote on the action. The action will be evidenced by one or more written consents describing the action taken, signed, either manually or in facsimile, by the holders of the requisite number of shares entitled to vote on the action, and delivered to Frontier for inclusion in the minutes or filing with the corporate records.	Under §228 of the DGCL, because Holly’s certificate of incorporation does not provide otherwise, any action that is required or may be taken at any annual or special meeting of Holly’s stockholders may be taken by the written consent by the holders of Holly common stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting of Holly’s stockholders.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	Annual Meetings

Frontier’s bylaws provide that shareholders must give written notice of any shareholder proposal to the secretary of Frontier on or before the later of: (1) 60 days before the meeting, or (2) 10 days after the board of directors first publishes the date of the meeting.
Annual Meetings

Holly’s bylaws provide that for a stockholder proposal to be properly brought before an annual meeting by a stockholder, the stockholder must deliver notice, mailed to and received at the principal executive office of Holly, not less than 120 calendar days nor

FRONTIER	HOLLY

Notices must include, as to each matter the shareholder proposes to bring before the annual meeting, (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement and the shareholder’s reasons for conducting such business at the annual meeting, (ii) any material interest of the shareholder in such business, (iii) the name, principal occupation and record address of the shareholder, (iv) the class and number of shares of Frontier that are held of record or beneficially owned by the shareholder, (v) the dates upon which the shareholder acquired such shares of stock and documentary support for any claims of beneficial ownership, (vi) such other matters as may be required by the Frontier articles of incorporation, (vii) a representation that the shareholder is a holder of record of stock of Frontier entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (viii) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal, and/or (B) otherwise to solicit proxies from shareholders in support of such proposal. The foregoing notice requirements will be deemed satisfied by a shareholder if the shareholder has notified Frontier of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 under the Exchange Act, and such shareholder’s proposal has been included in a proxy statement that has been prepared by Frontier to solicit proxies for such annual meeting.

Frontier’s bylaws provide that for shareholder board nominations to be timely, written notice of the nominations must be received by the secretary of Frontier by the later to occur of (1) 60 days prior to the date of any election meeting or (2) 10 days after the board of directors first publishes the date of any election meeting.

Notices for director nominees must include (A) the exact name of the nominee, (B) the nominee’s age, principal occupation, business address, telephone number,	more than 150 calendar days before the anniversary date of Holly’s proxy statement mailed to Holly’s stockholders for the prior year’s annual meeting. If no annual meeting was held in the previous year or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the prior year’s proxy statement, then written notice must be received by the secretary of Holly not later than 60 days before the date on which the proxy statement is first mailed.

Notices must include a brief description of the proposal, including the text of the resolutions and the reasons therefor and, as to the stockholder making the proposal, the name and address of the stockholder, the class and number of shares of Holly voting stock beneficially owned by the stockholder and any financial interest of the stockholder in the proposal.

Holly’s bylaws also provide that for stockholder board nominations to be timely, written notice of the nominations must be received by the secretary of Holly, with respect to an election at an annual meeting, not less than 90 nor more than 120 days before the anniversary date of the prior year’s annual meeting.

Notices for director nominees must include (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on Holly’s books, of such stockholder and (b) the class and number of shares of voting stock of Holly which are beneficially owned by such stockholder.

	FRONTIER	HOLLY

facsimile number and electronic mail address and residence address and telephone number, (C) the number of shares (if any) of each class of stock of Frontier held of record or beneficially owned by the nominee and (D) all other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Special Meetings

Wyoming law requires a corporation to hold a special meeting at the call of the board of directors or the persons authorized to do so in the articles of incorporation or bylaws, or upon receipt of written demands signed by the holders of at least 10% of the votes entitled to be cast at the meeting.

Frontier’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the chairman of the board of directors, the chief executive officer, the president or at the request of the holders of not less than twenty-five percent (25%) of all of the outstanding shares of Frontier entitled to vote at the meeting on any issue proposed to be considered at such meeting; provided that the board of directors will have the discretion to require that issues for which a special meeting is called be considered instead at the next annual meeting of shareholders if the request for the special meeting is made within ninety (90) days prior to the end of Frontier’s fiscal year. At any special meeting, no business will be transacted and no corporate action will be taken other than as stated in the notice of the meeting.	Special Meetings

Holly’s bylaws provide that special meetings may be called by the chief executive officer, and must be called by the chairman of the board, the chief executive officer, the president, a vice president, the secretary or an assistant secretary, at the request in writing of a majority of the board of directors, or of a majority of the executive committee, or of stockholders owning a majority of the outstanding shares having voting power. Such request will state the purpose or purposes of the proposed meeting.

Holly’s bylaws provide that notice of the meeting must be given not less than 30 nor more than 60 days before the date on which the meeting is to be held, unless the meeting is called by the chairman of the board, the chief executive officer, the president, a vice president, the secretary or an assistant secretary of Holly at the request in writing of a majority of the board of directors, in which case such notice will be delivered not less than 10 nor more than 60 days before the date on which the special meeting is to be held.

For stockholder board nominations with respect to an election at a special meeting, written notice of the nominations must be received by the secretary of Holly not later than the close of business on the seventh day after the first to occur of the date on which notice of the date of the special meeting was mailed to Holly’s stockholders or the date on which public disclosure of the date of the special meeting was first made. The notices must contain the same information as discussed above under “— Annual Meetings.”
Amendments to the Certificate of Incorporation	Under Wyoming law, Frontier’s board of directors will approve an amendment to the articles of incorporation and recommend that Frontier’s shareholders approve the amendment. Approval of the amendment requires the affirmative vote of a majority	Pursuant to §242 of the DGCL, the Holly board of directors must adopt a resolution setting forth a proposed amendment to Holly’s certificate of incorporation. A meeting of stockholders will then be called to vote on the amendment. The amendment

	FRONTIER	HOLLY

of the shares entitled to vote at a shareholder meeting in which a quorum exists.

A proposed amendment must be approved by the holders of a majority of the shares entitled to vote on the amendment by any voting group if the proposed amendment would create dissenters’ rights with respect to the voting group.	must be approved by both a majority of the outstanding stock entitled to vote, as well as a majority of the outstanding stock of each class entitled to vote as a class.

Under certain circumstances, § 242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation.
Amendments to Bylaws	Frontier’s bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of 66 2/3% of the members of the entire board of directors then in office.	Holly’s bylaws may be amended or repealed only by the affirmative vote of not less than 67% of the issued and outstanding stock entitled to vote thereon at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment is contained in the notice of meeting, or by the affirmative vote of a majority of Holly’s board of directors.
Quorum	Frontier’s bylaws provide that except as otherwise provided by applicable law, the articles of incorporation or the bylaws, a majority of the outstanding shares of Frontier entitled to vote with respect to any matter, represented in person or by proxy, constitutes a quorum for action on that matter.	Holly’s bylaws provide that a majority in interest of the stockholders entitled to vote at a meeting of stockholders, present in person or by proxy, constitutes a quorum.
Limitation of Personal Liability of Directors	Frontier’s articles of incorporation provide that, to the fullest extent permitted by the WBCA, no person who is or was a director of Frontier will be personally liable to Frontier or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•     for any breach of the director’s duty of loyalty to Frontier or its shareholders,

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•   for unlawful distributions upon corporate dissolution (under Section 17- 16-833 of the WBCA), or

• for any transaction from which the director derived an improper personal benefit.	No director of Holly will be personally liable to Holly or any of its stockholders for monetary damages for breach of such director’s duty as a director, except that a director will remain liable to the extent provided by law:

•     for breach of the director’s duty of loyalty to Holly or its stockholders,

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•   for unlawful dividends or stock purchases or redemptions by Holly, or

• for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers	Frontier’s articles of incorporation provide that Frontier will indemnify, to the fullest extent permitted by applicable law and pursuant to the bylaws, each person who is or was a director or officer of Frontier, and Frontier may indemnify each employee and agent of Frontier and all other persons whom Frontier is authorized to indemnify under the	Holly’s bylaws provide for indemnification, to the fullest extent permitted by the DGCL, including the advancement of expenses for the defense, of any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer,

FRONTIER	HOLLY

provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

Frontier’s bylaws provide that Frontier will, to the maximum extent permitted by Wyoming law, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, any appeal therein, and any inquiry or investigation that could lead thereto by reason of the fact that such person is or was a director, advisory director or officer of Frontier or any of its direct or indirect subsidiaries, or is or was a person nominated or designated by (or pursuant to authority granted by) the board of directors or any committee thereof to serve in any such capacities, or is or was serving at the request of Frontier or any of its direct or indirect subsidiaries as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and may indemnify every person who is or was a party or is or was threatened to be made a party to any proceeding by reason of the fact that such person is or was an employee or agent of Frontier or any of its direct or indirect subsidiaries or is or was serving at the request of Frontier or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Frontier and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful.

Moreover, Frontier will indemnify every person who is or was a party or who is or	employee or agent of Holly or is or was serving at the request of Holly in such capacity with another corporation or other enterprise. Unless otherwise determined by Holly’s board of directors in its discretion, such indemnification will be made available only if any such person:

•     notifies the chief executive officer, president or secretary of Holly within 5 business days after he/she becomes aware of any such action, suit or proceeding;

•   furnishes the chief executive officer, president or secretary with copies of all papers served upon or received by such person;

•   makes available to officers or counsel of Holly all information necessary to keep Holly currently advised as to the status of such action, suit or proceeding; and

•   permits Holly, at its option and expense, to participate in or direct the defense thereof in good faith, and in the case of any proposed settlement of any action, suit, or proceeding, the defense of which is not directed by Holly, to submit the proposed terms and conditions of the settlement to Holly’s board of directors for its approval.

The indemnification rights provided by Holly’s bylaws are not exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.

Holly has also entered into agreements with its directors and officers in addition to the indemnification provided for in its bylaws. These agreements, among other things, indemnify directors and officers of Holly, to the fullest extent permitted by Delaware law, for certain expenses, losses, claims, liabilities, judgments, fines and settlement amounts incurred by the person seeking indemnification in any action or proceeding, including any action by or in the right of Holly, on account of services as a director or officer of any of Holly’s affiliates, or as a director or officer of any other company or enterprise that the person seeking indemnification provides services to at Holly’s request.

FRONTIER	HOLLY

was threatened to be made a party to any proceeding by or in the right of Frontier to procure a judgment in its favor by reason of the fact that such person is or was a director, advisory director or officer of Frontier or any of its direct or indirect subsidiaries, or is or was a person nominated or designated by (or pursuant to authority granted by) the board of directors or any committee thereof to serve in any such capacities, or is or was serving at the request of Frontier or any of its direct or indirect subsidiaries as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and may, to the maximum extent permitted from time to time under the laws of the State of Wyoming, indemnify every person who is or was a party or who is or was threatened to be made a party to any proceeding by or in the right of Frontier to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of Frontier or any of its direct or indirect subsidiaries or is or was serving at the request of Frontier or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including counsel fees) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Frontier; provided, however, that no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to Frontier unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.
Certain Business Combination Restrictions	The Wyoming Management Stability Act contains takeover restrictions that apply to publicly traded corporations that meet the tests regarding size and Wyoming contacts contained in the statute but that have not “opted out” of the statute. Because Frontier has not opted out, it and its shareholders are subject to the restrictions contained in the statute.

Under §203 of the DGCL, a corporation is prohibited for a three- year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock, unless:

FRONTIER	HOLLY

Under the statute, with some exceptions, Frontier is prohibited from engaging in any “business combination” (as defined in the statute) with an interested shareholder, or any affiliate or associate of an interested shareholder, for three years after the date the shareholder became an interested shareholder, unless:

•     before the shareholder became an interested shareholder, the board of directors approved the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, or

•   on or after the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two- thirds of the outstanding voting stock that is not owned by the interested shareholder.

An “interested shareholder,” with some exceptions, is any person, and that person’s affiliates and associates, who owns 15% or more of the voting stock or who is an affiliate or associate of the corporation and owned 15% or more of the voting stock within 3 years of the date.

The statute also contains restrictions on any person who makes a tender offer for shares if, after the acquisition, the person will own more than 10% of any class of outstanding shares. The statute generally requires the offeror to make filings with the secretary of state providing information regarding the offer and the offeror, to deliver a copy of the filing to the corporation, and to make the offer to holders of the same class on substantially equivalent terms. The statute also requires a waiting period of 20 business days after the offer during which no purchase or payment can be made and a period of 2 years after the takeover during which the offeror may not acquire any shares unless the holder of those shares is also afforded a reasonable opportunity to dispose of those shares to the offeror upon substantially equivalent terms. The stockholder takeover provisions do not apply to an acquisition if all acquisitions of equity securities of the same class during the preceding 12 months by the offeror or any of its affiliates do not exceed

•     prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•   mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•   specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•   other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A corporation may elect not to be governed by §203 of the DGCL. Neither Holly’s certificate of incorporation nor its bylaws contain this election. Therefore, Holly is governed by §203 of the DGCL.

FRONTIER	HOLLY

2% of that class.

The control-share acquisition provisions of the statute, with some exceptions, deny voting rights to shares acquired in a “control- share acquisition” unless voting rights are conferred by a vote of the shareholders. A “control-share acquisition” is the acquisition of shares that, when added to all other shares of the corporation with respect to which that person may exercise voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power:

•     1/5 or more but less than 1/3,

•   1/3 or more but less than a majority, or

•   a majority or more.
Holly has adopted resolutions rendering this statute inapplicable to the merger agreement and the transactions contemplated thereby.
Frontier has adopted resolutions rendering this statute inapplicable to the merger agreement and the transactions contemplated thereby.

NO APPRAISAL RIGHTS

Under Delaware and Wyoming law, as well as the certificate of incorporation and bylaws of each company, neither the holders of Holly capital stock nor the holders of Frontier capital stock, respectively, are entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Holly common stock to be issued pursuant to the Merger will be passed upon by Vinson & Elkins LLP. The material U.S. federal income tax consequences relating to the Merger will be passed upon for Holly by Vinson & Elkins LLP and for Frontier by Andrews Kurth LLP.

EXPERTS

Holly

The consolidated financial statements of Holly appearing in Holly’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Holly’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Frontier

The consolidated financial statements, and the related financial statement schedules, incorporated in this proxy statement/prospectus by reference from the Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2010, and the effectiveness of Frontier Oil Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Holly

For inclusion in the proxy statement and form of proxy relating to the Holly 2012 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by Holly’s Secretary not later than December 2, 2011 and must otherwise comply with the requirements of Rule 14a-8. Pursuant to Holly’s bylaws, a stockholder must deliver notice, mailed to and received at the principal executive offices of Holly, not less than 120 calendar days nor more than 150 calendar days before the anniversary date of Holly’s proxy statement released to stockholders in connection with the prior year’s annual meeting. However, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the prior year’s proxy statement, a stockholder’s notice must be received by Holly’s Secretary not later than 60 days before the date Holly commences mailing of its proxy materials in connection with the annual meeting. In accordance with these provisions, stockholders must deliver notice to Holly no earlier than November 2, 2011 and no later than December 2, 2011 for their proposals to be considered at the Holly 2012 annual meeting.

In addition to the requirements in Holly’s bylaws regarding stockholder proposals generally, the bylaws also provide that a stockholder may nominate a person for election to the Holly board of directors by delivering timely notice in writing to Holly’s Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Holly not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. Such stockholder’s notice to Holly’s Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on Holly’s books, of such stockholder and (b) the class and number of shares of voting stock of Holly that are beneficially owned by such stockholder. In accordance with these provisions, stockholders must deliver notice to Holly no earlier than January 12, 2012 and no later than February 11, 2012 for stockholder nominations of directors to be considered at the Holly 2012 annual meeting.

Frontier

For inclusion in the proxy statement and form of proxy relating to the Frontier 2012 annual meeting, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by Frontier’s Secretary not later than November 21, 2011 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders of Frontier submitted for consideration at the Frontier 2012 annual meeting (outside of the Rule 14a-8 process), in accordance with Frontier’s bylaws, must be received by Frontier by the later of 60 days before the 2012 annual meeting or 10 days after notice of such meeting is first published. If such timely notice of a proposal is not given, the proposal may not be brought before the Frontier 2012 annual meeting.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Holly board of directors nor the Frontier board of directors knows of any matters that will be presented for consideration at either the Holly special meeting or the Frontier special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Holly special meeting or the Frontier special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Holly and Frontier each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Holly and Frontier, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Holly’s or Frontier’s website for more information about Holly or Frontier, respectively. Holly’s website is www.hollycorp.com. Frontier’s website is www.frontieroil.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Holly has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Holly common stock to be issued to Frontier shareholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Holly and Holly common stock. The rules and regulations of the SEC allow Holly and Frontier to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Holly and Frontier to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Holly has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Holly, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	Proxy Statement on Schedule 14A filed March 31, 2011.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

•	Current Reports on Form 8-K, filed February 22, 2011, March 1, 2011, March 21, 2011, May 11, 2011, May 13, 2011 and May 18, 2011.

•	The description of Holly common stock contained in Holly’s registration statement on Form S-3 filed with the SEC under Section 5 of the Securities Act on May 17, 1995, including any subsequently filed amendments and reports updating such description.

In addition, Holly incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Holly will provide you with copies of these documents, without charge, upon written or oral request to:

Holly Corporation
2828 North Harwood, Suite 1300
Dallas, Texas 75201
(214) 871-3555
Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Frontier has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Frontier, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	Proxy Statement on Schedule 14A filed March 21, 2011.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

•	Current Reports on Form 8-K, filed February 22, 2011, March 21, 2011, May 2, 2011, May 11, 2011 and May 13, 2011.

In addition, Frontier incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Frontier special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Frontier will provide you with copies of these documents, without charge, upon written or oral request to:

Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, TX 77024-3411
(713) 688-9600
Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 23, 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Holly stockholders or Frontier shareholders nor the issuance by Holly of shares of common stock pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Holly and Frontier made to the other in the merger agreement. Representations and warranties made by Holly, Frontier and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Holly, Frontier or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HOLLY CORPORATION,
NORTH ACQUISITION, INC.
AND
FRONTIER OIL CORPORATION
DATED AS OF FEBRUARY 21, 2011

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER (including the Exhibits hereto, this “Agreement”), dated as of February 21, 2011, is among HOLLY CORPORATION, a Delaware corporation (“Holly”), NORTH ACQUISITION, INC., a Wyoming corporation and direct wholly owned subsidiary of Holly (“Merger Sub”), and FRONTIER OIL CORPORATION, a Wyoming corporation (“Frontier”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Holly, Merger Sub and Frontier determined that it is in the best interests of their respective corporations and stockholders that Holly and Frontier engage in a “merger of equals” business combination in order to advance the long-term strategic business interests of Holly and Frontier;

WHEREAS, the respective Boards of Directors of each of Holly and Frontier have determined that such “merger of equals” business combination shall be effected pursuant to the terms of this Agreement through the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into Frontier with Frontier as the surviving corporation (the “Merger”);

WHEREAS, upon consummation of the Merger, Frontier will become a wholly owned subsidiary of Holly;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, the Board of Directors of Holly has approved this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Holly and its stockholders and resolved to recommend to the stockholders of Holly the approval of the issuance of shares of common stock, par value $0.01 per share, of Holly (“Holly Common Stock”) constituting the Merger Consideration; and

WHEREAS, the Board of Directors of Frontier has adopted this Agreement and has determined that the Merger is in the best interests of the holders of shares of common stock, without par value, of Frontier (“Frontier Common Stock”) and resolved to recommend approval of this Agreement by the shareholders of Frontier; and

WHEREAS, the Board of Directors of Merger Sub has adopted this Agreement and has determined that the Merger is in the best interests of Holly, as its sole shareholder.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  THE MERGER.  Upon the terms and subject to the conditions hereof, in accordance with the Wyoming Business Corporation Act (the “WBCA”), at the Effective Time, Merger Sub shall merge with and into Frontier, with Frontier continuing as the surviving corporation in the Merger (“Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. The Merger shall have the effects specified in the WBCA. As a result of the Merger, Frontier will become a wholly owned subsidiary of Holly.

Section 1.2  CLOSING; EFFECTIVE TIME.

(a) The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201-2975, at 4:00 p.m., local time, on the business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as Frontier and Holly may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

(b) Effective Time of the Merger.  As soon as practicable on the Closing Date, Frontier shall file with the Secretary of State of the State of Wyoming (the “Wyoming Secretary”) articles of merger with respect to the Merger (such articles of merger, the “Articles of Merger”), which Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the WBCA. The Merger shall become effective at such date and time as Frontier and Holly shall mutually agree and shall be specified in the Articles of Merger; provided that (i) such date and time shall be after the time of filing of the Articles of Merger and (ii) the Merger shall become effective at the same date and time. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective.

Section 1.3  ARTICLES OF INCORPORATION.  At the Effective Time, the articles of incorporation of Frontier shall be amended and restated to read in the form of Exhibit A and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

Section 1.4  BYLAWS.  At the Effective Time, the bylaws of Frontier shall be amended and restated to be the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

Section 1.5  DIRECTORS AND EXECUTIVE OFFICERS.

(a) The directors and executive officers of Holly at the Effective Time shall be as provided in Section 5.15.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

Section 1.6  ACTIONS OF HOLLY.  Holly, in its capacity as the sole shareholder of Merger Sub, by its execution and delivery hereof, consents to such corporation’s entering into and performing this Agreement and the transactions contemplated hereby. Holly shall take all actions necessary to cause Merger Sub to take any actions necessary in order to consummate the Merger and the other transactions contemplated hereby.

Section 1.7  ALTERNATIVE STRUCTURES.  The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, including without limitation, by merging Frontier with and into Merger Sub, or by merging Frontier into Holly, as long as such alternative structure does not (i) impose any material delay on, or condition to, the consummation of the Merger, (ii) cause any closing condition set forth in Article 6 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof) or (iii) adversely affect any of the parties hereto or either Holly’s or Frontier’s stockholders; provided, however, that the fact that a direct merger of Frontier into Holly would require the approval of a majority of the holders of outstanding shares of Holly Common Stock shall not be deemed to have the effect of (i), (ii) or (iii) above.

ARTICLE 2

CONVERSION OF SECURITIES

Section 2.1  EFFECT ON CAPITAL STOCK OF FRONTIER AND MERGER SUB.  At the Effective Time, by virtue of the Merger and without any action on the part of Frontier, Holly, Merger Sub or any holder of any shares of Frontier Common Stock:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Surviving Corporation.

(b) Each share of Frontier Common Stock that is held by Frontier as treasury stock or that is owned by Frontier, Holly, Merger Sub, any direct or indirect wholly owned Frontier Subsidiary or any direct or indirect wholly owned Holly Subsidiary immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Except as provided in Section 2.1(b) and Section 2.7, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4811 (the “Exchange Ratio”) fully paid and nonassessable shares of Holly Common Stock.

(d) The consideration provided for in Section 2.1(c), together with the consideration provided for in Section 2.7, is referred to herein as the “Merger Consideration.” At the Effective Time, each certificate, whether represented in certificated or non-certificated book-entry form (a “Frontier Certificate”), formerly representing any shares of Frontier Common Stock, shall thereafter represent only the right to receive the Merger Consideration and the right to receive any distribution or dividends pursuant to Section 2.5.

(e) All of such shares of Holly Common Stock issued pursuant to this Section 2.1 shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Frontier Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Frontier Certificate that immediately prior to the Effective Time represented any shares of Frontier Common Stock shall thereafter cease to have any rights with respect to such shares of Frontier Common Stock, except as provided in Section 2.6 the right to receive the Merger Consideration to be issued in consideration therefor, including any cash in lieu of fractional shares of applicable Holly Common Stock with respect thereto to be issued in consideration therefor, and any dividends or other distributions to which holders of Frontier Common Stock become entitled, all in accordance with this Article 2 upon the surrender of such Frontier Certificate.

(f) If, between the date of this Agreement and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Holly Common Stock or Frontier Common Stock), combination or exchange of shares with respect to, or rights issued in respect of, Holly Common Stock or Frontier Common Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Frontier Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2  SURRENDER OF SHARES.

(a) Prior to the Effective Time, Holly shall designate a bank or trust company to act as agent for the holders of shares of Frontier Common Stock in connection with the Merger (the “Exchange Agent”) to receive the Merger Consideration to which holders of such shares shall become entitled pursuant to Section 2.1. Prior to, or substantially simultaneously with, the Effective Time, Holly will deposit with the Exchange Agent, for the benefit of the holders of Frontier Certificates, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing the shares of Holly Common Stock to be delivered as the Merger Consideration (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “Holly Common Certificates”). In addition, Holly shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.7 and to pay any dividends or other distributions which holders of Frontier Certificates have the right to receive pursuant to Section 2.5. All such Holly Common Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event later than three business days following the Closing Date, Holly shall cause to be mailed to each record holder, at the Effective Time, of an outstanding Frontier Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Frontier Certificates shall pass, only upon proper delivery of the Frontier Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Frontier Certificate for payment of the Merger Consideration therefor. Within three business days after surrender to the Exchange Agent of a Frontier Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Frontier Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Frontier Certificate and such Frontier Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Frontier Certificates on the Merger Consideration payable upon the surrender of Frontier Certificates (including, without limitation, any cash payable pursuant to Section 2.5 or Section 2.7). If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Frontier Certificate is registered, it shall be a condition of payment that the Frontier Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Frontier Certificate surrendered or shall have established to the satisfaction of Frontier Surviving Corporation that such tax either has been paid or is not applicable.

Section 2.3  STOCK OPTIONS AND OTHER STOCK-BASED AWARDS.

(a) Each option to purchase shares of Frontier Common Stock (a “Frontier Stock Option”) granted under the Frontier Stock Plan, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Frontier Common Stock and shall be converted, at the Effective Time, into a fully vested and immediately exercisable option to purchase shares of Holly Common Stock (a “Holly Stock Option”), on the same terms and conditions as were applicable under such Frontier Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Frontier Stock Plan, in any award agreement or in such Frontier Stock Option by reason of this Agreement or the transactions contemplated hereby), except that (i) the number of shares of Holly Common Stock which shall be subject to each such Holly Stock Option shall be the number of shares of Frontier Common Stock subject to each such Frontier Stock Option multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (ii) such Holly Stock Option shall have an exercise price per share of Holly Common Stock equal to the exercise price per share of Frontier Common Stock for such Frontier Stock Option divided by the Exchange Ratio, rounded, if necessary, up to the nearest whole cent; provided, however, that, notwithstanding anything to the contrary in this Agreement, in all cases such conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and the regulations promulgated thereunder (as modified by Section 409A of the Code and the regulations promulgated thereunder with respect to Frontier Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code).

(b) Except with respect to (1) the Frontier Restricted Stock and Frontier Stock Units issued pursuant to the Frontier Stock Plan and the related Frontier Restricted Stock agreements identified in Schedule 2.3(b) of the Frontier Disclosure Letter (the “Restricted Stock Agreements”) or the related Stock Unit/Restricted Stock Agreements also identified in Schedule 2.3(b) of the Frontier Disclosure Letter, as applicable (such Stock Unit/Restricted Stock Agreements, together with the Restricted Stock Agreements, collectively referred to as the “Executive Stock Agreements”) to each Named Executive prior to the Effective Time and (2) any awards listed on Schedule 5.1(b)(vi) of the Frontier Disclosure Letter, the Board of Directors of Frontier (the “Frontier Board”) (or any duly constituted and authorized committee thereof administering the Frontier Stock Plan) shall adopt such resolutions or take such other actions as may be required to the effect that, effective as of the Effective Time: (i) each Frontier Stock Unit that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable performance period has not ended prior to the Effective Time shall, automatically and without any required action on the part of any holder thereof, be cancelled in full as of such date and such Frontier Stock Units will be converted into (A) a number of shares of fully vested Holly Common Stock equal to 125% of the number of shares of Frontier Common Stock subject to such Frontier Stock Units that are then credited to the holder, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (B) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier Stock Plan if the Frontier Stock Units instead had been issued as shares of Frontier Restricted Stock; (ii) with respect to each award of Frontier Restricted Stock that is issued and outstanding (or earned but not yet granted to the holder after the end of an applicable performance period) immediately prior to the Effective Time and that is subject to restrictions or other conditions which have not lapsed immediately prior to the Effective Time, (A) such Frontier Restricted Stock shall automatically become 100% vested at the Effective Time and shall be treated at the Effective Time as, and shall be afforded the same rights and shall be subject to the same conditions as, other issued and outstanding shares of Frontier Common Stock pursuant to Section 2.1(c), and (B) the holder of such Frontier Restricted Stock shall be paid an amount of cash equal to the amount of cash and stock dividends and dividend equivalents then credited to the holder with respect thereto; and (iii) with respect to each Frontier Restricted Stock Unit (“Frontier RSU”) that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable vesting period has not ended prior to the Effective Time, all such Frontier RSUs shall automatically and without any required action on the part of the holder thereof, become 100% vested and converted into a like number of shares of Frontier Common Stock on such date in accordance with their terms, and shall be treated at the Effective Time as, and shall be afforded the same rights and shall be subject to the same conditions as, other issued and outstanding shares of Frontier Common Stock pursuant to Section 2.1(c). All cash amounts due pursuant to this Section 2.3(b) shall be paid or delivered, less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts, within five business days after the Closing Date, unless otherwise specified herein. As used in this Agreement, “Frontier Stock Unit” shall mean “Stock Unit” as such term is defined in the Frontier Stock Plan, and “Frontier Restricted Stock” shall mean “Restricted Stock” as such term is defined in the Frontier Stock Plan.

(c) With respect to the Frontier Restricted Stock and the Frontier Stock Units issued to each Named Executive pursuant to the Frontier Stock Plan and the Executive Stock Agreements, prior to the Effective Time, the Frontier Board (or any duly constituted and authorized committee thereof administering the Frontier Stock Plan) shall adopt such resolutions or take other actions as may be required to the effect that, effective as of the Effective Time, the following shall occur: (A)(i) each share of Frontier Restricted Stock held by each Named Executive that is issued and outstanding (or earned but not yet granted to the Named Executive after the end of an applicable performance period) immediately prior to the Effective Time shall cease to represent Frontier Restricted Stock and shall be converted, at the Effective Time, into restricted stock of Holly (“Holly Restricted Stock”), on the same terms and conditions as were applicable under such Frontier Restricted Stock (but taking into account any changes thereto set forth in the Frontier Retention Agreements), (ii) the holder thereof shall be paid at the Effective Time an amount of cash equal to the amount of cash, dividends and dividend equivalents then credited to the holder with respect thereto and (iii) each share of Frontier Restricted Stock shall be converted into 0.4811 shares of Holly Restricted Stock, rounded down to the nearest whole share of Holly Restricted Stock and (B) each Frontier Stock Unit that is issued and outstanding immediately prior to the Effective Time and with respect to which the applicable performance period has not ended prior to the Effective Time shall, automatically and without any required action on the part of any holder thereof, be cancelled in full as of such date and such Frontier Stock Units will be converted into (x) a number of shares of fully vested Holly Common Stock equal to 125% of the number of shares of Frontier Common Stock subject to such Frontier Stock Units that are then credited to the holder, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Holly Common Stock, and (y) an amount of cash equal to the amount of cash and stock dividends and dividend equivalents that would have been credited to the holder under the Frontier Stock Plan if the Frontier Stock Units instead had been issued as shares of Frontier Restricted Stock. All cash amounts due pursuant to this Section 2.3(c) shall be paid or delivered, less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts, within five business days after the Closing Date, unless otherwise specified herein.

(d) Any and all Frontier equity awards listed on Schedule 5.1(b)(vi) of the Frontier Disclosure Letter that are outstanding immediately prior to the Effective Time will be governed by their terms and will be converted, at the Effective Time, into comparable Holly equity awards and the number of shares of Holly Common Stock and Holly Restricted Stock subject to such Holly equity awards shall be determined taking into account the Exchange Ratio.

(e) For purposes of Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d), the number of shares and the exercise price per share under each Frontier Stock Option and the number of shares subject to each Frontier Stock Unit and each award of Frontier Restricted Stock shall be adjusted appropriately upon the occurrence of any of the events contemplated in Section 2.1(f) hereof to provide the holders of Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock the same economic effect as contemplated by this Agreement prior to the occurrence of such event; provided, however, that no such adjustment shall be made to the extent such adjustment would result in a Frontier Stock Option becoming nonqualified deferred compensation within the meaning of Section 409A of the Code.

(f) As soon as practicable after the Effective Time, Holly shall deliver to the holders of Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock that are being converted into Holly Stock Options, Holly Stock Units and Holly Restricted Stock pursuant to this Section 2.3 appropriate notices setting forth such holders’ rights pursuant to the Frontier Stock Plan, and shall enter into written agreements with such holders stating that such Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock have been converted into Holly Stock Options, Holly Stock Units or Holly Restricted Stock, as applicable, and that the agreements between Frontier and each such holder regarding such Frontier Stock Options, Frontier Stock Units and Frontier Restricted Stock, as applicable, shall be assumed by Holly and continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Frontier Stock Plan) pursuant to the applicable Holly Stock Plan.

(g) Prior to the Effective Time, Frontier shall take all necessary action for the adjustment of Frontier Stock Options under this Section 2.3.

Section 2.4  EXCHANGE PROCEDURES.  Promptly after the Effective Time but in no event later than three business days following the Closing Date, Holly shall cause the Exchange Agent to mail to each holder of a Frontier Certificate the documentation specified in Section 2.2(b) hereof. Any uncertificated shares of Frontier Common Stock in book-entry form shall be deemed surrendered to the Exchange Agent at the Effective Time, and each holder thereof shall be entitled to receive (A) Holly Common Certificates representing, in the aggregate, the whole number of shares of Holly Common Stock that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Holly Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of any fractional shares of Holly Common Stock that such holder is entitled to receive pursuant to Section 2.7 and dividends or other distributions that such holder is entitled to receive pursuant to Section 2.5. The Frontier Certificate so surrendered shall forthwith be canceled. Until such time as a Holly Common Certificate is issued to or at the direction of the holder of a surrendered Frontier Certificate, such Holly Common Stock represented thereby shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Frontier Common Stock that occurred prior to the Effective Time, but is not registered in the transfer records of Frontier, one or more Holly Common Certificates evidencing, in the aggregate, the proper number of shares of Holly Common Stock, a check in the proper amount of cash that such holder has the right to receive in lieu of any fractional shares of Holly Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Frontier Common Stock to such a transferee if the Frontier Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Holly Common Certificate is to be issued in a name other than that in which the Frontier Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of Holly Common Certificates in a name other than that of the registered holder of the Frontier Certificate surrendered, or shall establish to the reasonable satisfaction of Holly or the Exchange Agent that such tax has been paid or is not applicable.

Section 2.5  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.  No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Frontier Certificate with respect to the shares of Holly Common Stock that such holder would be entitled to receive upon surrender of such Frontier Certificate, and no cash payment in lieu of fractional shares of Holly Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Frontier Certificate in accordance with Section 2.7. Subject to the effect of applicable law, following surrender of any such Frontier Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holly Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holly Common Stock and (b) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holly Common Stock.

Section 2.6  NO FURTHER OWNERSHIP RIGHTS IN FRONTIER COMMON STOCK.  All shares of Holly Common Stock issued and cash paid upon exchange of shares of Frontier Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5 or Section 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Frontier Common Stock.

Section 2.7  NO FRACTIONAL SHARES OF HOLLY COMMON STOCK.  No certificates or scrip or shares of Holly Common Stock representing fractional shares of Holly Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Frontier Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holly or a holder of shares of Holly Common Stock. For purposes of this Section 2.7, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. Notwithstanding any other provision of this Agreement, each holder of Frontier Certificates who would otherwise have been entitled to receive a fraction of a share of Holly Common Stock (determined after taking into account all Frontier Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Holly Common Stock multiplied by (b) the closing price for a share of Holly Common Stock as reported on the New York Stock Exchange (“NYSE”) on the first trading day following the date on which the Effective Time occurs. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Frontier Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Holly, and Holly shall ensure that there is deposited with the Exchange Agent, and shall cause the Exchange Agent to make available in accordance with this Agreement, such amounts to such former holders of Frontier Common Stock.

Section 2.8  TERMINATION OF EXCHANGE FUND.  Any portion of the Exchange Fund that remains undistributed to the holders of Frontier Certificates six months after the Effective Time shall, at Holly’s request, be delivered to Holly or otherwise on the instruction of Holly, and any holders of Frontier Certificates who have not theretofore complied with this Article 2 shall after such delivery look only to Holly for the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1, any cash in lieu of fractional shares of Holly Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Holly Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Frontier Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by law, become the property of Holly free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.9  NO LIABILITY.  None of Frontier, Holly, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.10  INVESTMENT OF THE EXCHANGE FUND.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holly, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Frontier shareholders pursuant to this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Holly. The Exchange Fund shall be invested by the Exchange Agent as directed by Holly, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million.

Section 2.11  LOST CERTIFICATES.  If any Frontier Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Frontier Certificate to be lost, stolen or destroyed and, if required by Holly, the posting by such Person of a bond in such reasonable amount as Holly may direct as indemnity against any claim that may be made against it with respect to such Frontier Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Frontier Certificate, the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holly Common Stock, and unpaid dividends and distributions on shares of Holly Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.12  WITHHOLDING RIGHTS.  Holly shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity by Holly, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Holly.

Section 2.13  FURTHER ASSURANCES.  At and after the Effective Time, the officers and directors of Holly or Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Surviving Corporation, Frontier or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Surviving Corporation, Frontier or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Holly or Surviving Corporation, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holly or Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.

Section 2.14  STOCK TRANSFER BOOKS.  The stock transfer books of Frontier shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Frontier Common Stock thereafter on the records of Frontier. At or after the Effective Time, any Frontier Certificates presented to the Exchange Agent, Holly or Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration, with respect to the shares of Frontier Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holly Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5). From and after the Effective Time, the holders of Frontier Certificates evidencing ownership of shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HOLLY AND MERGER SUB

Except as set forth in the disclosure letter delivered to Frontier concurrently with the execution hereof (the “Holly Disclosure Letter”) in accordance with Section 8.18 or as disclosed with reasonable specificity in the Holly Reports (as defined in Section 3.7), Holly and Merger Sub, jointly and severally, represent and warrant to Frontier that:

Section 3.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.

(a) Holly is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Holly is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Holly Material Adverse Effect (as defined in Section 8.9). Holly has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Holly’s certificate of incorporation and bylaws previously made available to Frontier are true and correct and contain all amendments as of the date of this Agreement.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.01 par value, all of which have been duly issued, are fully paid and nonassessable and are owned directly by Holly free and clear of any Liens. The copies of Merger Sub’s articles of incorporation and bylaws previously made available to Frontier are true and correct and contain all amendments as of the date of this Agreement.

Section 3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

(a) Holly has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Holly of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval by Holly’s stockholders of the issuance of Holly Common Stock constituting the Merger Consideration. Assuming the due authorization, execution and delivery of this Agreement by each of Frontier and Merger Sub, this Agreement constitutes the valid and legally binding obligation of Holly, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. Except, solely in the case of the Merger, for the adoption of this Agreement by Holly as the sole shareholder of Merger Sub, the consummation by Merger Sub of the transactions contemplated by this Agreement, including the Merger, has been duly authorized by all requisite corporate action. Assuming the due authorization, execution and delivery of this Agreement by each of Frontier and Holly, this Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3  CAPITALIZATION.  The authorized capital stock of Holly consists of 160,000,000 shares of Holly Common Stock, and 1,000,000 shares of preferred stock, par value of $1.00 per share (the “Holly Preferred Stock”). As of February 18, 2011, there were (a) 53,264,688 shares of Holly Common Stock issued and outstanding, (b) no shares of Holly Preferred Stock issued and outstanding, (c) no shares of Holly Common Stock issuable pursuant to options, (d) 118,956 shares of unvested Holly Restricted Stock issued under the equity incentive plans of Holly described in Schedule 3.3 of the Holly Disclosure Letter (the “Holly Stock Plans”) and (e) up to 277,671 shares of Holly Common Stock subject to performance stock units issuable under the Holly Stock Plans. All issued and outstanding shares of Holly Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Holly and (iii) were issued in compliance with all applicable charter documents of Holly and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 3.3, (ii) for any shares of Holly Common Stock issued pursuant to the exercise of the options or other awards referred to in subsections (c), (d) and (e) above, and (iii) for shares of Holly Common Stock issuable pursuant to the exercise of such options or other awards, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Holly or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Holly or any of its Subsidiaries. Holly has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Holly on any matter.

Section 3.4  SUBSIDIARIES.

(a) Each of Holly’s Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except as described in Section 3.4(b) with respect to the entities listed therein, all of the outstanding shares of capital stock of, or other ownership interests in, each of Holly’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except with respect to Holly Energy Partners, L.P. (“MLP”) and UNEV Pipeline, LLC (“UNEV”), each of Holly’s Subsidiaries is owned, directly or indirectly, by Holly free and clear of all liens, mortgages, security interests, indentures, deeds of trust, pledges, deposits, restrictions, burdens, liens, licenses, leases, subleases, rights of first refusal, rights of first offer, charges, privileges, easements, rights of way, reservations, options, preferential purchase rights, rights of a vendor under any title retention or conditional sale agreement, or other arrangements substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money (collectively, “Liens”). Each of the Subsidiaries of MLP and UNEV are owned, directly or indirectly, by MLP and UNEV, respectively, free and clear of all Liens. Holly owns, directly or indirectly, (a) 7,290,000 of the common units of MLP and a 2% general partner interest in MLP and (b) 75% of the equity interests of UNEV, in each case free and clear of all Liens. Schedule 3.4 of the Holly Disclosure Letter sets forth for each Subsidiary of Holly, its name and jurisdiction of incorporation or organization.

(b) The issued and outstanding limited partner interests of MLP consist of the common units and incentive distribution rights. All of MLP’s outstanding equity interests, including common units, incentive distribution rights, limited partner interests and general partner interests (collectively, the “MLP Equity Interests”), have been duly authorized and validly issued in accordance with MLP’s First Amended and Restated Agreement of Limited Partnership dated as of July 13, 2004, as amended (the “Partnership Agreement”), and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). All of the issued and outstanding partnership interests of HEP Logistics Holdings, L.P. have been duly authorized and validly issued and are fully paid (to the extent required under the partnership agreement of HEP Logistics Holdings, L.P. and the limited partner interests in HEP Logistics Holdings, L.P. are nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the DRULPA). All of the issued and outstanding membership interests of HEP Logistics Services, L.L.C. have been duly authorized and validly issued, are fully paid (to the extent required under the limited liability company agreement of HEP Logistics Services, L.L.C. and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 17-804 of the Delaware Limited Liability Company Act.

Section 3.5  NO VIOLATION.  Neither Holly nor any of its Subsidiaries is, or has received notice that it is or would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Holly or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect, (i) Holly and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Holly Permits”) and (ii) Holly and its Subsidiaries are in compliance with the terms of the Holly Permits. No investigation by any governmental authority with respect to Holly or any of its Subsidiaries is pending or, to the knowledge of Holly, threatened, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

Section 3.6  NO CONFLICT.

(a) Neither the execution and delivery by Holly and Merger Sub of this Agreement nor the consummation by Holly and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Holly or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon, any of the properties of Holly or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Holly or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Holly Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Holly or any of its Subsidiaries is a party, or by which Holly or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Holly, Merger Sub or any of their Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

(b) Neither the execution and delivery by Holly and Merger Sub of this Agreement nor the consummation by Holly and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities and “Blue Sky”

laws, (iii) filings required by the Federal Energy Regulatory Commission and any state energy regulatory commissions with respect to interstate and intrastate petroleum pipelines, and (iv) filings required by the Federal Communications Commission with respect to microwave transmitter licenses ((i), (ii), (iii) and (iv) collectively, the “Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

(c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Holly Material Contracts (as hereinafter defined) or for Holly or Merger Sub to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Holly or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Holly or any of its Subsidiaries under any Holly Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any Holly Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.7  SEC DOCUMENTS; FINANCIAL STATEMENTS.  Holly has made available (to the extent not available to the public on the SEC’s EDGAR website) to Frontier each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Holly and MLP with the Securities and Exchange Commission (“SEC”) since December 31, 2007, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date of this Agreement (collectively, the “Holly Reports”). Each of Holly and MLP has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Holly Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder in all material respects and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such statements were made. Other than MLP, none of the Subsidiaries of Holly is required to make any filings with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Holly Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of (a) Holly and its Subsidiaries or (b) MLP and its Subsidiaries, as applicable, in each case as of its date, and each of the consolidated statements of operations, cash flows and stockholders’ or partners’ equity included in or incorporated by reference into the Holly Reports (including any related notes and schedules) fairly presents in all material respects the results of consolidated operations, cash flows or changes in stockholders’ or partners’ equity, as the case may be, of (x) Holly and its Subsidiaries or (y) MLP and its Subsidiaries, as applicable, in each case for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), and in each case in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 3.8  LITIGATION AND LIABILITIES.  There are no actions, suits or proceedings pending against Holly or any of its Subsidiaries or, to Holly’s knowledge, threatened against Holly or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Holly or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Holly or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Holly Reports, (b) that have been incurred in the ordinary course of business since September 30, 2010, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

Section 3.9  ABSENCE OF CERTAIN CHANGES.  Since September 30, 2010, Holly has conducted its business only in the ordinary and usual course of business, and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect; (ii) through the date of this Agreement, any material change by Holly or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; (iii) any material damage, destruction, or loss to the business or properties of Holly and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Holly (other than ordinary quarterly dividends of $0.15 per share on Holly Common Stock and MLP’s quarterly cash distributions payable to holders of its common units and to its general partner), or any direct or indirect redemption, purchase or any other acquisition by Holly of any such stock; (v) through the date of this Agreement, any change in the capital stock or in the number of shares or classes of the authorized or outstanding capital stock of Holly (other than as a result of issuances under Holly Stock Plans or exercises of options to purchase shares of Holly Common Stock outstanding or issued as permitted hereunder pursuant to Section 5.1(a)(vi)) or MLP; (vi) through the date of this Agreement, any increase in or establishment by Holly, MLP or any of their Subsidiaries of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) through the date of this Agreement, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(a)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

Section 3.10  TAXES.

(a) Each of Holly and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Holly or any such Subsidiary is or, since January 1, 2004, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date of this Agreement) with appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Holly Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes (as defined below) required to be paid by it other than those being contested in good faith by Holly or a Subsidiary of Holly and adequately provided for on the financial statements contained in the Holly Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Holly Material Adverse Effect.

(b) Except for matters that would not have, individually or in the aggregate, a Holly Material Adverse Effect, (i) Schedule 3.10(b) of the Holly Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Holly and each of its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) or otherwise closed; (ii) all deficiencies asserted as a result of any examinations of Holly and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Holly Reports; (iii) as of the date of this Agreement, neither Holly nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Holly or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Holly nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Holly or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Holly or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Holly Reports; and (vi) neither Holly nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(c) Neither Holly nor any of its Subsidiaries has (i) participated, directly or indirectly, in any reportable transaction within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code.

(d) Since its inception, (i) MLP has been treated as a partnership for U.S. federal income tax purposes and (ii) MLP has satisfied the gross income requirements of Section 7704(c) of the Code for each taxable year in which it was a publicly traded partnership.

(e) For purposes of this Agreement, (i) “Tax” or “Taxes” means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and (ii) “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11  EMPLOYEE BENEFIT PLANS.

(a) For purposes of this Section 3.11, the term Subsidiaries as applied to Holly shall include any entity, whether or not incorporated, which, with Holly, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.

(b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not described in Section 3(3) of ERISA, whether or not funded, whether written or oral, and whether or not legally enforceable, in whole or in part) (i) to which Holly or any Subsidiary is a party or by which it is bound, (ii) with respect to which Holly or any Subsidiary has made any payments or contributions, or (iii) to which Holly or any Subsidiary may otherwise have any liability, are listed in Schedule 3.11(b) of the Holly Disclosure Letter (the “Holly Plans”).

(c) All Holly Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, no event has occurred which will or could cause any such Holly Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.

(d) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

(e) Any Holly Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.

(f) Holly does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) (“Pension Plan”) that is or was subject to minimum funding standards of the Code or ERISA; (ii) “multiemployer plan” as that term is defined in Section 414(f) of the

Code or Section 4001(a)(3) of ERISA; (iii) foreign benefit plans; or (iv) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

(g) (i) Holly has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of its most recent actuarial report, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA) or has failed to satisfy the minimum funding standards as described in Section 302 of ERISA or Section 412 of the Code, whether or not waived; (iii) with respect to any Pension Plan, there has been no event or condition that presents a significant risk of plan termination, no notice of intent to terminate such Pension Plan has been given under Section 4041 of ERISA, and no proceeding has been instituted under Section 4042 of ERISA to terminate such Pension Plan; (iv) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (v) no “reportable event” (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vi) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; and (vii) the fair market value of the assets of each Pension Plan will exceed or equal the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(h) The execution of this Agreement or the consummation of the Merger will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Holly Plan (either solely as a result thereof or as a result of such transactions in conjunction with any other event).

(i) Excluding claims for benefits incurred in the ordinary course of the Holly Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Holly Plans and no suit, action or other litigation has been brought against or with respect to any Holly Plan or any fiduciary of any Holly Plan.

(j) Neither Holly nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

(k) None of the assets of any Holly Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Holly Plan that would have, individually or in the aggregate, a Holly Material Adverse Effect.

(m) There have been no acts or omissions by Holly or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Holly or any of its Subsidiaries are or may be liable that would result in a Holly Material Adverse Effect.

(n) Each Holly Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of Section 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Holly, its Subsidiaries or successors.

(o) Neither Holly nor any of its Subsidiaries has any liability or contingent liability for providing, under any Holly Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(p) Obligations under or relating to the Holly Plans are properly reflected in the financial statements of Holly in accordance with GAAP.

(q) Except with respect to any limitations in any Holly Bargaining Agreements, there has been no act or omission that would impair the ability of Holly or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Holly Plan to the full extent permitted under applicable law.

(r) Except as would not reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect, with respect to each Holly Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Holly Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

Section 3.12  LABOR MATTERS.

(a) Schedule 3.12(a) of the Holly Disclosure Letter lists each of the collective bargaining or other labor union contracts applicable to any employees of Holly or any of its Subsidiaries to which Holly or any of its Subsidiaries is a party or is otherwise subject (the “Holly Bargaining Agreements”). To Holly’s knowledge, Holly and each of its Subsidiaries are in material compliance with the Holly Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Holly’s knowledge, threatened labor dispute, strike, or work stoppage against Holly or any of its Subsidiaries that that would have, individually or in the aggregate, a Holly Material Adverse Effect.

(b) Holly has provided Frontier with true, complete and correct copies of the Holly Bargaining Agreements, including any amendments thereto. There are no “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Holly or any of its Subsidiaries relating to the employees represented by the Holly Bargaining Agreements other than as disclosed to Frontier.

(c) To the knowledge of Holly, all employees of Holly and its Subsidiaries are lawfully authorized to work in the United States according to applicable immigration laws. Holly is in compliance in all material respects with all applicable laws relating to the documentation and record keeping of its employees’ work authorization status.

(d) No employee of Holly or any of its Subsidiaries is subject or a party to any employment, severance, retention, or other contract and each employee of Holly and its Subsidiaries is an employee at will.

(e) As of the date of this Agreement, and for the two preceding years, there have not been any plant closings, mass layoffs or other terminations of employees of Holly and its Subsidiaries that would create any obligations upon or liabilities for Holly and its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar laws (“WARN”).

(f) Holly and its Subsidiaries are, and have been since January 1, 2007, in compliance in all material respects with all applicable laws and regulations regarding labor and employment practices.

Section 3.13  ENVIRONMENTAL MATTERS.

(a) As used in this Agreement:

(i) “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect at the time of Closing;

(ii) “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

(iii) “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

(iv) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

(v) “Holly Real Properties” means those real properties owned, leased, or otherwise operated by Holly or its Subsidiaries in connection with the performance of any of their respective businesses; and

(vi) “Offsite Non-Holly Real Properties” means any real properties other than the Holly Real Properties.

(b) Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect:

(i) Holly and its Subsidiaries and their respective operations, assets, businesses and Holly Real Properties are in compliance with all Environmental Laws and Environmental Permits;

(ii) All Environmental Permits required under Environmental Laws for operating Holly’s and its Subsidiaries’ assets, businesses, and Holly Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Holly’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(iii) Holly and its Subsidiaries are not subject to any pending or, to Holly’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither Holly nor its Subsidiaries have received written notice of alleged violations or liability under applicable Environmental Laws with respect to their respective operations, assets, businesses or Holly Real Properties;

(iv) There have been no Releases of Hazardous Materials on, under or from the Holly Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(v) Neither Holly nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Holly Real Properties and, to the knowledge of Holly, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

(vi) Holly and its Subsidiaries have made available to Frontier complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Holly or its Subsidiaries) that are in Holly’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses or Holly Real Properties.

Neither Holly nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.13.

Section 3.14  INTELLECTUAL PROPERTY.

(a) Holly and its Subsidiaries own, or possess all necessary licenses or other valid rights to use, all Intellectual Property used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except in the ordinary course of business, neither

Holly nor any of its Subsidiaries has granted to any other person any license to use any of the Intellectual Property owned by Holly. “Intellectual Property” means all of the following legal rights, title, or interest in or arising under the laws of any state, country, or international treaty regime, whether or not filed, perfected, registered, or recorded: (a) patents, patent applications, and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisionals, extensions, renewals, and re-examinations thereof; (b) trademarks, service marks, trade names, logos, Internet domain names and trade dress, together with the goodwill associated therewith; (c) database rights and rights associated with works of authorship, including copyrights and moral rights; (d) registrations, rights to register and applications for registration of any of the foregoing in (a) - (c); and (e) rights relating to know-how, trade secrets, and confidential information, including customer lists, marketing studies, concepts, methods, techniques, and inventions (whether or not patentable).

(b) Holly has received no written assertions alleging that either Holly or any of its Subsidiaries has infringed or misappropriated, or is currently infringing or misappropriating, the Intellectual Property of a third party, except where such infringement or misappropriation would not have, individually or in the aggregate, a Holly Material Adverse Effect. To the knowledge of Holly, the conduct of Holly’s and its Subsidiaries’ respective businesses as currently conducted does not infringe, misappropriate, or otherwise conflict in any material respect with any Intellectual Property of a third party. To Holly’s knowledge, no third party is infringing or misappropriating any Intellectual Property of Holly or any of its Subsidiaries in any material respect.

(c) Holly and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information owned by Holly and its Subsidiaries or licensed to Holly and its Subsidiaries by third parties, except where the failure to take such measures would not have, individually or in the aggregate, a Holly Material Adverse Effect.

Section 3.15  TITLE TO PROPERTIES; CONDITION OF ASSETS.

(a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2010 in the ordinary course of business for fair value, as of the date of this Agreement, Holly and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Holly’s September 30, 2010 financial statements included in the Holly Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Holly as of September 30, 2010 included in the Holly Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date of this Agreement, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances, easements and Liens that would not have, individually or in the aggregate, a Holly Material Adverse Effect. All leases, subleases and other agreements pursuant to which Holly or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Holly Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Holly or any of its Subsidiaries that would have, individually or in the aggregate, a Holly Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent or approval would not have, individually or in the aggregate, a Holly Material Adverse Effect.

(b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Holly and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

Section 3.16  INSURANCE.  Holly and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

Section 3.17  NO BROKERS.  Holly has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Frontier, Holly or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Holly has retained Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. to act as its financial advisors in connection with the Merger, copies of the engagement letters for which and the terms of which (including the fees owed by Holly in connection therewith) have been disclosed in writing to Frontier prior to the date of this Agreement.

Section 3.18  OPINION OF FINANCIAL ADVISORS.  The Holly Board has received the opinion of each of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Holly, it being understood and acknowledged by Frontier that each such opinion has been rendered for the information and assistance of the Holly Board, in its capacity as such, in connection with the Holly Board’s evaluation of the Merger, and is not intended to, and may not, be relied upon by Frontier, its Affiliates or their respective Subsidiaries or any other Person unless otherwise specified therein.

Section 3.19  CONTRACTS; DEBT INSTRUMENTS.

(a) Except for documents filed or listed as exhibits to the Holly Reports filed since January 1, 2010 (“Holly Material Contracts”), as of the date of this Agreement, there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Holly and its Subsidiaries taken as a whole. Neither Holly nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Holly Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Holly Material Adverse Effect. Each Holly Material Contract is in full force and effect, and is a legal, valid and binding obligation of Holly or one of its Subsidiaries and, to the knowledge of Holly, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and except where the failure of any Holly Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Holly Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Holly or one of its Subsidiaries or, to the knowledge of Holly, any other party thereto under any Holly Material Contract or result in a right of termination of any Holly Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

(b) Set forth in Schedule 3.19(b) of the Holly Disclosure Letter is, as of the date of this Agreement, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Holly or its Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement and (iii) the approximate amount of consolidated cash and cash equivalents of Holly and its Subsidiaries as of the date of this Agreement.

(c) Neither Holly nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Holly or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Holly or any of its Subsidiaries (or of Holly or any of its other Subsidiaries after the Merger) or any contract that may be terminable as a result of Frontier’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

Section 3.20  RECOMMENDATION; VOTE REQUIRED.  The Holly Board, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Holly and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended to the holders of Holly Common Stock the approval of the issuance of Holly Common Stock constituting the Merger Consideration. The only vote of the holders of any class or series of capital stock of Holly necessary to approve any transaction contemplated by this Agreement (other than those contemplated in Section 5.4(c))is the vote of the holders of Holly Common Stock required by the rules of the NYSE to approve the issuance of the Holly Common Stock constituting the Merger Consideration (the “Holly Requisite Vote”). The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Holly, as its sole shareholder, (ii) adopted this Agreement and the transactions contemplated hereby, which adoption and approval have not been rescinded or modified and (iii) submitted this Agreement for approval by Holly, as the sole shareholder of Merger Sub.

Section 3.21  CERTAIN APPROVALS.  The Holly Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the Delaware General Corporation Law (“DGCL”) and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of Holly.

Section 3.22  CERTAIN CONTRACTS.  Neither Holly nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Holly and its Subsidiaries, taken as a whole, or (to the knowledge of Holly) Frontier and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

Section 3.23  NO RIGHTS PLAN OR AGREEMENT.  Holly has not adopted any so-called “poison pill” rights plan or agreement.

Section 3.24  INTERNAL CONTROLS.

(a) Each of the principal executive officer and the principal financial officer of Holly or MLP, as applicable (or each former principal executive officer and each former principal financial officer of Holly or MLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Holly Reports, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Holly maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.

(c) Since January 1, 2010, neither Holly’s nor MLP’s, as applicable, outside auditors nor the audit committee of the Holly Board or the Board of Directors of MLP, as applicable, has been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Holly’s or MLP’s, as applicable, internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date of this Agreement.

Section 3.25  FOREIGN CORRUPT PRACTICES ACT.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Holly Material Adverse Effect, as of the date of this Agreement:

(a) In connection with Holly’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”), there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b) No governmental entity has notified Holly or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(c) Neither Holly nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a governmental entity and relating to Holly’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Holly’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a governmental entity.

(d) Neither Holly nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Holly’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Holly’s knowledge, is there any basis for any such charge, indictment or investigation.

(e) Neither Holly nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Holly’s knowledge, is there any basis for any such proceeding.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
FRONTIER

Except as set forth in the disclosure letter delivered to Holly concurrently with the execution hereof (the “Frontier Disclosure Letter”) in accordance with Section 8.18 or as disclosed with reasonable specificity in the Frontier Reports (as defined in Section 4.7), Frontier represents and warrants to Holly and Merger Sub that:

Section 4.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.  Frontier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. Frontier is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Frontier Material Adverse Effect (as defined in Section 8.9). Frontier has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Frontier’s articles of incorporation and bylaws previously made available to Holly are true and correct and contain all amendments as of the date of this Agreement.

Section 4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.  Frontier has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Frontier of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than the approval of the Merger by Frontier’s shareholders. Assuming the due authorization, execution and delivery of this Agreement by each of Holly and Merger Sub, this Agreement constitutes the valid and legally binding obligation of Frontier, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3  CAPITALIZATION.  The authorized capital stock of Frontier consists of 180,000,000 shares of Frontier Common Stock and 500,000 shares of Frontier’s preferred stock, par value $1.00 per share (“Frontier Preferred Stock”). As of February 18, 2011, there were (a) 105,752,570 shares of Frontier Common Stock issued and outstanding, (b) no shares of Frontier Preferred Stock issued and outstanding, (c) 434,793 shares of Frontier Common Stock issuable pursuant to options granted under the omnibus incentive plan of Frontier described in Schedule 4.3 of the Frontier Disclosure Letter (the “Frontier Stock Plan”), (d) 1,245,381 shares of unvested Frontier Restricted Stock issued under the Frontier Stock Plan and (e) 42,360 shares of Frontier Common Stock subject to Frontier Stock Units issuable under the Frontier Plan. All issued and outstanding shares of Frontier Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Frontier and (iii) were issued in compliance with all applicable charter documents of Frontier and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 4.3, (ii) for any shares of Frontier Common Stock issued pursuant to the exercise of options or other awards referred to in subsection (c) above, and (iii) for shares of Frontier Common Stock issuable pursuant to the exercise of such options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Frontier or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Frontier or any of its Subsidiaries. Frontier has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Frontier on any matter.

Section 4.4  SUBSIDIARIES.  Each of Frontier’s Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Frontier’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Frontier free and clear of all Liens. Schedule 4.4 of the Frontier Disclosure Letter sets forth for each Subsidiary of Frontier its name and jurisdiction of incorporation or organization.

Section 4.5  NO VIOLATION.  Neither Frontier nor any of its Subsidiaries is, or has received notice that it is or would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Frontier or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (i) Frontier and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the “Frontier Permits”) and (ii) Frontier and its Subsidiaries are in compliance with the terms of the Frontier Permits. No investigation by any governmental authority with respect to Frontier or any of its Subsidiaries is pending or, to the knowledge of Frontier, threatened, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

Section 4.6  NO CONFLICT.

(a) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Frontier; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon, any of the properties of Frontier or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Frontier or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Frontier Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Frontier or any of its Subsidiaries is a party, or by which Frontier or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Frontier or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

(b) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

(c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Frontier Material Contracts (as hereinafter defined) or for Frontier to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Frontier or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Frontier or any of its Subsidiaries under any Frontier Plan (as defined in Section 4.11) or otherwise; (ii) increase any benefits otherwise payable under any Frontier Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.7  SEC DOCUMENTS; FINANCIAL STATEMENTS.  Frontier has made available (to the extent not available to the public on the SEC’s EDGAR website) to Holly each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Frontier with the SEC since December 31, 2007, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date of this Agreement (collectively, the “Frontier Reports”). Frontier has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Frontier Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder in all material respects and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such statements were made. Except for the Subsidiaries of Frontier that guarantee Frontier’s outstanding 8.50% Senior Notes and 6.875% Senior Notes, none of the Subsidiaries of Frontier is required to make any filings with the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Frontier Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Frontier and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders’ equity included in or incorporated by reference into the Frontier Reports (including any related notes and schedules) fairly presents in all material respects the results of consolidated operations, cash flows or changes in shareholders’ equity, as the case may be, of Frontier and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), and in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.8  LITIGATION AND LIABILITIES.  There are no actions, suits or proceedings pending against Frontier or any of its Subsidiaries or, to Frontier’s knowledge, threatened against Frontier or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Frontier or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Frontier or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Frontier Reports, (b) that have been incurred in the ordinary course of business since September 30, 2010, (c) related to expenses associated with the transactions contemplated by this Agreement or

(d) that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

Section 4.9  ABSENCE OF CERTAIN CHANGES.  Since September 30, 2010, Frontier has conducted its business only in the ordinary and usual course of business and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect; (ii) through the date of this Agreement, any material change by Frontier or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; (iii) any material damage, destruction, or loss to the business or properties of Frontier and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Frontier (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.06 per share in any quarter and a special dividend on the Frontier Common Stock at a rate not greater than $0.28 per share), or any direct or indirect redemption, purchase or any other acquisition by Frontier of any such stock; (v) through the date of this Agreement, any change in the capital stock or in the number of shares or classes of Frontier’s authorized or outstanding capital stock (other than as a result of issuances under Frontier Stock Plan or exercises of options to purchase shares of Frontier Common Stock outstanding or issued as permitted hereunder pursuant to Section 5.1(b)(vi)); (vi) through the date of this Agreement, any increase in or establishment by Frontier or any of its Subsidiaries of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) through the date of this Agreement, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(b)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

Section 4.10  TAXES.

(a) Each of Frontier and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Frontier or any such Subsidiary is or, since January 1, 2004, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date of this Agreement) with appropriate governmental authorities all Tax Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by Frontier or a Subsidiary of Frontier and adequately provided for on the financial statements contained in the Frontier Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

(b) Except for matters that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (i) Schedule 4.10(b) of the Frontier Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of Frontier and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) or otherwise closed; (ii) all deficiencies asserted as a result of any examinations of Frontier and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Frontier Reports; (iii) as of the date of this Agreement, neither Frontier nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Frontier or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Frontier nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Frontier or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Frontier or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Frontier Reports; and (vi) neither Frontier nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(c) Neither Frontier nor any of its Subsidiaries has (i) participated, directly or indirectly, in any reportable transaction within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code.

Section 4.11  EMPLOYEE BENEFIT PLANS.

(a) For purposes of this Section 4.11, the term Subsidiaries as applied to Frontier shall include any entity, whether or not incorporated, which, with Frontier, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.

(b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to ERISA (whether or not described in Section 3(3) of ERISA, whether or not funded, whether written or oral, and whether or not legally enforceable, in whole or in part) (i) to which Frontier or any Subsidiary is a party or by which it is bound, (ii) with respect to which Frontier or any Subsidiary has made any payments or contributions, or (iii) to which Frontier or any Subsidiary may otherwise have any liability, are listed in Schedule 4.11(b) of the Frontier Disclosure Letter (the “Frontier Plans”).

(c) All Frontier Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, no event has occurred which will or could cause any such Frontier Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.

(d) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

(e) Any Frontier Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.

(f) Frontier does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) “multiemployer plan” as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign benefit plan; or (iii) voluntary employee benefit association intended to be exempt from federal income tax under Section 501(c)(9) of the Code. Frontier does not sponsor, maintain, participate in or contribute to any Pension Plan that is or was subject to minimum funding standards of the Code or ERISA.

(g) (i) Frontier has paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of its most recent actuarial report, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA) or has failed to satisfy the minimum funding standards as described in Section 302 of ERISA or Section 412 of the Code, whether or not waived; (iii) with respect to any Pension Plan, there has been no event or condition that presents a significant risk of plan termination, no notice of intent to terminate such Pension Plan has been given under Section 4041 of ERISA, and no proceeding has been instituted under Section 4042 of ERISA to terminate such Pension Plan; (iv) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (v) no “reportable event” (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vi) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate;

(vii) the fair market value of the assets of each Pension Plan will exceed or equal the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(h) Except as otherwise set forth in this Agreement, the execution of this Agreement or the consummation of the Merger will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Frontier Plan (either solely as a result thereof or as a result of such transactions in conjunction with any other event).

(i) Excluding claims for benefits incurred in the ordinary course of the Frontier Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Frontier Plans and no suit, action or other litigation has been brought against or with respect to any Frontier Plan or any fiduciary of any Frontier Plan.

(j) Neither Frontier nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

(k) None of the assets of any Frontier Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(l) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Frontier Plan that would have, individually or in the aggregate, a Frontier Material Adverse Effect.

(m) There have been no acts or omissions by Frontier or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Frontier or any of its Subsidiaries are or may be liable that would result in a Frontier Material Adverse Effect.

(n) Each Frontier Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of Section 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Frontier, its Subsidiaries or successors.

(o) Neither Frontier nor any of its Subsidiaries has any liability or contingent liability for providing, under any Frontier Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(p) Obligations under or relating to the Frontier Plans are properly reflected in the financial statements of Frontier in accordance with GAAP.

(q) There has been no act or omission that would impair the ability of Frontier, Holly or any of their respective Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Frontier Plan to the full extent permitted under applicable law.

(r) Except as would not reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect, with respect to each Frontier Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Frontier Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

Section 4.12  LABOR MATTERS.

(a) Schedule 4.12(a) of the Frontier Disclosure Letter lists each of the collective bargaining or other labor union contracts applicable to any employee of Frontier or any of its Subsidiaries to which Frontier or any of its Subsidiaries is a party or is otherwise subject (the “Frontier Bargaining Agreements”). To Frontier’s knowledge, Frontier and each of its Subsidiaries are in material compliance with the Frontier Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Frontier’s knowledge, threatened labor dispute, strike, or work stoppage against Frontier or any of its Subsidiaries that that would have, individually or in the aggregate, a Frontier Material Adverse Effect.

(b) Frontier has provided Holly with true, complete and correct copies of the Frontier Bargaining Agreements, including any amendments thereto. There are no “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Frontier or any of its Subsidiaries relating to the employees represented by the Frontier Bargaining Agreements other than as disclosed to Holly.

(c) To the knowledge of Frontier, all employees of Frontier and its Subsidiaries are lawfully authorized to work in the United States according to applicable immigration laws. Frontier is in compliance in all material respects with all applicable laws relating to the documentation and record keeping of its employees’ work authorization status.

(d) No employee of Frontier or any of its Subsidiaries is subject or a party to any employment, severance retention, or other contract, and each employee of Frontier and its Subsidiaries is an employee at will.

(e) As of the date of this Agreement, and for the two preceding years, there have not been any plant closings, mass layoffs or other terminations of employees of Frontier and its Subsidiaries that would create any obligations upon or liabilities for Frontier and its Subsidiaries under WARN.

(f) Frontier and its Subsidiaries are, and have been since January 1, 2007, in compliance in all material respects with all applicable laws and regulations regarding labor and employment practices.

Section 4.13  ENVIRONMENTAL MATTERS.

(a) As used in this Agreement:

(i) “Frontier Real Properties” means those real properties owned, leased, or otherwise operated by Frontier or its Subsidiaries in connection with the performance of any of their respective businesses; and

(ii) “Offsite Non-Frontier Real Properties” means any real properties other than the Frontier Real Properties.

(b) Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect:

(i) Frontier and its Subsidiaries and their respective operations, assets, businesses and Frontier Real Properties are in compliance with all Environmental Laws and Environmental Permits;

(ii) All Environmental Permits required under Environmental Laws for operating Frontier’s and its Subsidiaries’ assets, businesses, and Frontier Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Frontier’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(iii) Frontier and its Subsidiaries are not subject to any pending or, to Frontier’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither Frontier nor its Subsidiaries have received written notice of alleged violations or liability under applicable Environmental Laws with respect to their respective operations, assets, businesses, or Frontier Real Properties;

(iv) There have been no Releases of Hazardous Materials on, under or from the Frontier Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(v) Neither Frontier nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Frontier Real Properties and, to the knowledge of Frontier, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

(vi) Frontier and its Subsidiaries have made available to Holly complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Frontier or its Subsidiaries) that are in Frontier’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses or Frontier Real Properties.

Neither Frontier nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4.13.

Section 4.14  INTELLECTUAL PROPERTY.

(a) Frontier and its Subsidiaries own, or possess all necessary licenses or other valid rights to use, all Intellectual Property used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Except in the ordinary course of business, neither Frontier nor any of its Subsidiaries has granted to any other person any license to use any of the Intellectual Property owned by Frontier.

(b) Frontier has received no written assertions alleging that Frontier or its Subsidiaries has infringed or misappropriated, or is currently infringing or misappropriating, the Intellectual Property of a third party, except where such infringement or misappropriation would not have, individually or in the aggregate, a Frontier Material Adverse Effect. To the knowledge of Frontier, the conduct of Frontier’s and its Subsidiaries’ respective businesses as currently conducted does not infringe, misappropriate, or otherwise conflict in any material respect with any Intellectual Property of a third party. To Frontier’s knowledge, no third party is infringing or misappropriating any Intellectual Property of Frontier or any of its Subsidiaries in any material respect.

(c) Frontier and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information owned by Frontier and its Subsidiaries or licensed to Frontier and its Subsidiaries by third parties, except where the failure to take such measures would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

Section 4.15  TITLE TO PROPERTIES; CONDITION OF ASSETS.

(a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2010 in the ordinary course of business for fair value, as of the date of this Agreement, Frontier and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Frontier’s September 30, 2010 financial statements included in the Frontier Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Frontier as of September 30, 2010 included in the Frontier Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date of this Agreement, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances, easements and Liens that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All leases, subleases and other agreements pursuant to which Frontier or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Frontier Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Frontier or any of its Subsidiaries that would have, individually or in the aggregate, a Frontier Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent or approval would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

(b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Frontier and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

Section 4.16  INSURANCE.  Frontier and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

Section 4.17  NO BROKERS.  Frontier has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holly, Frontier or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Frontier has retained Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. to act as its financial advisors in connection with the Merger, copies of the engagement letters for which and the terms of which (including the fees owed by Frontier in connection therewith) have been disclosed in writing to Holly prior to the date of this Agreement.

Section 4.18  OPINION OF FINANCIAL ADVISORS.  The Frontier Board has received the opinion of each of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Frontier Common Stock; it being understood and acknowledged by Holly and Merger Sub that such opinion has been rendered for the information of the Frontier Board (in its capacity as such) in connection with the Frontier Board’s consideration of the Merger, and is not intended to, and may not, be relied upon by Holly or any of its Affiliates.

Section 4.19  CONTRACTS; DEBT INSTRUMENTS.

(a) Except for documents filed or listed as exhibits to the Frontier Reports filed since January 1, 2010 (“Frontier Material Contracts”), as of the date of this Agreement, there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Frontier and its Subsidiaries taken as a whole. Neither Frontier nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Frontier Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Each Frontier Material Contract is in full force and effect, and is a legal, valid and binding obligation of Frontier or one of its Subsidiaries and, to the knowledge of Frontier, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and except where the failure of any Frontier Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Frontier Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Frontier or one of its Subsidiaries or, to the knowledge of Frontier, any other party thereto under any Frontier Material Contract or result in a right of termination of any Frontier Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

(b) Set forth in Schedule 4.19(b) of the Frontier Disclosure Letter is, as of the date of this Agreement, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Frontier or its Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement and (iii) the approximate amount of consolidated cash and cash equivalents of Frontier and its Subsidiaries as of the date of this Agreement.

(c) Neither Frontier nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Frontier or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Frontier or any of its Subsidiaries (or of Holly or any of its other Subsidiaries after the Merger) or any contract that may be terminable as a result of Holly’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

Section 4.20  RECOMMENDATION; VOTE REQUIRED.  The Frontier Board, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Frontier’s shareholders, (ii) adopted this Agreement and the transactions contemplated hereby and (iii) recommended that this Agreement be approved by the holders of Frontier Common Stock. The votes cast by holders of shares of Frontier Common Stock represented at a shareholders’ meeting at which a quorum exists favoring approval of this Agreement in excess of the votes cast in opposition to approval of this Agreement is the only vote of the holders of any class or series of Frontier capital stock necessary to approve this Agreement and the Merger (the “Frontier Requisite Vote”).

Section 4.21  CERTAIN APPROVALS.  The Frontier Board has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement the restrictions contained in the Wyoming Management Stability Act and any other “fair price,” “moratorium,” control share acquisition, interested shareholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the articles of incorporation or bylaws of Frontier.

Section 4.22  CERTAIN CONTRACTS.  Neither Frontier nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Frontier and its Subsidiaries, taken as a whole, or (to the knowledge of Frontier) Holly and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

Section 4.23  NO RIGHTS PLAN OR AGREEMENT.  Frontier has not adopted any so-called “poison pill” rights plan or agreement.

Section 4.24  INTERNAL CONTROLS.

(a) Each of the principal executive officer and the principal financial officer of Frontier (or each former principal executive officer and each former principal financial officer of Frontier) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Frontier Reports, and the statements contained in such certifications are true and accurate as of the date such certifications were made.

(b) Frontier maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) in compliance with the Exchange Act.

(c) Since January 1, 2010, neither Frontier’s outside auditors nor the audit committee of the Frontier Board has been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting or

(ii) any fraud that involves management or other employees who have a significant role in Frontier’s internal control over financial reporting.

Section 4.25  FOREIGN CORRUPT PRACTICES ACT.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Frontier Material Adverse Effect, as of the date of this Agreement:

(a) In connection with Frontier’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b) No governmental entity has notified Frontier or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(c) Neither Frontier nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a governmental entity and relating to Frontier’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Frontier’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a governmental entity.

(d) Neither Frontier nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Frontier’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Frontier’s knowledge, is there any basis for any such charge, indictment or investigation.

(e) Neither Frontier nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Frontier’s knowledge, is there any basis for any such proceeding.

ARTICLE 5

COVENANTS

Section 5.1  CONDUCT OF BUSINESS.

(a) Prior to the Effective Time, except as set forth in the Holly Disclosure Letter or as expressly contemplated by this Agreement, including Section 5.12, or as consented to in advance in writing by Frontier, which consent shall not be unreasonably withheld or delayed, Holly:

(i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(iii) shall not amend its certificate of incorporation or bylaws;

(iv) shall promptly notify Frontier of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Holly Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

(v) shall promptly make available (in paper form or via the Internet), to the extent not available on the SEC’s EDGAR website, to Frontier true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Holly Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Holly Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of Holly or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees; or (D) except as contemplated by Section 5.4(b) and Section 5.12, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

(vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than Holly’s ordinary quarterly dividends payable with respect to the shares of Holly Common Stock of $0.15 per share and MLP’s quarterly cash distributions payable to holders of its common units and to its general partner), or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action other than as contemplated in this Agreement;

(viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $10,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

(ix) shall not, and shall not permit any of its Subsidiaries to, except for amounts that in the aggregate do not exceed $10,000,000, authorize, propose, agree to, enter into or consummate any acquisition of equity interests in or assets of any Person whether by purchase of equity interests, purchase of assets, merger, consolidation or other business combination, or in any other manner; provided, however, that this clause (ix) shall not apply to MLP and its Subsidiaries except to the extent that any such action would either (A) not satisfy the accretion test specified in Section 5.6(b) of the Partnership Agreement, or (B) would result in a Total Leverage Ratio (as defined in the MLP Credit Agreement) of more than 4.0 to 1.0;

(x) shall not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

(xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Holly Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

(xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in Schedule 5.1(a)(xiii) of the Holly Disclosure Letter or disclosed with reasonable specificity in the Holly Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Holly or any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(a)(xiii) of the Holly Disclosure Letter; provided, however, that clause (A) above shall not restrict

MLP and its Subsidiaries from incurring indebtedness or issuing or selling any debt securities in order to finance any action permitted by MLP under clause (ix) above to the extent that any such action would not result in a Total Leverage Ratio (as defined in the MLP Credit Agreement) of more than 4.0 to 1.0;

(xiv) subject to Section 5.4(b), shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

(xv) unless in the good faith opinion of the Holly Board after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of the Holly Board and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(xvi) shall not enter into or amend any agreement with any holder of Holly capital stock with respect to holding, voting or disposing of shares of Holly Common Stock;

(xvii) shall not by resolution of the Holly Board or any committee thereof cause the acceleration of rights, benefits or payments under any Holly Plans;

(xviii) other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any hedge contracts;

(xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(xx) shall not purchase any Frontier Common Stock or any other debt, equity or other securities of Frontier;

(xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Holly or any of its Subsidiaries is not doing business as of the date of this Agreement or (B) enter into any joint venture, partnership or other joint business venture with any person;

(xxii) shall not settle any material claim, action or proceeding, except settlements that do not, individually or in the aggregate, require the payment by Holly and its Subsidiaries of an amount in excess of $10,000,000;

(xxiii) shall not sell, transfer, assign, exchange, pledge or otherwise dispose of any MLP Equity Interests owned by Holly or any of its Subsidiaries; and

(xxiv) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

provided, however, that nothing contained in Section 5.1(a)(xiii)(B) or (C) shall apply to the MLP Entities.

(b) Prior to the Effective Time, except as set forth in the Frontier Disclosure Letter or as expressly contemplated by this Agreement, including Section 5.12, or as consented to in advance in writing by Holly, which consent shall not be unreasonably withheld or delayed, Frontier:

(i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(iii) shall not amend its articles of incorporation or bylaws;

(iv) shall promptly notify Holly of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Frontier Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

(v) shall promptly make available (in paper form or via the Internet), to the extent not available on the SEC’s EDGAR website, to Holly true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Frontier Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Frontier Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of Frontier or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees; or (D) except as contemplated by Section 2.3 and Section 5.12, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

(vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.06 per share in any quarter and a special dividend on the Frontier Common Stock at a rate not greater than $0.28 per share) or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action other than as contemplated in this Agreement and the Frontier Stock Plan and related award agreements relating to the cashless exercise of equity awards;

(viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $10,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

(ix) shall not, and shall not permit any of its Subsidiaries to, except for amounts that in the aggregate do not exceed $10,000,000, authorize, propose, agree to, enter into or consummate any acquisition of equity interests in or assets of any Person whether by purchase of equity interests, purchase of assets, merger, consolidation or other business combination, or in any other manner;

(x) shall not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

(xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

(xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter or disclosed with reasonable specificity in the Frontier Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Frontier or any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter;

(xiv) subject to Section 5.4(b), shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

(xv) unless in the good faith opinion of the Frontier Board after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of the Frontier Board and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(xvi) shall not enter into or amend any agreement with any holder of Frontier capital stock with respect to holding, voting or disposing of shares of Frontier Common Stock;

(xvii) except as permitted under this Agreement, shall not by resolution of the Frontier Board or any committee thereof cause the acceleration of rights, benefits or payments under any Frontier Plans;

(xviii) other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any hedge contracts;

(xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(xx) shall not purchase any Holly Common Stock or any other debt, equity or other securities of Holly;

(xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Frontier or any of its Subsidiaries is not doing business as of the date of this Agreement or (B) enter into any joint venture, partnership or other joint business venture with any person;

(xxii) shall not settle any material claim, action or proceeding, except settlements that do not, individually or in the aggregate, require the payment by Frontier and its Subsidiaries of an amount in excess of $10,000,000; and

(xxiii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

Section 5.2  NO SOLICITATION BY HOLLY.

(a) Holly agrees that it and its Subsidiaries: (i) will not, and Holly will cause each of its or its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause each Controlled Affiliate and any of Holly’s or its Subsidiaries’ or its Controlled Affiliate’s employees, agents and representatives, including any investment banker, attorney and accountant retained or consulted by Holly or any of its Subsidiaries, not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (A) solicit, initiate, or knowingly induce, encourage or facilitate (including by way of furnishing information) any inquiry, proposal or offer (whether or not in writing) (including any proposal or offer to its stockholders) or take any other action designed to facilitate any inquiries or proposals regarding, with respect to, or that would be reasonably expected to lead to, (1) a transaction, including any share issuance, tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) (other than Frontier or its Affiliates), directly or indirectly, acquires, would acquire or has the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Holly Common Stock, 10% or more of the outstanding voting power of Holly (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing 10% or more of the voting power), any of the MLP Equity Interests owned by Holly or any of its Subsidiaries, whether from Holly, MLP or any of their Subsidiaries, as applicable, or pursuant to a tender offer or exchange offer or otherwise; (2) a merger, consolidation, share exchange, business combination or transaction pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of Holly Common Stock or the outstanding voting power of Holly or any of its Subsidiaries, any of the MLP Equity Interests owned by Holly or any of its Subsidiaries, or, if applicable, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof; (3) any transaction pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) directly or indirectly (including, without limitation, by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale, lease, contribution or other disposition) acquires or would acquire control of assets (including for this purpose the equity securities of or other ownership interests in the Subsidiaries of Holly, or the MLP Equity Interests owned by Holly or its Subsidiaries) of Holly or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or EBITDA for the last 12 full calendar months or the fair market value of all of the assets of Holly and its Subsidiaries, taken as a whole, immediately prior to such transaction; (4) a recapitalization of Holly or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (2) above involving Holly or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than Frontier and its Affiliates) or the stockholders of such third Person(s), beneficially owns or would beneficially own 10% or more of the outstanding shares of Holly Common Stock or the outstanding voting power of Holly or its Subsidiaries (including, without limitation, with respect to MLP, 10% or more of the limited partner interests of MLP, any of the incentive distribution rights of MLP and/or any of the general partner interests of MLP) or, if applicable, the parent entity resulting from any such transaction immediately upon the consummation thereof; (5) the sale or transfer, directly or indirectly, by Holly or any of its Subsidiaries, of any equity interests in MLP or HEP Logistics Holdings, L.P. owned by Holly or any of its Subsidiaries; or (6) any combination of the foregoing (in each case, other than the Merger) (any such proposal, offer or transaction being hereinafter referred to as a “Holly Acquisition Proposal”), (B) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Holly Acquisition Proposal) in connection with, or take any other action to knowingly facilitate or to make effective, implement or consummate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Holly Acquisition Proposal, or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Holly Acquisition Proposal; and (ii) will immediately, upon becoming aware of any such discussions, inquiries or negotiations, cease and cause to be terminated any existing discussions, inquiries or negotiations with any Person conducted heretofore with respect to any Holly Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Holly Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect thereto and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives; provided, however, that nothing contained in this Agreement shall prevent Holly or the Holly Board from (1) complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to a Holly Acquisition Proposal, (2) making any disclosure to the holders of shares of Holly Common Stock that the Holly Board, after consultation with outside legal counsel, is required to make under applicable law or the rules of the NYSE, provided that in any event the Holly Board shall not make an Adverse Recommendation Change except in accordance with Section 5.4(b), or (3) at any time prior to obtaining the Holly Stockholder Approval, providing information (pursuant to a confidentiality agreement containing terms that are determined in good faith by Holly to be substantially similar to, and not more favorable to such Person in the aggregate than, those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or have the effect of prohibiting Holly from complying with its obligations under this Agreement)) to, or engaging in any negotiations or discussions with, any Person or group who has made an unsolicited bona fide written Holly Acquisition Proposal that did not otherwise result from a breach of this Section 5.2 if, with respect to the actions set forth in this clause (3), (x) in the good faith judgment of the Holly Board, after consultation with outside legal counsel and financial advisors, and after taking into account all legal, financial, regulatory and other aspects of the Holly Acquisition Proposal, the likelihood of consummation (including, without limitation, legal and regulatory considerations and any conditions to, and expected timing risks of, completion) and any changes to the terms of the Merger proposed by Frontier in response to such proposal, such Holly Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the shares of Holly Common Stock from a financial point of view than the Merger (a “Holly Superior Proposal”) and (y) the Holly Board, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Holly Board under applicable law. Whenever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.

(b) Holly agrees that it will notify Frontier promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Holly Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Holly or any of its officers, directors, employees, agents or representatives. Such notice to Frontier shall be made orally and in writing and shall (i) indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and (ii) include a copy of the written Holly Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms and conditions of the Holly Acquisition Proposal or the request or inquiry. Thereafter, Holly shall keep Frontier fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Not less than forty-eight (48) hours prior to taking any action referred to in clause (3) of the proviso of Section 5.2(a)(ii), if Holly intends to participate in any such discussions or negotiations or provide any such information to any such third party, Holly shall give notice to Frontier including the identity of the relevant person or group and provide to Frontier all of the information required by this Section 5.2. Holly will not enter into any agreement on or after the date of this Agreement that would prevent Holly from providing any information, and in the manner and within the time, required by this Section 5.2(b) to Frontier.

(c) Except in compliance with Section 5.4, nothing in this Section 5.2 shall permit Holly to enter into any agreement with respect to a Holly Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Holly shall not enter into any agreement with any Person that provides for, or in any way facilitates, a Holly Acquisition Proposal, other than (i) a confidentiality agreement containing terms that are determined in good faith by Holly to be substantially similar to and not more favorable to such Person in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting Holly from complying with its obligations under this Section 5.2) and/or (ii) a standstill agreement that is in reasonably customary form and that does not contain terms that have the effect of prohibiting Holly from complying with its obligations under this Section 5.2.

Section 5.3  NO SOLICITATION BY FRONTIER.

(a) Frontier agrees that it and its Subsidiaries: (i) will not, and Frontier will cause each of its or its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause each Controlled Affiliate and any of Frontier’s or its Subsidiaries’ or its Controlled Affiliate’s employees, agents and representatives, including any investment banker, attorney and accountant retained or consulted by Frontier or any of its Subsidiaries, not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (A) solicit, initiate, or knowingly induce, encourage or facilitate (including by way of furnishing information) any inquiry, proposal or offer (whether or not in writing) (including any proposal or offer to its shareholders) or take any other action designed to facilitate any inquiries or proposals regarding, with respect to, or that would be reasonably expected to lead to, (1) a transaction, including any share issuance, tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) (other than Holly or its Affiliates), directly or indirectly, acquires, would acquire or has the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of Frontier Common Stock or 10% or more of the outstanding voting power of Frontier (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing 10% or more of the voting power), whether from Frontier or any of its Subsidiaries, as applicable, or pursuant to a tender offer or exchange offer or otherwise; (2) a merger, consolidation, share exchange, business combination or transaction pursuant to which any third Person or group of Persons (other than Holly and its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of Frontier Common Stock or the outstanding voting power of Frontier or any of its Subsidiaries, or, if applicable, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof; (3) any transaction pursuant to which any third Person or group of Persons (other than Holly and its Affiliates) directly or indirectly (including, without limitation, by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale, lease, contribution or other disposition) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interests in, the Subsidiaries of Frontier) of Frontier or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or EBITDA for the last 12 full calendar months or the fair market value of all of the assets of Frontier and its Subsidiaries, taken as a whole, immediately prior to such transaction; (4) a recapitalization of Frontier or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (2) above involving Frontier or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than Holly and its Affiliates) or the stockholders of such third Person(s), beneficially owns or would beneficially own 10% or more of the outstanding shares of Frontier Common Stock or the outstanding voting power of Frontier or its Subsidiaries or, if applicable, the parent entity resulting from any such transaction immediately upon the consummation thereof; or (5) any combination of the foregoing (in each case, other than the Merger) (any such proposal, offer or transaction being hereinafter referred to as a “Frontier Acquisition Proposal”), (B) participate or engage in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Frontier Acquisition Proposal) in connection with, or take any other action to knowingly facilitate or to make effective, implement or consummate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Frontier Acquisition Proposal, or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Frontier Acquisition Proposal; and (ii) will immediately, upon becoming aware of any such discussions, inquiries or negotiations, cease and cause to be terminated any existing discussions, inquiries or negotiations with any Person conducted heretofore with respect to any Frontier Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Frontier Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect thereto and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives; provided, however, that nothing contained in this Agreement shall prevent Frontier or the Frontier Board from (1) complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to a Frontier Acquisition Proposal, (2) making any disclosure to the holders of shares of Frontier Common Stock that the Frontier Board, after consultation with outside legal counsel, is required to make under applicable law or the rules of the NYSE, provided that in any event the Frontier Board shall not make an Adverse Recommendation Change except in accordance with Section 5.4(b) or (3) at any time prior to obtaining the Frontier Stockholder Approval, providing information (pursuant to a confidentiality agreement containing terms that are determined in good faith by Frontier to be substantially similar to, and not more favorable to such Person in the aggregate than, those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or have the effect of prohibiting Frontier from complying with its obligations under this Agreement)) to, or engaging in any negotiations or discussions with, any Person or group who has made an unsolicited bona fide written Frontier Acquisition Proposal that did not otherwise result from a breach of this Section 5.3 if, with respect to the actions set forth in this clause (3), (x) in the good faith judgment of the Frontier Board, after consultation with outside legal counsel and financial advisors, and after taking into account all legal, financial, regulatory and other aspects of the Frontier Acquisition Proposal, the likelihood of consummation (including, without limitation, legal and regulatory considerations and any conditions to, and expected timing risks of, completion), and any changes to the terms of the Merger proposed by Holly in response to such proposal, such Frontier Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the shares of Frontier Common Stock from a financial point of view than the Merger (a “Frontier Superior Proposal”) and (y) the Frontier Board, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Frontier Board under applicable law.

(b) Frontier agrees that it will notify Holly promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Frontier Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Frontier or any of its officers, directors, employees, agents or representatives. Such notice to Holly shall be made orally and in writing and shall (i) indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and (ii) include a copy of the written Frontier Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms and conditions of the Frontier Acquisition Proposal or the request or inquiry. Thereafter, Frontier shall keep Holly fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Not less than forty-eight (48) hours prior to taking any action referred to in clause (3) of the proviso of Section 5.3(a)(ii), if Frontier intends to participate in any such discussions or negotiations or provide any such information to any such third party, Frontier shall give notice to Holly including the identity of the relevant person or group and provide to Holly all of the information required by this Section 5.3. Frontier will not enter into any agreement on or after the date of this Agreement that would prevent Frontier from providing any information, and in the manner and within the time, required by this Section 5.3(b) to Holly.

(c) Except in compliance with Section 5.4, nothing in this Section 5.3 shall permit Frontier to enter into any agreement with respect to a Frontier Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Frontier shall not enter into any agreement with any Person that provides for, or in any way facilitates, a Frontier Acquisition Proposal, other than (i) a confidentiality agreement containing terms that are determined in good faith by Frontier to be substantially similar to and not more favorable to such Person in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting Frontier from complying with its obligations under this Section 5.3) and/or (ii) a standstill agreement that is in reasonably customary form and that does not contain terms that have the effect of prohibiting Frontier from complying with its obligations under this Section 5.3.

Section 5.4  MEETINGS OF STOCKHOLDERS.

(a) Holly will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Holly Requisite Vote. Frontier will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene as promptly as practicable a meeting of its shareholders for purposes of obtaining the Frontier Requisite Vote. Frontier and Holly shall each use their reasonable best efforts to hold their respective stockholders meetings on the same day.

(b) Except as otherwise permitted by this Section 5.4, Holly and Frontier, through their respective Boards of Directors, shall (i) recommend approval of the matters described in Section 5.4(a) to be submitted to their respective stockholders, (ii) not (A) withdraw, withhold, modify, or change such recommendation, approval or declaration of advisability in a manner adverse to the other party, (B) recommend, approve or declare advisable any Holly Acquisition Proposal (including, without limitation, any Holly Superior Proposal) or Frontier Acquisition Proposal (including, without limitation, any Frontier Superior Proposal), as the case may be, or (C) resolve, agree or propose publicly to take any action described in clause (A) or (B) above (any action in clause (A), (B) or (C) above being referred to as an “Adverse Recommendation Change”), (iii) not approve, adopt, recommend or declare advisable, or propose publicly to approve, adopt, recommend or declare advisable, or cause or permit the entry into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement (oral or written) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Holly Acquisition Proposal or Frontier Acquisition Proposal, as the case may be, or requiring, or reasonably expected to cause, Holly or Frontier, as the case may be, to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Holly (in the case of Holly) or Frontier (in the case of Frontier) to fail to comply with its obligations under this Agreement (other than a confidentiality agreement referred to in Section 5.2 or Section 5.3 above, as the case may be), or (iv) unless such recommendation has been withdrawn, withheld, modified or changed as permitted by this Section 5.4(b), use their reasonable best efforts to solicit the Holly Requisite Vote (in the case of Holly) and the Frontier Requisite Vote (in the case of Frontier). Notwithstanding the foregoing, the Holly Board or Frontier Board, as applicable (the “Withdrawing Party,” the other party being the “Non-Withdrawing Party”), may at any time prior to obtaining the Holly Requisite Vote or Frontier Requisite Vote, as applicable, (i) other than in connection with any Holly Acquisition Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier) (which must be made pursuant to clause (ii) below), make an Adverse Recommendation Change if the Holly Board or the Frontier Board, as the case may be, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with their fiduciary duties under applicable law (such action, an “Other Fiduciary Adverse Recommendation Change”) or (ii) make an Adverse Recommendation Change in connection with any Holly Acquisition Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier), if the Holly Board or the Frontier Board, as the case may be, determines in good faith (after consultation with its outside legal counsel and financial advisors) that (A) an unsolicited bona fide written Holly Acquisition Proposal (in the case of Holly) or Frontier Acquisition Proposal (in the case of Frontier) made after the date of this Agreement and not the result of a breach of Section 5.2 or Section 5.3, as the case may be, constitutes a Holly Superior Proposal (in the case of Holly) or a Frontier Superior Proposal (in the case of Frontier) and (B) the failure to make an Adverse Recommendation Change would be inconsistent with their fiduciary duties under applicable law (such action, a “Superior Proposal Adverse Recommendation Change”); provided, however, that the Withdrawing Party may only take the foregoing actions if (1) the Withdrawing Party has provided written notice to the Non-Withdrawing Party (a “Withdrawal Notice”) advising the Non-Withdrawing Party that the Board of Directors of the Withdrawing Party intends to take such action (and specifying, in reasonable detail, the reasons for such action), (2) if any Holly Superior Proposal or Frontier Superior Proposal, as applicable, is the basis for such action, the Withdrawal Notice specifies the material terms and conditions of the Holly Superior Proposal or Frontier Superior Proposal, as applicable, and identifies the Person or group making such Holly Superior Proposal or Frontier Superior Proposal (and including a copy of the most current version of the agreement or proposal relating to such Holly Superior Proposal or Frontier Superior Proposal, as applicable (or, if no such written proposal exists, a written summary of the material terms and conditions of such Holly Superior Proposal or Frontier Superior Proposal, as applicable)), (3) at least five business days have elapsed following the Non-Withdrawing Party’s receipt of such Withdrawal Notice (it being understood that any amendment or modification to any Acquisition Proposal that is the basis for such proposed action shall require a new Withdrawal Notice and a new five business day period) and (4) if requested by the Non-Withdrawing Party, the Withdrawing Party has negotiated in good faith with the Non-Withdrawing Party during such five business day period (as extended pursuant to clause (3) above) with respect to any changes to this Agreement proposed by the Non-Withdrawing Party during such period. In determining whether to give a Withdrawal Notice or take the actions specified in the prior sentence, the Holly Board or Frontier Board, as applicable, shall in good faith take into account any changes to the terms of this Agreement proposed by the Non-Withdrawing Party, and the Withdrawing Party shall not terminate this Agreement in accordance with Section 7.3(c) or Section 7.4(c), as applicable, with respect to a Holly Superior Proposal or a Frontier Superior Proposal, as applicable, unless, prior to the effectiveness of such termination, the board of directors of the Withdrawing Party shall have determined in good faith (after consultation with its outside legal counsel) that, notwithstanding any such changes to the terms of this Agreement proposed by the Non-Withdrawing Party, the failure to make a Superior Proposal Adverse Recommendation Change would be inconsistent with their fiduciary duties under applicable law. Holly and Frontier shall each be required to comply with its obligations under Section 5.4(a) whether or not its Board of Directors withdraws, modifies, withholds or changes its recommendation with respect to the matters described in Section 5.4(a) to be submitted to their respective stockholders or declares the advisability of any other offer or proposal. Any disclosure by Holly or Frontier relating to a Holly Acquisition Proposal (in the case of Holly) or a Frontier Acquisition Proposal (in the case of Frontier) shall be deemed to be an action specified in this Section 5.4(b) by Holly or Frontier, as applicable, unless the Holly Board or Frontier Board, as applicable, reaffirms in such disclosure its recommendation with respect to the matters described in Section 5.4(a) to be submitted to their respective stockholders. It is understood that any violation of the restrictions set forth in this Section 5.4(b) by any director, officer, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries will be deemed to be a breach of this Section 5.4(b) by such party.

(c) The Holly Board has approved and declared advisable an amendment to Holly’s certificate of incorporation in the form attached hereto as Exhibit B (the “Amendment”) to, among other things, increase the number of authorized shares under its certificate of incorporation and to change its corporate name at the Effective Time in accordance with Section 5.15(f), and resolved to recommend the approval and adoption of the Amendment to the holders of Holly Common Stock. In addition, the Holly Board will approve and declare advisable an amendment to the Holly Corporation Long-Term Incentive Compensation Plan to increase the number of authorized shares of Holly Common Stock available for issuance under the Holly Corporation Long-Term Incentive Compensation Plan to a reasonable number of shares taking into account the transactions contemplated by this Agreement, subject to the consummation of the Merger, and will resolve to recommend the approval and adoption of such amendment to the holders of Holly Common Stock. Holly shall use its reasonable best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to obtain such approvals at the Holly stockholders meeting referred to in Section 5.4(a); provided, however, that in no event shall obtaining approval of such proposals be a condition precedent to the Closing of the transactions contemplated by this Agreement.

(d) Promptly following the execution and delivery of this Agreement by each of the parties hereto, Holly, as the sole shareholder of Merger Sub, will approve this Agreement.

Section 5.5  FILINGS; REASONABLE BEST EFFORTS.

(a) Subject to the terms and conditions herein provided, Holly and Frontier shall:

(i) promptly (but in any event within 15 business days from the date of this Agreement) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

(ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 (including, in the case of Holly, obtaining the opinion described in Section 6.2(b) and, in the case of Frontier, obtaining the opinion described in Section 6.3(b)) as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

(iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

(v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger (other than copies of their respective filings under the HSR Act); and

(vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act.

(b) Without limiting Section 5.5(a) and subject to Section 5.5(c), Frontier and Holly shall:

(i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

(c) Neither Frontier nor Holly shall, without the other party’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement, but the parties shall commit or consent to, and shall use reasonable efforts to effect (and shall cause their Subsidiaries to commit or consent to and use reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as any governmental entity shall request if such divestitures, licenses, hold separate arrangements or similar matters are required by any such governmental entity as a condition to resolving such governmental entity’s objections to the Merger or obtaining its approval of the Merger and are contingent upon consummation of the Merger; provided that, notwithstanding anything to the contrary in this Section 5.5(c) or the remainder of this Agreement, neither Frontier, Holly nor any of their respective Subsidiaries shall be required to agree (with respect to (x) Frontier or its Subsidiaries or (y) Holly or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would materially impair the business operations of Holly, Frontier and their Subsidiaries, taken as a whole, as combined in the manner currently intended by the parties.

Section 5.6  INSPECTION.  From the date of this Agreement to the Effective Time, Holly and Frontier shall allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Holly and its Subsidiaries or Frontier and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 5.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Holly and Frontier agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 5.6 shall be governed by the Mutual Confidentiality Agreement dated January 17, 2011 between Frontier and Holly (the “Confidentiality Agreement”).

Section 5.7  PUBLICITY.  Holly and Frontier will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 5.8  REGISTRATION STATEMENT.  As promptly as reasonably practicable following the date of this Agreement, Frontier and Holly shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable joint proxy materials (the “Proxy Statement/Prospectus”) and Frontier and Holly shall prepare, and Holly shall file with the SEC, a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Holly’s prospectus. Each of Frontier and Holly shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Frontier and Holly shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Registration Statement received from the SEC. Frontier and Holly shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Registration Statement prior to filing such with the SEC, and each will provide each other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both Frontier and Holly, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Frontier, in connection with a change in the recommendation of the Frontier Board as to the Merger, and Holly, in connection with a change in the recommendation of the Holly Board as to the Merger, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. Frontier will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to Frontier shareholders, and Holly will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Holly stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Frontier and Holly shall advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Holly Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Frontier or Holly, or any of their respective Affiliates, officers or directors, is discovered by Frontier or Holly and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Frontier and Holly.

Section 5.9  LISTING APPLICATION.  Holly shall use its reasonable best efforts to cause the Holly Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Holly shall promptly prepare and submit to the NYSE a listing application covering the shares of Holly Common Stock issuable in the Merger and shares issuable pursuant to Holly Stock Options.

Section 5.10  EXPENSES.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) that Frontier and Holly shall each pay and bear one-half of (i) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated hereby under the HSR Act, the Securities Act, the Exchange Act and other applicable laws, rules and regulations of any governmental authority and (ii) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement.

Section 5.11  INDEMNIFICATION AND INSURANCE.

(a) From and after the Effective Time, Holly shall as provided in this Section 5.11 cause Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of Frontier or Holly (or any Subsidiary or division thereof), and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of Frontier or Holly as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time, to the fullest extent such indemnification by Surviving Corporation is permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Holly shall cause Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Holly, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Holly will, and will cause Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither Holly nor Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Holly nor Surviving Corporation shall be obligated pursuant to this Section 5.11(a) to pay the fees and disbursements of more than one counsel, except for one local counsel, for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. With respect to any determination of whether an Indemnified Party is entitled to indemnification by Surviving Corporation under this Section 5.11, the Indemnified Party shall have the right, as contemplated by the WBCA, to require that such determination be made by special legal counsel selected by the Indemnified Party and approved by Surviving Corporation (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for Frontier, Holly or the Indemnified Party within the last three (3) years.

(b) The rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation or articles of incorporation, bylaws and any indemnification agreement of Frontier, Holly and their respective Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

(c) For a period of six (6) years after the Effective Time, Holly shall, or shall cause Surviving Corporation to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of Frontier (or any Subsidiary or division thereof), and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of Frontier, as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, a “Frontier Indemnified Party” and, collectively, the “Frontier Indemnified Parties”) who are or at any time prior to the Effective Time were covered by their respective officers’ and directors’ liability insurance (“D&O Insurance”) policies on terms substantially no less advantageous to the Frontier Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the annual premium amount payable by Frontier for the policy year including the date of this Agreement (the amount of which premium is set forth in Schedule 5.11(c) of the Frontier Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount. Holly shall have the right to cause coverage to be extended under the D&O Insurance of Frontier by obtaining a six-year “tail” policy on terms and conditions substantially no less advantageous than Frontier’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.11(c).

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation, articles of incorporation or bylaws of Frontier or Holly, as applicable, or any of their respective Subsidiaries, under the DGCL or WBCA, or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger, are expressly intended to benefit each of the Indemnified Parties, and may not be amended or terminated after the Effective Time in a manner contrary to the interest of an Indemnified Party without the consent of such Indemnified Party.

(e) Notwithstanding any other provisions hereof, the obligations of Frontier, Holly and Surviving Corporation contained in this Section 5.11 shall be binding upon the successors and assigns of Holly and Surviving Corporation. In the event Holly or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Holly or Surviving Corporation, as the case may be, shall assume and honor the obligations set forth in this Section 5.11.

Section 5.12  EMPLOYEE BENEFITS.

(a) After the Effective Time, Holly shall honor, and shall cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and commitments of Frontier or any of its Subsidiaries maintained or entered into by Frontier or any of its Subsidiaries prior to the date of this Agreement that apply to any current or former employee or current or former director of Frontier or any of its Subsidiaries, as applicable; provided, however, that, except as otherwise expressly provided in this Section 5.12, Holly reserves the right to modify, and to cause any of its Subsidiaries to modify, any such plan, contract, agreement or commitment in accordance with its terms.

(b) Notwithstanding the provisions of Section 5.12(a):

(i) Except as provided in Section 2.3 and Section 5.1 (pertaining to the Frontier Stock Plan), Frontier and Holly agree that for the period beginning at the Effective Time and ending December 31, 2011 (or such later date as may be determined by Holly), Surviving Corporation shall assume and maintain all Frontier Plans as in effect immediately prior to the Effective Time, and shall not amend any such plan to reduce any benefit provided under any such plan. With respect to any Frontier Plan that is a qualified defined contribution plan providing for discretionary employer contributions, such contributions for 2011 shall be made at approximately the same percentage of compensation (or employee or salary deferral contribution in the case of a discretionary matching contribution) of eligible participants as was made to such plan for 2010. Notwithstanding the foregoing, contributions may be adjusted to the extent necessary to comply with applicable law and regulations.

(ii) Each employee of Frontier or any of its Subsidiaries who becomes an employee of Holly, Surviving Corporation, or any of their respective Subsidiaries as of the Effective Time without any gap in employment shall be credited with service with Frontier, any of its Subsidiaries, or any of their predecessors, for purposes of eligibility, vesting and benefit determination under any employee benefit plan or policy of Holly or Surviving Corporation. Notwithstanding the foregoing, this Section 5.12(b)(ii) shall not apply to the determination of accrual service under any defined benefit pension plan as defined in Section 3(35) of ERISA (regardless whether such plan is qualified under Code Section 401(a)) that did not cover the employee immediately prior to the Effective Time, and shall not apply to the determination of the right to receive, or the amount of, any retiree or other post-retirement medical service (except for COBRA medical continuation coverage as described in Section 4980B of the Code or any arrangement covering the employee prior to the Effective Time).

(iii) Subject to compliance with applicable local law, nothing in this Section 5.12(b) shall be construed to restrict the ability of any entity to modify or terminate any plan (at or after the Effective Time) with respect to persons employed at operations outside the United States.

(iv) Nothing in this Section 5.12(b) shall be construed as a contract of employment, and this Section 5.12(b) shall not give any employee the right to be retained in the employ of any entity. Nothing in this Section 5.12(b) shall be construed to require the provision of coverage or benefits to an employee following termination of employment except to the extent such coverage or benefits is otherwise required pursuant to the terms of the applicable plan or arrangement or by applicable law.

(c) Prior to the Effective Time, the parties shall cause the Holly Board, or a duly authorized committee of “non-employee” directors thereof, to authorize the conversion of Frontier Stock Options into Holly Stock Options (and the acquisition of shares of Holly Common Stock thereunder), the conversion of Frontier Stock Units into Holly Stock Units, and the conversion of Frontier Restricted Stock into Holly Restricted Stock, in each case in accordance with Section 2.3 at the Effective Time, and to take such other actions as may be necessary to authorize the events contemplated in Section 2.3. Such resolution shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each such individual, and that the approval is being granted to exempt the transaction under Rule 16b-3 of the Exchange Act. Holly shall reserve for issuance a number of shares of Holly Common Stock at least equal to the number of shares of Holly Common Stock that will be subject to Holly Stock Options and Holly Stock Units and each award of Holly Restricted Stock as a result of the actions contemplated by Section 2.3. As soon as practicable following the Effective Time, Holly shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Holly Common Stock subject to such Holly Stock Options, Holly Stock Units and Holly Restricted Stock and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holly Stock Options, Holly Stock Units and Holly Restricted Stock remain outstanding.

(d) Any other provisions hereof to the contrary notwithstanding, the provisions of this Section 5.12 do not cover, and shall not be deemed for the benefit of, any Frontier Represented Employees.

(e) Prior to or simultaneously with the execution of this Agreement and effective at the Effective Time, (i) Frontier, Holly and each of the Name Executives shall enter into a written retention agreement as to certain matters related to the Merger (the “Frontier Retention Agreements”) and (ii) Holly and each of Matthew P. Clifton, Bruce R. Shaw and David L. Lamp shall enter into a waiver agreement as to certain matters related to the Merger (the “Holly Waiver Agreements”), which Frontier Retention Agreements and Holly Waiver Agreements shall not be amended or modified without the prior written consent of the other party.

Section 5.13  TAX QUALIFICATION.

(a) Holly shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 6.2(b), including the execution of the officers’ certificates referred to therein and in Section 6.3(b). Holly shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(a)) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Frontier shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 6.3(b), including the execution of the officers’ certificates referred to therein and in Section 6.2(b). Frontier shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(b)) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.14  DIVIDENDS.  Frontier shall coordinate with Holly respecting the declaration, setting of record dates and payment dates of dividends on the shares of Frontier Common Stock so that holders of shares of Frontier Common stock do not receive dividends on both shares of Frontier Common Stock and Holly Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on shares of Frontier Common Stock or Holly Common Stock received in the Merger in respect of any calendar quarter.

Section 5.15  GOVERNANCE MATTERS; HEADQUARTERS; COMPANY NAME.

(a) On or prior to the Effective Time, the bylaws of Holly shall be amended and restated in the form attached hereto as Exhibit C.

(b) Holly shall take all requisite action, effective as of the Effective Time, (i) to cause the size of the Board of Directors of Holly (the “Holly Board”) to be fourteen directors and (ii) to cause the directors on the Holly Board to be comprised of (x) seven directors chosen by the current Frontier directors (at least six of whom shall be independent for purposes of the rules of the NYSE (as the same may be modified prior to the Effective Time)) (the “Frontier Designees”), and (y) seven directors chosen by the current Holly directors (at least six of whom shall be independent for purposes of the rules of the NYSE (as the same may be modified prior to the Effective Time)) (the “Holly Designees”), each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of stockholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Holly Board. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of Holly at the Effective Time, then the party that designated such individual shall designate another individual to serve in such individual’s place.

(c) Holly shall take all requisite action, effective as of the Effective time, to cause each then standing committee of the Holly Board to be comprised of equal numbers of Frontier Designees and Holly Designees. If at any time prior to the Effective Time, any such committee designee becomes unable or unwilling to serve as a director of Holly at the Effective Time, then the party that designated such individual as a board designee shall designate another individual to serve in such individual’s place on the applicable committee(s).

(d) Holly shall take all requisite action, effective as of the Effective Time, to cause (i) Matthew P. Clifton to become the Executive Chairman of the Board of Holly, (ii) Michael C. Jennings to become President and Chief Executive Officer of Holly, (iii) Doug S. Aron to become the Executive Vice President and Chief Financial Officer of Holly, (iv) David L. Lamp to become the Chief Operating Officer of Holly, and (v) Bruce R. Shaw to become the Senior Vice President of Strategy and Corporate Development of Holly (the persons specified in clauses (ii) and (iii), the “Named Executives”). If at any time prior to the Effective Time, any of the Named Executives becomes unable or unwilling to serve in such capacity at the Effective Time, then Frontier and Holly shall mutually agree on another individual to serve in such capacity.

(e) The executive headquarters for Holly shall be located in the Dallas, Texas area.

(f) Immediately upon consummation of the Merger, Holly shall change its name to HollyFrontier Corporation, subject to obtaining approval from Holly’s stockholders to amend Holly’s certificate of incorporation for such purpose.

Section 5.16  NO CONTROL OF OTHER PARTY’S BUSINESS.  Nothing contained in this Agreement shall give Holly, directly or indirectly, the right to control or direct Frontier’s operations or give Frontier, directly or indirectly, the right to control or direct Holly’s operations prior to the Effective Time. Prior to the Effective Time, each of Frontier and Holly shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.17  ACCOUNTANTS LETTERS.  Each of Holly and Frontier shall use reasonable best efforts to cause to be delivered to the other party letters from their respective independent accountants, one letter dated as of the date the Registration Statement is declared effective (and one dated as of the date any post-effective amendment is declared effective if a post-effective amendment is required), in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and any post-effective amendment, if required; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to the Merger.

Section 5.18  CREDIT AGREEMENT.  From the date of this Agreement until the Effective Time, each of Holly and Frontier shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, jointly cooperate in good faith to negotiate, prepare and enter into, as of the Closing Date, a Holly credit facility (which may be an amendment and restatement of, or amendment to, the Holly Credit Agreement) to be effective at the Effective Time for the benefit of Holly and its Subsidiaries (other than the MLP Entities) and Frontier and its Subsidiaries, which credit facility may be entered into with Holly and/or Frontier’s existing lenders or new lenders and shall contain the terms set forth in Schedule 5.18 of the Holly Disclosure Letter (the “New Bank Facility”). In connection with entering into the New

Bank Facility, each of Holly and Frontier shall (a) cause its appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders in meetings, presentations and due diligence sessions, (b) keep the other party reasonably informed about negotiations and other discussions with prospective lenders regarding the New Bank Facility, (c) promptly provide the other party with copies of drafts of any term sheets, commitment letters, agreements or other documents or communications regarding the New Bank Facility, (d) provide reasonable advance notice of any meetings with prospective lenders regarding the New Bank Facility and provide the other party an opportunity to attend such meetings, (e) take commercially reasonable actions necessary to permit the prospective lenders involved to evaluate such party’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time, and (f) use reasonable best efforts to assist the other party to obtain waivers, consents, estoppels and approvals from counterparties to material leases, encumbrances and contracts to which such party or any Subsidiary of such party is a party and to arrange with prospective lenders discussions, to the extent reasonably necessary, with counterparties to material leases, encumbrances and contracts that will be in full force and effect as of the Effective Time; provided, however, that Holly shall take the lead in consultation with Frontier in the arrangement and negotiation of the New Bank Facility; provided further, however, that neither party nor any Subsidiary of such party shall be required to incur any liability in connection with the New Bank Facility prior to the Effective Time.

Section 5.19  CERTAIN CONSENTS.  Frontier shall use its reasonable best efforts to obtain prior to Closing each consent set forth on Schedule 5.19.

ARTICLE 6

CONDITIONS

Section 6.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver in writing by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

(a) (i) The Holly Requisite Vote shall have been obtained and (ii) the Frontier Requisite Vote shall have been obtained.

(b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act, and (ii) any mandatory waiting period or required consent under any other applicable United States federal or state competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Holly.

(c) None of the parties hereto shall be subject to any decree, order or injunction of a United States federal or state court of competent jurisdiction, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

(d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

(e) The shares of Holly Common Stock to be issued pursuant to the Merger and the shares of Holly Common Stock reserved for issuance pursuant to Holly Stock Options (including those shares of Holly Common Stock to be issued upon conversion of the Frontier Restricted Stock in accordance with Section 2.3) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(f) The New Bank Facility shall have been executed, delivered and become effective, subject only to the consummation of the Merger.

Section 6.2  CONDITIONS TO OBLIGATION OF HOLLY TO EFFECT THE MERGER.  The obligation of Holly to effect the Merger shall be subject to the fulfillment or waiver in writing by Holly at or prior to the Closing Date of the following conditions:

(a) (i) Frontier shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Frontier contained in this Agreement (other than as contained in Section 4.3) (A) to the extent qualified by Frontier Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Frontier Material Adverse Effect shall be true and correct, except, in the case of clause (B), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Frontier Material Adverse Effect, in each case in this clause (ii) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) and (iii) the representations and warranties of Frontier contained in Section 4.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Holly shall have received a certificate of Frontier, executed on its behalf by its Chairman of the Board, President and Chief Executive Officer, dated the Closing Date, certifying to such effect.

(b) Holly shall have received the opinion of Vinson & Elkins L.L.P. or other nationally recognized tax counsel, acting as counsel to Holly, in form and substance reasonably satisfactory to Holly, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Frontier, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Holly, Frontier and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Holly, Merger Sub and Frontier as to such matters as such counsel may reasonably request.

Section 6.3  CONDITIONS TO OBLIGATION OF FRONTIER TO EFFECT THE MERGER.  The obligations of Frontier to effect the Merger shall be subject to the fulfillment or waiver in writing by Frontier at or prior to the Closing Date of the following conditions:

(a) (i) Holly shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Holly contained in this Agreement (other than as contained in Section 3.3) (A) to the extent qualified by Holly Material Adverse Effect shall be true and correct and (B) to the extent not qualified by Holly Material Adverse Effect shall be true and correct, except, in the case of clause (B), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Holly Material Adverse Effect, in each case in this clause (ii) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) and (iii) the representations and warranties of Holly contained in Section 3.3 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Frontier shall have received a certificate of Holly, executed on its behalf by its Chairman of the Board, President and Chief Executive Officer, dated the Closing Date, certifying to such effect.

(b) Frontier shall have received the opinion of Andrews Kurth LLP or other nationally recognized tax counsel, acting as counsel to Frontier, in form and substance reasonably satisfactory to Frontier, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Holly, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Frontier or the shareholders of Frontier to the extent that they receive Holly Common Stock in exchange for Frontier Common Stock pursuant to the Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Frontier, Holly and Merger Sub as to such matters as such counsel may reasonably request.

ARTICLE 7

TERMINATION

Section 7.1  TERMINATION BY MUTUAL CONSENT.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Holly and Frontier approved by action of their respective Boards of Directors in their respective discretion for any reason.

Section 7.2  TERMINATION BY FRONTIER OR HOLLY.  At any time prior to the Effective Time, this Agreement may be terminated by Holly or Frontier, in either case by action of the Holly Board or Frontier Board, respectively, if:

(a) the Merger shall not have been consummated by September 30, 2011; provided, however, that if the only condition to closing that has not been satisfied by such date is the one set forth in Section 6.1(f) and one of the parties is not then in material breach of its obligations under Section 5.18, then such date shall automatically be extended to the Final Outside Date; provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b) the Holly Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Holly’s stockholders that shall have been duly convened for the purpose of obtaining the Holly Requisite Vote; or

(c) the Frontier Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Frontier’s shareholders that shall have been duly convened for the purpose of obtaining the Frontier Requisite Vote;

(d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 5.5 and with respect to other matters not covered by Section 5.5 shall have used its reasonable best efforts to remove such injunction, order or decree; or

(e) the condition to closing set forth in Section 6.1(f) has not been satisfied by the later of September 30, 2011 or the date that is sixty days after the last of the conditions set forth in Sections 6.1(a), (b), (d) and (e) has been satisfied (such later date, the “Final Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under Section 5.18 shall have been the principal cause of, or resulted in, the failure of the condition set forth in Section 6.1(f) to be satisfied.

Section 7.3  TERMINATION BY HOLLY.  At any time prior to the Effective Time, this Agreement may be terminated by Holly, by action of the Holly Board, if:

(a) (i) there has been a breach by Frontier of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Frontier shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Frontier by Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to Holly if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

(b) prior to obtaining the Frontier Requisite Vote, the Frontier Board shall have made an Adverse Recommendation Change; or

(c) prior to obtaining the Holly Requisite Vote, the Holly Board shall have made a Superior Proposal Adverse Recommendation Change pursuant to Section 5.4(b) (it being understood that Holly shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) unless and until Holly shall have paid Frontier all amounts due under Section 7.5(a)).

Section 7.4  TERMINATION BY FRONTIER.  At any time prior to the Effective Time, this Agreement may be terminated by Frontier, by action of the Frontier Board, if:

(a) (i) there has been a breach by Holly of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of Holly shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Frontier to Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Frontier if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;

(b) prior to obtaining the Holly Requisite Vote, the Holly Board shall have made an Adverse Recommendation Change; or

(c) prior to obtaining the Frontier Requisite Vote, the Frontier Board shall have made a Superior Proposal Adverse Recommendation Change pursuant to Section 5.4(b) (it being understood that Frontier shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) unless and until Frontier shall have paid Holly all amounts due under Section 7.5(b)).

Section 7.5  EFFECT OF TERMINATION.

(a) If this Agreement is terminated

(i) by Holly or Frontier pursuant to either Section 7.2(a) (only to the extent that the Holly stockholders’ meeting described in Section 5.4(a) has not been held) or Section 7.2(b) and, in either case, if (A) prior to the time of the Holly Requisite Vote not being obtained at a duly held meeting of the Holly stockholders called for that purpose (including adjournments and postponements) or prior to the termination of this Agreement, a Holly Acquisition Proposal shall have become publicly known or an intention to make a Holly Acquisition Proposal has been publicly announced or has otherwise become publicly known and (B) within twelve (12) months after such termination Holly enters into a definitive agreement to consummate a Holly Acquisition Proposal or a Holly Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 7.5(a)(i), all references in the definition of Holly Acquisition Proposal to “10%” shall instead be deemed to refer to “40%”;

(ii) by Frontier pursuant to Section 7.4(b);

(iii) by Holly pursuant to Section 7.3(c);

(iv) by Frontier pursuant to Section 7.4(a) as a result of Holly’s material breach of its obligations under Section 5.2; or

(v) by Frontier pursuant to Section 7.2(e) as a result of Holly’s material breach of its obligations under Section 5.18;

then Holly shall pay Frontier the Holly Termination Amount (as defined below) and, in addition, reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below). All payments under this Section 7.5(a) shall be made in cash by wire transfer to an account designated by Frontier (x) in the case of clause (ii), (iv) or (v) above, on the business day immediately following such termination, (y) in the case of clause (iii) above, prior to such termination, and (z) in the case of clause (i) above, on the date of the first to occur of the events referred to in clause (i)(B) above. The term “Holly Termination Amount” shall mean $80,000,000. The term “Reimbursement Maximum Amount” shall mean $12,000,000. In addition, Holly shall reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(b) even if Frontier is not entitled to any Holly Termination Amount under this Section 7.5(a). Holly acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Frontier would not enter into this Agreement; accordingly, if Holly fails promptly to pay any amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Frontier commences a suit which results in a judgment against Holly for the payment set forth in this Section 7.5(a), Holly shall pay to Frontier its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Holly Termination Amount and other amounts to be reimbursed to Frontier under this Section 7.5(a) from the date payment was required to be made until the date of such payment at the prime rate of Union Bank, N.A. in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(a), it shall not be a defense to Holly’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

(b) If this Agreement is terminated

(i) by Holly or Frontier pursuant to either Section 7.2(a) (only to the extent that the Frontier shareholders’ meeting described in Section 5.4(a) has not been held) or Section 7.2(c) and, in either case, if (A) prior to the time of the Frontier Requisite Vote not being obtained at a duly held meeting of the Frontier shareholders called for that purpose (including adjournments and postponements) or prior to the termination of this Agreement, a Frontier Acquisition Proposal shall have become publicly known or an intention to make a Frontier Acquisition Proposal has been publicly announced or has otherwise become publicly known and (B) within twelve (12) months after such termination Frontier enters into a definitive agreement to consummate a Frontier Acquisition Proposal or a Frontier Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 7.5(b)(i), all references in the definition of Frontier Acquisition Proposal to “10%” shall instead be deemed to refer to “40%”;

(ii) by Holly pursuant to Section 7.3(b);

(iii) by Frontier pursuant to Section 7.4(c);

(iv) by Holly pursuant to Section 7.3(a) as a result of Frontier’s material breach of its obligations under Section 5.3; or

(v) by Holly pursuant to Section 7.2(e) as a result of Frontier’s material breach of its obligations under Section 5.18;

then Frontier shall pay Holly the Frontier Termination Amount (as defined below) and, in addition, reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount. All payments under this Section 7.5(b) shall be made in cash by wire transfer to an account designated by Holly (x) in the case of clause (ii), (iv) or (v) above, on the first business day immediately following such termination, (y) in the case of clause (iii) above, prior to such termination, and (z) in the case of clause (i) above, on the date of the first to occur of the events referred to in clause (i)(B) above. The term “Frontier Termination Amount” shall mean $80,000,000. In addition, Frontier shall reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(c) even if Holly is not entitled to any Frontier Termination Amount under this Section 7.5(b). Frontier acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holly would not enter into this Agreement; accordingly, if Frontier fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Holly commences a suit which results in a judgment against Frontier for the payment set forth in this Section 7.5(b), Frontier shall pay to Holly its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Frontier Termination Amount and other amounts to be reimbursed to Holly under this Section 7.5(b) from the date payment was required to be made until the date of such payment at the prime rate of

Bank of America, N.A. in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(b), it shall not be a defense to Frontier’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

Section 7.6  EFFECT OF VOTE.  Any right to terminate this Agreement provided under Section 7.1, Section 7.2(a), Section 7.2(d), Section 7.3(a) or Section 7.4(a) hereunder shall be effective notwithstanding whether the Holly Requisite Vote or the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(b) or Section 7.4(b) hereunder shall be effective notwithstanding whether the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(c) or Section 7.3(b) hereunder shall be effective notwithstanding whether the Holly Requisite Vote has been obtained.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1  SURVIVAL.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 5.10 and Section 7.5, and except for the provisions of this Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14 and Section 8.18 and the Confidentiality Agreement, which provisions shall survive the termination of this Agreement and shall remain in full force and effect; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Section 8.14, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved. The parties hereto agree that, if this Agreement has been terminated in a manner giving rise to a payment obligation under Section 7.5, any remedy or amount payable pursuant to Section 7.5 or Section 5.10 shall be the sole and exclusive remedy of the party receiving payment thereunder unless the other party is in willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that Article 2, this Article 8 and the agreements contained in Section 5.10 through Section 5.13 shall survive the consummation of the Merger, unless otherwise provided herein.

Section 8.2  NOTICES.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), hand delivery, certified or registered mail (return receipt requested and first-class postage prepaid) or electronic mail (with electronic confirmation of delivery), addressed as follows:

(a) if to Frontier:

Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Attn: J. Currie Bechtol
Email: cbechtol@frontieroil.com

with a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Robert V. Jewell
      Melinda Brunger
Email: bjewell@andrewskurth.com
       mbrunger@andrewskurth.com

(b) if to Holly or Merger Sub:

Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Denise McWatters
Email: Denise.McWatters@hollycorp.com

with a copy to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attn: Alan J. Bogdanow
      Christopher R. Rowley
Email: abogdanow@velaw.com
       crowley@velaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, emailed or mailed.

Section 8.3   ASSIGNMENT; BINDING EFFECT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.4  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; NO OTHER REPRESENTATIONS AND WARRANTIES.

(a) This Agreement (which constitutes a “Definitive Transaction Agreement” as defined in the Confidentiality Agreement), the Confidentiality Agreement (other than Sections 3 and 9 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement and after the Effective Time, but shall come back into effect if this Agreement is terminated without the consummation of the Merger), the exhibits and schedules to this Agreement, the Holly Disclosure Letter, the Frontier Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the parties acknowledge that (i) nothing in this Agreement is binding on MLP or its Subsidiaries (the “MLP Entities”), which entities are not parties to this Agreement, and that there shall be no recourse against any MLP Entity or any director, officer, general partner, partner, member, managing member, shareholder or person in similar capacity of any MLP Entity for any breach of any provision of this Agreement that applies to the activities of any MLP Entity, and (ii) Holly and Merger Sub shall be responsible for any breach of this Agreement based on any actions taken or not taken by any MLP Entity.

(b) This Agreement (which constitutes a “Definitive Transaction Agreement” as defined in the Confidentiality Agreement), the Confidentiality Agreement (other than Sections 3 and 9 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement and after the Effective Time, but shall come back into effect if this Agreement is terminated without the consummation of the Merger), the exhibits and schedules to this Agreement, the Holly Disclosure Letter, the Frontier Disclosure Letter and any documents delivered by the parties in connection herewith are not intended to confer upon any Person other than the parties any rights or remedies other than (i) as specifically provided in Section 5.11, (ii) the right of Frontier, on behalf of its shareholders, to pursue damages and other relief, including equitable relief, in the event of Holly’s or Merger Sub’s willful and material breach of any of its representations and warranties in this Agreement or willful and material breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Holly and Merger Sub and (iii) the right of Holly, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Frontier’s willful and material breach of any of its representations and warranties in this Agreement or willful and material breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Frontier; provided, however, that the rights granted pursuant to clauses (ii) and (iii) shall be enforceable on behalf of holders of Frontier Common Stock only by Frontier in its sole and absolute discretion or on behalf of holders of Holly Common Stock only by Holly in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of Frontier Common Stock or Holly Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Frontier or Holly, as applicable, with respect to such claims (net of expenses incurred by Frontier or Holly, as applicable, in connection therewith) may, in Frontier’s or Holly’s, as applicable, sole and absolute discretion, be (x) as applicable, distributed, in whole or in part, by Frontier to the holders of shares of Frontier Common Stock of record as of any date determined by Frontier or by Holly to the holders of shares of Holly Common Stock of record as of any date determined by Holly or (y) as applicable, retained by Frontier for the use and benefit of Frontier on behalf of its shareholders in any manner Frontier deems fit or retained by Holly for the use and benefit of Holly on behalf of its stockholders in any manner Holly deems fit.

(c) EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER FRONTIER NOR HOLLY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 8.5  AMENDMENTS.  This Agreement may be amended by the parties hereto, by action taken or authorized by the Holly Board and the Frontier Board, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Holly or Frontier, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.6  GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THE PROVISIONS OF THE WBCA ARE MANDATORILY APPLICABLE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

Section 8.8  HEADINGS.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 8.9  INTERPRETATION.  In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b) The words “include”, “includes” and “including” are not limiting.

(c) The phrase “to the knowledge of” and similar phrases relating to (i) knowledge of Holly shall mean the actual knowledge of its Chief Executive Officer; President; Senior Vice President and Chief Financial Officer; Senior Vice President, Supply and Marketing; and Vice President, General Counsel and Secretary and (ii) knowledge of Frontier shall mean the actual knowledge of its Chairman of the Board, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Vice President, General Counsel and Secretary; Vice President — Refining Operations; and Vice President — Commercial Operations.

(d) “Affiliate” means, with respect to any Person, any other Person, whether or not for profit, that controls, is controlled by, or is under common control with the first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

(e) “Controlled Affiliate” means, with respect to any Person, any other Person, whether or not for profit, that is directly or indirectly controlled by the first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

(f) “EBITDA” means earnings before interest, taxes, depreciation and amortization, in each case as such items are determined in accordance with GAAP, as shown on the applicable publicly-filed financial statements.

(g) “Material Adverse Effect” with respect to Holly or Frontier shall mean any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects (A) the business, assets and liabilities (taken together), results of operations or financial condition of such Person and its Subsidiaries on a consolidated basis or (B) the ability of such Person to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of clause (A) above) that such change, effect, occurrence, state of facts or development results from (I) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (II) financial or securities market fluctuations or conditions; (III) changes in, or events or conditions affecting, the petroleum refining industry generally; (IV) the announcement or pendency of the Merger or compliance with the terms and conditions of Section 5.1 hereof; (V) stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (VI) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (VII) any change, in and of itself, in the market price or trading volume of such Person’s securities or in such Person’s credit rating (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (VIII) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof), except, in the case of clauses (I), (II), (III) and (VIII) only to the extent such changes, effects, occurrences, state of facts or developments affect such Person disproportionately relative to other participants in the petroleum refining industry. “Holly Material Adverse Effect” and “Frontier Material Adverse Effect” mean a Material Adverse Effect with respect to Holly and Frontier, respectively.

(h) “MLP Credit Agreement” means the Second Amended and Restated Credit Agreement dated February 14, 2011, among Holly Energy Partners — Operating, L.P., Wells Fargo Bank, N.A., as administrative agent, the other agents party thereto and the other financial institutions party thereto as lenders.

(i) “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any government and any agency or instrumentality thereof.

(j) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party directly or indirectly is a general partner.

Section 8.10  WAIVERS.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 8.11  SEVERABILITY.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.12  SPECIFIC ENFORCEMENT.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 7, the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8.13(a), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.13  JURISDICTION.  Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated by this Agreement, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 8.2 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In connection with any such proceeding that results in a judgment, the non-prevailing party will pay the prevailing party its reasonable costs and expenses (including attorney’s fees and expenses) incurred in connection with such proceeding.

Section 8.14  LIMITATION ON DAMAGES.  IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

Section 8.15  OBLIGATION OF MERGER SUB.  Whenever this Agreement requires Merger Sub (or any successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Holly to cause such action to be taken and a guarantee of the performance thereof.

Section 8.16  EXTENSION; WAIVER.  At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.17  DEFINITIONS.  The following capitalized terms are used in this document with the meanings set forth in the indicated sections of this Agreement:

Action	Section 5.11(a)
Adverse Recommendation Change	Section 5.4(b)
Affiliate	Section 8.9(d)
Agreement	First Sentence
Amendment	Section 5.4(c)
Articles of Merger	Section 1.2(b)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Recitals
Confidentiality Agreement	Section 5.6
Controlled Affiliate	Section 8.9(e)
DGCL	Section 3.21
D&O Insurance	Section 5.11(c)
Disclosure Letter	Section 8.18
DRULPA	Section 3.4(b)
EBITDA	Section 8.9(f)
ERISA	Section 3.11(b)
Effective Time	Section 1.2(b)
Environmental Laws	Section 3.13(a)(i)
Environmental Permits	Section 3.13(a)(iii)
Exchange Act	Section 3.6(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
Executive Stock Agreements	Section 2.3(b)
Final Outside Date	Section 7.2(e)
Foreign Corrupt Practices Act	Section 3.25(a)
Frontier	First sentence
Frontier Acquisition Proposal	Section 5.3(a)
Frontier Bargaining Agreements	Section 4.12(a)
Frontier Board	Section 2.3(b)

Frontier Certificate	Section 2.1(d)
Frontier Common Stock	Recitals
Frontier Designees	Section 5.15(b)
Frontier Disclosure Letter	Article 4
Frontier Indemnified Parties	Section 5.11(c)
Frontier Indemnified Party	Section 5.11(c)
Frontier Material Adverse Effect	Section 8.9(g)
Frontier Material Contracts	Section 4.19(a)
Frontier Permits	Section 4.5
Frontier Plans	Section 4.11(b)
Frontier Preferred Stock	Section 4.3
Frontier Real Properties	Section 4.13(a)(i)
Frontier Reports	Section 4.7
Frontier Requisite Vote	Section 4.20
Frontier Restricted Stock	Section 2.3(b)
Frontier Retention Agreements	Section 5.12(e)
Frontier RSU	Section 2.3(b)
Frontier Stock Option	Section 2.3(a)
Frontier Stock Plan	Section 4.3
Frontier Stock Unit	Section 2.3(b)
Frontier Superior Proposal	Section 5.3(a)
Frontier Termination Amount	Section 7.5(b)
GAAP	Section 3.7
group	Section 5.2(a)
Hazardous Materials	Section 3.13(a)(ii)
Holly	First Sentence
Holly Acquisition Proposal	Section 5.2(a)
Holly Bargaining Agreements	Section 3.12(a)
Holly Board	Section 5.15(b)
Holly Common Certificates	Section 2.2(a)
Holly Common Stock	Recitals
Holly Designees	Section 5.15(b)
Holly Disclosure Letter	Article 3
Holly Material Adverse Effect	Section 8.9(g)
Holly Material Contracts	Section 3.19(a)
Holly Permits	Section 3.5
Holly Plans	Section 3.11(b)
Holly Preferred Stock	Section 3.3
Holly Real Properties	Section 3.13(a)(v)
Holly Reports	Section 3.7
Holly Requisite Vote	Section 3.20
Holly Restricted Stock	Section 2.3(c)
Holly Stock Option	Section 2.3(a)
Holly Stock Plans	Section 3.3
Holly Superior Proposal	Section 5.2(a)

Holly Termination Amount	Section 7.5(a)
Holly Waiver Agreements	Section 5.12(e)
HSR Act	Section 3.6(b)
Indemnified Parties	Section 5.11(a)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.14(a)
IRS	Section 3.10(b)
Liens	Section 3.4(a)
Material Adverse Effect	Section 8.9(g)
material weakness	Section 3.24(c)
Merger	Recitals
Merger Consideration	Section 2.1(d)
Merger Sub	First sentence
Merger Sub Common Stock	Section 2.1(a)
MLP	Section 3.4(a)
MLP Credit Agreement	Section 8.9(h)
MLP Entities	Section 8.4
MLP Equity Interests	Section 3.4(b)
Named Executives	Section 5.15(d)
New Bank Facility	Section 5.18
Non-Withdrawing Party	Section 5.4(b)
NYSE	Section 2.7
Offsite Non-Holly Real Properties	Section 3.13(a)(vi)
Offsite Non-Frontier Real Properties	Section 4.13(a)(ii)
Other Fiduciary Adverse Recommendation Change	Section 5.4(b)
Partnership Agreement	Section 3.4(b)
PBGC	Section 3.11(g)
Pension Plan	Section 3.11(f)
Person	Section 8.9(i)
principal executive officer	Section 3.24(a)
principal financial officer	Section 3.24(a)
Proxy Statement/Prospectus	Section 5.8
Registration Statement	Section 5.8
Regulatory Filings	Section 3.6(b)
Reimbursement Maximum Amount	Section 7.5(a)
Release	Section 3.13(a)(iv)
Restricted Stock Agreements	Section 2.3(b)
Sarbanes-Oxley Act	Section 3.7
SEC	Section 3.7
Securities Act	Section 3.6(b)
Subsidiary	Section 8.9(j)
Superior Proposal Adverse Recommendation Change	Section 5.4(b)
Surviving Corporation	Section 1.1
Tax	Section 3.10(e)
Tax Return	Section 3.10(e)

Taxes	Section 3.10(e)
UNEV	Section 3.4(a)
WARN	Section 3.12(e)
WBCA	Section 1.1
Withdrawal Notice	Section 5.4(b)
Withdrawing Party	Section 5.4(b)
Wyoming Secretary	Section 1.2(b)

Section 8.18  DISCLOSURE LETTERS.  The parties acknowledge and agree that (a) the Holly Disclosure Letter and the Frontier Disclosure Letter (each a “Disclosure Letter”) may include certain items and information solely for informational purposes for the convenience of the other party and (b) the disclosure by either party of any matter in its Disclosure Letter shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Disclosure Letter discloses in any section or schedule thereof an item or information in such a way as to make its relevance to the disclosure required by another section or schedule thereof readily apparent, the matter shall be deemed to have been disclosed in such other section or schedule, notwithstanding the omission of an appropriate cross-reference to such other section or schedule.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

HOLLY CORPORATION

By:	/s/ Matthew P. Clifton
Name:     Matthew P. Clifton

Title:	Chief Executive Officer

NORTH ACQUISITION, INC.

By:	/s/ Bruce R. Shaw
Name:     Bruce R. Shaw

Title:	Sr. Vice President and CFO

FRONTIER OIL CORPORATION

By:	/s/ Mike Jennings
Name:     Mike Jennings

Title:	Chairman, President and Chief Executive
Officer

Exhibit A

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FRONTIER OIL CORPORATION

(Pursuant to Section 17-16-202 of the
Wyoming Business Corporation Act)

FRONTIER OIL CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Wyoming Business Corporation Act (the “WBCA”), does hereby certify as follows:

FIRST:  The name of the Corporation is “Frontier Oil Corporation.”

SECOND:  The prior Restated Articles of Incorporation of the Corporation were filed in Office of the Secretary of State of the State of Wyoming (the “Secretary of State”) on August 10, 1987 under the name “Wainoco Oil Corporation.”

THIRD:  These Third Amended and Restated Articles of Incorporation, which restate, integrate and further amend the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, were duly adopted in accordance with Section 17-16-1003 of the WBCA.

FOURTH:  These Third Amended and Restated Articles of Incorporation shall become effective immediately upon their filing with the Secretary of State.

FIFTH:  The Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Frontier Oil Corporation” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is CT Corporation System.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the Wyoming Business Corporation Act (“WBCA”).

ARTICLE IV

CAPITALIZATION

Section 4.1  Authorized Capital.

The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock no par value.

Exhibit A-1

Section 4.2  Common Stock.

(a) The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b) The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

ARTICLE V

DIRECTORS

Section 5.1  Number and Term.

The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).

Section 5.2  Limitation of Personal Liability.

To the fullest extent now or hereafter permitted by the WBCA, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-16-833 of the WBCA, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI

BYLAWS

The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office.

ARTICLE VII

INDEMNIFICATION; INSURANCE

Section 7.1  Indemnification of Directors and Officers.

The Corporation shall indemnify, to the fullest extent permitted by applicable law (as now or hereafter in effect) and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

Exhibit A-2

Section 7.2  Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-3

IN WITNESS WHEREOF, these Third Amended and Restated Articles of Incorporation have been executed for and on behalf and in the name of the Corporation by its duly authorized officer on             , 200  .

FRONTIER OIL CORPORATION

By:
Name:

Title:

Exhibit A-4

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOLLYFRONTIER CORPORATION

HollyFrontier Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is HollyFrontier Corporation, and the name under which the Corporation was originally incorporated is GENERAL APPLIANCE CORPORATION.

The date of filing its original Certificate of Incorporation with the Secretary of State was January 25, 1947.

2. This Amended and Restated Certificate of Incorporation has been duly adopted and ratified in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates and amends the text of the Certificate of Incorporation as amended, supplemented and restated heretofore, to read in its entirety as follows:

ARTICLE FIRST:  The name of the Corporation shall be HollyFrontier Corporation.

ARTICLE SECOND:  The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE THIRD:  The Corporation may engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Million (325,000,000) shares, of which Five Million (5,000,000) shares having par value of One Dollar ($1.00) each, amounting in the aggregate to Five Million Dollars ($5,000,000), shall be Preferred Stock, and of which Three Hundred Twenty Million (320,000,000) shares having par value of One Cent ($0.01) each, amounting in the aggregate to Three Million Two Hundred Thousand Dollars ($3,200,000), shall be Common Stock.

The designations and the powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof shall be determined as follows:

PREFERRED STOCK, $1.00 par value

Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which cumulative preferred dividends, if any, shall be cumulative. For each such series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the rights, preferences, limitations and restrictions of shares of such series, including, without limitation, rights, or limitations with respect to voting powers, if any, redemption rights, if any, conversion rights, if any, dividend rights and any preferences on liquidation.

COMMON STOCK, $.01 par value

Subject to any preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.

Exhibit B-1

No holder of stock of any class of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, but all such new or additional shares of stock of any class, or bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable. Except as expressly provided elsewhere in this Article Fourth, no vote of holders of Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions contained herein.

ARTICLE FIFTH:  The number of directors of the Corporation shall be fixed time to time by or in the manner provided for in the By-Laws but shall never be less than three. In case of any increase in the number of directors, the additional directors may be elected by the directors then in office or by the stockholders at any annual or special meeting. Election of directors need not be by written ballot.

ARTICLE SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, and repeal the By-Laws of the Corporation.

The By-Laws may confer powers on the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred by statute.

ARTICLE SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of such director’s duty as a director, except that a director shall remain liable to the extent provided by law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

The Corporation shall indemnify to the fullest extent authorized by law (as now or hereafter in effect), and shall advance expenses to, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was, at the request of the Corporation, serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

ARTICLE EIGHTH:  A director of this Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser, or otherwise, nor in the absence of fraud, shall any transaction or contract of this Corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member or an employee or any corporation of which any director is an officer, director, stockholder, or employee is in any way interested in such transaction or contract, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction, and, in the absence of fraud, no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor, in the absence of fraud, shall any such director or directors be accountable for any gains or profits realized thereon.

ARTICLE NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the

Exhibit B-2

application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a matter as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Exhibit B-3

IN WITNESS WHEREOF, said HollyFrontier Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by           , its           , this    day of           , 2011.

HOLLYFRONTIER CORPORATION

By:
Name:

Title:

Exhibit B-4

Exhibit C

AMENDED AND RESTATED BY-LAWS

OF

HOLLYFRONTIER CORPORATION

EFFECTIVE AS OF          , 2011

ARTICLE I

Offices

The principal office of HollyFrontier Corporation (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the resident agent in charge thereof is The Corporation Trust Company.

The Corporation may, in addition to its principal office in the State of Delaware, establish and maintain an office or offices at such other places as the Board of Directors of the Corporation (the “Board”) may from time to time deem necessary or desirable.

ARTICLE II

Stockholders Meetings

Section 1.  Place of Meetings.  The annual meeting of the stockholders for the election of directors and any special meetings of stockholders shall be held at such time and place as shall be stated in the notice of such meeting.

Section 2.  Annual Meetings.  The annual meeting of the stockholders for the election of directors and for the transaction of any other business properly presented for action at such meeting shall be held on the second Thursday in May of each year or on such other day as may be fixed by resolution of the Board; provided, however, that if the Board deems it impracticable to hold the meeting on the date originally determined, such annual meeting shall be held as soon as practicable after such date on a date to be specified in a resolution of the Board.

At an annual meeting, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by, or at the direction of, the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2 or, with respect to the election of directors, Section 11 of Article III of these By-Laws. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 120 calendar days nor more than 150 calendar days before the anniversary date of the corporation’s proxy statement released to stockholders in connection with the prior year’s annual meeting. However, if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received by the Secretary not later than 60 days before the date the Corporation commences mailing of its proxy materials in connection with the applicable annual meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting, including the complete text of any resolutions intended to be submitted at the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such matter and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder’s notice,

Exhibit C-1

and (iv) any financial interest of the stockholder in such proposal. In addition, a stockholder seeking to submit such proposal at the meeting shall promptly provide any other information reasonably requested by the Corporation.

Except as otherwise provided by law, at any time following the Corporation’s receipt of a proposal, the Chairman of the Board (or other presiding officer at an annual meeting) shall have the power to determine whether any matter proposed to be brought before the annual meeting was proposed in accordance with the notice procedures set forth in this Section 2 and if any proposal is not in compliance with this Section 2, the Chairman of the Board (or such other presiding officer) may exclude such proposal from the annual meeting.

Notwithstanding the forgoing provisions of this Section 2, a stockholder who seeks to have any proposal included in the Corporation’s proxy materials shall comply with the requirements of Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended.

In the event a proposal is presented for action at such annual meeting which, in the opinion of the ranking executive officer of the Corporation attending such meeting, requires the giving of prior notice of such business to stockholders, no action shall be taken on such proposal at such meeting unless and until proof of timely and adequate notice of such proposal shall have been filed with and accepted by the ranking executive officer of the Corporation attending such meeting.

Section 3.  Special Meetings.  Special meetings of the stockholders may be called by the Chief Executive Officer, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary, at the request in writing of a majority of the Board, or of a majority of the Executive Committee, or of stockholders owning a majority of the outstanding shares having voting power. Such request shall state the purpose or purposes of the proposed meeting.

Section 4.  Notice.  Notice of all stockholders’ meetings stating the time and place, and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered personally or mailed to each stockholder entitled to vote at such meeting not less than 30 nor more than 60 days before the meeting of stockholders is to be held, unless the stockholder’s meeting is called by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary of the Corporation, at the request in writing of a majority of the Board, in which case such notice shall be delivered not less than 10 nor more than 60 days before the meeting of stockholders is to be held. If mailed, notice shall be directed to the stockholder at his last known post office address as the same appears on the stock records of the Corporation.

Section 5.  Proxies.  At any meeting of the stockholders, each stockholder entitled to vote may vote either in person or by proxy, but no proxy shall be voted on after three years from its date, unless such proxy shall, on its face, name a longer period for which it is to remain in force. Each proxy either (a) shall be authorized in writing, subscribed by the stockholder or his duly authorized attorney, but need not be sealed, witnessed or acknowledged, and shall be filed with the Secretary at or before the meeting, or (b) shall be authorized by means of an electronic transmission as permitted by law and shall be filed in accordance with the procedure established for the meeting.

Section 6.  Quorum.  At any annual or special meeting of stockholders a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall constitute a quorum, except as otherwise provided by law, but if at any meeting of the stockholders there be less than a quorum present, the stockholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.

Section 7.  Voting.  Except as otherwise expressly required by statute, the Certificate of Incorporation or these By-Laws, each stockholder shall at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock of the Corporation entitled to be voted thereat held by him and registered in his name on the books of the Corporation

(a) on such date as may be fixed pursuant to Article VIII of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(b) in the event that no record date shall have been so fixed, on the date of such meeting; provided, however, that, except where a record date shall have been so fixed, no share of stock of the Corporation shall be

Exhibit C-2

voted at any election of directors which shall have been transferred on the books of the Corporation within 20 days prior to such election of directors.

The vote for directors and, upon the demand of any stockholder, the vote upon any question before the meeting shall be by ballot. Except as otherwise provided by law or the Certificate of Incorporation or these By-Laws, directors shall be elected by a plurality vote of the stockholders present or represented at the meeting, and each other question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at any meeting of stockholders shall be announced at the meeting by the Chairman of the Board (or other presiding officer of the Corporation).

Section 8.  List of Stockholders.  A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the residence of each, and the number of voting shares held by each, shall be prepared and filed in the office where the election is to be held at least 10 days before every election, and shall at all times during the usual hours for business during the said 10 days and during the whole time of said election be open to the examination of any stockholder.

Section 9.  Judges of Election.  Whenever a vote at a meeting of stockholders shall be by ballot, the polls shall be opened and closed, the proxies and ballots shall be received, and all questions pertaining to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by two Judges of Election. Such Judges of Election shall be appointed by the Board before or at the meeting, or in default thereof, by the officer presiding at the meeting, and shall be sworn to the faithful performance of their duties. If any Judge of Election previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.

Section 10.  Consent Notice.  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 60 nor less than 10 days before the date of such meeting. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board to fix a record date. The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings for stockholder meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board adopts a resolution taking such prior action.

ARTICLE III

Directors

Section 1.  Powers.  Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, the property, business and affairs of the Corporation shall be managed by the Board.

Section 2.  Number and Tenure.  The Board shall consist of no less than 3 nor more than 14 members as the Board may determine from time to time by Resolution of the Board. Directors shall hold office until the next annual election and until their successors shall be duly elected and qualified. The Board shall keep full and fair records and accounts of its proceedings and transactions. Directors need not be stockholders.

Exhibit C-3

Section 3.  Regular Meetings.  The Board shall meet for the election of officers and for the transaction of any other business as soon as practicable after the annual meeting of stockholders. Other regular meetings of the Board may be held at such times and places as the Board may from time to time determine. No notice of any such annual or regular meeting of the Board need be given.

Section 4.  Special Meetings.  Special meetings of the Board shall be called by the Secretary or any Assistant Secretary at the request of the Chairman of the Board, the Chief Executive Officer, the President or of any two directors. Notice of the time and place of any special meeting of the Board shall be mailed, postage prepaid, to each director at least 48 hours before the time at which the meeting is to be held, or shall be sent by confirmed facsimile transmission or other form of electronic communication, or be delivered personally or by telephone, at least 24 hours before the time at which such meeting is to be held. Notice of any special meeting need not be given to any director who shall waive notice thereof. Any meeting of the Board shall be a legal meeting without notice thereof having been given, if all the directors of the Corporation then holding office shall be present thereat.

Section 5.  Place of Meetings.  Meetings of the Board may be held at such places in or out of the State of Delaware as may be fixed by the Board or designated in the notice of the meeting, except that the annual meeting of the Board, if held without notice, shall be held at the principal executive office of the Corporation.

Section 6.  Quorum.  A majority of the Board, but not less than two directors, shall constitute a quorum for the transaction of business, but if, at any meeting of the Board, there be less than a quorum present, a majority of the directors present may, without further notice, adjourn the same from time to time until a quorum shall attend. A majority of such quorum shall decide any questions that may come before the meeting.

Section 7.  Resignations.  A resignation from the Board shall be deemed to take effect upon its receipt by the Corporation unless otherwise specified therein.

Section 8.  Vacancies.  Vacancies in the Board created on account of death, resignation, removal, disqualification or other causes, or resulting from an increase in the authorized number of directors, shall be filled by a majority of the directors then in office, although less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal; provided, however, that if the remaining directors shall constitute less than a majority of the whole Board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of the Corporation at the time outstanding having the right to vote for directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 9.  Removal.  At any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.

Section 10.  Compensation.  Directors shall receive such compensation for their services as shall be fixed from time to time by resolution of the Board. Nothing in this Section shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefore.

Section 11.  Nominees for Director.  Nominations by stockholders of persons to be elected to the Board shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (a) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation, and (b) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors, not later than the close of business on the seventh day following the date on which notice of the date of the special meeting was mailed to stockholders of the Corporation or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary of the Corporation shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange

Exhibit C-4

Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of voting stock of the Corporation which are beneficially owned by such stockholder. In the event that a person is validly designated as a nominee to be elected to the Board in accordance with the procedures set forth in this Section 11 and thereafter becomes unable or unwilling to stand for election to the Board, the stockholder who proposed such nominee may designate a substitute nominee, if such substitute nominee is designated within and in accordance with the time limitations set forth in this Section 11, upon providing the information specified in clause (a) above with respect to such substitute nominee. Except as otherwise provided by law, at any time following the Corporation’s receipt of a nomination for director of the Corporation by a stockholder, the Chairman of the Board (or other presiding officer at an annual meeting) shall have the power to determine whether the proposed nomination was made in accordance with the notice procedures set forth in this Section 11, and if any nomination is not in compliance with this Section 11, the Chairman of the Board (or such other presiding officer) may refuse to acknowledge the nomination of any such person at the annual meeting. Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 11.

Section 12.  Board Action By Written Consent In Lieu of Meeting.  Action required or permitted by applicable law, the Certificate of Incorporation or these By-Laws to be taken at a meeting of the Board may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents describing the action taken, signed, either manually, in facsimile or electronically, by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 12 is effective when the last director signs the consent, unless the consent specifies a different effective date.

Section 13.  Chairman of the Board; Vice Chairman of the Board.  The Board may designate from among its members a Chairman of the Board, which person may be an Executive Chairman of the Board (as described in Article V, Section 2 of these By-Laws), and may also designate a Vice Chairman of the Board. The Chairman of the Board shall preside at all meetings of stockholders and of the Board, and shall advise and counsel the officers of the Corporation and shall have and perform such duties as usually devolve upon his role and such other duties as are prescribed by these By-Laws and by the Board. The Vice Chairman of the Board shall, in the absence of the Chairman of the Board, preside at all meetings of stockholders and of the Board, and exercise and discharge the responsibilities and duties of the Chairman of the Board. He or she shall have and perform such other duties as may be prescribed or assigned by the Board or the Chairman of the Board.

ARTICLE IV

Committees

Section 1.  Executive Committee.  The Board, by resolution adopted by a majority of the whole Board, may designate not less than three of the directors then in office (at least one of whom shall be the Chief Executive Officer or the President of the Corporation) to constitute an Executive Committee. Terms of members of the Executive Committee shall be at the pleasure of the Board but only while a member remains a director. If the Chairman of the Board is a member of the Executive Committee, he shall be Chairman of the Committee; otherwise, the Chairman of the Executive Committee shall be the Chief Executive Officer if he is a member of the Executive Committee or, if the Chief Executive Officer is not a member of the Executive Committee, the President shall be the Chairman of the Executive Committee. To the extent permitted by law or except as otherwise provided by this Section 1 or by resolution of the Board, during the intervals between meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation. An action of the Executive Committee taken within the scope of its authority shall be an act of the Board. All action taken by the Executive Committee shall be reported to the Board at its regular meeting next succeeding such action, but failure to so render such report shall not invalidate any such action. Vacancies in the Executive Committee shall be filled by the Board, but during the temporary absence of a member of the Executive Committee, the remaining members of the Executive Committee may appoint a member of the Board to act in the place of such absent member.

Exhibit C-5

Section 2.  Meetings and Records of Executive Committee.  Subject to the provisions of these By-Laws, the Executive Committee shall fix its own rules of procedure and shall meet as provided by such rules or by resolution of the Board, and it shall also meet at the call of the Chairman of the Board, the Chief Executive Officer or the President of the Corporation or of any two members of the Committee. Notice of meetings of the Executive Committee may be given orally, by telephone, or in any other manner that reasonably assures receipt thereof and no minimum advance notice shall be required. No notice shall be required for any meeting of the Executive Committee in which a majority of its members participate, action may be taken by the Executive Committee in any manner permitted for directors’ actions or meetings under Delaware law, and action taken by a majority of the members of the Executive Committee shall constitute the action of the Executive Committee. Two members of the Executive Committee shall constitute a quorum. The Executive Committee shall keep records of its proceedings and transactions.

Section 3.  Other Committees.  The Board may by resolution provide for such other standing or special committees as it deems desirable and discontinue the same at pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board. If provision be made for any such committee, the members thereof shall be appointed by the Board and shall serve during the pleasure of the Board. Vacancies on such committees shall be filled by the Board. Section 2 of this ARTICLE IV shall also apply to the meetings of such other committees mutatis mutandis.

ARTICLE V

Officers

Section 1.  General.  The officers of the Corporation may consist of an Executive Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Executive Vice Presidents, Senior Vice Presidents and/or Vice Presidents (some of whom may have particular authority and responsibilities as designated in their titles by the Board), a Secretary, a Controller, a Treasurer and such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers or other subordinate officers as may from time to time be designated by the Board. One person may hold more than one office, and no officer (other than an Executive Chairman of the Board) need be a director. These said officers shall have all the usual powers and shall perform all of the usual duties incident to their respective offices and shall, in addition, perform such other duties as shall be assigned to them from time to time by the Board. In its discretion, the Board may leave unfilled any office, except that there shall always be either a Chief Executive Officer or a President of the Corporation.

Section 2.  Executive Chairman.  If the Board designates the Chairman of the Board as the Executive Chairman of the Board, he or she shall be an officer of the Corporation. The Executive Chairman of the Board: (i) shall provide advice and counsel to the Chief Executive Officer, the President and other members of senior management in areas such as corporate and strategic planning and policy, acquisitions, major capital expenditures and other areas requested by the Board; (ii) may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and (iii) shall, in general, perform all duties as may be prescribed by these By-Laws or assigned to him or her by the Board from time to time.

Section 3.  Chief Executive Officer.  Subject to the control of the Board, the Chief Executive Officer shall be responsible for the general management of the business of the Corporation and shall have supervisory authority over the general policies and business of the Corporation, and may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall exercise such other powers as the Board may from time to time direct. In the event that the positions of Chairman of the Board and Vice Chairman of the Board are unfilled, the Chief Executive Officer shall in addition have the authority and responsibilities of the Chairman of the Board.

Exhibit C-6

Section 4.  President.  The President shall, subject to the powers of supervision and control conferred upon the Chief Executive Officer, have all necessary powers to discharge such responsibility including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and such other powers as the Board may from time to time direct. In the event that the office of Chief Executive Officer is unfilled, the President shall in addition have the authority and responsibilities of the Chief Executive Officer as specified in Section 3 of this Article.

Section 5.  Chief Operating Officer.  The Chief Operating Officer shall perform such duties as are customary for a chief operating officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

Section 6.  Chief Financial Officer.  The Chief Financial Officer shall perform such duties as are customary for a chief financial officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

Section 7.  Executive and Senior Vice Presidents; Vice Presidents.  Each Executive Vice President, Senior Vice President, or Vice President shall exercise general supervision and have executive control of such departments of the Corporation’s business, or perform such other executive duties as shall from time to time be assigned to him or her by the Board, the Chief Executive Officer or by the President. The Board shall have the power to designate particular areas of authority and responsibility of an Executive Vice President, Senior Vice President or Vice President and to indicate such designation in such officer’s title. In case of the absence or disability of the Chief Executive Officer and the President, each Executive Vice President and Senior Vice President (without regard to whether his or her title specifies particular areas of authority and responsibility) and each Vice President whose title does not designate specific areas of authority and responsibility shall be vested with all the powers of the Chief Executive Officer and the President in respect of the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed. In the case of each Vice President whose title indicates one or more specific areas of authority and responsibility, such Vice President’s authority and responsibilities shall be limited to the area or areas designated in such Vice President’s title as specified by the Board.

Section 8.  Secretary.  The Secretary shall keep the minutes of the meetings of the stockholders and of the Board and of the Executive Committee, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of these By-Laws, or as required by law; he or she shall be custodian of the records and of the corporate seals of the Corporation; he or she shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and, in general, he or she shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned by the Board. The Secretary may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of the stock of the Corporation. The Secretary shall be sworn to the faithful discharge of his duties.

Section 9.  Controller.  The Controller shall report directly to the Chief Financial Officer, and shall have charge of the supervision of the accounting system of the Corporation, including the preparation and filing of all reports required by law to be made to any public authorities and officials. He or she shall perform such other duties

Exhibit C-7

as are usually associated with his office or as shall be assigned to him by the Board, the President or the Chief Financial Officer.

Section 10.  Treasurer.  The Treasurer shall report directly to the Chief Financial Officer, and shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board; he shall render to the Chief Executive Officer, the Chief Financial Officer and to the Board, whenever requested, an account of the financial condition of the Corporation; he or she may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of stock of the Corporation; and, in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as may be assigned by the Board.

Section 11.  Assistant Officers.  Each assistant officer shall perform such duties and have such responsibilities as may be delegated to him or her by the superior officer to whom he is made responsible, by designation of the Chief Executive Officer, or as the Board may prescribe. The Board may, from time to time, authorize any executive officer to appoint and remove assistant officers and prescribe the powers and duties thereof.

Section 12.  Officers Holding Two or More Offices.  Any person may hold two or more offices except that the person holding the office of Secretary may not also hold the office of Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer or President and no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Certificate of Incorporation, or by these By-Laws, to be executed, acknowledged or verified by any two or more officers.

Section 13.  Voting of Other Stock.  Unless specifically directed otherwise by resolution of the Board, each of the Chief Executive Officer and the President shall have full power and authority on behalf of the Corporation to vote the stock of any other corporation owned or held by the Corporation at any meeting of the stockholders of such other corporation, or to execute the written consent of this Corporation to any action that may be taken by the stockholders of such other corporation without a meeting.

Section 14.  Compensation.  The Board shall have power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 15.  Removal.  Any officer of the Corporation may be removed, with or without cause, by the Board at a meeting called for that purpose, or (except in case of an officer elected by the Board) by an officer upon whom such power of removal may have been conferred.

Section 16.  Indemnification.  The Corporation shall indemnify any person (including the heirs, executors or administrators of such a person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the DGCL as same may be amended from time to time, including the advancement of expenses incurred by the indemnified person in defending any such threatened, pending or completed action, suit or proceeding. To the extent the present or former spouse(s) of any party indemnified hereunder is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding solely by virtue of his or her marital relationship to such indemnified party, such spouse shall be indemnified hereunder to the fullest extent permitted by the DGCL as same may be amended from time to time. Except as the Board of the Corporation in its discretion (but subject to applicable law) may otherwise determine, such indemnification shall be afforded only if such person within 5 business days after his becoming aware of the institution of such action, suit or proceeding, shall have notified in writing by registered or certified mail, the Chief Executive Officer, President or Secretary of the Corporation of the institution of such action, suit or proceeding, and shall have furnished such Chief Executive Officer, President or Secretary with true copies of all papers served upon or otherwise received by such person relating to such action, suit or proceeding, and shall make available to officers or counsel of the Corporation all information necessary to keep the Corporation currently advised as to the status of such action, suit, or proceeding, and permit the Corporation, at its option and expense, at any time during the course

Exhibit C-8

of such action, suit or proceeding, through counsel of the Corporation’s choosing, to participate in or direct the defense thereof in good faith, and in case of any proposed settlement of any action, suit or proceeding the defense of which is not directed by the Corporation, to submit the proposed terms and conditions thereof to the Board of the Corporation for their approval, failing which no indemnification hereunder shall be afforded for any such settlement. Such indemnification as hereinabove provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE VI

Fiscal Year

Effective beginning with the fiscal year ending December 31, 2003, the fiscal year of the Corporation shall end on the thirty-first day of December in each year, or on such other day as may be fixed from time to time by the Board.

ARTICLE VII

Seal

The Board shall provide a suitable seal, having inscribed thereon the name of the Corporation; the year of its incorporation and such other appropriate legend as may from time to time be determined by the Board. If deemed advisable by the Board, a duplicate seal or duplicate seals may be provided and kept for the necessary purposes of the Corporation.

ARTICLE VIII

Stock

Section 1.  Certificates.  Certificates of stock shall be issued in such form as may be approved by the Board and shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation; provided, however, that where any such certificate is signed by a Transfer Agent and by a Registrar, the signature of any such Chief Executive Officer, President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary and the seal of the Corporation upon such certificates may be facsimiles engraved or printed thereon. The shares of the Corporation’s capital stock may be certificated or uncertificated in accordance with the laws of the State of Delaware.

Section 2.  Transfer Agents and Registrars.  The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, registration, and transfer of certificates of stock, and may appoint Transfer Agents and Registrars thereof.

Section 3.  Closing of Books.  The Board shall have power to close the stock transfer books of the Corporation for a period not exceeding 60 days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board may fix in advance a date, not exceeding 60 days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Exhibit C-9

Section 4.  Lost, Mutilated, or Destroyed Certificates.  In case any certificate of stock is lost, mutilated or destroyed, the Board may authorize the issue of a new certificate in place thereof upon such terms and conditions, as it may deem advisable.

ARTICLE IX

Signatures

Section 1.  Checks.  All checks, drafts, notes or other obligations of the Corporation shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer and/or a Vice President, and/or the Treasurer, Assistant Treasurer, Controller or by any person or persons thereunto authorized by the Board or the Executive Committee.

Section 2.  Endorsements.  All endorsements, assignments, transfers, stock powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, or by any person or persons thereunto authorized by the Board or the Executive Committee.

Section 3.  Proxies.  Except as otherwise authorized or directed from time to time by the Board or the Executive Committee, the Chief Executive Officer of the Corporation, or in his absence or disability, the President or an Executive or Senior Vice President of the Corporation, may authorize from time to time the signature and issuance of proxies to vote upon, and/or of consents or waivers in respect of, shares of stock of other corporations standing in the name of the Corporation. All such proxies, consents or waivers shall be signed in the name of the Corporation by the Chief Executive Officer, the President or an Executive or Senior Vice President and the Secretary or an Assistant Secretary.

ARTICLE X

Notice of Meetings

Whenever by law or by the Certificate of Incorporation or by these By-Laws notice is required to be given to any stockholder, such notice shall be delivered by first-class mail, postage prepaid, and the time when the same shall be mailed shall be deemed to be the time of the giving of such notice.

ARTICLE XI

Amendments

These By-Laws may be amended or repealed or new By-Laws may be adopted only by the affirmative vote of the holders of not less than 67% of the stock issued and outstanding and entitled to vote thereon at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of the Board.

Exhibit C-10

Annex B

[MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

February 21, 2011
Board of Directors
Holly Corporation
Suite 1600, 100 Crescent Court
Dallas, TX 75201-6915

Members of the Board:

We understand that Holly Corporation (“Holly”), North Acquisition, Inc., a wholly owned subsidiary of Holly (“Merger Sub”), and Frontier Oil Corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated February 21, 2011 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Holly, and each outstanding share of the Company’s common stock, without par value (“Company Common Stock”), other than shares held by the Company as treasury stock or that are held by the Company, Holly, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Holly, will be converted into the right to receive 0.4811 shares (the “Exchange Ratio”) of Holly’s common stock, par value $0.01 per share (“Holly Common Stock”), subject to adjustment under certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We also understand that consistent with the Merger Agreement, prior to the consummation of the Merger, the Company will be permitted to declare and pay to the holders of shares of Company Common Stock a special cash dividend in an amount not to exceed $0.28 per share (the “Special Dividend”). You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Holly.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of the Company and Holly, respectively;

2) Reviewed certain internal financial statements and other financial and operating data concerning the Company and Holly, respectively;

3) Reviewed certain financial forecasts prepared by the managements of the Company and Holly, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared with the guidance of Holly management and which have been approved for our use by Holly management;

4) Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Holly, respectively;

5) Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6) Discussed the past and current operations and financial condition and the prospects of Holly, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Holly;

7) Reviewed the pro forma impact of the Merger on Holly’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8) Reviewed the reported prices and trading activity for Company Common Stock and Holly Common Stock;

9) Compared the financial performance of the Company and Holly and the prices and trading activity of Company Common Stock and Holly Common Stock with that of certain other publicly-traded companies that we deemed comparable with the Company and Holly, respectively, and their securities;

10) Participated in discussions and negotiations among representatives of the Company and Holly and their financial and legal advisors;

11) Reviewed the Merger Agreement; and

12) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Holly, and formed a substantial basis for this opinion. With respect to the financial forecasts prepared by the managements of the Company and Holly, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared with the guidance from Holly Management and which have been approved for our use by Holly management, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Holly, as applicable, of the future financial performance of the Company and Holly, respectively. We have relied upon, without independent verification, the assessment by the managements of the Company and Holly of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Holly; (iii) their ability to retain key employees of the Company and Holly, respectively, and (iv) the validity of, and risks associated with, the Company’s and Holly’s existing and future technologies, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, as contemplated by the Merger Agreement. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We note that the Merger Agreement contemplates that the parties may agree upon alternative structures to effect the business combination contemplated by the Merger Agreement; however, for purpose of our opinion, we have assumed with your consent that no such alternative structure will be implemented.

We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Holly and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s or Holly’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Holly, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Holly in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to Holly in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Holly, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Holly, in its capacity as such, and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Holly is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Holly Common Stock or Company Common Stock will trade either prior to or following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Holly or the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Holly.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Thomas Whayne
Name:     Thomas Whayne

Title:	Managing Director

Annex C

[Deutsche Bank Securities Inc. Letterhead]

February 21, 2011

Board of Directors
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, TX 75201

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Holly Corporation (the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 21, 2011, among the Company, Frontier Oil Corporation (“Frontier”), and North Acquisition, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into Frontier, as a result of which Frontier will become a wholly owned subsidiary of the Company (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each issued and outstanding share of common stock, without par value, of Frontier (the “Frontier Common Stock”), other than any shares of Frontier Common Stock held as treasury stock or owned by Frontier, the Company, Merger Sub or any direct or indirect wholly owned subsidiary of Frontier or the Company, will be converted into the right to receive 0.4811 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”).

You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the Company.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed (i) certain publicly available financial and other information concerning the Company and Frontier, (ii) certain internal analyses and other information relating to the Company prepared by management of the Company, (iii) certain internal analyses and other information relating to Frontier prepared by management of Frontier and (iv) certain forecast operating and financial statistics relating to the Company and Frontier prepared by the managements of the Company and Frontier, respectively, as well as financial forecasts prepared therefrom by management of the Company and approved for our use by the management of the Company. We have also held discussions with members of management of the Company and Frontier regarding the businesses and prospects of the Company and Frontier, respectively, and the prospects of the combined company, including, without limitation, certain cost savings and operating synergies jointly projected by the managements of Frontier and the Company to result from the Transaction. In addition, we (i) reviewed the reported prices and trading activity for both the Company Common Stock and the Frontier Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company and Frontier with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Frontier, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Frontier or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Frontier under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts and projections, including, without limitation, the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies and other strategic benefits jointly prepared and expected by Frontier and the Company to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Frontier as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions, and the information made available to it, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. We have also assumed, at your direction, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Company. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies, nor do we express an opinion or recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction. We do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of the Company or Frontier, or any class of such persons, in connection with the Transaction whether relative to the amounts to be received by any other person pursuant to the Merger Agreement or otherwise. This opinion does not in any manner address the prices at which the Company Common Stock or the Frontier Common Stock will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). DB Group may provide investment banking, commercial banking and other financial services to the Company, Frontier or their respective affiliates in the future for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Frontier, the Company, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders (or, if a joint proxy statement is utilized, mailed by the Company and Frontier to their respective stockholders) in connection with the Transaction.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex D

[CREDIT SUISSE SECURITIES (USA) LLC LETTERHEAD]

February 21, 2011

Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors of Frontier Oil Corporation (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, without par value (“Company Common Stock”), of the Company of the Exchange Ratio (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Holly Corporation (the “Acquiror”), North Acquisition, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which each outstanding share of Company Common Stock will be converted into the right to receive 0.4811 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror and the Company will become a wholly owned subsidiary of the Acquiror.

In arriving at our opinion, we have reviewed a draft, dated February 21, 2011, of the Merger Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company, including certain financial forecasts and operating data, provided to us by the management of the Company. In addition, we have reviewed certain other information relating to the Acquiror, including estimates with respect to certain prospective financial and operating data provided to us by the management of the Acquiror and certain financial forecasts developed therefrom based on assumptions provided by and discussions with the management of the Company. We have also met with certain members of the management of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial data, operating data, and stock market data of the Company and the Acquiror and their publicly traded common stock, and we have compared that data with similar data for other companies with publicly traded common stock in businesses we deemed similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company referred to above, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the financial forecasts for the Acquiror referred to above, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Acquiror and are a reasonable basis on which to evaluate the Acquiror and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the estimates provided to us by the management of the Company with respect to the cost savings and synergies anticipated to result from the Merger, we have been advised by the management of the Company, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals and we have assumed with your consent, that any such contingent liabilities (including any environmental liabilities) would not be material to our analyses or opinion. With your consent, we have further assumed that any alternative structures considered by the Company and the Acquiror to effect the business combination contemplated by the Merger Agreement would not materially affect our analyses or opinion and that prior to the consummation of the Merger, the Company will declare and pay a special dividend to holders of Company Common Stock to the extent permitted by the Merger Agreement.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas and petroleum refining industries that are subject to significant volatility and that, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock or Company Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the Company’s underlying business decision to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the delivery of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received compensation, including having acted as the dealer manager in connection with an offer to purchase certain of its outstanding senior notes by the Company in 2010 and having acted as a joint bookrunning lead managing underwriter in connection with the public offering of certain senior notes by the Company in 2010. We and our affiliates also have in the past provided investment banking and other financial services to the Acquiror and its affiliates, including having acted as a financial advisor to the Acquiror in connection with a proposed business combination with the Company in 2003 that was not consummated. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of Company Common Stock.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

Annex E

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

February 21, 2011

The Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Frontier Oil Corporation (“Frontier”) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger, dated as of February 21, 2011 (the “Agreement”), among Holly Corporation (“Holly”), North Acquisition, Inc., a wholly owned subsidiary of Holly (“Merger Sub”), and Frontier. As more fully described in the Agreement, Merger Sub will be merged with and into Frontier (the “Merger”) pursuant to which each outstanding share of the common stock, without par value, of Frontier (“Frontier Common Stock”) will be converted into the right to receive 0.4811 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Holly (“Holly Common Stock”).

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Frontier and certain senior officers and other representatives and advisors of Holly concerning the business, operations and prospects of Frontier and the business, operations and prospects of Holly, including Holly’s 32% limited partnership interest and 2% general partnership interest in Holly Energy Partners, L.P. (“HEP”). We reviewed certain publicly available business and financial information relating to Frontier and Holly as well as certain financial forecasts and other information and data relating to Frontier and Holly provided to or discussed with us by the respective managements of Frontier and Holly, including certain information relating to dividend payments and information regarding potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Frontier to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Frontier Common Stock, Holly Common Stock and the limited partnership units of HEP; the historical and projected earnings and other operating data of Frontier and Holly; and the capitalization and financial condition of Frontier and Holly. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Frontier and Holly and reviewed, to the extent publicly available, the financial terms of certain other transactions involving refining companies. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Frontier and Holly that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. As discussed, we considered the selected precedent transactions that we reviewed to lack sufficient comparability due to various factors and circumstances that distinguish the proposed Merger from such transactions and, accordingly, did not perform a selected precedent transactions analysis in reaching our opinion. Also as you are aware, we have not been provided with internal financial forecasts relating to Holly prepared by the management thereof other than certain operating data for calendar 2011 and, accordingly, we have been directed by Frontier to utilize financial forecasts relating to Holly derived from such operating data and other assumptions prepared by the management of Frontier in performing our analyses. With respect to the financial forecasts and other information and data relating to Frontier and Holly provided to or otherwise reviewed by or discussed with us (including with respect to dividend payments

The Board of Directors
Frontier Oil Corporation
February 21, 2011

and as to strategic implications and operational benefits resulting from the Merger), we have been advised by the managements of Frontier and Holly and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Frontier and Holly, as the case may be, as to the future financial performance of Frontier and Holly, such strategic implications and operational benefits and the other matters covered thereby. We also have assumed, with your consent, that the financial results reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at the direction of Frontier, upon the assessments of the management of Frontier as to market and cyclical trends and prospects relating to the energy industry and the potential impact of such trends and prospects on Frontier and Holly, including the assumptions of the management of Frontier as to future crude oil, refined products and other commodity prices reflected in the financial forecasts and other information and data utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, at the direction of Frontier, that there will be no developments with respect to any of the foregoing that would be material to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Frontier, Holly or any other entity nor have we made any physical inspection of the properties or assets of Frontier, Holly or any other entity. We have assumed, with your consent, that there are no material undisclosed liabilities of Frontier or Holly for which appropriate reserves or other provisions have not been made. We also have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Frontier, Holly or the contemplated benefits of the Merger and no such adverse effect will result in the event that the Merger is effected through an alternative structure as permitted under the terms of the Agreement. We further have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion, as set forth herein, relates to the relative values of Frontier and Holly. We are not expressing any opinion as to what the value of Holly Common Stock actually will be when issued pursuant to the Merger or the prices at which Frontier Common Stock or Holly Common Stock will trade at any time.

Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Frontier. We express no view as to, and our opinion does not address, the underlying business decision of Frontier to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Frontier or the effect of any other transaction in which Frontier might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Frontier, Holly or the contemplated benefits of the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to Frontier in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of

The Board of Directors
Frontier Oil Corporation
February 21, 2011

business, we and our affiliates may actively trade or hold the securities of Frontier, Holly and their respective affiliates, including HEP, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Frontier, Holly and their respective affiliates, including HEP.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Frontier (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of Frontier Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

Annex F

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOLLYFRONTIER CORPORATION

HollyFrontier Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is HollyFrontier Corporation, and the name under which the Corporation was originally incorporated is GENERAL APPLIANCE CORPORATION.

The date of filing its original Certificate of Incorporation with the Secretary of State was January 25, 1947.

2. This Amended and Restated Certificate of Incorporation has been duly adopted and ratified in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates and amends the text of the Certificate of Incorporation as amended, supplemented and restated heretofore, to read in its entirety as follows:

ARTICLE FIRST:  The name of the Corporation shall be HollyFrontier Corporation.

ARTICLE SECOND:  The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE THIRD:  The Corporation may engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Million (325,000,000) shares, of which Five Million (5,000,000) shares having par value of One Dollar ($1.00) each, amounting in the aggregate to Five Million Dollars ($5,000,000), shall be Preferred Stock, and of which Three Hundred Twenty Million (320,000,000) shares having par value of One Cent ($0.01) each, amounting in the aggregate to Three Million Two Hundred Thousand Dollars ($3,200,000), shall be Common Stock.

The designations and the powers, preferences and rights, and the qualifications, limitations and/or restrictions thereof shall be determined as follows:

PREFERRED STOCK, $1.00 par value

Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which cumulative preferred dividends, if any, shall be cumulative. For each such series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the rights, preferences, limitations and restrictions of shares of such series, including, without limitation, rights, or limitations with respect to voting powers, if any, redemption rights, if any, conversion rights, if any, dividend rights and any preferences on liquidation.

COMMON STOCK, $.01 par value

Subject to any preferences, qualifications, limitations, voting rights and restrictions with respect to each class of the capital stock of the Corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the Corporation.

No holder of stock of any class of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, but all such new or additional shares of stock of any class, or bonds, debentures or other evidences of indebtedness convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable. Except as expressly provided elsewhere in this Article Fourth, no vote of holders of Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions contained herein.

ARTICLE FIFTH:  The number of directors of the Corporation shall be fixed time to time by or in the manner provided for in the By-Laws but shall never be less than three. In case of any increase in the number of directors, the additional directors may be elected by the directors then in office or by the stockholders at any annual or special meeting. Election of directors need not be by written ballot.

ARTICLE SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, and repeal the By-Laws of the Corporation.

The By-Laws may confer powers on the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred by statute.

ARTICLE SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of such director’s duty as a director, except that a director shall remain liable to the extent provided by law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

The Corporation shall indemnify to the fullest extent authorized by law (as now or hereafter in effect), and shall advance expenses to, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was, at the request of the Corporation, serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.

ARTICLE EIGHTH:  A director of this Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser, or otherwise, nor in the absence of fraud, shall any transaction or contract of this Corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member or an employee or any corporation of which any director is an officer, director, stockholder, or employee is in any way interested in such transaction or contract, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction, and, in the absence of fraud, no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor, in the absence of fraud, shall any such director or directors be accountable for any gains or profits realized thereon.

ARTICLE NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a matter as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, said HollyFrontier Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by           , its           , this    day of           , 2011.

HOLLYFRONTIER CORPORATION

By:
Name:

Title:

HOLLY CORPORATION
ATTN: LEGAL DEPARTMENT
2828 NORTH HARWOOD, SUITE 1300
DALLAS, TX 75201
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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1	To approve the issuance of shares of Holly Corporation (Holly) common stock, par value $0.01 per share, to Frontier Oil Corporation (Frontier) shareholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated February 21, 2011, by and among Holly, Frontier and North Acquisition, Inc., as it may be amended from time to time.	☐	☐	☐	NOTE: Such other business as may properly come before the Meeting or any adjournment or postponement thereof.

2	To approve and adopt Holly’s amended and restated certificate of incorporation to, among other things, (i) increase the number of authorized shares of Holly capital stock from 161 million to 325 million shares and (ii) change the name of Holly to HollyFrontier Corporation.	☐	☐	☐

3	To approve the adjournment of the Holly special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting Of Stockholders and Proxy Statement is/are available at www.proxyvote.com.

HOLLY CORPORATION
Special Meeting of Stockholders
June 28, 2011
This proxy is solicited by the Board of Directors
The undersigned hereby appoint(s) Matthew P. Clifton, Bruce R. Shaw and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Holly Corporation that the undersigned is/are entitled to vote at the special meeting of stockholders to be held at 3:00 PM CDT on June 28, 2011 at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.
Continued and to be signed on reverse side